As filed with the Securities and Exchange Commission on July 8, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Legacy Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6036	To Be Applied For
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

99 North Street

Pittsfield, Massachusetts 01202

(413) 443-4421

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Williar Dunlaevy

Chairman and Chief Executive Officer

Legacy Bancorp, Inc.

99 North Street

Pittsfield, Massachusetts 01202

(413) 443-4421

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas P. Faucette Janet O. Love Lord, Bissell & Brook LLP 1717 Pennsylvania Ave., NW, Suite 500 Washington, D.C. 20006 (202) 521-4100	V. Gerard Comizio Thacher Proffitt & Wood LLP 1700 Pennsylvania Ave., NW, Suite 800 Washington, D.C. 20006 (202) 347-8400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock $0.01 par value	11,854,890	$10.00	$118,548,900	$13,953
Participation Interests	(3)			(4)

(1)	Includes the maximum number of shares of Common Stock that may be issued in connection with this offering and shares of Common Stock to be contributed to The Legacy Banks Foundation, a private foundation.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	The securities of Legacy Bancorp, Inc. to be purchased by the Legacy Banks 401(k) Plan are included in the amount shown for Common Stock.

(4)	No separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of the Legacy Banks 401(k) Plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS SUPPLEMENT

INTERESTS IN

SBERA 401(K) PLAN AS ADOPTED BY

LEGACY BANKS

AND

OFFERING OF UP TO                      SHARES OF

LEGACY BANCORP, INC.

COMMON STOCK ($0.01 PAR VALUE)

This prospectus supplement relates to the offer and sale to participants in the Savings Banks Employees Retirement Association (“SBERA”) 401(k) Plan as adopted by Legacy Banks (the “Plan” or “401(k) Plan”) of participation interests and interests in shares of common stock of Legacy Bancorp, Inc., the holding company of Legacy Banks pursuant to the 401(k) Plan.

The Board of Trustees of Mutual Bancorp of the Berkshires, Inc. (“Mutual Bancorp”) has adopted a plan of conversion to convert Mutual Bancorp of the Berkshires, Inc. from its current form as a Massachusetts-chartered mutual holding company to a Delaware corporation, Legacy Bancorp, Inc. As part of the conversion, Legacy Bancorp will simultaneously offer shares of its common stock to the public under certain purchase priorities described in the plan of conversion.

In connection with the offering of Legacy Bancorp common stock, 401(k) Plan participants will be permitted to direct the trustee of the 401(k) Plan to use their current account balances to subscribe for and purchase interests in shares of Legacy Bancorp common stock through the newly created Employer Stock Fund. Based upon the market value of the 401(k) Plan assets at December 31, 2004, the trustee of the 401(k) Plan could purchase up to                      shares of Legacy Bancorp common stock given a purchase price in the stock offering of $10.00 per share. This prospectus supplement (“Prospectus Supplement”) relates to the election of 401(k) Plan participants to direct the trustee of the 401(k) Plan to invest all or a portion of their 401(k) Plan accounts in Legacy Bancorp common stock in the offering.

The prospectus dated                     , 2005, of Legacy Bancorp (the “Prospectus”), which we have provided to you with this Prospectus Supplement, includes detailed information regarding the conversion, the common stock, and the financial condition, results of operations and business of Legacy Bancorp and Legacy Banks. This Prospectus Supplement provides information regarding the 401(k) Plan. You should read this Prospectus Supplement together with the Prospectus and keep both for future reference.

Please refer to “ Risk Factors” beginning on page              of the Prospectus.

THE SECURITIES OFFERED IN THIS SUPPLEMENT ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE MASSACHUSETTS COMMISSIONER OF BANKS NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE INTERESTS IN THE PLAN OR THE OFFERING OF THE COMMON STOCK OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus Supplement may be used only in connection with offers and sales by Legacy Bancorp of participation interests in the Plan and interests in shares of common stock of Legacy Bancorp, Inc. pursuant to the Plan. No one may use this Prospectus Supplement to reoffer or resell interests or shares of common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this Prospectus Supplement and the accompanying Prospectus. Legacy Bancorp, Inc. and the Plan have not authorized anyone to provide you with information that is different.

This Prospectus Supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Legacy Bancorp or any of its subsidiaries incorporated by the Prospectus or the Plan since the date of this Prospectus Supplement, or imply the information contained in this Prospectus Supplement is correct as of any time after the date of this Prospectus Supplement.

The date of this Prospectus Supplement is             , 2005.

THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. At                     , 2005, there were sufficient funds in the Plan to purchase up to approximately                      shares of Legacy Bancorp common stock in the offering. Legacy Bancorp, the Delaware corporation recently formed to be the holding company for Legacy Banks, is the issuer of the common stock. Only employees of Legacy Banks may participate in the 401(k) Plan. The interests offered under this Prospectus Supplement are conditioned on the consummation of the conversion. Your ability to invest in the Employer Stock Fund in connection with the conversion is subject to priorities set forth in the plan of conversion of Legacy Bancorp.

This Prospectus Supplement contains information regarding the 401(k) Plan. The accompanying Prospectus contains information regarding the conversion, the financial condition, results of operations and business of Legacy Bancorp and Legacy Banks. The address of the principal executive offices of Legacy Bancorp and Legacy Banks is 99 North Street, Pittsfield, Massachusetts 01201. The telephone number is (413) 443-4421.

Election to Purchase the Common Stock in the Conversion

In connection with the conversion, you may direct the trustee to transfer all or part of the funds which represent your beneficial interest in the assets of the 401(k) Plan to the newly created Employer Stock Fund within the Plan. The trustee of the 401(k) Plan will subscribe for common stock offered for sale in connection with the conversion in accordance with each participant’s direction. In the event the conversion offering is oversubscribed and some or all of your funds cannot be used to purchase common stock in the conversion offering, any funds that you designated for transfer to the Employer Stock Fund that are not applied toward the purchase of Legacy Bancorp common stock will be treated as a new contribution to your 401(k) account and will be invested in the funds you have previously designated for the investment of future contributions.

All plan participants who are current employees of Legacy Banks are eligible to direct a transfer of funds to the Employer Stock Fund. However, such directions are subject to the purchase priorities in the plan of conversion of Legacy Bancorp. Participants who are depositors with accounts at Legacy Banks with aggregate balances of at least $50.00 on April 30, 2004 have first priority, and participants who are depositors (other than Legacy Banks or Mutual Bancorp officers, directors, trustees, corporators and their associates) with accounts at Legacy Banks with aggregate balances of at least $50.00 on June 30, 2005 have second priority. Employees who did not have deposit accounts as of either of those dates will have fourth priority (after the third priority right of the Legacy Banks employee stock ownership plan).

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Value of Plan Assets

As of July 7, 2005, the market value of the assets of the 401(k) Plan totaled $9,918,411.96. The value of plan assets represents the past contributions to the 401(k) Plan by or on behalf of the participants of the 401(k) Plan, plus or minus earnings or losses on the contributions, less previous withdrawals.

Purchasing in the Offering — Method of Directing Transfer

If you want to use your 401(k) Plan funds to purchase common stock in the Legacy Bancorp offering, you must make a transfer of funds into the Employer Stock Fund from the other investment funds in which your funds are currently invested. You must do this by completing the enclosed One-Time Contribution and Election Form and submitting it to the Human Resources Department. The trustee will submit an order form on your behalf to purchase the maximum whole number of shares in the offering that can be purchased with the funds you transferred to the Employer Stock Fund. If you do not wish to make such an election at this time, you do not need to take any action.

Deadline for Directing Transfer

The deadline for submitting a One-Time Contribution and Election Form to transfer amounts to the Employer Stock Fund in connection with the conversion is ten (10) days prior to                     , 2005, the Expiration Date of the offering. You should return the One-Time Contribution and Election Form attached to this Prospectus Supplement to the Human Resources Department by 10:00 a.m., Massachusetts time, on                     , 2005.

Irrevocability of Transfer Direction

You may not revoke your direction to transfer amounts credited to your other accounts in the Plan to the Employer Stock Fund for the purchase of stock in the offering. Pending completion of the Legacy Bancorp stock offering, the funds you transfer to the Employer Stock Fund will be held by SBERA for your benefit.

Common Stock in the Conversion will be purchased at $10.00 Per Share

The trustee will use the funds transferred to the Employer Stock Fund to purchase shares of common stock in the conversion. The trustee will pay the same price for shares of common stock as all other persons who purchase shares of the common stock in the conversion. Post-conversion purchases of common stock through the Employer Stock Fund will be made at prevailing market prices. These prices may be higher or lower than the conversion price of $10.00 per share of common stock.

Direction To Purchase the Common Stock After the Conversion

Whether or not you choose to submit a Contribution and Election Form to purchase stock in the offering, once the conversion is completed, you may direct the trustee of the 401(k) Plan to transfer a certain percentage (in multiples of not less than 1%) of the net value of your interests in the other investment funds in the Plan to the Employer Stock Fund in accordance with the

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terms of the 401(k) Plan. Alternatively, you may direct the trustee of the 401(k) Plan to transfer a certain percentage of your interest in the Employer Stock Fund to another investment fund in accordance with the terms of the 401(k) Plan. You may direct the trustee to invest future contributions made to the 401(k) Plan on your behalf in the Employer Stock Fund or any of the other funds available under the 401(k) Plan. Following your initial election, you may change the allocation of your interest in the Employer Stock Fund on the first day of the beginning of the next payroll period by submitting an appropriate form to the Human Resources Department. You may obtain a form from the SBERA website (www.sbera.com). Special restrictions may apply to transfers directed by those participants who are officers, directors and principal shareholders of Legacy Banks who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934.

Nature of a Participant’s Interest in the Employer Stock Fund

With the other investment funds in the 401(k) Plan, the funds purchase their underlying investment every pay period. Each investment fund’s unit value is updated every day based on the total value of its underlying investments and the number of units held in the fund. Distributions, withdrawals, loans and investment transfers occur without having to wait until the end of the calendar quarter. Loan and transfer requests are made through the Plan trustee’s website (www.sbera.com) or through the SBERA Voice Response System (“VRS”). However, the Employer Stock Fund differs from the other investment options in the 401(k) Plan in the following ways:

•	Any of your payroll contributions or employer matching funds that you direct into the Employer Stock Fund will be invested in the SBERA trust fund every pay period (as your payroll contributions are withheld from each paycheck). However, your money will be temporarily invested in a money market fund and earn interest until the end of the month, at which time the cash will be used to buy Legacy Bancorp common stock.

•	The Employer Stock Fund’s unit values will be determined only at the end of a month, based on the market value of all Legacy Bancorp common stock the fund holds. The units you hold do not represent an equivalent number of Legacy Bancorp common stock, but instead reflect your portion of the fund’s holdings.

•	The value of your investment in the Employer Stock Fund that you can obtain from the SBERA website or the VRS will be its value based on the Employer Stock Fund unit value at the close of the prior month plus your deferrals, which are being held in money market fund until the end of the month.

•	If you invest in the Employer Stock Fund, all distributions and investment transfers you make involving that fund will be done only at the end of the applicable month using the appropriate administrative form, which must reach the Human Resources Department at least one week before the end of the month. Transfers of existing account balances into or out of the Employer Stock Fund cannot be initiated in the SBERA website or the VRS.

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•	Withdrawals can only be drawn from your Employer Stock Fund at the end of a month, unlike the other funds, which can be drawn against on any day. Therefore, withdrawals will be drawn first from the other funds in which your account is invested, not your interest in the Employer Stock Fund. Only if there is not enough money in your will the remainder be at the end of withdrawal will other funds to meet your withdrawal amount drawn from your interest in the Employer Stock Fund the month. In that event, the entire amount of your not be made until after the end of the month.

•	When you request from the SBERA website or the VRS the amount available for loan, the amount will not include your interest in the Employer Stock Fund. If you wish to borrow from your interest in the Employer Stock Fund, you must first transfer an amount out of the Employer Stock Fund equal to twice the amount you wish to borrow into one of the other investment funds. Then you can follow the usual procedures to request a loan from that investment fund.

Voting Rights of the Common Stock

The plan administrator generally will exercise voting and tender rights attributable to all Legacy Bancorp common stock held by the Employer Stock Fund, as directed by participants with interests in the Employer Stock Fund. With respect to each matter as to which holders of Legacy Bancorp common stock have a right to vote, you will have voting instruction rights that reflect your proportionate interest in the Employer Stock Fund. The number of shares of Legacy Bancorp common stock held in the Employer Stock Fund voted for and against each matter will be proportionate to the number of voting instruction rights exercised.

DESCRIPTION OF THE PLAN

Introduction

Effective July 1, 1990, Legacy Banks adopted the SBERA 401(k) Plan, amended and restated as of January 1, 2002. Legacy Banks intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended, most commonly referred to as “ERISA.” Legacy Banks may amend the 401(k) Plan from time to time in the future to ensure continued compliance with these laws. Legacy Banks may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the plan, as it sees fit. Because it is a plan subject to ERISA, federal law provides you with various rights and protections as a plan participant. Although the 401(k) Plan is subject to many of the provisions of ERISA, your benefits under the 401(k) Plan are not guaranteed by the Pension Benefit Guaranty Corporation.

Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the 401(k) Plan prior to your termination of employment with Legacy Banks. Federal law may also impose an excise tax on withdrawals made from the 401(k) Plan prior attainment of age 59 1/2, subject to certain exceptions.

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The following portions of this Prospectus Supplement summarize certain provisions of the 401(k) Plan. Legacy Banks qualifies these summaries in their entirety by referencing the full text of Plan.

You may obtain copies of the 401(k) Plan document by sending a request to: Plan Administrator, Thomas Forese, Jr., Savings Banks Employees Retirement Association, 69 Cummings Park, Woburn, Massachusetts 01801. You should carefully read the full text of the 401(k) Plan document to understand your rights and obligations under the 401(k) Plan.

Eligibility and Participation

Any employee of Legacy Banks may participate in the 401(k) Plan as of the first day of the month coinciding with or next following completion of three months of service and attainment of age twenty-one. For purposes of the 401(k) Plan, you do not have to complete a designated number of hours of service within the three-month period.

As of                     , there were approximately [        ] employees eligible to participate in the Plan and [        ] employees participating by making elective payroll contributions to the 401(k) Plan.

Contributions Under the Plan

401(k) Plan Participant Contributions. The 401(k) Plan permits each participant to make pre-tax salary deferrals to the 401(k) Plan in amounts ranging from 1% to 75% of compensation, subject to annual dollar limits imposed by the Internal Revenue Code. Participants in the 401(k) Plan may modify the amount contributed to the 401(k) Plan, effective on the first day of the beginning of the next payroll period, by submitting an appropriate form to the Human Resources Department.

Legacy Banks Contributions. Pursuant to the 401(k) Plan, Legacy Banks may make matching contributions to the 401(k) Plan which are allocated to Participant accounts according to the amount of compensation deferred by a Participant. Participants are eligible to receive matching contributions after completion of one year of service. The level of matching contributions under the 401(k) Plan may change from time to time.

Limitations on Contributions

Limitation on Employee Salary Deferral. Although the 401(k) Plan permits you to defer up to 75% of your compensation, by law, your total pre-tax deferrals under the 401(k) Plan, together with similar plans, may not exceed $14,000 for 2005 (plus an additional $4,000 for participants who are 50 years of age or older). The IRS will periodically increase this annual limitation. Contributions in excess of this limitation (“excess deferrals”) will be included in an affected participant’s gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the 401(k) Plan to the participant, unless the excess deferral (together with any income allocable thereto) is distributed to the participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is

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distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the participant in the taxable year in which the distribution is made.

Limitations on Annual Additions and Benefits. Under the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (annual additions) allocated to participants under 401(k) Plan and other defined contribution plans during any plan year may not exceed $42,000 for 2005.

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of salary deferrals and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees in relation to the amount of deferrals and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If these limitations are exceeded, the level of deferrals by highly compensated employees must be adjusted.

In general, a Highly Compensated Employee includes any employee who (1) was a five percent owner of the employer at any time during the year or preceding year; or (2) had compensation for the preceding year in excess of $90,000 and, if the employer so elects, was in the top 20% of employees by compensation for the year. The foregoing dollar amounts are for 2005. Such amounts may be adjusted annually to reflect increases in the cost of living.

In order to prevent the disqualification of the 401(k) Plan, any amount contributed by Highly Compensated Employees that exceeds the average deferral limitation in any plan year (“excess contributions”), together with any income allocable thereto, must be distributed to such Highly Compensated Employees before the close of the following plan year. Legacy Banks will be subject to a 10% excise tax on any excess contributions unless such excess contributions, together with any income allocable thereto, either are recharacterized or are distributed before the close of the first 2 1/2 months following the plan year to which such excess contributions relate.

Top-Heavy Plan Requirements. If for any plan year the 401(k) Plan is a Top-Heavy Plan (as defined below), Legacy Banks may be required to make certain minimum contributions to the 401(k) Plan on behalf of non-key employees (as defined below). In general, the 401(k) Plan will be regarded as a “Top-Heavy Plan” for a plan year if, as of the last day of the preceding plan year, the aggregate balance of the accounts of participants who are Key Employees (as defined below) exceeds 60% of the aggregate balance of the accounts of all participants. Key Employees generally include any employee who, at any time during the plan year or any of the four preceding plan years, is (1) an officer of Legacy Banks having annual compensation in excess of $135,000 who is in an administrative or policy-making capacity, (2) a more than 5% direct or indirect owner of Legacy Banks (or a family member of a more than 5% owner) or (3) a 1% or more direct or indirect owner of Legacy Banks having annual compensation in excess of $150,000. The foregoing dollar amounts are for 2005.

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Investment of Contributions

All amounts credited to participants’ accounts under the 401(k) Plan are held in the Plan trust. The trustee of the 401(k) plan is the Savings Bank Employees Retirement Association, or SBERA.

Existing Funds

Prior to the conversion and implementation of the Employer Stock Fund, contributions under the 401(k) Plan were invested in the funds specified below.

Money Market Account. This account seeks the maximum current income that is consistent with preservation of capital and liquidity. The account intends to maintain a consistent net cash value of $1.00 per share. The objective of the account is to consistently outperform the Lipper Average Money Market Fund Index. All Money Market Account assets are invested in short-term securities issued by the U.S. Government and agencies of the U.S. Government, with maturities of six months or less. Interest is calculated at the end of the month. Interest on withdrawals is calculated to the date of withdrawal. This account offers the lowest risk of all the SBERA investment options.

Bond Account. This account seeks to provide a real rate of return after inflation with a high degree of stability and low volatility. The Bond Account is invested in U.S. Government and other investment grade fixed income debt. The fund aims to match the performance of the Lehman Brothers Aggregate Bond Index, the most widely recognized benchmark for U.S. debt. The fund includes medium-to-high quality bonds with maturities of at least one year including government, corporate, mortgage-backed and asset-backed securities. The fund is broadly diversified across sectors, quality, coupon and time to maturity. The fund’s duration is significantly lower than a long-term bond fund. As a result, the fund is likely to experience lower price volatility because its duration is significantly less than a less diversified, long-term bond fund. In periods of rising interest rates, the fund would be expected to lose less of its value than a long duration fund. However, in periods of declining interest rates, the expected return would be lower. Comprised entirely of fixed-income securities, the fund is exposed to a number of risks including interest rate, income, credit and prepayment risk. The fund has a moderate exposure to changes in interest rates, particularly increases in interest rates. The risk level is moderate to low.

Equity Account. This account seeks long-term growth of capital and income by investing in common stock of domestic and foreign companies. The account is managed by nine investment advisors, each with a different investment mandate. The Equity Account offers the risk and return characteristics of domestic and international equities and predominately active portfolio management.

Large Cap Value Account. This account’s investment philosophy combines detailed fundamental research, bottom-up stock selection and portfolio construction, and disciplined management of portfolio volatility to achieve strong risk-adjusted returns over full market cycles. The account normally invests 90-100% of assets in highly liquid equity securities and up to 10% of assets in cash and cash equivalents. The account will normally hold between 50 and

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60 securities and offers risk and return characteristics of domestic equities and active portfolio management.

Large Cap Growth Account. This account uses a highly disciplined, mathematical investment strategy designed to seek long-term returns in excess of the target benchmark, while reducing the risk of significant under performance. The Large Cap Growth Account uses the S&P BARRA Growth Index as a benchmark.

Mid-Large Cap Value Account. This account seeks superior total return with only a moderate degree of risk by investing primarily in U.S. dollar-denominated equity securities of companies with market capitalizations of at least $2 billion. The account seeks to achieve a total return greater than the S&P 500 over a full market cycle and indices comprised of value-oriented stocks over shorter periods. The account may invest in cash and cash equivalents but the account’s investment in such instruments will generally not exceed 5% of its total assets. The account intends to be virtually fully invested in equity securities at all times. The account will typically hold between 40 and 45 securities.

Index 500 Account. This account attempts to provide investment results that parallel the performance of the Standard & Poor’s 500 Composite Stock Price Index. Given the objective, the account is expected to provide investors with long-term growth of capital and income. The Index 500 Account is designed for investors who want a low-cost method of consistently paralleling the return of the S&P 500 Index. The account provides investors with broad diversification and significantly less specific risk than a more concentrated portfolio.

International Equity Account. This account seeks to provide long-term capital appreciation by investing in foreign equity securities. The fund invests in securities of foreign corporations that are traded on foreign exchanges or over-the-counter. The fund’s basic approach to portfolio management is one of individual equity selection that seeks to identify undervalued stocks. The fund does not initially make industry or country allocations. As a result, country exposure may be concentrated at times, although prudent portfolio diversification practices are followed, designed to ensure that no sector becomes unduly overweighted. Under normal market conditions the fund invests at least 80% of assets in at least three countries not including the U.S.

Small Cap Value Account. This account utilizes a highly disciplined, bottom-up value approach to investing. The process is intended to generate excess returns primarily through stock selection focusing on securities with attractive valuations within the Russell 2000 sectors that exhibit earnings growth. The strategy’s goal is to outperform the Russell 2000 and Russell 2000 Value Indices over a full market cycle. This account’s investment process and valuation discipline is designed to be conservative and less volatile than the market.

Small Cap Growth Account. This account is grounded in the philosophy that superior investment returns are generated over the long term by investing in under-followed companies experiencing a dramatic acceleration in earnings and revenue growth. Dedicated to its investment style, the small cap growth’s objective is to create a portfolio of aggressive small cap growth companies that can generate superior risk-adjusted rates of return over a full market cycle.

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LifePath Accounts. SBERA offers a series of LifePath accounts that are intended for participants who would rather leave their 401(k) account asset allocation decisions to a professional investment manager. Each fund utilizes a predetermined mix of specific asset classes with frequent re-balancing back to the fund’s target allocation. The LifePath series includes five separate funds: LifePath Retirement Account, LifePath 2010 Account, LifePath 2020 Account, LifePath 2030 Account and LifePath 2040 Account.

The LifePath accounts are named for the approximate year in which the participants investing in the account are likely to begin withdrawing their money, i.e., the LifePath Retirement Account is designed for retirees already withdrawing their money, the LifePath 2040 Account is designed for participants planning to begin making withdrawals around 2040. Each account has different asset allocations resulting from the different estimated investment horizons for each account. Each account is broadly diversified and monitored daily to ensure that each portfolio at all times will have the characteristics and asset allocation determined by the LifePath model. The portfolios are typically re-balanced 15-25 times a year. The typical re-balance is 2% of total assets, with an annual turnover of approximately 40%-45%. The risk and return characteristics of each account also depend on the expected investment horizon of the participants invested in each account. For instance, the LifePath Retirement Account, designed for individuals with a short investment horizon (participants already withdrawing their money) has the lowest risk factor and lowest expected return of the LifePath series. Conversely, the LifePath 2040 Account has the longest investment horizon resulting in the highest risk factor (invested primarily in equities) and the highest expected return of the LifePath series. As the investment horizon approaches for each LifePath Account, the asset allocation for such account is re-balanced to lower investment risk, with a corresponding reduction in expected return.

All Asset Account. Effective July 15, 2005, this account was added as an investment option under the Plan. The All Asset Account is managed by PIMCO located in Newport Beach, California. The objective of the All Asset Account is to produce returns that are 500 basis points above the Consumer Price Index (CPI), which measures inflation experienced by consumers in their day-to-day living expenses. The All Asset Account seeks to achieve its investment objective by investing under normal circumstances substantially all of its assets in Institutional Class Shares of other PIMCO Funds, with the exception of the All Asset Authority Fund. It employs an active, multi-market strategy that fundamentally seeks to provide necessary long-term real inflation-adjusted returns, along with significant asset class diversification.

The annual percentage return on the funds described above for the prior three years was:

	2004	2003	2002
Money Market Account	1.24%	1.05%	1.71%
Bond Account	4.28%	4.10%	11.71%
Equity Account	13.80%	31.46%	-25.47%
Large Cap Value Account	14.43%	29.30%	-23.90%
Large Cap Growth Account	15.17%	14.70%	N/A
Mid-Large Cap Value Account	11.40%	29.03%	-21.80%
Index 500 Account	10.87%	28.67%	-22.03%
International Equity Account	19.82%	28.71%	-16.98%
Small Cap Value Account	18.44%	39.24%	10.60%

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	2004	2003	2002
Small Cap Growth Account	7.66%	44.145	-35.22%
LifePath Retirement Account	7.41%	N/A	N/A
LifePath 2010 Account	8.64%	N/A	N/A
LifePath 2020 Account	10.16%	N/A	N/A
LifePath 2030 Account	11.36%	N/A	N/A
LifePath 2040 Account	12.04%	N/A	N/A
All Asset Account	11.85	15.98	N/A

Addition of Employer Stock Fund

In connection with the conversion, the 401(k) Plan now provides the Employer Stock Fund as an additional choice to the 401(k) Plan Participants. The Employer Stock Fund will invest primarily in the common stock of Legacy Bancorp. Participants in the 401(k) Plan may direct to invest all or a portion of their 401(k) Plan account balance in the Employer Stock Fund.

The Employer Stock Fund will consist of investments primarily in the common stock of Legacy Bancorp made on and after the effective date of the conversion. After the conversion, the trustee of the 401(k) Plan will, to the extent practicable, use all amounts held by it in the Employer Stock Fund, including cash dividends paid on the common stock held in the fund, to purchase shares of common stock of Legacy Bancorp. Legacy Banks expects that the trustee will make all purchases of common stock at prevailing market prices.

As of the date of this Prospectus Supplement, none of the shares of common stock have been issued or are outstanding and there is no established market for the common stock of Legacy Bancorp. Accordingly, there is no record of the historical performance of the Employer Stock Fund. Performance of the Employer Stock Fund will depend on a number of factors, including the financial condition and profitability of Legacy Bancorp and Legacy Banks and market conditions for the common stock generally.

Investments in the Employer Stock Fund may involve certain special risks in investments in the common stock of Legacy Bancorp. For a discussion of these risk factors, see “Risk Factors” in the Prospectus.

Benefits Under the Plan

Vesting. At all times, you have a fully vested, nonforfeitable interest in your elective deferrals and related earnings under the 401(k) Plan. Participants vest in their discretionary matching contributions (if any) at a rate of 20% after one year of employment and 20% each additional year thereafter.

Withdrawals and Distributions from the 401(k) Plan

Withdrawals Prior to Termination of Employment. You may receive in-service distributions from the 401(k) Plan under limited circumstances in the form of hardship distributions and loans. You can apply for a loan from the 401(k) Plan by submitting a loan application to the plan administrator. Subject to nondiscriminatory approval by Legacy Banks,

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you may also be eligible for hardship withdrawals. In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the trustee will make the distribution proportionately from the investment funds in which you have invested your account balances. Hardship withdrawals may not be paid back to the 401(k) Plan.

Distribution Upon Retirement or Disability. Participants shall receive benefits as soon as administratively feasible following the close of a valuation period during which the distribution is requested. However, benefits totaling less than $1,000 may be cashed out immediately without your consent. Distributions are payable in a lump sum unless you submit a form requesting installment payments to the plan administrator. In certain circumstances, a participant may elect to defer the lump sum payment until after retirement. However, the IRS requires that participants receive at least a portion of their plan accounts by the April 1st of the calendar year following the calendar year in which they retire (or terminate service due to a disability) or the calendar year in which they reach age 70½, if later. Participants may also choose to roll over all or a portion of their plan accounts to an Individual Retirement Account (IRA), or to another employer’s qualified plan, if the other employer’s plan permits rollover contributions.

Distribution Upon Death. If you die prior to your benefits being paid from the 401(k) Plan, your benefits will be paid to your surviving spouse or beneficiary under one or more of the forms available under the 401(k) Plan.

Distribution Upon Termination for Any Other Reason. If you terminate employment for any reason other than retirement, disability or death, the trustee will make your distribution on your normal retirement date, unless you request otherwise. However, you may elect to receive the value of your vested accounts in a lump sum payment prior to your normal retirement date. You may also request that the trustee transfer the value of your accounts to an Individual Retirement Account (IRA) or to another employer’s qualified plan, if the other employer’s plan permits rollover contributions.

Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order, benefits payable under the 401(k) Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan shall be void. However, there is an exception for a plan fiduciary found guilty of a violation of the law involving the assets of the 401(k) Plan.

Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the Plan before your termination of employment with Legacy Banks. Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59-1/2 years of age, regardless of whether the withdrawal occurs during your employment with Legacy Banks or after your termination of employment.

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Administration of the Plan

Trustee. The Savings Bank Employees Retirement Association, or SBERA, is the trustee with respect to the 401(k) Plan and is the named fiduciary of the 401(k) Plan for purposes of ERISA.

The trustee receives, holds and invests the contributions to the 401(k) Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the 401(k) Plan and the directions of the plan administrator. The trustee is responsible for investment of the assets of the trust.

Reports To Plan Participants. The plan administrator will furnish you a quarterly statement showing (i) the balance in your account as of the end of that period, (ii) the amount of contributions allocated to your account for that period, and (iii) the adjustments to your account to reflect earnings or losses (if any).

Plan Administrator. Currently, the plan administrator of the 401(k) Plan is Thomas Forese, Jr., SBERA, 69 Cummings Park, Woburn, Massachusetts 01801, (781) 938-6559. The plan administrator is responsible for the administration of the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the plan, and preparation and filing of all returns and reports relating to the plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under ERISA.

Amendment and Termination

Legacy Banks intends to continue the 401(k) Plan indefinitely. Nevertheless, Legacy Banks may terminate the 401(k) Plan in whole or in part at any time. If Legacy Banks terminates the 401(k) Plan in whole or in part, then regardless of other provisions in the 401(k) Plan, all participants affected by such termination shall become fully vested in their accounts. Legacy Banks reserves the right to make, from time to time, any amendment or amendments to the 401(k) Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Legacy Banks may amend the plan as it determines necessary or desirable, with or without retroactive effect, to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the 401(k) Plan with another plan, or the transfer of the trust assets to another plan, the 401(k) Plan requires that you would (if either the 401(k) Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer (if the 401(k) Plan had then terminated).

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Federal Income Tax Consequences

The following is only a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. You are urged to consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

As a “qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan special tax treatment, including:

(1)	the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the plan each year;

(2)	participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)	earnings of the plan are tax-deferred thereby permitting the tax-deferred accumulation of income and gains on investments.

Legacy Banks will administer the 401(k) Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Legacy Banks receives an adverse determination letter regarding the Plan’s tax-exempt status from the Internal Revenue Service, all participants would generally recognize income equal to their vested interest in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another qualified retirement plan, and Legacy Banks may be denied certain deductions taken with respect to the 401(k) Plan.

Lump Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59-1/2; and consists of the balance credited to the participant under this plan and all other profit sharing plans, if any, maintained by Legacy Banks. The portion of any lump sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution less the amount of after-tax contributions, if any, you have made to this plan and any other profit sharing plans maintained by Legacy Banks, if the distribution includes those amounts.

Distributions. You may roll over or transfer virtually all distributions from the 401(k) Plan to another qualified plan or to an individual retirement account generally in accordance with the terms of the other plan or account.

We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan which are of general application under the Code. It is not intended to be a complete or definitive description of the federal income tax consequences of participating in or

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receiving distributions from the 401(k) Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

ERISA and Other Qualifications

As noted above, the 401(k) Plan is subject to certain provisions of ERISA and is intended to be a qualified retirement plan under the Internal Revenue Code.

Restrictions on Resale

Any person receiving a distribution of shares of common stock under the 401(k) Plan who is an “affiliate” of Legacy Bancorp under Rules 144 and 405 under the Securities Act of 1933, as amended (the “Securities Act”) (e.g., directors, officers and substantial shareholders of Legacy Bancorp) may reoffer or resell such shares only pursuant to a registration statement filed under the Securities Act assuming the availability of a registration statement, pursuant to Rule 144 or some other exemption of the registration requirements of the Securities Act. Any person who may be an “affiliate” of Legacy Bancorp may wish to consult with counsel before transferring any common stock he or she owns. In addition, participants are advised to consult with counsel as to the applicability of Section 16 of the 1934 Act which may restrict the sale of common stock acquired under the 401(k) Plan, or other sales of common stock.

Persons who are not deemed to be “affiliates” of Legacy Bancorp at the time of resale will be free to resell any shares of common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act or compliance with the restrictions and conditions contained in the exemptive rules under federal law. An “affiliate” of Legacy Bancorp is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with Legacy Bancorp. Normally, a director, principal officer or major shareholder of a corporation may be deemed to be an “affiliate” of that corporation. A person who may be deemed an “affiliate” of Legacy Bancorp at the time of a proposed resale will be permitted to make public resales of the common stock only pursuant to a “reoffer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act or some other exemption from registration, and will not be permitted to use the Prospectus or the Prospectus Supplement in connection with any such resale. In general, the amount of the common stock which any such affiliate may publicly resell pursuant to Rule 144 in any three-month period may not exceed the greater of one percent of the common stock then outstanding or the average weekly trading volume reported on the National Association of Securities Dealers Automated Quotation System during the four calendar weeks prior to the sale. Such sales may be made only in “broker transactions” or through transactions with “market makers” without solicitation and only at a time when Legacy Bancorp is current in filing the reports required of it under the 1934 Act.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the 1934 Act imposes reporting and liability requirements on officers, directors and persons beneficially owning more than ten percent of public companies such as

14

Legacy Bancorp. Section 16(a) of the 1934 Act requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales, exercises of stock options and discretionary transactions in the Employer Stock Fund must be reported on a Form 4 by the end of the second business day after the day on which the change occurred. Gifts and other exempt transactions generally must be reported annually on a Form 5 within 45 days after the close of Legacy Bancorp’s fiscal year. Participation in the Employer Stock Fund of the 401(k) Plan by officers, directors and persons beneficially owning more than ten percent of common stock of Legacy Bancorp must be reported to the SEC annually on a Form 5 by such individuals. Discretionary transactions in the Employer Stock Fund, however, must be reported on a Form 4 within two business days.

In addition to the reporting requirements described above, Section 16(b) of the 1934 Act provides for the recovery by Legacy Bancorp of profits realized by any officer, director or any person beneficially owning more than ten percent of the common stock (“Section 16(b) Persons”) resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of Section 16(b) persons.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, Section 16(b) persons may, under limited circumstances involving the purchase of common stock within six months of the distribution, be required to hold shares of the common stock distributed from the 401(k) Plan for six months following such distribution.

Financial Information Regarding Plan Assets

Financial information representing the Statement of Net Assets Available for Plan Benefits at December 31, 2003 and December 31, 2004, and Statement of Changes in Net Assets Available for Plan Benefits for the years ended December 31, 2003 and December 31, 2004, are attached to this Prospectus Supplement.

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LEGAL OPINION

The validity of the issuance of the common stock will be passed upon by Lord, Bissell & Brook LLP, Chicago, Illinois. Lord, Bissell & Brook LLP acted as counsel for Legacy Bancorp and Legacy Banks in connection with the conversion.

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SBERA 401(K) PLAN AS ADOPTED BY LEGACY BANKS

FINANCIAL INFORMATION

Statements of Net Assets Attributable to 401(k) Plan Participant Balances

December 31, 2004 and December 31, 2003

	December 31, 2004	December 31, 2003
Loans to participants	$146,912	$152,841
Investments, at fair value
Interest in SBERA common/collective trust	9,280,368	8,351,678

Net assets attributable to 401(k) plan participant balances.	$9,427,280	$8,504,519

Statement of Changes in Net Assets Attributable To 401(k) Plan Participant Balances for

the Years Ended December 31, 2004 And December 31, 2003

	December 31, 2004	December 31, 2003
Contributions:
Employee	$545,655	$476,963
Employer	319,893	282,992
Employee Rollovers	0	133,130
Loan Interest	7,113	7,300

Total Contributions	872,661	900,385
Investment Income:
Net investment gain from investment in SBERA common/collective trust	872,451	1,557,403
401(k) disbursements:
Participant balances paid	802,245	357,264
Deemed Distributions	20,106	1,000

Total 401(k) Disbursements	822,351	358,264

Change in Net Assets	$922,761	$2,099,524
Net assets attributable to 401(k) plan participant balances:
Beginning of year	8,504,519	6,404,995

End of year	$9,427,280	$8,504,519

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LEGACY BANKS

401(K) PLAN

ONE-TIME CONTRIBUTION AND ELECTION FORM

Name of Plan participant:

Social Security Number:

1. Introduction. In connection with the mutual to stock conversion and offering to the public of the common stock of Legacy Bancorp, Inc. (“conversion offering”), participants in the Legacy Banks 401(k) Plan (“Plan”) may direct all or a portion of their current Plan account balances into a new fund: the Employer Stock Fund. The funds in a participant’s account that are transferred at the direction of the participant into the Employer Stock Fund will be used to purchase shares of common stock of Legacy Bancorp, Inc. in the conversion offering.

To direct the transfer of a portion of any funds currently credited to your current plan account balances into the Employer Stock Fund to purchase stock in the offering, you must complete and file this form with the Human Resources Department to be received by 10:00 a.m., Massachusetts time on                     , 2005. PLEASE NOTE THAT THIS DEADLINE IS EARLIER THAN THE END OF THE OFFERING PERIOD SET FORTH IN THE PROSPECTUS. If you need any assistance in completing this form, please contact                                                       at (        )         -            .

If you do not complete and return this form by 10:00 a.m., Massachusetts time on                     , 2005, the funds credited to your account under the 401(k) Plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the 401(k) Plan if no investment directions have been provided.

IF YOU DO NOT WISH TO PARTICIPATE IN THE CONVERSION OFFERING, YOU DO NOT NEED TO RETURN THIS FORM.

2. Directions for Investing Current Fund Balances in Conversion Offering. The purchase price per share of stock in the offering is $10.00. Please indicate in the space below the percentage of your existing account balances you wish to transfer to the Employer Stock Fund to be used to purchase shares of Legacy Bancorp, Inc. common stock in the conversion offering. The plan administrator will transfer the funds you wish to invest in the Employer Stock Fund, on a pro rata basis, from the funds in which your account balances are invested as of the date on which the transfer is made. If more orders for stock are received than are available for sale in the offering, your order may not be filled in whole or in part. Available shares will be allocated in accordance with the purchase priorities described in the Prospectus section entitled                                              . Any funds that could not be used to fill your order for Legacy Bancorp common stock will be reinvested in the funds you have previously designated for the investment of future contributions.

Percentage of my existing account balances

I wish to transfer to the Employer Stock Fund                             %

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3. Investment of Future Contributions. The transfer of all or a portion of your existing account balances to the Employer Stock Fund pursuant to section 2 above will not have any impact on the investment of your future payroll and matching contributions to the 401(k) Plan. Your future payroll and matching contributions to the 401(k) Plan account will continue to be invested in accordance with your prior investment directions unless and until you elect to change your investment directions. Following completion of the conversion offering, the Employer Stock Fund will become one of the choices you may elect for investment of future contributions to your 401(k) Plan account.

4. Purchase Priorities (descending order). Please check the one box that applies to you, as of the earliest date:

Subscription Offering:

a.	☐	I had a minimum of $50 on deposit at Legacy Banks on April 30, 2004.

b.	☐	I had a minimum of $50 on deposit at Legacy Banks on June 30, 2005.

c.	☐	I am an employee of Legacy Banks who does not qualify under a. or b. above.

Community Offering:

d.	☐	None of the above apply but I reside in Berkshire County, Massachusetts.

If you checked box a. or b. above, please provide the following information as of the applicable eligibility date (April 30, 2004 or June 30, 2005):

Deposit account title (name (s) on account (s))	Account number (s)

Attach a separate page if additional space is required. Not listing all eligible deposit accounts, or providing incorrect or incomplete information, could result in the loss of all or part of any share allocation.

2

5. Authorization and Acknowledgment of Participant. I hereby authorize the Plan administrator to direct the Plan trustee to reinvest the indicated portion of my current 401(k) Plan account balances in the manner set forth in section 2 above. I understand that this One-Time Contribution and Election Form shall be subject to all of the terms and conditions of the 401(k) Plan. I acknowledge that I have received a copy of the Prospectus and the Prospectus Supplement. I understand that by signing this One-Time Contribution and Election Form, I am not waiving any rights under the federal securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934. I understand that this One-Time Contribution and Election Form, once delivered, is irrevocable.

Signature of Participant	Date

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE MASSACHUSETTS COMMISSIONER OF BANKS NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMON STOCK IS SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

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PROSPECTUS [LOGO]

Legacy Bancorp, Inc.

(Proposed Holding Company for Legacy Banks)

Up to 9,545,000 Shares of Common Stock

Legacy Bancorp, Inc., Pittsfield, Massachusetts, a recently formed Delaware-chartered corporation, is offering up to 9,545,000 shares of common stock, par value $.01 per share, in connection with the conversion of Mutual Bancorp of the Berkshires, Inc. from its current form as a Massachusetts-chartered mutual holding company to a Delaware corporation and stock holding company. Mutual Bancorp of the Berkshires, Inc. owns all of the common stock of Legacy Group, Inc., and Legacy Group, Inc. owns all of the common stock of Legacy Banks, a Massachusetts-chartered savings bank. Legacy Group, Inc. and Mutual Bancorp of the Berkshires, Inc. will cease to exist as a result of the conversion, and Legacy Bancorp, Inc. will own all of the common stock of Legacy Banks. Currently, there are no outstanding shares of Legacy Bancorp, Inc. common stock. We have applied to have the common stock of Legacy Bancorp, Inc. quoted on the NASDAQ National Market under the symbol “LEGC.”

We are offering up to 9,545,000 shares of common stock for sale on a best efforts basis. We may sell up to 10,976,750 shares of common stock because of demand for the shares, positive changes in market conditions or regulatory considerations, without resoliciting subscribers. In addition, we intend to donate to a charitable foundation to be established by Legacy Banks 8.0% of the number of shares we sell in the offering. We must sell a minimum of 7,055,000 shares in the offering. The contribution of the common stock to The Legacy Banks Foundation will not be considered in determining whether the minimum number of shares of common stock, 7,055,000, has been sold in order to complete the offering.

The minimum order size is 25 shares. The offering is expected to expire at 11:00 a.m., Massachusetts time,                     , 2005. We may extend this expiration date without notice to you until                     , 2005, unless the Massachusetts Commissioner of Banks approves a later date, which may not be beyond                     . Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond                      or the number of shares of common stock to be sold is increased to more than 10,976,750 shares or decreased to less than 7,055,000 shares. In any of these cases (other than termination of the offering), subscribers will have the right to modify or rescind their purchase orders. Funds received during the offering will be held in a segregated account at Legacy Banks and will earn interest at our passbook savings rate, or in our discretion, may be held in an escrow account at an independent federally-insured institution.

Ryan Beck & Co., Inc. will assist us in selling our shares of common stock on a best efforts basis. Because Ryan Beck & Co., Inc. is not underwriting the offering, it is not required to purchase any shares of the common stock that are being offered for sale. The purchase price for all purchasers is $10.00 per share. Purchasers will not pay a commission to purchase shares of common stock in the offering.

Offering Summary

Price: $10.00 per share

	Minimum	Maximum	Maximum As Adjusted
Number of Shares	7,055,000	9,545,000	10,976,750
Gross Offering Proceeds	$70,550,000	$95,450,000	$109,767,500
Estimated Offering Expenses (excluding selling agent fees and expenses)	$1,080,000	$1,080,000	$1,080,000
Estimated Selling Agent Fees and Expenses (1)	$715,000	$941,000	$1,072,000
Estimated Net Proceeds	$68,755,000	$93,428,000	$107,615,000
Estimated Net Proceeds/Share	$9.75	$9.79	$9.80

(1)	See “The Conversion and the Offering—Plan of Distribution and Marketing Arrangements” for a discussion of Ryan Beck & Co., Inc.’s compensation for this offering.

This investment involves a degree of risk, including the possible loss of principal.

Please read “ Risk Factors” beginning on page 14.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Massachusetts Commissioner of Banks nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, contact the Stock Information Center at (        )         -

The date of this prospectus is                     , 2005

[Map of Massachusetts showing office locations of Legacy Banks appears here.]

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SUMMARY

The following summary explains the significant aspects of the conversion and the offering. It may not contain all the information that is important to you. For additional information, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements of Mutual Bancorp of the Berkshires, Inc. and its subsidiary.

Upon the completion of the conversion, Mutual Bancorp of the Berkshires, Inc. and Legacy Group, Inc. will merge out of existence, and all of the outstanding shares of Legacy Banks will be issued to Legacy Bancorp, Inc. The historical consolidated financial statements and other historical information included in this prospectus are those of Mutual Bancorp of the Berkshires, Inc., Legacy Group, Inc., Legacy Banks and the wholly-owned subsidiaries of Legacy Banks and the predecessors of these entities. The pro forma consolidated financial data included herein and any discussion of our business after the conversion assume that the conversion has occurred and that Legacy Bancorp, Inc. is the holding company of Legacy Banks. Unless otherwise specified or the context otherwise requires, the use of terms “we,” “our” and “us” when referring to time periods up to the conversion refer to Mutual Bancorp of the Berkshires, Inc., its consolidated subsidiaries and/or their predecessors. The use of such terms when referring to time periods after the conversion refer to Legacy Bancorp, Inc. and its consolidated subsidiaries.

The Companies

Legacy Bancorp, Inc. Legacy Bancorp, Inc., or Legacy Bancorp, is a Delaware-chartered corporation recently formed for the purpose of becoming a savings and loan holding company that will own all of the outstanding capital stock of Legacy Banks following the conversion of Mutual Bancorp of the Berkshires, Inc. from the mutual to the stock form of organization. Legacy Bancorp’s principal activity after the conversion will be the ownership of 100% of the outstanding capital stock of Legacy Banks.

Our executive offices are located at 99 North Street, Pittsfield, Massachusetts 01201. Our telephone number at this address is (413) 443-4421.

Mutual Bancorp of the Berkshires, Inc. Mutual Bancorp of the Berkshires, Inc., or Mutual Bancorp, is the Massachusetts-chartered mutual holding company of Legacy Group, Inc., a Massachusetts-chartered mid-tier bank holding company that owns 100% of the stock of Legacy Banks. At April 30, 2005, we had total assets of $689.8 million and total deposits of $467.2 million. Upon the conversion, Mutual Bancorp of the Berkshires, Inc. will no longer exist.

Legacy Group, Inc. Legacy Group, Inc., or Legacy Group, is the Massachusetts-chartered mid-tier bank holding company of Legacy Banks. Legacy Group is wholly-owned by Mutual Bancorp. Upon the conversion, Legacy Group will cease to exist.

Legacy Banks. Legacy Banks, or the Bank, a Massachusetts-chartered savings bank, is a full-service, community-oriented financial institution offering products and services to individuals, families and businesses through ten offices, located throughout Berkshire County in Western Massachusetts, and specifically in the towns of Great Barrington, Lee, Lenox, North Adams, Otis and Pittsfield. City Savings Bank and Lenox Savings Bank, the immediate predecessors to Legacy Banks, date back to 1893 and 1890, respectively, and were among the first banks in Berkshire County. In 1997, City Savings Bank reorganized into the mutual holding company structure, forming Mutual Bancorp and acquiring First National Bank of the Berkshires. In 1999, Mutual Bancorp acquired Lenox Savings Bank through a merger with its bank holding company. In January 2002, the subsidiary banks merged, with City Savings Bank as the survivor, and adopted the name “Legacy Banks.” In 2003, The Trust Company of the Berkshires (established as a joint venture in 1995 among City Savings Bank, Lenox Savings Bank and several other financial institutions) was merged into Legacy Banks and became Legacy Portfolio Management, Legacy Bank’s investment assets and trust management division.

Legacy Banks’ business consists primarily of making loans to its customers, including residential mortgages, commercial real estate loans, commercial loans and consumer loans, and investing in a variety of investment and mortgage-backed securities. Legacy Banks funds these lending and investment activities with deposits from the general public, funds generated from operations and selected borrowings. Legacy Banks also provides insurance and investment products and services, investment portfolio management, debit and credit card products and online banking.

The chart on the following page shows our corporate structure currently, including our operating subsidiaries, and our structure after the conversion.

Our Structure Prior to the Conversion

Our Structure After the Conversion

Our Business Strategy

Since inception, Legacy Banks and its predecessor banks have maintained a community-focused orientation, through attention to superior levels of customer service coupled with a diverse product menu designed to meet the needs of individuals and businesses located in its market area. As a result of the conversion, we will have increased capital to support growth, with a management team and structure geared toward implementing operating strategies that build on our strengths. Important elements of the business strategy that we will be pursuing going forward can be summarized as follows:

1.	Increase Loans and Change Loan Mix. In addition to concentrating on increasing the loan portfolio generally in our existing markets and through expansion into new markets, we plan to continue our focus on increasing originations pursuant to our national commercial real estate lending program and through our other commercial loans. At April 30, 2005, we had $179.0 million in our commercial loan portfolio, of which $68.2 million was in our national commercial real estate lending program, and $110.8 million in other commercial loans.

2.	Maintain Asset Quality. We will continue to focus on managing credit risk to maintain our favorable asset quality. While focusing on expanding our lending activities and our commercial lending activities in particular, we will continue to emphasize what we believe are prudent underwriting standards, diligent loan and portfolio monitoring, collection efforts and maintaining adequate loan loss reserves.

3.	Geographic Expansion. We intend to open new branch offices in communities contiguous to those currently served by the Bank, including possible new branches in the State of New York. While the precise number of new branches and related timing has not yet been determined, we consider it likely that we will establish at least one new branch in each of the years 2006 through 2010. We will also explore possibilities of further expansion through whole-bank and branch acquisitions.

4.	Increase Deposit Market Share in the Markets We Serve. Retail deposits are our primary source of funds for our lending and investing activities. By offering a variety of deposit products, special and tiered pricing, and superior customer service, we will seek to retain and expand existing customer relationships as well as to attract new deposit customers. Personalized service and flexibility with regard to customer needs will continue to be augmented with a full array of delivery channels to maximize customer convenience. These include extended branch hours, drive-up banking, ATMs, Internet banking, automated bill payment and presentment and telephone banking. Through our continued focus on these deposit-gathering efforts in existing branch locations, coupled with our plans for geographic expansion, we expect to increase the overall level of deposits and our market share in the markets we serve.

5.	Increase Non-interest Income. Traditionally, Legacy Banks’ profits have been predominantly attributable to the net interest income derived from its lending and investing activities. Over the past several years, management has initiated activities to decrease that reliance on net interest income by offering fee-based products such as investment advisory services and insurance. Going forward, Legacy Banks will continue to pursue initiatives to increase non-interest income, including the potential expansion of the activities of the Bank’s investment management and trust division, Legacy Portfolio Management, as well as the Bank’s insurance agency subsidiary, Legacy Insurance Services of the Berkshires.

6.	Improve Operating Efficiency and Cost Control. Our operating efficiency has improved over the past three years as we have integrated the operations of Lenox Savings Bank into our operations, and have experienced growth in our total assets. The ratio of non-interest expense to average total assets declined from 2.95% in 2002 to 2.70% in 2004, and our total assets have grown from $607 million at December 31, 2001 to $681 million at December 31, 2004. We believe there is potential for further improvement. We recognize that our growth strategies and our public company status will require greater investments in personnel, marketing, premises and equipment, and we expect these investments to have a negative impact on our expense ratios over the short term. However, we will continue our efforts to monitor and control costs throughout the organization, and over the long term, as our assets grow, we expect our ratio of non-interest expense to total average assets to decline, and for our efficiency ratio to continue to improve.

Reasons for the Conversion

The primary reasons for converting from the mutual form (meaning no stockholders) to the stock form (100% owned by public stockholders) and raising additional capital through the stock offering are to:

•	support internal growth through lending in the communities we serve;

•	enhance existing products and services and support the development of new products and services;

•	facilitate growth through de novo branching, in Berkshire County and contiguous counties in the State of New York as well as other markets that we identify as good growth opportunities;

•	facilitate growth by seeking out acquisition opportunities of both branch offices and whole banks;

•	create a charitable foundation to benefit the communities served by the Bank;

•	improve our overall competitive position through continuously investing in and improving our marketing, training and staff recruitment;

•	provide customers with the opportunity to become equity owners and thereby participate in possible stock price appreciation and cash dividends; and

•	enhance our ability to attract and retain qualified directors, management and other employees through stock-based incentive plans.

As a stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure precludes us from offering shares of common stock as consideration in a merger or acquisition. Potential sellers often want stock for at least part of the purchase price, because the exchange of stock provides the opportunity to enjoy future investment growth and to defer the recognition of capital gains. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof and will, therefore, enhance our ability to compete with other bidders when acquisition opportunities arise. We currently have no agreements or understandings regarding any specific acquisition.

Terms of the Conversion and Offering

We are offering between 7,055,000 and 9,545,000 shares of common stock of Legacy Bancorp for sale at an offering price of $10.00 per share. The subscription offering is made to Legacy Banks’ eligible depositors, our tax-qualified employee benefit plans and officers, directors, corporators, trustees and employees of Legacy Banks and its holding companies. Shares not sold to these persons may be made available to the public in a direct community offering, and shares not purchased in the subscription offering or the direct community offering may be offered for sale through a syndicated community offering. The maximum number of shares that we sell in the offering may increase by up to 15.0%, to 10,976,750 shares, as a result of demand for the shares in the offering, positive changes in financial markets in general and with respect to financial institution stocks in particular or regulatory considerations. Unless the number of shares of common stock to be offered is increased to more than 10,976,750 or decreased to less than 7,055,000, or the offering is extended beyond                     , 2005, subscribers will not have the opportunity to modify or rescind their stock orders. In addition, we intend to contribute shares of our authorized but unissued common stock to The Legacy Banks Foundation, a new charitable foundation to be established by Legacy Banks, in an amount equal to 8.0% of the number of shares we sell in the offering.

All investors will pay $10.00 purchase price per share; no commission will be charged to purchase shares of common stock. Ryan Beck & Co., Inc., our selling agent in the offering, will use its best efforts to assist us in selling shares of our common stock. Ryan Beck & Co., Inc. is not obligated to purchase any shares of common stock in the offering.

How We Determined the Offering Range and the $10.00 Per Share Stock Price

The amount of common stock we are offering in the conversion is based on an independent appraisal of the estimated market value of Legacy Bancorp, assuming that the offering and the funding of The Legacy Banks Foundation are completed. Keller & Company, Inc., or Keller, our independent appraiser, has estimated that, as of June 7, 2005, this market value ranged from $76.2 million to $103.1 million, with a midpoint of $89.6 million. Based on this valuation and the $10.00 per share price, the number of shares of common stock being offered for sale by Legacy Bancorp will range from 7,055,000 shares to 9,545,000 shares, and our contribution to The Legacy Banks Foundation is expected to range from 564,400 shares to 763,600 shares, reflecting 8.0% of the number of shares we sell in the offering. The contribution of shares of our common stock to The Legacy Banks Foundation will have the effect of reducing our pro forma valuation. See “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation” on page 33. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15.0% to up to $118,548,900, which will result in a corresponding increase of up to 15.0% in the maximum of the offering range to up to 10,976,750 shares, to reflect changes in the market and financial conditions, demand for the shares or regulatory considerations, without resoliciting subscribers. The subscription price of $10.00 per share will remain fixed and the shares issued to The Legacy Banks Foundation will continue to total 8.0% of shares sold.

The appraisal is based in part on Legacy Bancorp’s financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering and an analysis of a peer group of 10 publicly-traded savings and loan holding companies that Keller considered comparable to Legacy Bancorp.

The following table presents a summary of selected pricing ratios for the peer group companies analyzed by Keller and the pricing ratios for Legacy Bancorp. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion, the contribution to The Legacy Banks Foundation and adoption of stock-based benefit plans consistent with industry practice. The ratios for Legacy Bancorp reflect the new accounting rule that will require us to expense the cost of stock options that we expect to grant under the stock-based incentive plan; the peer group ratios do not reflect such an expense because the new rule had not yet gone into effect.

	Price as a Multiple of Pro Forma Earnings Per Share		Price as a % of Pro Forma Stockholders’ Equity Per Share	Price as a % of Pro Forma Tangible Stockholders’ Equity Per Share
Legacy Bancorp (pro forma data as of April 30, 2005):
Maximum of offering range	22.22	x	71.58%	72.83%
Minimum of offering range	16.67	x	62.54%	63.82%
Valuation of Peer Group Companies as of June 7, 2005:
Averages	17.82	x	123.24%	133.53%
Medians	16.15	x	121.38%	132.07%

The independent appraisal does not indicate market value. Investors should not assume or expect that the valuation of Legacy Bancorp as indicated above means that the common stock will trade at or above the $10.00 purchase price after the conversion.

The independent appraisal will be updated prior to the completion of the conversion. Any changes to the appraisal would be subject to regulatory approval. The estimated pro forma market value of Legacy Bancorp’s common stock to be issued in the conversion may be increased over the maximum level of $103.1 million by up to 15.0%, to up to $118.5 million, without notification to those who subscribed for shares in the offering. If this occurs, the maximum number of shares to be issued will correspondingly increase. See “Pro Forma Data” on page 27. In the event that the updated appraisal results in an increase in the maximum valuation range to more than $118.5 million, or a decrease in the minimum valuation range below $76.2 million, the offering would not be completed without a resolicitation of subscribers providing them an opportunity to increase, decrease, cancel or maintain their stock orders. Unless we receive an affirmative response from an investor within a reasonable designated period of time, we will return all funds received promptly to the investor. See “Pro Forma Data” on page 27, and “The Conversion and the Offering—Stock Pricing and Number of Shares to be Issued” on page 91.

After-Market Performance Information

The following table presents information provided by Keller & Company, Inc., our independent appraiser, for all conversion transactions completed between January 1, 2004 and June 7, 2005, including all standard mutual-to-stock conversion offerings, mutual holding company minority stock offerings, and “second step” mutual-to-stock conversion offerings of mutual holding companies that had previously had minority stock offerings. The table provides an indication of the most recent trends in the aftermarket trading of mutual stock offerings. The recent trends in after-market trading, including the several offerings trading at or below their initial offering prices, may have a negative effect on any potential price appreciation in our stock. The information shown in the following table was not included in the appraisal report.

Mutual-to-Stock Conversion Offerings

with Completed Closing Dates between July 1, 2004 and June 7, 2005

	Appreciation From Initial Trading Date
Transaction	Conversion Date	1 day	1 week	1 month	Through , 2005
Hudson City Bancorp Inc.	06/07/05	9.6%	N/A %	N/A %	9.6%
North Penn Bancorp Inc. (MHC)	06/02/05	10.0%	N/A %	N/A %	2.5%
Rockville Financial Inc. (MHC)	05/23/05	4.8%	10.5%	N/A %	18.0%
FedFirst Financial Corp. (MHC)	04/07/05	(6.6%)	(7.1%)	(14.5%)	(10.2%)
Brooklyn Federal Bancorp (MHC)	04/06/05	(0.5%)	(0.1%)	(5.0%)	5.2%
Benjamin Franklin Bancorp	04/05/05	0.6%	3.6%	3.4%	3.9%
First Fed of North Michigan Bancorp	04/04/05	(5.1%)	(7.0%)	(16.0%)	(11.5%)
OC Financial Inc.	04/01/05	20.0%	10.0%	10.0%	20.0%
Rome Bancorp Inc.	03/31/05	0.5%	(2.0%)	(5.6%)	(3.2%)
Prudential Bancorp Inc. PA (MHC)	03/30/05	(1.5%)	(6.5%)	(12.5%)	(1.0%)
Kentucky First Federal (MHC)	03/03/05	7.9%	11.0%	12.4%	14.1%
Kearny Financial Corp (MHC)	02/24/05	13.9%	14.3%	10.8%	6.7%
Royal Financial Inc.	01/21/05	16.0%	25.5%	25.4%	18.5%
Home Federal Bancorp Inc. (MHC)	01/21/05	(1.0%)	0.0%	(0.8%)	(2.5%)
BV Financial Inc. (MHC)	01/14/05	(6.5%)	(4.0%)	(1.5%)	(1.2%)
Georgetown Bancorp Inc. (MHC)	01/06/05	2.0%	0.0%	0.5%	(8.4%)
SFSB Inc. (MHC)	12/31/04	7.5%	0.0%	(0.5%)	(12.5%)
Ocean Shore Holding Co. (MHC)	12/22/04	21.5%	22.5%	6.3%	9.4%
Lincoln Park Bancorp (MHC)	12/20/04	10.0%	12.5%	0.2%	(5.5%)
Abington Community Bancorp (MHC)	12/17/04	33.5%	33.0%	29.0%	9.0%
Home Federal Bancorp (MHC)	12/07/04	24.9%	28.0%	23.3%	15.0%
PSB Holdings Inc. (MHC)	10/05/04	5.0%	6.3%	4.5%	0.8%
Atlantic Coast Fed Corp (MHC)	10/05/04	17.5%	24.8%	29.3%	11.6%
SI Financial Group Inc. (MHC)	10/01/04	12.0%	10.5%	9.4%	3.0%
Roebling Financial Corp.	10/01/04	0.0%	0.0%	(7.0%)	(3.0%)
Naugatuck Valley Financial (MHC)	10/01/04	8.0%	8.1%	4.2%	3.4%
DSA Financial Corp.	07/30/04	(2.0%)	(5.0%)	(7.0%)	11.5%
Partners Trust Financial	07/15/04	(0.1%)	(0.5%)	(1.9%)	1.6%
Average		7.2%	7.3%	3.9%	3.9%
Median		6.3%	5.0%	0.5%	3.2%

Keller advised the board that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date of June 7, 2005. Keller also advised the board that the aftermarket trading experience of recent transactions was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology.

The tables above are not intended to be indicative of how our stock may perform. Stock appreciation is affected by many factors, including, but not limited to, the factors set forth below. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the “Risk Factors” generally, beginning on page 14.

Data represented in the tables were calculated using a small sample. The data, therefore, may not be meaningful for investors. While stock prices of converting institutions have, on average, increased for the transactions presented, there can be no assurance that our common stock will not trade below $10.00 per share, as has been the case for some converted mutual institutions. In addition, the conversion transactions from which the data are derived occurred primarily during a falling interest rate environment, during which time the market for financial institution stocks typically increases. If interest rates rise, our net interest income and the value of our assets could be reduced, which could negatively affect our stock price. The increase in any particular company’s stock price is subject to various factors, including the amount of proceeds a company raises and the quality of management and management’s ability to deploy proceeds (such as through investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market conditions, the interest rate environment, the market for financial institutions, merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not necessarily in the control of management.

Our board of trustees carefully reviewed the information provided to it by Keller through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued on a price to tangible stockholders’ equity basis, nor did the board draw any conclusions regarding how the historical data reflected above may affect our appraisal. Instead, the board engaged Keller to help it understand the regulatory process as it applies to the appraisal and to advise the board as to how much capital we would be required to raise under the regulatory appraisal guidelines.

Benefits to Management Resulting from the Conversion

In order to align the interests of our employees, officers and directors more closely to our stockholders’ interests, we intend to establish certain benefit plans in connection with the conversion, some of which use our common stock as compensation. These new plans include the following:

•	Employee Stock Ownership Plan. We have adopted an employee stock ownership plan that will award shares of our common stock to eligible employees primarily based on their compensation. At the completion of the conversion, we will make, or contribute funds to a subsidiary to enable it to make, a 15-year loan to the employee stock ownership plan to enable it to purchase shares of our common stock in the offering or in the open market following completion of the offering. It is expected that our employee stock ownership plan will purchase 8.0% of the sum of the shares issued in the conversion plus shares issued to The Legacy Banks Foundation. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8.0% of the shares of common stock issued in the conversion. This plan is a tax-qualified retirement plan for the benefit of all our employees. See “Summary—Value of Stock-Based Benefits; Dilution to Stockholders” on page 8 below.

•	Stock-based Incentive Plan. We intend to adopt a stock-based incentive plan that would provide for grants of stock options and restricted stock to directors, officers and employees. The stock-based incentive plan cannot be established sooner than six months after the offering and requires the approval of our stockholders. The stockholder approval required is a two-thirds vote of all outstanding shares of Legacy Bancorp common stock if the stock-based incentive plan is implemented less than one year after the offering, and a majority vote of the shares of Legacy Bancorp common stock present and voting if the plan is implemented more than one year after the offering. We expect that the number of options granted and restricted shares awarded under the plan will be equal to 10.0% and 4.0%, respectively, of the sum of the shares issued in the conversion plus shares issued to The Legacy Banks Foundation. See “Summary—Value of Stock-Based Benefits; Dilution to Stockholders” on page 8 below.

•

Employment and Change in Control Agreements. In connection with the conversion, Legacy Banks and Legacy Bancorp will enter into employment agreements with five of our executive officers and change in control agreements with 14 other of our senior officers, which would provide for, among other benefits, severance benefits in the event of a change in control of Legacy Bancorp. This includes our Chairman and Chief Executive Officer and our President and Chief Operating Officer, each of whom has an existing employment agreement that is being amended in connection with the conversion. Based solely on the current salary and most recent bonus of the 19 senior officers of Legacy Banks for whom employment agreements or change in control agreements are proposed, the aggregate change in control payments provided for in those agreements would be approximately $4.8 million. The actual payments under those agreements may be significantly higher, since the calculation of the benefits under the employment agreements and change in control agreements will be based on the officers’ average yearly compensation during the five years preceding termination of employment. This calculation could include other items of compensation in addition to salary and bonus, such as the value of nonqualified stock options that the officer may exercise during the year preceding the year in which the benefit is calculated. See “Management —Employment and Change in Control Agreements” on page 69.

•	Directors Fee Continuation Plan. We have adopted a directors fee continuation plan, effective upon completion of the conversion, which provides a retirement benefit for directors in the nature of the continuation of director fees for a period of five years following retirement, subject to certain vesting requirements. See “Management—Employment and Change in Control Agreements” and “—Benefit Plans” on page 70.

A detailed description of the Employment Agreements and Change in Control Agreements, as well as the various Benefits Plans in which directors, officers and employees may be eligible to participate, is set forth on pages 69 through 75 below.

Value of Stock-Based Benefits; Dilution to Stockholders

The following table summarizes the stock benefits that our officers, directors and employees may receive following the conversion and offering, at the maximum of the offering range and assuming that we initially implement a stock-based incentive plan granting options to purchase 10.0% of the sum of the shares sold in the offering plus shares issued to The Legacy Banks Foundation and awarding shares of restricted stock equal to 4.0% of the sum of the shares sold in the offering plus shares issued to the foundation (the maximum permissible amount of grants and awards if such plan is adopted less than one year from the date of completion of the offering). The table also shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees.

	Aggregate Number of Shares to be Granted or Purchased			Dilution Resulting if We Issue New Shares for Stock Benefit Plans (2)	Value of Grants (3)
	At the Minimum of the Offering Range	At the Maximum of the Offering Range	As a Percentage of Common Stock to be Issued in the Conversion (1)		At the Minimum of the Offering Range	At the Maximum of the Offering Range
	(Dollars in Thousands)
Employee stock ownership plan	609,552	824,688	8.0%	7.4%	$6,095,520	$8,246,880
Stock options under stock-based incentive plan	761,940	1,030,860	10.0	9.1	2,522,021	3,412,147
Restricted stock awards under stock-based incentive plan	304,776	412,344	4.0	3.9	3,047,760	4,123,440

Total	1,676,268	2,267,892	22.0%	18.0%	$11,665,301	$15,782,467

(1)	Includes the sum of the shares sold in the offering plus shares issued to The Legacy Banks Foundation.

(2)	Calculated at the maximum of the offering range, plus shares issued to The Legacy Banks Foundation.

(3)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.31 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of zero; vesting period of 5 years; risk free interest rate of 3.96%; and a volatility rate of 7.45% based on the SNL Index of publicly traded thrift institutions.

The employee stock ownership plan and the restricted stock awards and stock option grants under the stock-based incentive plan will increase our future compensation costs, thereby reducing our earnings. Based on the assumptions set forth on the introductory page of “Management’s Discussion and Analysis of Mutual Bancorp and Subsidiaries” on page 34, this increased compensation expense is estimated to be an annual amount of $478,080, $71,712 and $179,280 for the employee stock ownership plan, restricted stock awards and stock option grants, respectively, for the period during which the benefits are allocated (in the case of the employee stock ownership plan) or vest (in the case of restricted stock awards and option grants under the stock-based incentive plan). One of the assumptions on which these estimates are based is that the shares of common stock have a fair market value of $10.00 per share for the period during which the benefits are allocated or vest. If, in the future, the shares of common stock have a fair market value greater or less than $10.00 per share, the annual compensation expense attributable to these plans will increase or decrease accordingly. Additionally, while our intention is to fund our stock-based incentive plan with shares purchased on the open market, stockholders will experience a dilution in their ownership interest if newly issued shares of common stock are used to fund stock options and stock awards. See “Risk Factors—The Implementation of Stock-Based Benefit Plans Will Dilute Your Ownership Interest,” “Risk Factors—Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income” on page 16 and “Management—Employment and Change in Control Agreements” and —Benefit Plans” on page 70.

Who May Order Shares of Common Stock in the Offering

Under the terms of our plan of conversion, we are offering the shares of common stock of Legacy Bancorp in a “subscription offering,” in the following descending order of priority:

(1)	First, to depositors with accounts at Legacy Banks with aggregate balances of at least $50.00 on April 30, 2004;

(2)	Second, to depositors (other than officers, directors, trustees or corporators, as applicable, of Mutual Bancorp, Legacy Group or Legacy Banks, and their associates) with accounts at Legacy Banks with aggregate balances of at least $50.00 on June 30, 2005;

(3)	Third, to our tax-qualified employee plans, specifically our employee stock ownership plan (and, in the event that the total number of shares offered is increased to more than 9,545,000 shares, our employee stock ownership plan will have a first priority right to purchase any such shares up to an aggregate of 8.0% of the sum of the shares sold in the offering plus shares issued to The Legacy Banks Foundation); and

(4)	Fourth, to officers, directors, trustees, corporators and employees of Mutual Bancorp, Legacy Group or Legacy Banks who do not have a higher priority right.

Remaining shares may be offered for sale in a “direct community offering” that can begin concurrently with, during or immediately following the subscription offering. Orders received in the direct community offering will be subordinate to subscription offering orders. Shares will be allocated in the community offering, to the extent available, first to natural persons who live in the county in which communities served by Legacy Banks are located, then to the general public. The communities served by Legacy Banks are located in Berkshire County, Massachusetts. Shares of common stock not purchased in the subscription offering or the direct community offering may be offered for sale through a “syndicated community offering” managed by Ryan Beck & Co., Inc. We have the right to accept or reject, in our sole discretion, orders we receive in the direct community offering and syndicated community offering.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated pursuant to our plan of conversion. A detailed description of share allocation procedures can be found in the section entitled “The Conversion and the Offering.”

How You May Purchase Shares Of Common Stock

In the subscription offering and the community offering, you may pay for your shares only by:

(1)	personal check, bank check or money order made payable directly to Legacy Bancorp, Inc. (do not endorse third-party checks); or

(2)	authorizing us to withdraw money from your Legacy Banks deposit account(s).

Legacy Banks is not permitted to lend funds (including funds drawn on a Legacy Banks line of credit or overdraft checking) to anyone for the purpose of purchasing shares of common stock in the offering. Payment may not be made by third party checks or by wire transfer or any other electronic transfer of funds.

You can subscribe for shares of common stock in the offering by delivering to Legacy Bancorp a signed and completed original stock order form, together with full payment or authorization to withdraw from one or more of your Legacy Banks deposit accounts without checkwriting privileges, provided we receive the stock order form before 11:00 a.m. Massachusetts time on             ,

2005 (regardless of when the reply envelope is postmarked). After we receive an order, the order cannot be revoked or changed. We are not required to accept copies or facsimiles of order forms. Checks and money orders will be immediately cashed and deposited by us into a Legacy Banks segregated savings account, or in our discretion, may be deposited in an escrow account at an independent federally-insured institution. We will pay interest at Legacy Banks’ passbook savings rate from the date those funds are received until completion or termination of the offering. Withdrawals from certificates of deposit at Legacy Banks for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Legacy Banks must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering.

You may be able to subscribe for shares of common stock using funds in your individual retirement account(s), or IRA. However, shares of common stock must be held in a self-directed account, such as those offered by a brokerage firm. By regulation, Legacy Banks’ individual retirement accounts are not self-directed, so they cannot be invested in our common stock. If you wish to use some or all of the funds in your Legacy Banks individual account, the applicable funds must be transferred to a self-directed account maintained by an institutional trustee or custodian, such as a brokerage firm. If you do not have such an account, you will need to establish one and transfer your funds before placing your stock order. Because processing of retirement funds orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the             , 2005 offering deadline, for assistance with purchases using your IRA or other retirement account that you may have at Legacy Banks or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a further discussion regarding the stock ordering procedures, see “The Conversion and the Offering—Timing and Procedure for Purchasing Shares” on page 97.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25.

No person, or persons exercising subscription rights through a single qualifying deposit account held jointly, may purchase more than 25,000 shares of common stock ($250,000) in the offering. If any of the following persons purchase stock, their purchases, when combined with your purchases, cannot exceed the overall purchase limit of one percent (1.0%) of all shares of common stock offered in the conversion (76,194 shares at the minimum, 89,640 shares at the midpoint, and 103,086 shares at the maximum appraised value):

•	Your spouse, or any relative of you or your spouse, who either lives in your home or is a director, trustee or officer of Legacy Banks or any holding company of Legacy Banks;

•	Companies or other entities in which you are a director, officer or partner, or have a 10.0% or greater beneficial ownership interest;

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity; or

•	Other persons who may be acting together with you as associates or persons acting in concert.

Unless we determine otherwise, persons living at the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to this overall purchase limitation.

Subject to regulatory approval, we may increase or decrease the purchase limitations at any time. For additional information on purchase limitations, including the detailed definitions of “associates” and “acting in concert,” see “The Conversion and the Offering—Limitations on Common Stock Purchases” on page 94. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert. Our tax-qualified employee benefit plans, including our employee stock ownership plan, are authorized to purchase up to 10.0% of the shares issued in the conversion (including shares sold in the offering and contributed to The Legacy Banks Foundation) without regard to these purchase limitations.

Deadline for Placing Orders of Common Stock

If you wish to purchase shares, a properly completed original stock order form, together with full payment for the shares of common stock, must be received by us (not postmarked) no later than 11:00 a.m., Massachusetts time, on             , 2005. You may submit your order form in one of three ways: by mail using the return envelope provided, by overnight courier to the address indicated on the order form or by taking the stock order form and payment to our Stock Information Center located at our headquarters, 99 North Street, Pittsfield, Massachusetts. Stock order forms may not be hand-delivered to branches of Legacy Banks. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond             , 2005.

You May Not Sell or Transfer Your Subscription Rights

If you order stock in the subscription offering, you will be required on the stock order form to state that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away their subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights. In addition, you may not add the names of others for joint stock registration unless you share the same subscription offering eligibility priority.

The stock order form requires that you list all deposit accounts in which the subscriber(s) had an interest, giving all names on each account and the account number at the applicable eligibility date, April 30, 2004 or June 30, 2005. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation.

How We Intend to Use the Net Proceeds from the Offering

We estimate that net proceeds from the offering will be between $68.8 million and $93.4 million, or $107.6 million if the offering range is increased by 15.0%. Legacy Bancorp intends to contribute 50.0% of the net proceeds to Legacy Banks. We intend to use a portion of the net proceeds for a loan to the employee stock ownership plan to fund its purchase of shares of common stock, between $6.1 million and $8.3 million, or $9.5 million if the offering is increased by 15.0%. Legacy Bancorp may use the funds remaining to support internal growth, to enhance existing products and services and develop new products and services, to open new branches and to seek acquisition opportunities to pay cash dividends, repurchase shares of common stock and for general corporate purposes. The balance of the net proceeds will be invested in Legacy Banks, and will be used to support increased lending and new products and services. We also plan to use the net proceeds for future business expansion by establishing new branches and by acquiring branches or other whole banks. Initially, a substantial portion of the net proceeds could be used to pay down certain Federal Home Loan Bank of Boston borrowings, as well as invested in short-term investments, investment-grade debt obligations and mortgage-backed securities. See “How We Intend to Use the Net Proceeds from the Offering” on page 22.

Issuance of Shares of Common Stock to The Legacy Banks Foundation

To further our commitment to our local community, we intend to establish a charitable foundation, The Legacy Banks Foundation, as part of the conversion and contribute shares of common stock to it immediately following completion of the conversion. We intend to make an initial contribution to the foundation of a number of shares of our authorized but previously unissued common stock in an amount equal to 8.0% of the number of shares sold in the offering. Assuming that we sell 9,545,000 shares, our contribution would have an initial market value of $7.6 million and we would record a pre-tax expense of approximately $7.6 million during the quarter in which the conversion is completed. The foundation will be dedicated exclusively to supporting charitable causes and community development activities. The issuance of these additional shares of common stock to the foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the offering by up to 7.4% at the maximum offering range;

•	result in an expense, and a reduction in earnings, of $7.6 million, offset in part by a corresponding tax benefit, during the quarter in which the contribution is made; and

•	reduce our pro forma market value and, accordingly, the number of shares that we otherwise would have offered for sale in the stock offering.

See “Risk Factors—The Contribution of Shares to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in 2005” on page 17, “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation” on page 33 and “The Legacy Banks Foundation” on page 101.

As a private foundation under Section 509(a) of the Internal Revenue Code, The Legacy Banks Foundation will be required to distribute annually in grants or donations a minimum of 5.0% of the average fair market value of its net investment assets. Assuming that the fair market value of the foundation’s net investment assets is $7.6 million, the foundation would make annual grants or donations of at least $380,000. This level of annual charitable giving compares to an average of $152,348 per year by the Bank for the past three fiscal years, which may decrease after the conversion. As a community bank whose business depends to a large extent upon our ties to and relationships with customers in our local communities, we believe that this increased level of charitable giving is appropriate, especially given our larger asset size following completion of the conversion. It is expected that the foundation will need to borrow funds to fulfill its donations requirement in 2006.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the offering will be mailed to the certificate registration address noted on the order form, as soon as practicable following completion of the subscription and community offerings and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

Expiration of the Offering

The subscription offering will expire at 11:00 a.m., Massachusetts time, on             , 2005, unless extended by Legacy Bancorp with the approval of the Massachusetts Commissioner of Banks. The direct community and syndicated community offerings, if conducted, must be completed by             , 2005 unless extended, with regulatory approval, if necessary. If the subscription offering and/or direct community and syndicated community offerings extend beyond             , 2005, we will be required to resolicit subscribers allowing them an opportunity to increase, decrease, cancel or maintain their stock orders, before proceeding with the offering. In no event may we extend the offering beyond             , 2007.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 7,055,000 shares of common stock in the subscription offering, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

(i)	make shares available to the public in a direct community offering;

(ii)	offer shares for sale through a syndicated community offering;

(iii)	increase the purchase limitations;

(iv)	seek regulatory approval to extend the offering beyond the , 2005 expiration date, provided that any such extension beyond , 2005 will require us to resolicit subscribers in the offering; or

(v)	terminate the offering, returning the subscription funds with interest and canceling deposit account withdrawal authorizations.

Purchases By Officers and Directors

Our directors and executive officers will pay the same $10.00 per share purchase price paid by all other persons who purchase shares of common stock in the offering. We expect our directors and executive officers, together with their associates, to subscribe for 358,500 shares of common stock in the offering. Following the conversion and the issuance of additional shares to The Legacy Banks Foundation, these shares will represent 4.0% of our total outstanding shares of common stock assuming sales at the midpoint of the offering range.

Market for Common Stock

Currently, there are no outstanding shares of Legacy Bancorp common stock. We have applied to have the common stock of Legacy Bancorp quoted on the NASDAQ National Market following the conversion and offering, under the symbol “LEGC.” See “Market For the Common Stock” on page 24.

Our Dividend Policy

Upon completion of the conversion, the board of directors of Legacy Bancorp will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. While the board of directors intends to consider a policy of paying cash dividends, payment of dividends will depend upon a number of factors, including our future operating results and financial condition, ongoing capital requirements, regulatory limitations, tax considerations and general economic conditions. As a result, we cannot assure you that Legacy Bancorp will pay dividends, or if paid, the amounts of such dividends, or whether such dividends will continue to be paid in the future. See “Our Policy Regarding Dividends” on page 24.

Tax Consequences of the Conversion

Based on certain factual representations and assumptions, which we believe are consistent with the facts that will exist at the effective time of the conversion, our legal counsel Lord, Bissell & Brook LLP has delivered to us its legal opinion that the conversion will constitute or be part of a tax-free “reorganization” for federal income tax purposes. We will not recognize gain or loss as a result of the conversion and eligible account holders and supplemental eligible account holders will not recognize gain or loss upon their receipt or exercise of nontransferable subscription rights to purchase shares of Legacy Bancorp common stock. The opinion of our legal counsel, however, is not binding on the Internal Revenue Service. See “The Conversion and the Offering—Tax Aspects of the Conversion” on page 99.

Conditions to Completion of the Conversion

We cannot complete our conversion and related offering unless:

•	We issue at least the minimum number of shares of common stock offered;

•	We receive the final approval of the Massachusetts Commissioner of Banks, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation; and

•	We complete the conversion by , 2007.

How You Can Obtain Additional Information—Stock Information Center

The employees of Legacy Banks’ branch offices may not, by law, assist with investment related questions about the offering. If you have any questions regarding the stock offering, you may call our Stock Information Center, toll free, at (        )         -        , Monday through Friday between 10:00 a.m. and 4:00 p.m., Massachusetts time. You may also visit our Stock Information Center, which is located at our headquarters, 99 North Street, Pittsfield, Massachusetts. The Stock Information Center will be closed on weekends and bank holidays. Our branches will not have offering materials and cannot accept completed order forms.

To ensure that each person receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days prior to such date or hand-deliver prospectuses later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 11:00 a.m., Massachusetts time, on             , 2005, whether or not we have been able to locate each person entitled to subscription rights.

RISK FACTORS

Please consider the following risk factors, in addition to those you may find elsewhere in this prospectus, when deciding whether to purchase our common stock in the conversion.

Risks Related to Our Business

Our Commercial Real Estate and Commercial Loans May Expose Us to Increased Credit Risks, and These Risks Will Increase if We Succeed in Increasing These Types of Loans.

Residential real estate loans represent a smaller proportion of our loan portfolio than the average for savings institutions in New England. As of April 30, 2005, commercial real estate and commercial loans (including construction loans) represented 34.41% of our loan portfolio. We intend to grow commercial real estate and commercial loans further as a proportion of our portfolio over the next several years. Construction loans, while they are not likely to increase as a percentage of total loans, are expected to increase in absolute terms in line with the overall growth in the bank’s loan portfolio. In general, commercial real estate loans and commercial loans generate higher returns, but also pose greater credit risks, than do owner-occupied residential mortgage loans. As our various commercial loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

The repayment of construction and commercial real estate loans depends on the business and financial condition of borrowers and, in the case of construction loans, on the economic viability of projects financed. A number of our borrowers have more than one construction or commercial real estate loan outstanding with us. Further, these loans are concentrated primarily in Western Massachusetts. Economic events and changes in government regulations, which we and our borrowers cannot control, could have an adverse impact on the cash flows generated by properties securing our construction and commercial real estate loans and on the values of the properties securing those loans. Commercial properties tend to decline in value more rapidly than residential owner-occupied properties during economic recessions. We held $154.6 million in commercial real estate loans in our loan portfolio as of April 30, 2005, representing 29.74% of total loans on that date.

We make both secured and some short-term unsecured commercial loans, and hold $24.3 million of these loans in our loan portfolio as of April 30, 2005, representing 4.67% of total loans on that date. Repayment of both secured and unsecured commercial loans depends substantially on borrowers’ underlying business, financial condition and cash flows. Unsecured loans generally involve a higher degree of risk of loss than do secured loans because, without collateral, repayment is wholly dependent upon the success of the borrowers’ businesses. Secured commercial loans are generally collateralized by equipment, leases, inventory and accounts receivable. Compared to real estate, that type of collateral is more difficult to monitor, its value is harder to ascertain, it may depreciate more rapidly and it may not be as readily saleable if repossessed.

Our Continuing Concentration of Loans in Our Primary Market Area May Increase Our Risk.

Our success depends primarily on the general economic conditions in the counties in which we conduct business. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in Berkshire County, in Western Massachusetts. The local economic conditions in our market area have a significant impact on our loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would affect these local economic conditions and could adversely affect our financial condition and results of operations. Additionally, because we have a significant amount of commercial real estate loans, decreases in tenant occupancy may also have a negative effect on the ability of many of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

Changes in Market Interest Rates Could Adversely Affect Our Financial Condition and Results of Operations.

Our profitability, like that of most financial institutions, depends to a large extent upon our net interest income, which is the difference, or spread, between our gross interest income on interest-earning assets, such as loans and securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowed funds. Accordingly, our results of operations and financial condition depend largely on movements in market interest rates and our ability to manage our interest-rate-sensitive assets and liabilities in response to these movements, including our adjustable-rate mortgage loans, which represent the largest portion of our residential loan portfolio. Changes in interest rates could have a material adverse effect on our business, financial condition, results of operations and cash flows. Because, as a general matter, our interest-bearing liabilities re-price or mature more quickly than our interest-earning assets, an increase in interest rates generally would result in a decrease in our interest rate spread and net interest income. See “Management’s Discussion and Analysis of Mutual Bancorp and Subsidiaries—Quantitative and Qualitative Disclosures About Risk Management” on page 42.

Changes in interest rates also affect the value of our interest-earning assets, including, in particular, the value of our investment securities portfolio. Generally, the value of investment securities fluctuates inversely with changes in interest rates. At April 30, 2005, our securities portfolio totaled $128.3 million, including $117.2 million of securities available for sale. Unrealized gains and losses on securities available for sale are reported as a separate component of surplus, net of related taxes. Decreases in the fair value of securities available for sale therefore would have an adverse affect on our stockholders’ equity. See “Business of Mutual Bancorp and Subsidiaries—Investment Activities” on page 57.

We are also subject to reinvestment risk relating to interest rate movements. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce their borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are not able to reinvest funds from such prepayments at rates that are comparable to the rates on the prepaid loans or securities. On the other hand, increases in interest rates on adjustable-rate mortgage loans result in larger mortgage payments due from borrowers, which could potentially increase our level of loan delinquencies and defaults.

We May Have Difficulty Meeting Our Branch Expansion Goals, and Our Branch Expansion Strategy May Not Be Accretive to Earnings.

Our growth plans include the opening of new branch offices in communities served by Legacy Banks as well as in other communities contiguous to those currently served by Legacy Banks. Our ability to establish new branches will depend upon whether we can identify suitable sites and negotiate acceptable lease or purchase and sale terms, and we may not be able to do so, or it may take longer than we expect. Moreover, once we establish a new branch, numerous factors will contribute to its performance, such as a suitable location, qualified personnel and an effective marketing strategy. Additionally, it takes time for a new branch to gather significant loans and deposits to generate enough income to offset its expenses, some of which, like salaries and occupancy expense, are relatively fixed costs. There can be no assurance that our branch expansion strategy will be accretive to our earnings, or that it will be accretive to earnings within a reasonable period of time.

Our Ability to Grow May Be Limited if We Cannot Make Acquisitions.

In an effort to increase our loan and deposit growth, we will continue to seek to expand our banking franchise, including through acquisitions of other financial institutions or branches if opportunities arise. Our ability to grow through selective acquisitions of other financial institutions or branches will depend on successfully identifying, acquiring and integrating them. We compete with other financial institutions with respect to proposed acquisitions. We cannot assure you that we will be able to identify attractive acquisition candidates or make acquisitions on favorable terms. In addition, we cannot assure you that we can successfully integrate any acquired financial institutions or branches into our banking organization in a timely or efficient manner, that we will be successful in retaining existing customer relationships or that we can achieve anticipated operating efficiencies.

Our Business Depends Upon Key Employees, and if We Are Unable to Retain the Services of These Key Employees or to Attract and Retain Additional Qualified Personnel, Our Business May Suffer.

We are substantially dependent on a number of key employees, including our executive officers. Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key employees and to attract and retain additional qualified personnel in the future. The loss of the services of any one of our key employees, or the inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of our business operations. In particular, our national real estate finance program is an important part of our business strategy. The loss of our Senior Vice President in charge of this program could have a material adverse effect on our business strategy. In connection with the conversion, Legacy Bancorp will enter into employment agreements with its Chief Executive Officer, its Chief Operating Officer, its Executive Vice President, its Chief Financial Officer and its Senior Vice President in charge of our national real estate finance program.

Strong Competition Within Our Market Area May Limit Our Growth and Profitability.

We face significant competition both in attracting deposits and in the origination of loans. See “Business of Mutual Bancorp and Subsidiaries—Market Area and Competition” on page 51. Savings banks, credit unions, savings and loan associations and commercial banks operating in our primary market area have historically provided most of our competition for deposits. In addition, and particularly in times of high interest rates, we face additional and significant competition for funds from money-market mutual funds and issuers of corporate and government securities. Competition for the origination of real estate and other loans comes from other thrift institutions, commercial banks, insurance companies, finance companies, other institutional lenders and mortgage companies. Many of our competitors have substantially greater financial and other resources than us. Moreover, we may face increased competition in the origination of loans if competing thrift institutions convert to stock form, because such converting thrifts would likely seek to invest their new capital into loans. Finally, credit unions do not pay federal or state income taxes and are subject to fewer regulatory constraints than savings banks and as a result, they may enjoy a competitive advantage over us. This advantage places significant competitive pressure on the prices of our loans and deposits.

We Operate in a Highly Regulated Environment and May Be Adversely Affected by Changes in Law and Regulations.

We are subject to extensive regulation, supervision and examination. See “Regulation and Supervision” on page 81. Any change in the laws or regulations applicable to us, or in banking regulators’ supervisory policies or examination procedures, whether by the Massachusetts Commissioner of Banks, the FDIC, the Federal Reserve Board, the Office of Thrift Supervision, other state or federal regulators, the United States Congress or the Massachusetts legislature could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are subject to regulations promulgated by the Massachusetts Division of Banks, as our chartering authority, and by the FDIC as the insurer of our deposits up to certain limits. We also belong to the Federal Home Loan Bank System and, as a member of such system, we are subject to certain limited regulations promulgated by the Federal Home Loan Bank of Boston. In addition, currently the Federal Reserve Board regulates and oversees both Mutual Bancorp and Legacy Group, as bank holding companies. Upon completion of the conversion, Legacy Bancorp will elect to be regulated by the Office of Thrift Supervision as a savings and loan holding company.

This regulation and supervision limits the activities in which we may engage. The purpose of regulation and supervision is primarily to protect our depositors and borrowers and, in the case of FDIC regulation, the FDIC’s insurance fund. Regulatory authorities have extensive discretion in the exercise of their supervisory and enforcement powers. They may, among other things, impose restrictions on the operation of a banking institution, the classification of assets by such institution and such institution’s allowance for loan losses. Regulatory and law enforcement authorities also have wide discretion and extensive enforcement powers under various consumer protection and civil rights laws, including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Real Estate Settlement Procedures Act and Massachusetts’s deceptive acts and practices law. These laws also permit private individual and class action law suits and provide for the recovery of attorneys fees in certain instances. No assurance can be given that the foregoing regulations and supervision will not change so as to affect us adversely.

Risks Related to the Offering and Conversion

The Issuance of Additional Shares in the Offering Will Dilute Your Ownership Interest.

The exact number of shares of common stock to be issued in the conversion will not be determined until Keller updates its appraisal immediately prior to the completion of the sale of the common stock. However, in general, the higher the number of shares of common stock issued, the lower our pro forma net income per share and pro forma stockholders’ equity per share, and the higher the purchase price of a share of our common stock as a percentage of pro forma stockholders’ equity per share and as a multiple of net income per share. Once submitted, stock order forms will be irrevocable, unless the number of shares offered increases above 9,545,000 or below 7,055,000. See “Pro Forma Data” on page 27.

We Will Need to Implement Additional Finance and Accounting Systems, Procedures and Controls in Order to Satisfy Our New Public Company Reporting Requirements.

As a result of the completion of this offering, we will become a public reporting company. The federal securities laws and the regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expense and could divert our management’s attention from our operations. Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to perform a more in-depth review of our internal controls and procedures and upgrade our accounting systems. In addition, we may need to hire additional accounting and financial staff or consultants with appropriate public company experience and technical accounting knowledge, and we may not be able to do so in a timely fashion.

Our Stock-Based Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income.

We have adopted an employee stock ownership plan, and we expect to adopt a stock-based incentive plan after the conversion, subject to stockholder approval. The allocation to employees of shares under the employee stock ownership plan and the granting of restricted stock awards and stock options under the stock-based incentive plan will increase our future compensation costs, thereby reducing our earnings. Based on the assumptions set forth on the introductory page of “Management’s Discussion and Analysis of Mutual Bancorp and Subsidiaries” on page 34, we estimate that this increased compensation expense will be an annual amount of $478,080, $71,712 and $179,280 for the employee stock ownership plan, restricted stock awards and stock option grants, respectively, for the period during which the benefits are allocated to employees (in the case of the employee stock ownership plan) or vest (in the case of restricted stock awards and option grants under the stock-based incentive plan). One of the assumptions on which these estimates are based is that the shares of common stock have a fair market value of $10.00 per share for the period during which the benefits are allocated or vest. If, in the future, the shares of common stock have a fair market value greater than $10.00 per share, the annual compensation expense attributable to these plans will increase accordingly.

Our Return on Equity Will Initially Be Low Compared to Other Financial Institutions. A Low Return Could Lower the Trading Price of Our Common Stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on equity is expected to be reduced due to the large amount of capital that we expect to raise in the offering and to expenses we will incur in pursuing our growth strategies, the costs of being a public company and added expenses associated with our employee stock ownership plan and planned stock-based incentive plan. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average for public thrifts, which may negatively affect the value of our common stock. At the midpoint of the offering range, pro forma return on equity is estimated to be 3.44% compared to our comparable peer group return on equity of 7.83%.

We Have Broad Discretion in Allocating the Net Proceeds of the Offering. Our Failure to Effectively Utilize Such Proceeds Would Reduce Our Profitability.

We intend to contribute approximately 50% of the net proceeds of the offering to Legacy Banks. Legacy Bancorp expects to use a portion of the net proceeds that it retains to fund the purchase by our employee stock ownership plan of shares in the offering. We may use the remaining net proceeds to repurchase common stock, purchase investment securities, finance the acquisition of other financial institutions or other businesses that are related to banking or for other general corporate purposes. Legacy Banks may use the proceeds it receives to fund new loans, purchase investment securities, establish or acquire new branches, acquire financial institutions or other businesses that are related to banking or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

The Implementation of Stock-Based Benefit Plans Will Dilute Your Ownership Interest.

We expect to adopt a stock-based incentive plan following the conversion, subject to stockholder approval, and such plan could dilute the voting rights of our stockholders. Federal and state banking regulations allow our board of directors, and the board may decide, to adopt one or more stock plans for the benefit of our employees, officers and directors. See “Management—Benefit Plans—Stock-Based Incentive Plan” on page 75. This stock-based incentive plan will be funded either through open market purchases, if permitted, or from the issuance of authorized but unissued shares of common stock of Legacy Bancorp. While our intention is to fund this plan through open market purchases, stockholders will experience a reduction or dilution in ownership interest of approximately 9.1% dilution for stock options and approximately 3.8% dilution for restricted stock awards in the event newly issued shares are used to fund stock options and stock awards made under this plan.

The Contribution of Shares to the Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in 2005.

We intend to make a contribution to The Legacy Banks Foundation of 8.0% of the shares sold in the offering. Persons purchasing shares in the offering will have their ownership and voting interests in Legacy Bancorp diluted by 7.4%.

This contribution will have a material adverse effect on our reported net income for the quarter and year in which the contribution to The Legacy Banks Foundation is made. Assuming that the contribution will be fully deductible, the after-tax expense of the contribution will reduce net income that we report in our 2005 fiscal year by approximately $4.7 million, assuming the foundation is funded at the maximum offering amount or 763,600 shares. If the contribution is determined to be less than fully deductible, then the after-tax expense recorded in that quarter could be more than $4.7 million.

We believe that our contribution to The Legacy Banks Foundation should be deductible for federal income tax purposes. However, we do not have any assurance that the IRS will grant tax-exempt status to The Legacy Banks Foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to fully use the deduction over the six years allowed. For additional discussion, see “The Legacy Banks Foundation” on page 101.

We Have Never Issued Stock and We Cannot Guarantee That an Active Trading Market Will Develop.

As a mutual institution, Mutual Bancorp has never issued stock. We have applied for, and expect to receive, approval to have Legacy Bancorp’s common stock quoted on the NASDAQ National Market under the symbol “LEGC” subject to the completion of the conversion and compliance with initial listing conditions, including the presence of at least three market makers.

A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, the presence of which is dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. Accordingly, there can be no assurance that an active and liquid trading market for our common stock will develop or that, if developed, it will continue. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock at the same price, and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time. In addition, no assurance can be given that a purchaser in the conversion will be able to resell our common stock at or above the $10.00 purchase price of the shares in the offering. See “Market for The Common Stock” on page 24.

Our Stock Value May Suffer From Anti-Takeover Provisions That May Impede Potential Takeovers.

Upon completion of the conversion, Legacy Bancorp, a Delaware corporation, will become the savings and loan holding company for the Bank. Delaware law and our Delaware certificate of incorporation and bylaws contain provisions (sometimes known as “anti-takeover” provisions) that may impede efforts to acquire us, or impede stock purchases in furtherance of an acquisition, even though acquisition efforts or stock purchases might otherwise have a favorable effect on the price of our common stock. Those provisions will also make it more difficult to remove our board and management. Consistent with the Delaware General Corporation Law, our certificate of incorporation and/or bylaws provide for staggered directors’ terms, limits the stockholders’ ability to remove directors and empowers only the directors to fill board vacancies. Our certificate of incorporation and bylaws also provide for, among other things, restrictions on the voting of more than 10.0% of our outstanding voting stock and approval of certain actions, including certain business combinations, by specified percentages of our “disinterested directors” (as defined in the certificate of incorporation) or by specified percentages of the shares outstanding and entitled to vote. The certificate of incorporation also authorizes the board of directors to issue shares of preferred stock, the rights and preferences of which may be designated by the board, without the approval of our stockholders. The certificate of incorporation also establishes supermajority voting requirements for amendments to the charter and bylaws, limit stockholders’ ability to call special meetings of stockholders, and impose advance notice provisions on stockholders’ ability to nominate directors or to propose matters for consideration at stockholder meetings.

Our employee stock ownership plan, which expects to purchase 8.0% of the shares issued in the conversion, contains provisions that permit participating employees to direct the voting of shares held in the employee stock ownership plan, and those provisions may have anti-takeover effects.

The Legacy Banks Foundation is expected to be funded with 8.0% of the shares sold in the offering. The Legacy Banks Foundation’s board of directors will initially consist of certain directors and/or officers of Legacy Bancorp or Legacy Banks and at least one person who is unaffiliated with Legacy Bancorp and Legacy Banks.

Applicable federal and state regulations and laws may also have anti-takeover effects. The Change in Bank Control Act and the Savings and Loan Holding Company Act, together with applicable Office of Thrift Supervision regulations, require that a person obtain the consent of the Office of Thrift Supervision before attempting to acquire control of a savings and loan holding company. In addition, Massachusetts laws place certain limitations on acquisitions of the stock of banking institutions and imposes restrictions on business combination transactions between publicly held Massachusetts corporations and stockholders owning 5.0% or more of the stock of those corporations.

For more information about the anti-takeover effects of our charter and bylaws, the employee stock ownership plan and certain federal and state regulations and laws, see “Restrictions on Acquisition of Legacy Bancorp and Legacy Banks” on page 106.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	our ability to enter new markets successfully and take advantage of growth opportunities;

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect our business;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans; and

•	the risk factors described above.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in “Risk Factors” beginning on page 14. We disclaim any intent or obligation to update forward-looking statements whether in response to new information, future events or otherwise.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF

MUTUAL BANCORP AND SUBSIDIARIES

The following tables contain certain information concerning the financial position and results of operations of Mutual Bancorp and its consolidated subsidiaries at the dates and for the periods indicated. This information should be read in conjunction with the Consolidated Financial Statements of Mutual Bancorp of the Berkshires, Inc. and Subsidiary and notes thereto commencing on page F-1 of this prospectus and “Management’s Discussion and Analysis of Mutual Bancorp and Subsidiaries” commencing on page 34 of this prospectus. The selected financial data and selected operating data of Mutual Bancorp as of and for the five years ended December 31, 2004 have been derived from Mutual Bancorp’s consolidated financial statements which have been audited by Wolf & Company, P.C., independent registered public accounting firm. See “Experts” on page 112. The data presented at and for the four months ended April 30, 2005 and 2004 were derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the four months ended April 30, 2005 are not necessarily indicative of the results that may be expected for the year ended December 31, 2005.

	At April 30, 2005	At December 31,
		2004	2003	2002	2001	2000
	(In Thousands)
Selected Financial Condition Data:
Total assets	$689,751	$681,287	$634,978	$592,942	$607,013	$568,520
Loans, net (1)	516,488	505,344	465,903	372,121	383,279	412,729
Securities	128,320	131,215	120,779	161,124	115,732	93,713
Deposits, including escrow accounts	467,369	451,888	423,173	419,491	448,625	448,372
Short-term borrowings	15,636	37,057	33,118	8,055	13,259	13,294
Long-term debt (2)	142,189	127,204	104,750	97,617	80,393	49,004
Other secured borrowings (3)	—	—	13,178	9,102	8,360	5,393
Retained earnings	60,118	59,447	56,335	54,276	51,539	47,669

(1)	Includes loans held for sale.

(2)	Long-term debt includes advances from the Federal Home Loan Bank of Boston with an original maturity of one year or greater. See “Business of Mutual Bancorp and Subsidiaries—Sources of Funds—Borrowings” on page 62.

(3)	Other secured borrowings represents the portion of commercial real estate loans which has been participated out to other financial institutions. Because Legacy Banks retained the right to repurchase the participated balance, the full amount of the loan appears on our balance sheet as both a loan and secured borrowing.

	For the Four Months Ended April 30,		For The Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(In Thousands)
Selected Operating Data:
Interest and dividend income	$11,432	$10,133	$31,629	$30,139	$32,346	$38,145	$37,809
Interest expense	4,537	3,772	12,102	11,852	15,266	21,296	21,732

Net interest income	6,895	6,361	19,527	18,287	17,080	16,849	16,077
Provision for loan losses (1)	286	3	212	979	140	—	398

Net interest income after provision for loan losses	6,609	6,358	19,315	17,308	16,940	16,849	15,679
Non-interest income	1,281	1,289	4,306	4,324	3,544	3,646	2,838
Gain (loss) on sales of securities, net	70	65	136	96	(413)	173	186
Non-interest expense	5,904	5,811	17,949	17,007	17,428	15,558	14,177

Income (loss) before income tax expense	2,056	1,901	5,808	4,721	2,643	5,110	4,526
Income tax expense (2)	787	737	2,254	1,731	890	1,866	1,421

Net income (loss)	$1,269	$1,164	$3,554	$2,990	$1,753	$3,244	$3,105

(1)	Refer to “Management’s Discussion and Analysis of Mutual Bancorp and Subsidiaries,” beginning on page 34 for discussion of changes in the provision for loan losses for the periods from 2002 forward.

(2)	Refer to “Management’s Discussion and Analysis of Mutual Bancorp and Subsidiaries,” beginning on page 34 for discussion of changes in the income tax expense for the periods from 2002 forward.

	At or For the Four Months Ended April 30,		At or For the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets) (1)	0.55%	0.56%	0.55%	0.49%	0.30%	0.56%	0.58%
Return on equity (ratio of net income to average equity) (1)	6.34	6.12	6.12	5.40	3.34	6.60	6.89
Average interest rate spread (1)(2)	2.91	2.95	2.90	2.93	2.77	2.67	2.93
Net interest margin (1)(3)	3.18	3.23	3.17	3.22	3.11	3.10	3.28
Efficiency ratio (4)	72.0	76.0	73.8	74.8	82.0	74.4	73.3
Non-interest expense to average total assets (1)	2.59	2.79	2.76	2.81	2.95	2.68	2.63
Average interest-earning assets to average interest bearing liabilities	113.28	114.16	113.89	114.19	112.02	110.80	108.00

Asset Quality Ratios:
Non-performing assets to total assets	0.14%	0.10%	0.26%	0.29%	0.52%	0.27%	0.27%
Non-performing loans to total loans	0.18	0.14	0.35	0.40	0.83	0.43	0.34
Allowance for loan losses to non-performing loans	424.43	600.00	712.22	219.79	118.11	214.03	266.71
Allowance for loan losses to total loans	0.79	0.81	0.76	0.95	0.98	0.92	0.90

Capital Ratios:
Equity to total assets at end of period	8.72%	9.12%	8.73%	8.87%	9.15%	8.49%	8.38%
Average equity to average assets	8.75	9.11	8.91	9.16	8.87	8.45	8.35
Risk-based capital ratio (bank only) at end of period	12.73	13.42	12.57	12.75	14.51	14.17	14.35

Other Data:
Number of full service offices	10	10	10	11	11	11	11

(1)	Ratios for the four months ended April 30, 2005 and 2004 are annualized.

(2)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.

(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(4)	The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

HOW WE INTEND TO USE THE NET PROCEEDS FROM THE OFFERING

The amount of net proceeds will depend on the total number of shares of common stock sold in the offering, which in turn will depend on Keller’s appraisal as well as regulatory and market considerations, and the expenses incurred in connection with the offering. Although we will not be able to determine the actual net proceeds from the sale of the common stock until we complete the offering, we estimate the net proceeds will be between $68.8 million and $93.4 million, or $107.6 million if the maximum offering is increased by 15.0%.

The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering is used to sell shares not purchased in the subscription offering and community offering. The net proceeds will also vary if the number of shares to be sold in the offering is adjusted to reflect a change in the estimated pro forma market value of Legacy Bancorp or if our employee stock ownership plan purchases shares in the open market at an average cost that is higher or lower than the $10.00 per share offering price. Payments for shares made through withdrawals from existing deposit accounts at Legacy Banks will not result in the receipt of new funds for investment but will result in a reduction of Legacy Banks’ deposits.

The table below indicates the net proceeds to us, after lending funds to our employee stock ownership plan and contributing 50.0% of the net proceeds to Legacy Banks, based on the number of shares sold in the offering.

	Minimum	Midpoint	Maximum	Adjusted Maximum
	(Dollars in Thousands)
Offering proceeds	$70,550	$83,000	$95,450	$109,768
Less estimated offering expenses (other than estimated selling agent’s fees and expenses)	(1,080)	(1,080)	(1,080)	(1,080)
estimated selling agent’s fees and expenses	(715)	(828)	(941)	(1,072)

Net offering proceeds	68,755	81,092	93,428	107,615
Less:
Proceeds contributed to Legacy Banks	(34,378)	(40,546)	(46,714)	(53,808)
Proceeds used for loan to employee stock ownership plan	(6,096)	(7,171)	(8,247)	(9,484)

Proceeds remaining for Legacy Bancorp	$28,281	$33,375	$38,468	$44,324

The cash retained by Legacy Bancorp, after lending funds to the employee stock ownership plan and contributing 50.0% of the net proceeds to Legacy Banks as shown above, would be used for general operating purposes. No specific uses are contemplated at this time. The additional funds available could be used as follows:

•	to support internal growth through lending in the communities we serve;

•	to enhance existing products and services and support the development of new products and services;

•	to facilitate growth through de novo branching, in Berkshire County and contiguous counties in the State of New York as well as other markets that we identify as good growth opportunities;

•	to finance the acquisition of other financial institutions or branches although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock;

•	to invest in securities; and

•	for other general corporate purposes, including investment of additional funds in Legacy Banks.

Initially, a substantial portion of the remaining net proceeds will be invested in short-term investments, investment grade debt obligations and mortgage-backed securities.

Massachusetts regulations restrict our ability to repurchase shares of our common stock for a three-year period following the conversion. See “Restrictions on Acquisition of Legacy Bancorp and Legacy Banks—Statutory and Regulatory Restrictions—Massachusetts Banking Law” on page 111.

Legacy Banks could use funds from the offering provided to it by Legacy Bancorp as follows:

•	to pay down Federal Home Loan Bank of Boston borrowings, including a prepayment penalty of approximately $2.8 million;

•	to fund new loans, including single-family mortgage loans, multi-family residential and commercial mortgage loans, commercial business loans and consumer loans;

•	to expand its retail banking franchise by establishing new branches;

•	to enhance existing products and services and to support new products and services;

•	to continue to invest in and improve our marketing, training and staff recruitment;

•	to invest in securities; and

•	for other general corporate purposes, including possible acquisitions.

OUR POLICY REGARDING DIVIDENDS

Following completion of the offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. In the future, our board intends to consider a policy of paying cash or stock dividends on the common stock. However, no decision has been made with respect to whether or when the payment of dividends may occur. The payment of dividends will depend upon a number of factors, including capital requirements, Legacy Bancorp’s and Legacy Banks’ financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future.

The only funds available for the payment of dividends on the capital stock of Legacy Bancorp will be cash and cash equivalents held by Legacy Bancorp, dividends paid by Legacy Banks to Legacy Bancorp and borrowings. Legacy Banks will be prohibited from paying cash dividends to Legacy Bancorp to the extent that any such payment would reduce Legacy Banks’ capital below required capital levels or would impair the liquidation account to be established for the benefit of Legacy Banks’ eligible account holders and supplemental eligible account holders at the time of the conversion. See “The Conversion and The Offering—Effects of the Conversion—Liquidation Rights” on page 89.

FDIC regulations limit Legacy Banks’ ability to pay dividends under certain circumstances. For example, Legacy Banks could not pay dividends if it were not in compliance with applicable regulatory capital requirements. In addition, Massachusetts law provides that dividends may not be declared, credited or paid by Legacy Banks so long as there is any impairment of capital stock. No dividend may be declared on Legacy Banks’ common stock for any period other than for which dividends are declared upon preferred stock, except as authorized by the Massachusetts Commissioner of Banks. The approval of the Commissioner is also required for Legacy Banks to declare a dividend, if the total of all dividends declared by it in any calendar year shall exceed the total of its net profits for that year combined with its retained net profits of the preceding two years, less any required transfer to surplus or a fund for the retirement of any preferred stock.

If Legacy Bancorp issues preferred stock, the holders of the preferred stock may have dividend preferences over the holders of common stock.

MARKET FOR THE COMMON STOCK

We have not previously issued common stock, so there is currently no established market for the common stock. We have applied to have our common stock quoted on the NASDAQ National Market under the symbol “LEGC” after completion of the offering. Ryan Beck & Co., Inc. has advised us that it intends to make a market in the common stock following the conversion, but is under no obligation to do so. We will encourage and assist additional market makers to make a market in our common stock.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or the control of any market maker. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice, and, therefore, you should not view the common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue, nor can we assure you that if you purchase shares you will be able to sell them at or above $10.00 per share.

See “Risk Factors—We Have Never Issued Stock and We Cannot Guarantee That an Active Trading Market Will Develop” on page 18.

CAPITALIZATION

The following table presents the historical deposits and consolidated capitalization of Mutual Bancorp and its subsidiaries at April 30, 2005, and the approximate pro forma consolidated capitalization of Legacy Bancorp and its subsidiaries after giving effect to the conversion. The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares under the proposed stock-based incentive plan. A change in the number of shares to be issued in the reorganization may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 7,055,000 shares to complete the offering.

	Legacy Bancorp Pro Forma consolidated capitalization at April 30, 2005 based upon a sale at $10.00 per share
	Mutual Bancorp Consolidated Historical	Minimum 7,055,000 at Price of $10.00 per Share	Midpoint 8,300,000 at Price of $10.00 per share	Maximum 9,545,000 Price of $10.00 per share	Maximum, as Adjusted, 10,976,750 price of $10.00 per share
	(Dollars in Thousands)
Deposits, including escrow (1)	$467,369	$467,369	$467,369	$467,369	$467,369
Borrowings (2)	157,825	157,825	157,825	157,825	157,825

Total deposits and borrowed funds	$625,194	$625,194	$625,194	$625,194	$625,194

Stockholders’ equity:
Preferred Stock, $0.01 par value, 10 million shares authorized; shares to be issued as reflected	—	—	—	—	—
Common Stock, $0.01 par value, 40 million shares authorized; shares to be issued as reflected (3)	$—	76	90	103	119
Additional paid-in capital (3)	—	68,679	81,002	93,325	107,496
Retained earnings and surplus (3)	60,706	60,706	60,706	60,706	60,706
Shares issued to foundation	—	5,644	6,640	7,636	8,781
Unrealized gain (loss)	(588)	(588)	(588)	(588)	(588)
Less: expense of contribution to foundation (4)	—	(3,499)	(4,117)	(4,734)	(5,444)
Less: common stock acquired by ESOP (5)		(6,096)	(7,171)	(8,247)	(9,484)
Less: common stock acquired for restricted stock awards (6)		(3,048)	(3,586)	(4,123)	(4,742)

Total stockholders’ equity	$60,118	$121,874	$132,976	$144,078	$156,844

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(2)	Does not reflect possible repayment of certain Federal Home Loan Bank of Boston borrowings after completion of the conversion.

(3)	No effect has been given to the issuance of additional common stock pursuant to the proposed stock option plan.

(4)	Represents the expense, net of tax, of the contribution of stock to the foundation, based on a combined federal and state effective estimated tax rate of 38.0%.

(5)	Assumes that 8.0% of the sum of the shares sold in the offering, plus shares issued to the foundation, will be acquired by the ESOP with funds borrowed from Legacy Bancorp (or an affiliate) and will represent unearned compensation, reflected as a reduction of capital.

(6)	Assumes that 4.0% of the sum of the shares sold in the offering, plus shares issued to the foundation, is purchased by the stock-based incentive plan subsequent to the offering.

REGULATORY CAPITAL COMPLIANCE

At April 30, 2005, Legacy Banks exceeded all its regulatory capital requirements. The following table sets forth the historical regulatory capital of Legacy Banks and the approximate pro forma regulatory capital of Legacy Banks after giving effect to the conversion based on the assumptions set forth in the table on page          as to net offering proceeds and the cash cost of the employee stock ownership plan loan. The pro forma risk-based capital amounts assume the investment of the net proceeds in assets which have a risk-weight of 20.0% under applicable regulations as if such net proceeds had been received and so applied at April 30, 2005. The Office of Thrift Supervision has not adopted formula-based capital adequacy guidelines for savings and loan holding companies. On a pro forma basis after completion of the conversion, Legacy Banks’ pro forma regulatory capital will exceed these requirements. See “Regulation and Supervision—Federal Bank Regulation—Capital Requirements” on page 80.

	Historical at April 30, 2005		Pro Forma at April 30, 2005 based on Sale of Shares at $10.00 per share (1)
			7,055,000 Shares Sold at $10.00 per Share		8,300,000 Shares Sold at $10.00 per Share		9,545,000 Shares Sold at $10.00 per Share		10,976,750 Shares Sold at $10.00 per share
	(Dollars in Thousands)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
GAAP capital	$60,118	8.72%	$86,030	12.02%	$90,704	12.59%	$95,378	13.16%	$100,753	13.79%

Tangible capital	57,621	8.39	83,533	11.72	88,207	12.30	92,881	12.87	98,256	13.51
Tangible requirement	10,300	1.50	10,689	1.50	10,759	1.50	10,829	1.50	10,910	1.50

Excess capital	$47,321	6.89%	$72,844	10.22%	$77,448	10.80%	$82,052	11.37%	$87,347	12.01%

Core capital	57,621	8.39	83,533	11.72	88,207	12.30	92,881	12.87	98,256	13.51
Core requirement	27,467	4.00	28,503	4.00	28,690	4.00	28,877	4.00	29,092	4.00

Excess capital	$30,154	4.39%	$55,029	7.72%	$59,517	8.30%	$64,004	8.87%	$69,164	9.51%

Risk-based capital	62,005	13.22	87,916	18.54	92,590	19.49	97,264	20.43	102,639	21.52
Risk-based requirement	37,514	8.00	37,929	8.00	38,003	8.00	38,078	8.00	38,164	8.00

Excess capital	$24,490	5.22%	$49,987	10.54%	$54,587	11.49%	$59,186	12.43%	$64,475	13.52%

(1)	Based on adjusted total assets of $686,666,000 for purposes of the tangible and core capital requirements and risk-weighted assets of $468,925,000 for the purposes of the risk-based capital requirement.

(2)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weight.

(3)	Pro forma capital levels assume receipt by the Bank of 50% of the net proceeds from the sale of common stock in the offering.

PRO FORMA DATA

Pro Forma Conversion Data

The actual net proceeds from the sale of Legacy Bancorp common stock in the offering cannot be determined until the conversion is completed. However, the net proceeds in the offering are currently estimated to be between $68.8 million and $93.4 million, or up to $107.6 million at the maximum, as adjusted, in the event the offering range is increased by approximately 15.0%. Legacy Bancorp has prepared the following tables, which set forth Mutual Bancorp’s historical consolidated net income and equity prior to the conversion, and Legacy Bancorp’s pro forma consolidated net income and stockholders’ equity following the conversion. In preparing these tables and in calculating pro forma data, the following assumptions have been made:

•	Legacy Bancorp will sell all shares of common stock in the subscription offering;

•	Legacy Bancorp will make a contribution to The Legacy Banks Foundation amounting to 564,400 shares of its common stock at the minimum of the offering range and 664,000, 763,600 and 878,140 shares of its common stock at the midpoint, maximum and maximum as adjusted of the offering range, respectively, with an assumed value of $10.00 per share;

•	Legacy Bancorp’s employee stock ownership plan will purchase 8.0% of the sum of the shares of common stock sold in the offering plus shares contributed to The Legacy Banks Foundation. The employee stock ownership plan is assumed to be funded internally with a loan from Legacy Bancorp (or a subsidiary established for that purpose);

•	Expenses of the offering, other than the fees to be paid to Ryan Beck & Co., Inc. are estimated to be $1.08 million;

•	Ryan Beck & Co., Inc. will receive reimbursement of legal fees and other expenses in the amount of $100,000, in addition to fees equal to 1.0% of the aggregate purchase price of the shares of stock sold in the offering, excluding any shares purchased by any employee benefit plans, by any of Legacy Bancorp’s or Legacy Banks’ directors, officers or employees or members of their immediate families, or issued to The Legacy Banks Foundation;

•	Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds, if any, had been invested at an average yield of 3.25% and 2.75% for the four months ended April 30, 2005 and the year ended December 31, 2004, respectively, which approximates the yield on a one-year U.S. Treasury bill adjusted to a constant maturity (CMT) on April 30, 2005 and December 31, 2004, respectively;

•	The pro forma after-tax yield on the net proceeds from the offering is assumed to be 2.02% and 1.71% for the four months ended April 30, 2005 and the year ended December 31, 2004, respectively, based on a combined federal and state estimated effective tax rate of 38.0%;

•	No withdrawals are made from Legacy Banks’ deposit accounts for the purchase of shares in the offering;

•	Legacy Bancorp will grant options under the stock-based incentive plan to acquire common stock equal to 10.0% of the sum of the shares of common stock issued in the offering plus shares contributed to The Legacy Banks Foundation, and will grant restricted stock awards in an amount equal to 4.0% of the sum of such shares. Legacy Bancorp will acquire these option and award shares through open market purchases. The estimated fair value of such options, estimated using an application of the Black-Scholes option pricing model, is recognized as expense over the vesting term of the options;

•	Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock issued in the conversion and issued to The Legacy Banks Foundation, as adjusted in the pro forma net income per share to give effect to the purchase of shares by the employee stock ownership plan;

•	Pro forma stockholders’ equity amounts have been calculated as if Legacy Bancorp common stock had been sold in the offering on April 30, 2005 and December 31, 2004, respectively, and, accordingly, no effect has been given to the assumed earnings effect of the transactions; and

•	Pro forma tangible stockholders’ equity amounts have been calculated by subtracting the estimated balances of intangible assets from pro forma stockholders’ equity; intangible assets include assets such as core deposit intangibles and goodwill.

The following pro forma information may not be representative of the financial effects of the conversion at the date on which the conversion actually occurs and should not be taken as indicative of future results of operations.

Pro forma stockholders’ equity represents the difference between the stated amount of Legacy Bancorp assets and liabilities computed in accordance with generally accepted accounting principles used in the United States. Stockholders’ equity does not give effect to intangible assets in the event of a liquidation. The pro forma stockholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation.

Stockholders’ equity gives no effect to the liquidation account to be established for the benefit of eligible account holders and supplemental eligible account holders. See “The Conversion and The Offering—Effects Of The Conversion—Liquidation Rights” on page 89.

The tables on the following pages present historical data of Mutual Bancorp and its subsidiaries (as defined in the footnotes to the table), and Legacy Bancorp’s pro forma data at or for the dates and periods indicated based on the assumptions set forth above and in the tables and should not be used as a basis for projection of the market value of the common stock following the conversion.

At or for the four months ended April 30, 2005
Minimum of Offering Range 7,055,000 shares at $10.00 per share	Midpoint of Offering Range 8,300,000 shares at $10.00 per share	Maximum of Offering Range 9,545,000 shares at $10.00 per share	Maximum, As Adjusted, of Offering Range 10,976,750 shares at $10.00 per share (1)
(Dollars in thousands, except per share data)
Pro forma market capitalization:	$76,194	$89,640	$103,086	$118,549
Less: shares issued to the foundation (2)	(5,644)	(6,640)	(7,636)	(8,781)

Gross proceeds of public offering	70,550	83,000	95,450	109,768
Less: conversion expenses	(1,795)	(1,908)	(2,022)	(2,153)

Estimated net proceeds	68,755	81,092	93,428	107,615
Less: common stock acquired by ESOP (3)	(6,096)	(7,171)	(8,247)	(9,484)
Less: common stock acquired for restricted stock awards (4)	(3,048)	(3,586)	(4,123)	(4,742)

Estimated net proceeds, as adjusted	$59,611	$70,335	$81,058	$93,389

Pro forma consolidated net income:
Historical consolidated net income (5)	$1,269	$1,269	$1,269	$1,269
Pro forma income on net proceeds	400	472	544	627
Less: Pro forma ESOP adjustment (3)	(84)	(99)	(114)	(131)
Less: Pro forma restricted stock adjustment (4)	(126)	(148)	(170)	(196)
Less: Pro forma stock option adjustment (6)	(104)	(123)	(141)	(162)

Pro forma net income	$1,356	$1,371	$1,388	$1,407

Per share net income:
Historical consolidated net income (5)	$0.18	$0.15	$0.13	$0.12
Pro forma income on net proceeds	0.06	0.06	0.06	0.06
Less: Pro forma ESOP adjustment (3)	(0.01)	(0.01)	(0.01)	(0.01)
Less: Pro forma restricted stock adjustment (4)	(0.02)	(0.02)	(0.02)	(0.02)
Less: Pro forma stock option adjustment (6)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share	$0.20	$0.17	$0.15	$0.14

Shares used for calculating pro forma earnings per share	7,023,392	8,262,814	9,502,237	10,927,572
Stock price as a multiple of pro forma earnings per share (6)	16.67	x	19.61	x	22.22	x	23.81	x

Pro forma stockholders’ equity:
Historical consolidated stockholders’ equity (7)	$60,118	$60,118	$60,118	$60,118
Estimated net proceeds	68,755	81,092	93,428	107,615
Plus: shares issued to foundation (2)	5,644	6,640	7,636	8,781
Less: after-tax cost of foundation (2)	(3,499)	(4,117)	(4,734)	(5,444)
Less: common stock acquired by ESOP (3)	(6,096)	(7,171)	(8,247)	(9,484)
Less: common stock acquired for restricted stock awards (4)	(3,048)	(3,586)	(4,123)	(4,742)

Pro forma stockholders’ equity	$121,874	$132,976	$144,078	$156,844

Footnotes on following page

	At or for the four months ended April 30, 2005
	Minimum of Offering Range 7,055,000 shares at $10.00 per share	Midpoint of Offering Range 8,300,000 shares at $10.00 per share	Maximum of Offering Range 9,545,000 shares at $10.00 per share	Maximum, As Adjusted, of Offering Range 10,976,750 shares at $10.00 per share (1)
	(Dollars in thousands, except per share data)
Stockholders’ equity per share:
Historical (7)	$7.89	$6.71	$5.83	$5.07
Estimated net proceeds	9.02	9.05	9.06	9.08
Plus: shares issued to foundation (2)	0.74	0.74	0.74	0.74
Less: after-tax cost of foundation (2)	(0.46)	(0.46)	(0.46)	(0.46)
Less: common stock acquired by ESOP (3)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock acquired for restricted stock awards (4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share	$15.99	$14.84	$13.97	$13.23
Pro forma tangible stockholders’ equity per share	$15.67	$14.56	$13.73	$13.02
Shares used for pro forma stockholders’ equity per share	7,619,400	8,964,000	10,308,600	11,854,890
Stock price as a percentage of stockholders’ equity per share (6)	62.54%	67.39%	71.58%	75.59%
Stock price as a percentage of tangible stockholders’ equity per share	63.82%	68.68%	72.83%	76.80%

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15.0% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.

(2)	Legacy Bancorp intends to make a contribution to The Legacy Banks Foundation amounting to 8.0% of the shares sold in the offering. The pro forma net income does not take into account the non-recurring expense that will be recognized as a result of the establishment of the foundation. Legacy Bancorp expects to recognize a tax benefit from and an after-tax expense related to the contribution to The Legacy Banks Foundation.

(3)	It is assumed that the employee stock ownership plan will purchase 8.0% of the sum of the shares issued in the offering plus shares issued to The Legacy Banks Foundation. The employee stock ownership plan is assumed to be funded internally with a loan from Legacy Bancorp (or a subsidiary established for that purpose). Legacy Banks intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and the interest requirement of the debt. Legacy Banks’ total annual payments on the employee stock ownership plan debt is based upon 15 installments of principal and interest. The pro forma adjustments assume the employee stock ownership plan shares are allocated in equal installments based on the number of loan repayment installments assumed to be paid by Legacy Banks, the fair value of the common stock remains at the subscription price and the employee stock ownership plan expense reflects an estimated combined federal and state effective tax rate of 38.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment rate is assumed on the proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that (i) 13,544, 15,934, 18,325 and 21,073 shares were committed to be released during the period at the minimum, midpoint, maximum and the adjusted maximum of the offering range, respectively, and (ii) only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(4)	If the stock-based incentive plan is approved by Legacy Bancorp’s stockholders, Legacy Bancorp may purchase an aggregate number of shares of common stock equal to 4.0% of the sum of the shares to be sold in the offering plus shares issued to the foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion, although such plan, including the amount awarded under such plan, may remain subject to supervisory restrictions), to be awarded as restricted stock to officers and directors under the stock-based incentive plan. Stockholder approval of the stock-based incentive plan and purchases of stock for grant under the plan may not occur earlier than six months after the completion of the conversion. The shares may be issued directly by Legacy Bancorp or acquired through open market purchases. The funds to be used purchase the shares to be awarded by the stock-based incentive plan will be provided by Legacy Bancorp. The table assumes that (i) the shares to be awarded under the stock-based incentive plan are acquired through open market purchases at $10.00 per share, (ii) 20% of the amount contributed for restricted stock awards is amortized as an expense during the four months ended April 30, 2005 (based on a five-year vesting period) and (iii) the stock-based incentive plan expense reflects an estimated combined federal and state effective tax rate of 38.0%. Assuming stockholder approval of the stock-based incentive plan and that shares of common stock (equal to 4.0% of the sum of the shares sold in the offering plus shares issued to the foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.8%.

(5)	Historical consolidated net income includes the historical net income of Mutual Bancorp and its subsidiaries.

(6)

Gives effect to the options we expect to grant under the stock-based incentive plan, which is expected to be adopted by Legacy Bancorp following the offering and presented for approval not earlier than six months after the completion of the conversion. We have assumed that options will be granted to acquire 10.0% of the sum of the shares sold in the offering plus shares issued to The Legacy Banks Foundation. In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $3.31 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight line basis over a five-year vesting period of options with a ten-year term, and a combined federal and state estimated effective tax rate of 38.0%. Under the above assumptions, the granting of options under the stock-based incentive plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 9.1% on the ownership interest of persons who purchase common stock in the offering.

(7)	Historical stockholders’ equity includes the historical equity of Mutual Bancorp and its subsidiaries.

At or for the year ended December 31, 2004
Minimum of Offering Range 7,055,000 shares at $10.00 per share	Midpoint of Offering Range 8,300,000 shares at $10.00 per share	Maximum of Offering Range 9,545,000 shares at $10.00 per share	Maximum, As Adjusted, of Offering Range 10,976,750 shares at $10.00 per share (1)
(Dollars in thousands, except per share data)
Pro forma market capitalization:	$76,194	$89,640	$103,086	$118,549
Less: shares issued to the foundation (2)	(5,644)	(6,640)	(7,636)	(8,781)

Gross Proceeds of public offering	70,550	83,000	95,450	109,768
Less: conversion expenses	(1,795)	(1,908)	(2,022)	(2,153)

Estimated net proceeds	68,755	81,092	93,428	107,615
Less: common stock acquired by ESOP (3)	(6,096)	(7,171)	(8,247)	(9,484)
Less: common stock acquired for restricted stock awards (4)	(3,048)	(3,586)	(4,123)	(4,742)

Estimated net proceeds, as adjusted	$59,611	$70,335	$81,058	$93,389

Pro forma consolidated net income:
Historical consolidated net income (5)	$3,554	$3,554	$3,554	$3,554
Pro forma income on net proceeds	1,016	1,199	1,382	1,592
Less: Pro forma ESOP adjustment (3)	(252)	(296)	(341)	(392)
Less: Pro forma restricted stock adjustment (4)	(378)	(445)	(511)	(588)
Less: Pro forma stock option adjustment (6)	(313)	(368)	(423)	(487)

Pro forma net income	$3,627	$3,644	$3,661	$3,679

Per share net income:
Historical consolidated net income (5)	$0.50	$0.43	$0.37	$0.32
Pro forma income on net proceeds	0.14	0.14	0.14	0.15
Less: Pro forma ESOP adjustment (3)	(0.04)	(0.04)	(0.04)	(0.04)
Less: Pro forma restricted stock adjustment (4)	(0.05)	(0.05)	(0.05)	(0.05)
Less: Pro forma stock option adjustment (6)	(0.04)	(0.14)	(0.14)	(0.04)

Pro forma net income per share	$0.51	$0.44	$0.38	$0.34

Shares used for calculating pro forma earnings per share	7,050,485	8,294,688	9,538,891	10,969,725
Stock price as a multiple of pro forma earnings per share	19.61	x	22.73	x	26.32	x	29.41	x

	At or for the year ended December 31, 2004
	Minimum of Offering Range 7,055,000 shares at $10.00 per share	Midpoint of Offering Range 8,300,000 shares at $10.00 per share	Maximum of Offering Range 9,545,000 shares at $10.00 per share	Maximum, As Adjusted, of Offering Range 10,976,750 shares at $10.00 per share (1)
	(Dollars in thousands, except per share data)
Pro forma stockholders’ equity:
Historical consolidated stockholders’ equity (7)	$59,447	$59,447	$59,447	$59,447
Estimated net proceeds	68,755	81,092	93,428	107,615
Plus: shares issued to foundation (2)	5,644	6,640	7,636	8,781
Less: after-tax cost of foundation (2)	(3,499)	(4,117)	(4,734)	(5,444)
Less: common stock acquired by ESOP (3)	(6,096)	(7,171)	(8,247)	(9,484)
Less: common stock acquired for restricted stock awards (4)	(3,048)	(3,586)	(4,123)	(4,742)

Pro forma stockholders’ equity	$121,203	$132,305	$143,407	$156,173

Stockholders’ equity per share:
Historical (7)	$7.80	$6.63	$5.77	$5.01
Estimated net proceeds	9.02	9.05	9.06	9.08
Plus: shares issued to foundation (2)	0.74	0.74	0.74	0.74
Less: after-tax cost of foundation (2)	(0.46)	(0.46)	(0.46)	(0.46)
Less: common stock acquired by ESOP (3)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock acquired for restricted stock awards (4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share	$15.90	$14.76	$13.91	$13.17
Pro forma tangible stockholders’ equity per share	$15.50	$14.41	$13.61	$12.91
Shares used for pro forma stockholders’ equity per share	7,619,400	8,964,000	10,308,600	11,854,890
Stock price as a percentage of stockholders’ equity per share (6)	62.89%	67.75%	71.89%	75.93%
Stock price as a percentage of tangible stockholders’ equity per share	64.52%	69.40%	73.48%	77.46%

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15.0% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.

(2)	Legacy Bancorp intends to make a contribution to The Legacy Banks Foundation amounting to 8.0% of the shares sold in the offering. The pro forma net income does not take into account the non-recurring expense that will be recognized as a result of the establishment of the foundation. Legacy Bancorp expects to recognize a tax benefit of and an after-tax expense related to the contribution to The Legacy Banks Foundation.

(3)	It is assumed that the employee stock ownership plan will purchase 8.0% of the sum of the shares issued in the offering plus shares issued to The Legacy Banks Foundation. The employee stock ownership plan is assumed to be funded internally with a loan from Legacy Bancorp (or a subsidiary established for that purpose). Legacy Banks intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and the interest requirement of the debt. Legacy Banks’ total annual payments on the employee stock ownership plan debt is based upon 15 installments of principal and interest. The pro forma adjustments assume the employee stock ownership plan shares are allocated in equal installments based on the number of loan repayment installments assumed to be paid by Legacy Banks, the fair value of the common stock remains at the subscription price and the employee stock ownership plan expense reflects an estimated combined federal and state effective tax rate of 38.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders equity. No reinvestment rate is assumed on the proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that (i) 40,637, 47,808, 54,979 and 63,226 shares were committed to be released during the period at the minimum, midpoint, maximum and the adjusted maximum of the offering range, respectively, and (ii) only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(4)

If the stock-based incentive plan is approved by Legacy Bancorp’s stockholders, Legacy Bancorp may purchase an aggregate number of shares of common stock equal to 4.0% of the sum of the shares to be sold in the offering plus shares issued to the foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion, although such plan, including the amount awarded under such plan, may remain subject to supervisory restrictions), to be awarded as restricted stock to officers and directors under the stock-based incentive plan. Stockholder approval of the stock-based incentive plan and purchases of stock for grant under the plan may not occur earlier than six months after the completion of the conversion. The shares may be issued directly by Legacy Bancorp or acquired through open market purchases. The funds to be used purchase the shares to be awarded by the stock-based incentive plan will be provided by Legacy Bancorp. The table assumes that (i) the shares to be awarded under the stock-based incentive plan are acquired through open market purchases at $10.00 per share, (ii) 20% of the amount contributed for restricted stock awards as an expense during the four months ended December 31, 2004 (based on a five-year vesting period), and (iii) the stock-based incentive plan expense reflects an estimated combined federal and state effective tax rate of 38.0%. Assuming stockholder approval of the stock-based incentive plan and that shares of common stock (equal to 4.0% of the sum of the shares sold in the offering plus shares issued to the foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.8%.

(5)	Historical net income includes the historical net income of Mutual Bancorp and its subsidiaries.

(6)	Gives effect to the options we expect to grant under the stock-based incentive plan, which is expected to be adopted by Legacy Bancorp following the offering and presented for approval not earlier than six months after the completion of the conversion. We have assumed that options will be granted to acquire 10.0% of the sum of the shares sold in the offering plus shares issued to The Legacy Banks Foundation. In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $3.31 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight line basis over a five-year vesting period of options with a ten-year term, and an estimated combined federal and state effective tax rate of 38.0%. Under the above assumptions, the granting of options under the stock-based incentive plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise options under the stock-based incentive plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 9.1% on the ownership interest of persons who purchase common stock in the offering.

(7)	Historical stockholders’ equity includes the historical equity of Mutual Bancorp and its subsidiaries.

COMPARISON OF INDEPENDENT VALUATION AND PRO FORMA FINANCIAL INFORMATION

WITH AND WITHOUT THE FOUNDATION

As set forth in the following table, if Legacy Bancorp was not making a contribution to The Legacy Banks Foundation as part of the conversion, Keller estimates that the pro forma valuation of Legacy Bancorp would be greater, which would increase the amount of common stock offered for sale in the offering. Without the foundation, the amount of common stock offered for sale in the offering at the midpoint of the offering range would be approximately $6.4 million greater. If The Legacy Banks Foundation were not established, however, there is no assurance that the appraisal prepared at the time of conversion would conclude that the pro forma market value of Legacy Bancorp would be the same as the estimate set forth in the table below.

The information presented in the following table is for comparative purposes only. It assumes that the conversion and the contribution to The Legacy Banks Foundation were completed at April 30, 2005. It shows gross proceeds of $70.6 million, $83.0 million, $95.5 million and $109.8 million, respectively, at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, and the establishment of an employee stock ownership plan that would acquire 8.0% of the sum of the shares sold in the offering plus shares issued to The Legacy Banks Foundation. It reflects the establishment of a stock-based incentive plan that would grant restricted stock awards and options to acquire shares of stock in an amount equal to 4.0% and 10.0%, respectively, of the sum of the shares sold in the offering plus shares issued to The Legacy Banks Foundation. It assumes that the employee stock ownership plan will purchase shares in the offering and that Legacy Bancorp will purchase, for award as restricted stock and for grant as stock options under the stock-based incentive plan, shares in the open market within one year of the conversion. Open market purchases are assumed at $10.00 per share. It also assumes that options are granted with a $10.00 exercise price and that the grant-date price of the stock is $10.00 per share. For comparative purposes, the table also shows the effects of the conversion, assuming no contribution to the foundation and gross proceeds of $81.6 million, $96.0 million, $110.4 million and $127.0 million, respectively, at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range.

	At the Minimum 7,055,000 Shares				At the Midpoint 8,300,000 Shares				At the Maximum 9,545,000 Shares				At the Maximum, as adjusted, 10,976,750 Shares
	With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation
	(Dollars in Thousands, except per share amounts)
Estimated offering amount (1)	$70,550		$81,600		$83,000		$96,000		$95,450		$110,400		$109,768		$126,960
Pro forma market capitalization (2)	76,194		81,600		89,640		96,000		103,086		110,400		119,549		129,960
Pro forma total assets (3)	749,863		759,558		760,086		772,098		770,809		784,637		783,140		799,058
Pro forma total liabilities (4)	627,489		629,633		627,118		629,633		626,731		629,633		626,296		629,633
Pro forma stockholders’ equity	121,874		129,925		132,976		142,465		144,078		155,004		156,844		169,425
Pro forma net income (5)	1,355		1,409		1,371		1,434		1,388		1,460		1,407		1,491
Pro forma stockholders’ equity per share	15.99		15.92		14.84		14.84		13.97		14.04		13.23		13.35
Pro forma net income per share (5)	$0.20		$0.19		$0.17		$0.16		$0.15		$0.14		$0.14		$0.13
Pro forma pricing ratios
Offering price as a percent of pro forma stockholders’ equity per share	62.54%		62.81%		67.39%		67.39%		71.58%		71.23%		75.59%		74.91%
Offering price as a multiple of pro forma net income per share (6)	16.67	x	17.54	x	19.61	x	20.83	x	23.81	x	23.81	x	23.81	x	25.64	x
Pro Forma Financial Ratios
Return on assets (7)	0.60%		0.62%		0.60%		0.62%		0.60%		0.62%		0.60%		0.62%
Return on stockholders’ equity (8)	3.71%		3.61%		3.44%		3.35%		3.21%		3.14%		2.99%		2.93%
Stockholders’ equity to assets	16.26%		17.11%		17.49%		18.45%		18.69%		19.75%		20.03%		21.20%

(1)	Gross proceeds of the offering, based on the midpoint of the preliminary pro forma valuation prepared by Keller as of June 7, 2005.

(2)	Gross proceeds of the offering, plus the value of the shares issued to The Legacy Banks Foundation.

(3)	Pro forma total assets are equal to Mutual Bancorp’s total consolidated assets at April 30, 2005, plus estimated net proceeds and the tax benefit created by the contribution of shares to The Legacy Banks Foundation.

(4)	Pro forma total liabilities are equal to Mutual Bancorp’s total consolidated liabilities at April 30, 2005.

(5)	Pro forma earnings per share for the four months ended April 30, 2005. If the contribution to The Legacy Banks Foundation had been expensed during the four months ended April 30, 2005, Mutual Bancorp would have incurred a net loss.

(6)	Offering price of $10.00 per share divided by annualized pro forma net income per share.

(7)	If the contribution to The Legacy Banks Foundation had been expensed during the four months ended April 30, 2005, annualized pro forma return on assets would have been (0.29%), (0.36%), (0.43%) and (0.52%) at the minimum, midpoint, maximum, and maximum, as adjusted, respectively.

(8)	If the contribution to The Legacy Banks Foundation had been expensed during the four months ended April 30, 2005, annualized pro forma return on equity would have been (1.76%), (2.07%), (2.32%) and (2.57%), at the minimum, midpoint, maximum, and maximum, as adjusted, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF MUTUAL BANCORP AND SUBSIDIARIES

This section is intended to help potential investors understand the financial performance of Mutual Bancorp and its subsidiaries through a discussion of the factors affecting our financial condition at April 30, 2005, December 31, 2004 and December 31, 2003 and our consolidated results of operations for the four months ended April 30, 2005 and 2004 and for the years ended December 31, 2004, 2003 and 2002. This section should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear elsewhere in this prospectus. The financial condition and results of operations reported at April 30, 2005 and for the four-month period ending April 30, 2005 are not necessarily indicative of the financial condition and results of operations that will result for the fiscal year ended December 31, 2005.

Overview

Income. Mutual Bancorp’s results of operations are dependent mainly on net interest income, which is the difference between the income earned on its loan and investment portfolios and interest expense incurred on its deposits and borrowed funds. Results of operations are also affected by fee income from banking and non-banking operations, provisions for loan losses, gains (losses) on sales of loans and securities available for sale, loan servicing income and other miscellaneous income.

Expenses. Mutual Bancorp’s expenses consist primarily of compensation and employee benefits, office occupancy, technology, marketing, general administrative expenses and income tax expense.

Results of operations are also significantly affected by general economic and competitive conditions, particularly with respect to changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact Legacy Bancorp’s financial condition and results of operations. See “Risk Factors” beginning on page 14.

Critical Accounting Policies

Critical accounting policies are those that involve significant judgments and assessments by management, and which could potentially result in materially different results under different assumptions and conditions. We consider the following to be critical accounting policies:

Allowance for Loan Losses. The determination of the allowance for loan losses is considered critical due to the high degree of judgment involved, the subjectivity of the underlying assumptions used, and the potential for changes in the economic environment that could result in material changes in the amount of the allowance for loan losses considered necessary. The allowance is evaluated on a regular basis by management and is based on a periodic review of the collectibility of the loans in light of historical experience, the nature and size of the loan portfolio, adverse situations that may affect borrowers’ ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. For a full discussion of the allowance for loan losses, please refer to “Business of Mutual Bancorp and Subsidiaries—Asset Quality” on page 53.

Income Taxes. Mutual Bancorp uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance related to deferred tax assets is established when, in management’s judgment, it is more likely than not that all or a portion of such deferred tax assets will not be realized. Deferred tax assets applicable to capital loss carryforwards of $561,000, $489,000 of which expires in 2007, and $72,000 of which expires in 2008 are recoverable only to the extent that capital gains can be realized during the carryforward period. As of April 30, 2005 there are no valuation allowances established against deferred tax assets. The judgments applied by management consider the likelihood that capital gain income will be realized within the carryforward period in light of our tax planning strategies and changes in market conditions.

This discussion has highlighted those accounting policies that management considers to be critical; however all accounting policies are important, and therefore you are encouraged to review each of the policies included in Note 1 to the consolidated financial statements to gain a better understanding of how our financial performance is measured and reported.

Analysis of Net Interest Income

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. All average balances are daily average balances. The yields set forth below include the effect of deferred fees, and discounts and premiums that are amortized or accreted to interest income or expense. Legacy does not accrue interest on loans on non-accrual status, however, the balance of these loans is included in the total average balance, which has the effect of lowering average loan yields.

Analysis of Net Interest Income

	At April 30, 2005		Four Months Ended April 30,
			2005			2004
	Balance	Weighted Average Yield/Rate	Average Outstanding Balance	Interest	Yield/ Rate(1)	Average Outstanding Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans - Net (2)	$516,488	5.82%	$513,578	$9,790	5.72%	$468,133	$8,822	5.65%
Investment securities	128,320	3.70%	128,736	1,584	3.69%	117,060	1,295	3.32%
Interest-earning deposits	5,706	2.65%	7,411	58	2.35%	5,894	16	0.81%

Total interest-earning assets	650,514	5.38%	649,725	11,432	5.28%	591,087	10,133	5.14%
Non-interest-earning assets	39,237		36,668			34,990

Total assets	$689,751		$686,393			$626,077

Interest-bearing liabilities:
Savings deposits	$70,139	0.43%	$72,166	103	0.43%	$87,319	123	0.42%
LifePath Savings (3)	69,077	2.20%	67,650	477	2.12%	15,913	110	2.07%
Money market	60,564	1.50%	58,893	236	1.20%	80,700	244	0.91%
NOW accounts	39,492	0.21%	37,860	25	0.20%	35,066	15	0.13%
Certificates of deposits	177,507	2.78%	169,390	1,486	2.63%	150,267	1,232	2.46%

Total deposits	416,779	1.86%	405,959	2,327	1.72%	369,265	1,724	1.40%
Borrowed funds	157,825	4.20%	167,592	2,210	3.96%	148,527	2,048	4.14%

Total interest-bearing liabilities	574,604	2.49%	573,551	4,537	2.37%	517,792	3,772	2.19%
Non-interest bearing liabilities	55,029		52,774			51,253

Total liabilities	629,633		626,325			569,045
Equity	60,118		60,068			57,032

Total liabilities and equity	$689,751		$686,393			$626,077

Net interest income				$6,895			$6,361

Net interest rate spread (4) (7)		2.89%			2.91%			2.95%
Net interest-earning assets (5)	$75,598		$76,174			$73,295

Net interest margin (6)					3.18%			3.23%
Average interest-earning assets to interest-bearing liabilities					113.28%			114.16%

Footnotes on following page

Analysis of Net Interest Income

	Years Ended December 31,
	2004			2003			2002
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans - Net (2)	$487,501	$27,404	5.62%	$420,287	$25,007	5.95%	$375,792	$25,434	6.77%
Investment securities	121,310	4,152	3.42%	140,474	5,057	3.60%	157,927	6,420	4.07%
Interest-earning deposits	6,271	73	1.16%	7,081	75	1.06%	16,021	492	3.07%

Total interest-earning assets	615,082	31,629	5.14%	567,842	30,139	5.31%	549,740	32,346	5.88%
Non-interest-earning assets	36,159			36,445			41,450

Total assets	$651,241			$604,287			$591,190

Interest-bearing liabilities:
Savings deposits	$81,352	337	0.41%	$90,646	625	0.69%	$87,563	1,317	1.50%
LifePath Savings (3)	40,338	747	1.85%	—	—	0.00%	—	—	0.00%
Money market	72,107	680	0.94%	93,619	948	1.01%	107,761	1,803	1.67%
NOW accounts	36,431	56	0.15%	34,064	60	0.18%	31,759	206	0.65%
Certificates of deposits	155,024	3,794	2.45%	146,837	4,099	2.79%	160,907	6,272	3.90%

Total deposits	385,252	5,614	1.46%	365,166	5,732	1.57%	387,990	9,598	2.47%
Borrowed funds	154,795	6,488	4.19%	132,123	6,120	4.63%	102,758	5,668	5.52%

Total interest-bearing liabilities	540,047	12,102	2.24%	497,289	11,852	2.38%	490,748	15,266	3.11%
Non-interest bearing liabilities	53,158			51,660			47,980

Total liabilities	593,205			548,949			538,728
Equity	58,036			55,338			52,462

Total liabilities and equity	$651,241			$604,287			$591,190

Net interest income		$19,527			$18,287			$17,080

Net interest rate spread (4)(7)			2.90%			2.93%			2.77%
Net interest-earning assets (5)	$75,035			$70,553			$58,992

Net interest margin (6)			3.17%			3.22%			3.11%
Average interest-earning assets to interest-bearing liabilities			113.89%			114.19%			112.02%

(1)	Yields and rates for the four months ended April 30, 2005 and 2004 are annualized.

(2)	Includes loans held for sale.

(3)	LifePath Savings, started in January 2004, is a higher yielding money market account made available, along with certain special benefits, to clients who maintain certain minimum balances and deposit accounts with the Bank.

(4)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities at the period indicated.

(5)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.

(7)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities for the four months ended April 30, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002.

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of the Bank’s interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances).

	Four Months Ended April 30, 2005 vs. 2004			Years Ended December 31, 2004 vs. 2003			Years Ended December 31, 2003 vs. 2002
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate		Volume	Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans - Net (1)	$865	$103	$968	$3,835	$(1,438)	$2,397	$2,831	$(3,258)	$(427)
Investment securities	136	153	289	(665)	(240)	(905)	(669)	(694)	(1,363)
Interest-earning deposits	5	37	42	(9)	7	(2)	(192)	(225)	(417)

Total interest-earning assets	1,006	293	1,299	3,161	(1,671)	1,490	1,970	(4,177)	(2,207)

Interest-bearing liabilities:
Savings deposits	(22)	2	(20)	(59)	(229)	(288)	44	(736)	(692)
LifePath Savings (2)	365	2	367	—	747	747	—	—	—
Money market	(75)	67	(8)	(206)	(62)	(268)	(214)	(641)	(855)
NOW accounts	1	9	10	4	(8)	(4)	14	(160)	(146)
Certificates of deposits	164	90	254	220	(525)	(305)	(512)	(1,661)	(2,173)

Total deposits	433	170	603	(41)	(77)	(118)	(668)	(3,198)	(3,866)

Borrowed funds	254	(92)	162	986	(618)	368	1,453	(1,001)	452

Total interest-bearing liabilities	687	78	765	945	(695)	250	785	(4,199)	(3,414)

Change in net interest income	$319	$215	$534	$2,216	$(976)	$1,240	$1,185	$22	$1,207

(1)	Includes loans held for sale.

(2)	LifePath Savings, started in January 2004, is a higher yielding money market account made available, along with certain special benefits, to clients who maintain certain minimum balances and deposit accounts with the Bank.

Comparison of Financial Condition at April 30, 2005 and December 31, 2004

Total Assets. Total assets increased by $8.5 million, or 1.2%, from $681.3 million at December 31, 2004 to $689.8 million at April 30, 2005. This increase was largely the result of an increase in the loan portfolio, offset by reductions in cash and cash equivalents and securities.

Cash and Short-term Investments. Cash and correspondent bank balances decreased by $1.0 million to $10.8 million as of April 30, 2005 compared to December 31, 2004. Over the same four month period, short-term investments, comprised of federal funds sold and FHLB overnight deposits, increased $0.8 million, from $4.9 million at December 31, 2004 to $5.7 million at April 30, 2005. Cash and short-term investments decreased slightly, by $0.2 million.

Securities. Our investment portfolio aggregated $128.3 million at April 30, 2005, a decrease of $2.9 million, or 2.2%, from $131.2 million at December 31, 2004. This decrease was primarily related to reductions in mortgage-backed securities, which decreased $5.6 million to $52.6 million, and corporate and other debt securities, which decreased $3.4 million to $9.3 million at April

30, 2005. These decreases were partially offset by increases in holdings of U.S. Agency securities and municipal bonds totaling $4.5 million and $1.0 million, respectively. The overall decrease was used to partially fund growth in the Bank’s loan portfolio.

Net Loans. Net loans as of April 30, 2005 were $516.2 million, an increase of $11.5 million, or 2.3%, over net loan balances of $504.7 million as of December 31, 2004. Loan growth was primarily attributable to increases in commercial real estate loans of $13.0 million and home equity lines of $2.9 million, offsetting declines in other product categories, including a decrease in residential mortgage loans of $3.1 million and consumer loans of $0.7 million. The significant growth in commercial real estate loans was a result of the Bank’s significant business development efforts in the Albany, New York area in the second half of 2004. The decrease in residential mortgage loans was primarily due to the sale of $6.0 million of fixed-rate loans into the secondary market.

Deposits. Deposits increased by $16.3 million to $467.2 million at April 30, 2005, an increase of 3.6% over a balance of $450.9 million at December 31, 2004. The largest increases came in certificates of deposit which increased by $12.1 million and LifePath Savings accounts which increased by $6.8 million. The deposit increases overall were the result of the Bank’s continued marketing and promotional efforts in its market area, including efforts to remain competitive in all of its deposit product offerings.

Borrowed Funds. Funds borrowed from the Federal Home Loan Bank of Boston (“FHLBB”) decreased by $6.0 million to $153.7 million at April 30, 2005, a 3.8% decrease from a balance of $159.7 million as of December 31, 2004. Repayment of these funds was made from deposit growth.

Retained Earnings. Retained earnings increased by $0.7 million to $60.1 million at April 30, 2005, an increase of 1.1% from a balance of $59.4 million as of December 31, 2004. This increase in retained earnings was attributable to net income for the first four months of $1.3 million offset by an increase of $0.6 million in the net unrealized loss on available for sale securities.

Comparison of Operating Results For the Four Months Ended April 30, 2005 and April 30, 2004

Net Income. Net income for the four months ended April 30, 2005 was $1.3 million, an increase from net income of $1.2 million for the first four months of 2004. An increase of $93,000 in operating expenses and a $283,000 increase in the provision for loan losses were more than offset by an increase in net interest income of $534,000.

Net Interest Income. The tables on pages 38 through 40 set forth the components of the Bank’s net interest income, yields on interest earning assets and interest bearing liabilities, and the effect on net interest income arising from changes in volume and rate. Net interest income increased from $6.4 million in the first four months of 2004 to $6.9 million in the first four months of 2005. The increase of $0.5 million, or 8.4%, is due to a $2.9 million, or 3.9%, increase in average net interest-earning assets coupled with a 4 basis point, or 1.4%, decrease in the net interest margin. The lower net margin is due to average yields generally increasing at a slower pace than average costs of funds from the four months ended April 30, 2004 to the same period in 2005.

Interest Income. Interest income increased $1.3 million, or 12.8%, to $11.4 million for the four months ended April 30, 2005 from $10.1 million for the four months ended April 30, 2004. The increase was caused primarily by a $58.6 million increase in interest-earning assets, which had the effect of increasing interest income by $1.0 million. Loans increased on average by $45.4 million between the two periods, along with an increase in the average balances of investment securities of $11.7 million and short-term investments of $1.5 million. The average yield on loans increased from 5.65% for the four months ended April 30, 2004 to 5.72% for the same period in 2005, and the overall yield on interest earning assets increased from 5.14% to 5.28% for the 2004 and 2005 periods, respectively, due to the general increase in interest rates.

Interest Expense. Interest expense for the four months ended April 30, 2005 increased by $765,000 or 20.3% to $4.5 million compared to interest expense of $3.8 million for the four months ended April 30, 2004. The effect of an increase in non-interest-bearing liabilities, which grew by an average of $55.8 million in the 2005 period, was to increase interest expense by $687,000, while an increase of 18 basis points, or 8.3%, in the average rates paid on interest-bearing liabilities increased interest expense by $78,000. The increase in non-interest-bearing liabilities was due to the Bank’s aggressive pursuit of deposits through higher rates being offered on certificate of deposits, the success of the LifePath product, and increases in Federal Home Loan Bank borrowings. These additional deposits and borrowings were utilized to fund loan growth.

Provision for Loan Losses. The Bank records a provision for loan losses as a charge to its earnings when necessary in order to maintain the allowance for loan losses at a level sufficient to absorb losses inherent in the loan portfolio. Refer to “Business of Mutual Bancorp and Subsidiaries—Asset Quality” on page 56 for additional information about the Bank’s methodology for establishing its allowance for loan losses. The Bank recorded $286,000 and $3,000 in loan loss provisions during the four months ended April 30, 2005 and 2004, respectively. Provisions in both years were reflective of growth in the loan portfolio, an evaluation of the loan portfolio, and the realization of net recoveries of $49,000 and $111,000 in the four months ended April 30, 2005 and 2004, respectively. At April 30, 2005, the allowance for loan losses totaled $4.1 million, or 0.79% of the loan portfolio, compared to $3.9 million, or 0.81%, of total loans at April 30, 2004.

Non-interest Income. Non-interest income for the four month periods ended April 30, 2005 and 2004 remained flat at $1.4 million. A $48,000 decline in gains on loan sales was offset by a $23,000 increase in fiduciary income fees earned by the Legacy Portfolio Management division and an additional $27,000 in miscellaneous income resulting from the Bank’s purchase of $3.0 million of Bank-Owned Life Insurance in the second quarter of 2004. The decline on loan sales was attributable to the rise in market interest rates in 2005 and 2004, which in turn caused a decline in the origination of fixed rate residential mortgage loans that the Bank typically sells at a small gain in the secondary market.

Non-interest Expense. Non-interest expense increased by $93,000 or 1.6%, to $5.9 million for the four months ended April 30, 2005, compared to $5.8 million for the four months ended April 30, 2004.

Salaries and employee benefits expenses increased $140,000, or 4.4%, to $3.3 million for the four months ended April 30, 2005. The increase was primarily due to normal merit increases averaging 3.5% offsetting a slight reduction in staff. Data processing expenses declined $20,000, or 3.1%, to $618,000 for the four months ended April 30, 2005. Most of this reduction was attributable to a decline in data imaging expense associated with a new outside vendor. Reductions in data processing costs were more than offset by an increase in salaries and employee benefits.

Income Taxes. Income tax expense was $787,000 for the four months ended April 30, 2005, an increase of $50,000, or 6.8%, compared to $737,000 for the four months ended April 30, 2004. The combined federal and state effective tax rate remained essentially unchanged between years, at 38.3% and 38.8% in 2005 and 2004, respectively.

Comparison of Financial Condition at December 31, 2004 and December 31, 2003

Total Assets. Total assets increased by $46.3 million, or 7.3%, from $635.0 million at December 31, 2003 to $681.3 million at December 31, 2004. This increase was largely the result of an increase in both the loan and investment portfolios.

Cash and Short-term Investments. Cash and correspondent bank balances decreased by $1.5 million and short-term investments consisting of federal funds sold and FHLB overnight deposits declined by $4.8 million to $4.9 million at December 31, 2004. This reduction in short-term liquidity served primarily to partially fund an increase in the loan portfolio.

Securities. The investment portfolio aggregated $131.2 million at December 31, 2004, an increase of $10.4 million, or 8.6%, from $120.8 million at December 31, 2003. Within the securities portfolio U.S. Treasury and Agency securities increased by $6.6 million, and mortgage-backed securities increased by $4.6 million. These increases were partially offset by a $5.1 million decrease in holdings of corporate debt securities. The Bank’s required holdings of Federal Home Loan Bank Boston stock increased by $2.0 million as a result of the increase in borrowings from this source. The change in the securities portfolio mix is due in part to the more favorable yields available on mortgage-backed securities.

Net Loans. Net loans as of December 31, 2004 were $504.7 million, an increase of $39.5 million, or 8.5%, over net loan balances of $465.3 million as of December 31, 2003. Most loan product categories increased during this period, including an increase in residential loans of $22.2 million, commercial real estate loans of $1.9 million, home equity lines of $10.6 million, and consumer loans of $1.6 million. In 2004, the Bank once again maintained its number two position within Berkshire County in terms of mortgage activity, the result of its ability to offer competitive, attractive interest rates resulting from a historically low interest rate environment. The low interest rate environment also brought significant refinancing activity during the year.

Deposits and Borrowed Funds. Deposits increased by 6.7% or $28.3 million, to $450.9 million at December 31, 2004 from $422.5 million at December 31, 2003. A shift in the mix of deposits occurred with increases in savings accounts of $43.0 million and certificates of deposit of $15.3 million, offset by net reductions in demand deposits and money market accounts of $32.3 million, a substantial portion of which migrated to the new LifePath accounts. Funds borrowed from the Federal Home Loan Bank of Boston increased by $28.5 million, or 21.7%, to $159.7 million at December 31, 2003. This increase was used to help fund loan growth throughout the year.

Retained Earnings. Retained earnings increased by $3.1 million to $59.4 million at December 31, 2004, an increase of 5.5% from a balance of $56.3 million as of December 31, 2003. This increase in retained earnings was attributable to net income for the year of $3.6 million, offset by an increase in the net unrealized loss on marketable securities of $0.4 million.

Comparison of Operating Results For the Years Ended December 31, 2004 and December 31, 2003

Net Income. Net income increased $564,000, or 18.9%, to $3.6 million for the year ended December 31, 2004 compared to $3.0 million for the year ended December 31, 2003. The increase was primarily the result of an increase in net interest income and a reduction in the provision for loan losses, offset in part by an increase in operating expenses and income taxes.

Net Interest Income. The tables on pages 38 through 40 set forth the components of the Bank’s net interest income, yields on interest earning assets and interest bearing liabilities, and the effect on net interest income arising from changes in volume and rate. Net interest income increased from $18.3 million in the year ended December 31, 2003 to $19.5 million in 2004. The increase of $1.2 million, or 6.8%, was caused by an increase in the volume of net interest-earning assets, which grew by $4.5 million, or 6.4%, in 2004 as compared to 2003, which served to increase net interest income by $2.3 million This was offset in part by a 5 basis point, or 1.6%, reduction in the net interest margin, which had the effect of reducing net interest income by $1.1 million.

Interest Income. Interest income increased $1.5 million, or 4.9%, to $31.6 million for 2004 from $30.1 million for the prior year. The increase was due to higher average loan balances which was offset in part by lower average yields in 11 asset classes. In 2004 as compared to 2003, there was an increase in loans outstanding, which grew on average by $67.2 million, or 16.0%. Offsetting this to some degree, the yield earned on loans declined by 33 basis points, or 5.5%, to 5.62%, a change that reflected the drop in market interest rates generally in 2004. Consistent with the lower interest rate environment in 2004, yields on investments securities also dropped significantly when compared to 2003, falling by 18 basis points to 3.43% for the 2004 year. A $19.2 million net decrease in the average balances of investment securities and short-term investments in 2004 also contributed to lower overall income in this category.

Interest Expense. Interest expense increased $250,000, or 2.1%, to $12.1 million for the year ended December 31, 2004 from $11.9 million in the prior year. The primary cause was an increase in the average balances of deposits, short term borrowings and Federal Home Loan Bank of Boston borrowings, which increased by $42.8 million to an average of $540.0 million for 2004 from an average of $497.3 million for 2003, increasing interest expense by $945,000. This increase was partially offset by a reduction in the rates paid on interest-bearing deposits and borrowings, which declined by 14 basis points, or 5.9%, to 2.24% for 2004 from 2.38% for 2003, thus reducing interest expense by $0.7 million. The drop in deposit rates reflected the lower interest rate environment generally in 2004 as compared to 2003.

Provision for Loan Losses. The Bank’s provision for loan losses decreased by $767,000, or 78.3%, to $212,000 in 2004 from $979,000 in 2003. Contributing to the higher level of provision in 2003 was the addition to an allocated reserve in the amount of $251,000 for a non-performing loan. Further, in 2003 management decided to increase general reserve levels for the portfolio as a whole after a thorough reevaluation of the Bank’s methodology for establishing the allowance for loan losses. This analysis considers economic conditions, historical losses, and management’s estimate of losses inherent in the portfolio. Also affecting the provisions for 2004 and 2003 were net charge-offs totaling $786,000 and $192,000, respectively. The allowance for loan losses of $3.8 million at December 31, 2004 represented 0.76% of total loans, as compared to an allowance of $4.4 million, representing 0.95% of total loans at December 31, 2003.

Non-interest Income. Total non-interest income remained unchanged at $4.4 million in 2004 and 2003. There was a $53,000 decrease in gains realized on sales of fixed rate residential mortgage loans sold into the secondary market in 2004, offset in part by a $40,000 increase in net gains realized on sales of investment securities. A $58,000 increase in fees earned by the Bank’s portfolio management division was more than offset by a $137,000 decrease in insurance related fees, mostly due to the relatively high volume of fixed annuity sales in 2003.

Non-interest Expense. Non-interest expense increased $942,000, or 5.5%, to $17.9 million in 2004 as compared to $17.0 million in 2003. The increases were primarily attributable to increases in salaries and benefits, offset partially by a reduction in occupancy expenses. Salaries and employee benefits expenses increased $467,000, or 4.8%, to $10.2 million for the year ended December 31, 2004. Normal merit increases averaging 3.5% accounted for over half of this difference, supplemented by increases in medical insurance costs and the adoption of a new supplemental employment retirement plan midway through 2004. Occupancy expenses decreased $194,000 or 8.6%, to $2.1 million for 2004 primarily due to a reduction in depreciation expense related to older furniture, fixtures and computer equipment.

Income Taxes. Income tax expense was $2.3 million for the year ended December 31, 2004, an increase of $523,000, or 30.2%, compared to $1.7 million for the year ended December 31, 2003. The combined federal and state effective tax rate was 38.8% in 2004, compared to 36.7% in 2003. The effective tax rate was unusually low in 2003 due to a $260,000 reduction in the deferred tax asset valuation allowance on federal net operating loss carryforwards, a reduction made possible by the consolidation of the Trust Company of the Berkshires into Legacy Banks. Additionally, the 2003 rate was affected when the Commonwealth of Massachusetts settled a dispute with Massachusetts financial institutions regarding the state tax treatment of the real estate investment trusts (REIT’s). The settlement with the state had the effect of significantly increasing the state tax portion of the overall effective state tax rate in 2003, while the elimination of the REIT had the effect of increasing the overall effective rate in 2004.

Comparison of Operating Results For the Years Ended December 31, 2003 and December 31, 2002

Net Income. Net income increased to $3.0 million in 2003 from $1.8 million in 2002. The primary reason for the increase in income was a $1.0 million net change between years in the gain/loss realized on sale and/or impairment of securities.

Net Interest Income. The tables on pages 38 through 40 set forth the components of the Bank’s net interest income, yields on interest earning assets and interest bearing liabilities, and the effect on net interest income arising from changes in volume and rate. Net interest income increased from $17.1 million in the year ended December 31, 2002 to $18.3 million in 2003. The increase of $1.2 million, or 7.1%, was caused by an increase in the volume of net interest-earning assets, which grew by $11.6 million, or 19.6%, in 2003 as compared to 2002, which served to increase net interest income by $1.2 million. This was supplemented by an 11 basis point, or 3.5%, increase in the net interest margin, which had the effect of increasing net interest income by $22,000.

Interest Income. Interest income fell by $2.2 million, or 6.8%, to $30.1 million for 2003 from $32.3 million for the prior year. The decline was caused primarily by a 9.7% reduction in the yield on interest-earning assets, which averaged 5.31% for 2003 as compared to 5.88% for 2002. All interest-earning asset categories experienced declines in yield between the two years, with loans declining 82 basis points to 5.95%, investment securities declining 47 basis points to 3.60% and interest-bearing deposits declining by 201 basis points to 1.06%. All yield declines were consistent with an interest rate environment that was lower generally in 2003 than in 2002. The effect of this decline in average rates was to reduce interest income by $4.2 million. Partially offsetting this decline was an increase in the average interest-earning asset volume of $18.1 million, or 3.3%. This increase in volume had the effect of increasing interest income by $2.0 million in 2003 over 2002.

Interest Expense. Interest expense declined $3.4 million, or 22.4%, to $11.9 million for the year ended December 31, 2003 from $15.3 million in the prior year. A 73 basis point, or 23.5%, decline in the average rate paid on interest-bearing liabilities, from 3.11% in 2002 to 2.38% in 2003 was responsible for $4.2 million of the reduction in interest expense. This decline was partially offset by a $0.8 million increase in interest expense caused by a shift in the mix of deposits as well as by an overall increase in interest-bearing liability balances of $6.5 million, or 1.3%. In response to the low interest rate environment existing in 2003, customers shifted funds out of term certificates and money market accounts, requiring a need to increase borrowings from the Federal Home Loan Bank of Boston in order to partially fund loan growth. The average volume of certificates of deposit declined by $14.1 million, or 8.7%, to an average of $146.8 million outstanding in 2003 from an average of $160.9 million in 2002.

Provision for Loan Losses. The Bank’s provision for loan losses increased to $979,000 in 2003 from $140,000 in 2002. The higher level of provision in 2003 was partially attributable to the addition of an allocated reserve in the amount of $251,000. Further, in 2003 management decided to increase general reserve levels for the portfolio as a whole after a thorough reevaluation of the Bank’s methodology for establishing the allowance for loan losses. This analysis considers economic conditions, historical losses, and management’s estimate of losses inherent in the portfolio. The remainder of the increase in our reserve for loan losses is primarily due to this general increase in reserves. For further discussion of the Bank’s current methodology, please refer to “Business of Mutual Bancorp and Subsidiaries—Asset Quality” on page 53. The provision in 2003 also included an amount sufficient to replenish the allowance for the effect of net charge-offs totaling $192,000. In 2002, net charge-offs of $47,000 were reflected in determining the provision for the year. The allowance for loan losses of $4.4 million at December 31, 2003 represented 0.94% of total loans, as compared to an allowance of $3.6 million, representing 0.97% of total loans at December 31, 2002.

Non-interest Income. Total non-interest income was $4.4 million in 2003 as compared to net other charges totaling $3.1 million for 2002. The change between years was caused primarily by a $1.0 million shift in gains/losses on sales and/or impairment of securities. In 2002, the Bank realized a net loss on securities sales and/or impairment of $992,000 compared to a net gain of $29,000 in 2003. Additionally, fees from insurance referrals also increased to $260,000 in 2003 from $151,000 in 2002.

Non-interest Expense. Non-interest expense decreased $421,000, or 2.4%, to $17.0 million in 2003 as compared to $17.4 million in 2002. Most of this decrease occurred in other operating expenses, more than offsetting an increase in salaries and benefits of $366,000, or 3.9%, to $9.7 million for the year ended December 31, 2003. This increase was due to normal merit increases averaging 3.6% along with the implementation of a new “Balanced Scorecard” incentive plan in 2003. The decrease in other expenses of $612,000 was mainly due to a settlement payment in 2002.

Income Taxes. Income tax expense was $1.7 million for the year ended December 31, 2003, an increase of $841,000, or 94.5%, when compared to $0.9 million for the year ended December 31, 2002. The combined federal and state effective tax rate increased to 36.7% in 2003 as compared to 33.7% in 2002. In 2003 the Commonwealth of Massachusetts settled a dispute with Massachusetts financial institutions regarding the state tax treatment of the real estate investment trusts (REIT’s). The use of the REITs had the effect of significantly reducing the effective tax rate in 2002, while the settlement significantly increased the rate in 2003.

Quantitative and Qualitative Disclosures About Risk Management

Management recognizes that taking and managing risk is fundamental to the business of banking. Through the development, implementation and monitoring of its policies with respect to risk management, the Bank strives to measure, evaluate and control the risks it faces. Management understands that an effective risk management system is critical to the safety and soundness of the Bank.

Chief among the risks faced by Legacy Banks are credit risk, market risk including interest rate risk, liquidity risk, operational (transaction) risk and compliance risk.

Within management, the responsibility for risk management rests with the Risk Management department, headed by the Vice President and General Counsel, other members of the department, and the senior officers responsible for lending, retail banking and human resources. The Risk Management department continually reviews the status of our risk management efforts, including reviews of internal and external audit findings, loan review findings, and the activities of the Asset/Liability Committee with respect to monitoring interest rate and liquidity risk. The Committee tracks any open items requiring corrective action with the goal of ensuring that each is addressed on a timely basis. The Vice President and General Counsel reports all findings of the Risk Management department directly to the Audit Committee of the Bank.

Management of Credit Risk. Legacy Banks considers credit risk to be the most significant risk it faces, in that it has the greatest potential to affect the financial condition and operating results of Legacy Banks. Credit risk is managed through a combination of policies established by the board of directors of the Bank, the monitoring of compliance with these policies, and the periodic evaluation of loans in the portfolio, including those with problem characteristics. In general, the Bank’s policies establish maximums on the amount of credit that may be granted to a single borrower (including affiliates), the aggregate amount of loans outstanding by type in relation to total assets and capital, and loan concentrations. Collateral and debt service coverage ratios, approval limits and other underwriting criteria are also specified. Policies also exist with respect to performing periodic credit reviews, the rating of loans, when loans should be placed on non-performing status and factors that should be considered in establishing the Bank’s allowance for loan losses. For additional information, refer to “Business of Mutual Bancorp and Subsidiaries – Lending Activities,” on page 48.

Management of Market Risk. Market risk is the risk of loss due to adverse changes in market prices and rates, and typically encompasses exposures such as sensitivity to changes in market interest rates, foreign currency exchange rates, and commodity prices. The Bank has no exposure to foreign currency exchange or commodity price movements. Because net interest income is the Bank’s primary source of revenue, interest rate risk is a significant market risk to which the Bank is exposed.

Interest rate risk is the exposure of the Bank’s net interest income to adverse movements in interest rates. Net interest income is affected by changes in interest rates as well as by fluctuations in the level and duration of the Bank’s assets and liabilities. Over and above the influence that interest rates have on net interest income, changes in rates may also affect the volume of lending activity, the ability of borrowers to repay variable rate loans, the volume of loan prepayments and refinancings, the flow and mix of deposits, and the market value of the Bank’s assets and liabilities.

Exposure to interest rate risk is managed by the Bank through periodic evaluations of the current interest rate risk inherent in its rate-sensitive assets and liabilities, coupled with determinations of the level of risk considered appropriate given the Bank’s capital and liquidity requirements, business strategy and performance objectives. Through such management, the Bank seeks to manage the vulnerability of its net interest income to changes in interest rates.

Strategies used by the Bank to manage the potential volatility of its earnings may include:

•	Emphasizing the origination and retention of adjustable-rate mortgage loans, variable rate commercial loans and variable rate home equity lines-of-credit;

•	Investing in securities with relatively short maturities and/or expected average lives;

•	Classifying nearly all of the investment portfolio as “available for sale” in order to provide for flexibility in liquidity management; and

•	Lengthening liabilities such as certificates of deposits and Federal Home Loan Bank of Boston borrowings when appropriate.

Legacy Banks’ Asset/Liability Committee, comprised of several members of senior management, is responsible for managing interest rate risk. On a quarterly basis, the Committee reviews with the board of directors its analysis of the Bank’s exposure to interest rate risk, the effect subsequent changes in interest rates could have on the Bank’s future net interest income, its strategies and other activities, and the effect of those strategies on the Bank’s operating results. The Committee is also actively involved in the Bank’s planning and budgeting process as well as in determining pricing strategies for deposits and loans.

The Committee’s primary method for measuring and evaluating interest rate risk is income simulation analysis. This analysis considers the maturity and repricing characteristics of assets and liabilities, as well as the relative sensitivities of these balance sheet components over a range of interest rate scenarios. Interest rate scenarios tested generally include parallel and flattening/steepening rate ramps over a one year period, and static (or flat) rates. The simulation analysis is used to measure the exposure of net interest income to changes in interest rates over a specified time horizon, usually a two year period. The simulations also show the net interest income volatility for up to five years.

The table below sets forth, as of April 30, 2005, the estimated changes in the Bank’s net interest income that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

Percentage Change in Estimated Net Interest Income over 12 months as Compared to Flat Rates
400 basis point increase in rates	(3.45%)
200 basis point increase in rates	(1.67%)
Flat interest rates	—
200 basis point decrease in rates	(1.36%)

As indicated in the table above, the result of a 200 basis point increase in interest rates is estimated to decrease net interest income by 1.67% over a 12-month horizon, when compared to the flat rate scenario. For a 400 basis point parallel increase in the level of interest rates, net interest income is estimated to decline by 3.45% over a 12-month horizon, when compared against the flat rate scenario. Inherent in these estimates is the assumption that certain transaction and savings account deposit rates would not increase while money market and LifePath accounts would increase by 90 basis points for each 100 basis point increase in market interest rates. These assumptions are based on the Bank’s past experience with the changes in rates paid on these non-maturity deposits coincident with changes in market interest rates.

The estimated change in net interest income from the flat rate scenario for a 200 basis point decline in the level of interest rates is a decrease of 1.36%, which assumes little, if any, decrease in savings and interest-bearing checking rates, and an average decrease of only 75 and 50 basis points in money market and LifePath rates, respectively, for each 100 basis point decrease in market interest rates. Effectively, in the declining interest rate scenario, Legacy Banks does not reap the full potential benefit of lower rates because its core deposit accounts reach those floors without giving full effect to the rate decline. This simulation also incorporates the assumption that short-term FHLBB borrowings at April 30, 2005 are replaced with longer-term borrowings with maturities averaging one year. This lengthening of the average maturity of Legacy Banks’ borrowings has the effect of decreasing the liability-sensitivity of the balance sheet.

There are inherent shortcomings in income simulation, given the number and variety of assumptions that must be made in performing the analysis. The assumptions relied upon in making these calculations of interest rate sensitivity include the level of market interest rates, the shape of the yield curve, the degree to which certain assets and liabilities with similar maturities or periods to repricing react to changes in market interest rates, the degree to which non-maturity deposits react to changes in market rates, the expected prepayment rates on loans and mortgage-backed securities, the degree to which early withdrawals occur on certificates of deposit and the volume of other deposit flows. As such, although the analysis shown above provides an indication of the Bank’s sensitivity to interest rate changes at a point in time, these estimates are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank’s net interest income and will differ from actual results.

In its management of interest rate risk, the Bank also relies on the analysis of its interest rate “gap,” which is the measure of the mismatch between the amount of Legacy’s interest-earning assets and interest-bearing liabilities that mature or reprice within specified timeframes. An asset-sensitive position (positive gap) exists when there are more rate-sensitive assets than rate-sensitive liabilities maturing or repricing within a particular time horizon, and generally signifies a favorable effect on net interest income during periods of rising interest rates and a negative effect during periods of falling interest rates. Conversely, a liability-sensitive position (negative gap) would generally indicate a negative effect on net interest income during periods of rising rates and a positive effect during periods of falling rates.

The table below shows the Bank’s interest sensitivity gap position as of April 30, 2005, indicating the amount of interest-earning assets and interest-bearing liabilities that are anticipated to mature or reprice in each of the future time periods shown. Generally, these assets and liabilities are shown in the table based on the earlier of the time remaining to repricing or contractual maturity. However, residential mortgage loans and mortgage-backed securities have been presented in a manner that also incorporates the estimated effects of prepayment assumptions.

	Up to one year	More than one year to two years	More than two years to three years	More than three years to four years	More than four years to five years	More than five years	Total
	(Dollars in Thousands)
Interest-earning assets:
Loans, net	$197,787	$69,266	$74,247	$49,709	$28,750	$96,417	$516,176
Investment securities	41,406	15,807	27,909	20,540	7,606	15,052	128,320
Short-term investments	5,706						5,706

Total interest-earning assets	244,899	85,073	102,156	70,249	36,356	111,469	650,202

Interest-bearing liabilities:
Savings deposits	6,997	—	—	—	—	63,142	70,139
LifePath Savings (1)	69,077	—	—	—	—	—	69,077
Money market	60,564	—	—	—	—	—	60,564
NOW accounts						39,492	39,492
Certificates of deposits	110,462	45,647	17,312	2,710	1,376	—	177,507
Borrowed funds	49,845	28,951	14,795	12,841	17,142	34,251	157,825

Total interest-bearing liabilities	296,945	74,598	32,107	15,551	18,518	136,885	574,604

Interest rate sensitivity gap	$(52,046)	$10,475	$70,049	$54,698	$17,838	$(25,416)	$75,598

Interest rate sensitivity gap as a % of total assets	(7.55%)	1.52%	10.16%	7.93%	2.59%	(3.68%)
Cumulative interest rate sensitivity gap	$(52,046)	$(41,571)	$28,478	$83,176	$101,014	$75,598

Cumulative interest rate sensitivity gap as a % of total assets	(7.55%)	(6.03%)	4.13%	12.06%	14.64%	10.96%

(1)	LifePath Savings, started in January 2004, is a higher yielding money market account made available, along with certain special benefits, to clients who maintain certain minimum balances and deposit accounts with the Bank.

Certain factors may serve to limit the usefulness of the measurement of the interest rate gap. For example, interest rates on certain assets and liabilities are discretionary and may change in advance of, or may lag behind, changes in market rates. The gap analysis does not give effect to changes Legacy may undertake to mitigate interest rate risk. Certain assets, such as adjustable-rate loans, have features that may restrict the magnitude of changes in interest rates both on a short-term basis and over the life of the assets. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the gap analysis. Lastly, should interest rates increase, the ability of borrowers to service their debt may decrease.

Liquidity Risk Management. Liquidity risk, or the risk to earnings and capital arising from an organization’s inability to meet its obligations without incurring unacceptable losses, is managed by the Bank’s Chief Financial Officer, who monitors on a daily basis the adequacy of the Bank’s liquidity position. Oversight is provided by the Asset/Liability Committee, which reviews the Bank’s liquidity on a weekly basis, and by the board of directors of the Bank, which reviews the adequacy of our liquidity resources on a monthly basis.

Our primary sources of funds are from deposits, amortization of loans, loan prepayments and the maturity of loans, mortgage-backed securities and other investments, and other funds provided by operations. While scheduled payments from amortization of loans and mortgage-backed securities and maturing loans and investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition. We maintain excess funds in cash and short-term interest-bearing assets that provide additional liquidity. At April 30, 2005, cash and due from banks, short-term investments and debt securities maturing within one year totaled $25.8 million or 3.7% of total assets.

We also rely on outside borrowings from the Federal Home Loan Bank of Boston, as an additional funding source. Over the past several years, the Bank has expanded its use of Federal Home Loan Bank of Boston borrowings to fund growth in the loan portfolio and to assist in the management of its interest rate risk. Since December 31, 2004, Legacy has decreased Federal Home Loan Bank of Boston borrowings by $6.0 million to a total of $153.7 million outstanding as of April 30, 2005. On that date, we had the ability to borrow an additional $80.3 million from the Federal Home Loan Bank of Boston.

We use our liquidity to fund existing and future loan commitments, to fund maturing certificates of deposit and borrowings, to fund other deposit withdrawals, to invest in other interest-earning assets and to meet operating expenses. The Bank anticipates that it will continue to have sufficient funds and alternative funding sources to meet its commitments.

With the recent growth in the Bank’s balance sheet, some of our cash flow characteristics and patterns have changed. Refer to the Consolidated Statements of Cash Flows on pages F-6 and F-7 of this prospectus. Specifically, in the four months ended April 30, 2005, cash provided by financing activities increased by $10.8 million to $9.0 million from $(1.8) million in the four months ended April 30, 2004. This increase, consisting primarily of a greater net increase in deposits, was partially used to fund growth in the Bank’s assets, as seen by a $3.5 million increase in cash used by investing activities, and in particular to the pay down of advances from the Federal Home Loan Bank of Boston.

Upon the consummation of the stock conversion, tangible capital as a percentage of total assets is expected to range between 11.72% at the minimum of the offering range and 13.51% at the maximum, as adjusted, of the offering range. See “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation” on page 33. As noted in “Summary—Our Business Strategy” on page 3, we intend to grow our loan assets further after the stock conversion. The cash flow required to fund those potential increases in loans will likely be provided primarily by increases in deposits, as we implement our strategy to expand our franchise geographically and to increase our deposit market share in the areas served by the Bank at present. To the extent that cash flow provided by our deposit-gathering efforts does not completely fund increases in assets, we will likely borrow funds from the FHLBB to provide the necessary cash flow. The capital necessary to support future growth in assets is anticipated to be provided by our capital resources in hand following the conversion and merger, augmented over time by increases from net income, net of dividends paid, if any.

Contractual Obligations. The following tables present information indicating various contractual obligations and commitments of the Bank as of December 31, 2004 and the respective maturity dates:

	December 31, 2004
	Total	One Year or Less	More than One Year through Three Years	More than Three Years Through Five Years	Over Five Years
	(Dollars in Thousands)
Federal Home Loan Bank of Boston advances	$159,704	$47,641	$34,095	$34,447	$43,521
Securities sold under agreements to repurchase	4,557	4,557	—	—	—

Total contractual obligations	$164,261	$52,198	$34,095	$34,447	$43,521

Loan Commitments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract and generally have fixed expiration dates or other termination clauses. The following table presents certain information about Legacy Banks’ loan commitments outstanding as of December 31, 2004:

	December 31, 2004
	Total	One Year or Less	More than One Year through Three Years	More than Three Years Through Five Years	Over Five years
	(Dollars in Thousands)
Commitments to grant loans (1)	$34,082	$34,082	$—	$—	$—
Commercial loan lines-of-credit	12,148	12,148	—	—	—
Unused portion of home equity loans (2)	50,408	230	1,260	1,638	47,280
Unused portion of construction loans (3)	9,395	9,395	—	—	—
Unused portion of personal lines-of-credit(4)	556	—	—	—	556
Standby letters of credit	796	796	—	—	—

Total loan commitments	$107,385	$56,651	$1,260	$1,638	$47,836

(1)	Commitments for loans are extended to customers for up to 60 days after which they expire.

(2)	Unused portions of home equity loans are available to the borrower for up to 10 years.

(3)	Unused portions of construction loans are available to the borrower for up to one year for development loans and up to one year for other construction loans.

(4)	Unused portion of checking overdraft lines-of-credit are available to customers in “good standing” indefinitely.

(5)	Standby letters of credit are generally available for less than one year.

Management of Other Risks. Two additional risk areas that receive significant attention by management and the board are operational risk and compliance risk. Operational risk is the risk to earnings and capital arising from control deficiencies, problems with information systems, fraud, error or unforeseen catastrophes. Compliance risk is the risk arising from violations of, or nonconformance with, laws, rules, regulations, prescribed practices, internal policies and procedures or ethical standards. Compliance risk can expose us to fines, civil money penalties, payment of damages and the voiding of contracts.

The Bank addresses such risks through the establishment of comprehensive policies and procedures with respect to internal control, the management and operation of its information and communication systems, disaster recovery, and compliance with laws, regulations and banking “best practice.” Monitoring of the efficacy of such policies and procedures is performed through a combination of the Bank’s internal audit program, through periodic internal and third-party compliance reviews, and through the ongoing attention of its managers charged with supervising compliance and operational control. Oversight of these activities is provided by the Risk Management department and the Audit Committee of the board of directors of the Bank.

Off-Balance Sheet Arrangements

Other than loan commitments, the Bank does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Impact of Inflation and Changing Prices

The financial statements, accompanying notes, and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Most of our assets and liabilities are monetary in nature, and therefore the impact of interest rates has a greater impact on its performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of Recent Accounting Standards

In March 2004, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 105, “Application of Accounting Principles to Loan Commitments,” which provides guidance regarding loan commitments that are accounted for as derivative instruments. In this SAB, the Securities and Exchange Commission determined that an interest rate lock commitment should generally be valued at zero at inception. The rate locks will continue to be adjusted for changes in value resulting from changes in market interest rates. This SAB did not have any effect on our financial position or results of operations.

On December 16, 2004, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment,” which is an amendment of FASB Statement Nos. 123 and 95. SFAS No. 123R changes, among other things, the manner in which share-based compensation, such as stock options, will be accounted for by both public and non-public companies, and will be effective as of the beginning of the first annual reporting period that begins after June 15, 2005. For public companies, the cost of employee services received in exchange for equity instruments including options and restricted stock awards generally will be measured at fair value at the grant date. The grant date fair value will be estimated using option-pricing models adjusted for the unique characteristics of those options and instruments, unless observable market prices for the same or similar options are available. The cost will be recognized over the requisite service period, often the vesting period, and will be re-measured subsequently at each reporting date through settlement date. The changes in accounting will replace existing requirements under SFAS No. 123, “Accounting for Stock-Based Compensation,” and will eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, “Accounting for Stock Issued to Employees,” which does not require companies to expense options if the exercise price is equal to the trading price at the date of grant. The accounting for similar transactions involving parties other than employees or the accounting for employee stock ownership plans that are subject to American Institute of Certified Public Accountants (“AICPA”) Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans,” would remain unchanged.

In January 2003, the FASB issued Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities.” FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns, or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. On December 17, 2003, the FASB revised FIN 46 and deferred the effective date of FIN 46 to no later than the end of the first reporting period that ends after March 15, 2004. The adoption of FIN 46 and Interpretation No. 46R did not have a material effect on Mutual Bancorp’s financial statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133, Accounting for Derivative Instruments and Hedging Activities,” which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. This Statement was effective for contracts and hedging relationship entered into or modified after June 30, 2003. This Statement did not affect Mutual Bancorp’s consolidated financial statements.

BUSINESS OF MUTUAL BANCORP AND SUBSIDIARIES

General

In connection with our reorganization into the mutual holding company form of organization, Mutual Bancorp was organized in 1997 as a mutual holding company, and Legacy Group was formed as a mid-tier holding company and registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act. Upon the conversion, Mutual Bancorp and Legacy Group will cease to exist, the outstanding shares of Legacy Banks held by Legacy Group will be cancelled, and all issued and outstanding shares of Legacy Banks will be issued to Legacy Bancorp. Upon the conversion, Legacy Banks will elect to be treated as a savings bank under Section 10(l) of the Home Owners’ Loan Act, which will result in Legacy Bancorp being regulated by the Office of Thrift Supervision as a savings and loan holding company.

Legacy Banks is a full-service, community-oriented financial institution offering products and services to individuals, families and businesses through ten offices located in Berkshire County in Massachusetts. Predecessors to Legacy Banks were originally organized as Massachusetts state-charted mutual savings banks dating back to 1890.

Legacy Banks’ business consists primarily of making loans to its customers, including residential mortgages, commercial real estate loans, commercial loans and consumer loans, and investing in a variety of investment and mortgage-backed securities. Legacy Banks funds these lending and investment activities with deposits from the general public, funds generated from operations and select borrowings. Legacy Banks also provides insurance and investment products and services, investment portfolio management, debit and credit card products and online banking.

Market Area and Competition

We offer a variety of financial products and services designed to meet the needs of the communities we serve. Our primary deposit-gathering area is concentrated in the Massachusetts towns of Great Barrington, Lee, Lenox, North Adams, Otis and Pittsfield. Our lending area is broader than our deposit-gathering area and includes all of Berkshire County, Massachusetts as well as portions of Columbia and Rensselaer County, New York, although most of our loans are made to customers located in our primary deposit-gathering market area.

We are headquartered in Pittsfield, Massachusetts, located 120 miles west of Boston. All of Legacy Banks’ offices are located in Berkshire County. The county in which Legacy Banks currently operates includes a mixture of rural, suburban and urban markets. The economies of these areas were historically based on manufacturing, but similar to many areas of the country, have now evolved into more service-oriented and tourism-based economies with employment in most large economic sectors including wholesale/retail trade, service, manufacturing, finance, health-care, real estate and government.

As part of our business strategy we intend to expand geographically into areas contiguous to our existing markets, including into the State of New York, and to increase our loan volume in all areas. We have a national commercial real estate lending program which is not limited to our existing markets, and intend to focus on growth of this program as well. As of April 30, 2005, loans from this program amounted to $68.2 million, or 38.1% of our total commercial loan portfolio.

According to published statistics, Berkshire County’s population has decreased by 2.3% since the year 2000 to a total of 132,000 in 2004. Per capita income for the county has grown by 11.5% since 2000 to $24,300, 18.5% lower than that of Massachusetts and 0.9% higher than the U.S. as a whole. Median household income for Berkshire County was $42,650, 18.2% lower than for the state and 0.4% higher than the U.S. average. The unemployment rate for the county stood at 5.3% as of August 2004, higher than the state average of 4.9% and the U.S. average of 5.2%.

We face substantial competition in our efforts to originate loans and attract deposits and other fee-based business. We face direct competition from a significant number of financial institutions, many with a state-wide, regional or national presence. Many of these financial institutions are significantly larger and have greater financial resources than Legacy Banks.

Lending Activities

General. Legacy Banks’ gross loan portfolio aggregated $520.0 million at April 30, 2005, representing 75.4% of total assets at that date. In its lending activities, Legacy Banks originates residential real estate loans secured by one-to-four-family residences, commercial real estate loans, residential and commercial construction loans, commercial loans, home equity lines-of-credit, fixed rate home equity loans and other personal consumer loans. While Legacy Banks makes loans throughout Massachusetts, most of its lending activities are concentrated in its market area. Loans originated totaled $194.5 million in 2004 and $59.3 million in the first four months of 2005. Residential mortgage loans sold into the secondary market, on a servicing-retained basis, totaled $6.6 million during the first four months of 2005. No residential mortgage loans were sold on a servicing-retained basis in 2004.

Loans originated by Legacy Banks are subject to federal and state laws and regulations. Interest rates charged by Legacy Banks on its loans are influenced by the demand for such loans, the amount and cost of funding available for lending purposes, current asset/liability management objectives and the interest rates offered by competitors.

The following table summarizes the composition of Legacy Banks’ loan portfolio as of the dates indicated:

			At December 31,
	At April 30, 2005		2004		2003		2002		2001		2000
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Mortgage loans on real estate:
Residential	$273,213	52.54%	$276,318	54.36%	$254,166	54.15%	$216,092	57.86%	$249,407	65.16%	$290,029	69.92%
Commercial	154,649	29.74	141,616	27.86	139,708	29.77	95,919	25.68	57,976	15.15	57,817	13.94
Home equity	58,019	11.16	55,078	10.83	44,506	9.48	30,484	8.16	24,189	6.32	19,208	4.63

	485,881	93.44	473,012	93.05	438,380	93.40	342,495	91.70	331,572	86.63	367,054	88.49

Other loans:
Commercial	24,302	4.67	24,856	4.89	22,087	4.70	22,158	5.94	39,716	10.38	34,343	8.28
Consumer	9,808	1.89	10,482	2.06	8,897	1.90	8,827	2.36	11,457	2.99	13,412	3.23

	34,110	6.56	35,338	6.95	30,984	6.60	30,985	8.30	51,173	13.37	47,755	11.51

Total loans	519,991	100.00%	508,350	100.00%	469,364	100.00%	373,480	100.00%	382,745	100.00%	414,809	100.00%

Other items:
Net deferred loan costs	251		224		275		585		876		1,108
Unamortized premiums	—		—		36		118		262		355
Allowance for loan losses	(4,066)		(3,846)		(4,420)		(3,633)		(3,540)		(3,710)

Total loans, net	$516,176		$504,728		$465,255		$370,550		$380,343		$412,562

Residential Real Estate Loans. Legacy Banks offers fixed-rate and adjustable-rate residential mortgage loans with maturities of up to 30 years and maximum loan amounts generally of up to $2.0 million. As of April 30, 2005, this portfolio totaled $273.2 million, or 52.5% of the total gross loan portfolio on that date, and had an average yield of 5.33%. Of the residential mortgage loans outstanding on that date, $145.2 million were adjustable-rate loans with an average yield of 5.1% and $128.0 million were fixed-rate mortgage loans with an average yield of 5.95%. Residential mortgage loan originations totaled $78.8 million and $15.8 million for 2004 and the first four months of 2005, respectively.

The decision to originate loans for portfolio or for sale into the secondary market is made by the Bank’s Asset/Liability Management Committee, and is based on the organization’s interest rate risk profile. Current practice is to sell almost all newly originated fixed-rate 10, 15 and 30 year monthly payment loans. At April 30, 2005, 10, 15 and 30 year fixed rate monthly payment loans held in the Bank’s portfolio totaled $111.3 million, or 40.0% of total residential real estate mortgage loans at that date. Legacy Banks services loans sold to Freddie Mac and Fannie Mae and earns a fee equal to 0.25% of the loan amounts outstanding for providing these services. The total of loans serviced for others as of April 30, 2005 is $11.5 million.

The adjustable-rate mortgage (ARM) loans offered by Legacy Banks make up the largest portion of the residential mortgage loans held in portfolio. At April 30, 2005, ARM loans totaled $145.2 million or 53.0% of total residential loans outstanding at that date. ARMs are offered for terms of up to 30 years with initial interest rates that are fixed for 1, 3, 5 or 7 years. After the initial fixed-rate period, the interest rates on the loans are reset based on the relevant U.S. Treasury CMT (Constant Maturity Treasury) Index plus add-on margins of varying amounts, for periods of 1 year. Interest rate adjustments on such loans typically range from 2.0% to 3.0% during any adjustment period and 5.0% to 6.0% over the life of the loan. Periodic adjustments in the interest rate charged on ARM loans help to reduce Legacy Banks’ exposure to changes in interest rates. However, ARM loans generally possess an element of credit risk not inherent in fixed-rate mortgage loans, in that borrowers are potentially exposed to increases in debt service requirements over the life of the loan in the event market interest rates rise. Higher payments may increase the risk of default, though this risk has not had a material adverse effect on Legacy Banks to date.

In its residential mortgage loan originations held in portfolio, Legacy Banks lends up to a maximum loan-to-value ratio of 100% for first-time home buyers and 95% for other buyers on mortgage loans secured by owner-occupied property, with the condition that private mortgage insurance is generally required for loans with a loan-to-value ratio in excess of 80%. Title insurance, hazard insurance and, if appropriate, flood insurance are required for all properties securing real estate loans made by Legacy Banks. A licensed appraiser appraises all properties securing residential first mortgage purchase loans and all real estate transactions greater than $250,000.

In an effort to provide financing for low and moderate-income first-time home buyers, Legacy Banks originates and services residential mortgage loans with private mortgage insurance provided by the Mortgage Insurance Fund (MIF) of the Massachusetts Housing Finance Agency, or Mass Housing. The program provides mortgage payment protection as an enhancement to mortgage insurance coverage. This no-cost benefit, known as ‘MI Plus,’ provides up to six monthly principal and interest payments in the event of a borrower’s job loss.

Commercial Real Estate Loans. Legacy Banks originated $45.2 million and $22.8 million of commercial real estate loans in 2004 and the first four months of 2005, respectively, and had $154.6 million of commercial real estate loans, with an average yield of 6.51%, in its portfolio as of April 30, 2005. We have placed increasing emphasis on commercial real estate lending over the past several years, and as a result such loans have grown from 13.9% of the total loan portfolio at December 31, 2000 to 29.7% as of April 30, 2005. Legacy Banks intends to further grow this segment of its loan portfolio, both in absolute terms and as a percentage of its total loan portfolio.

Legacy Banks generally originates commercial real estate loans for terms of up to 25 years, typically with interest rates that adjust over periods of one to seven years based on various rate indices. Commercial real estate loans are generally secured by multi-family income properties, small office buildings, retail facilities, warehouses, industrial properties and owner-occupied properties used for business. Generally, commercial real estate loans do not exceed 80% of the appraised value of the underlying collateral.

Legacy Banks has a national commercial real estate lending program that accounts for approximately 44.1%, 46.3%, 41.5% and 20.1% of our total commercial real estate loans as of April 30, 2005, December 31, 2004, December 31, 2003 and December 31, 2002, respectively. As of April 30, 2005, loans from this program amounted to $68.2 million. We intend to focus on growth of this program as part of our business strategy.

In its evaluation of a commercial real estate loan application, Legacy Banks considers the net operating income of the borrower’s business, the borrower’s expertise, credit history, and the profitability and value of the underlying property. In addition, for loans secured by rental properties, Legacy Banks will also consider the terms of the leases and the quality of the tenants. Legacy Banks generally requires that the properties securing these loans have debt service coverage ratios (the ratio of cash flow before debt service to debt service) of at least 1.20x. Legacy Banks generally requires the borrowers seeking commercial real estate loans to personally guarantee those loans.

Commercial real estate loans generally have larger balances and involve a greater degree of risk than residential mortgage loans. Loan repayment is often dependent on the successful operation and management of the properties, as well as on the collateral value of the commercial real estate securing the loan. Economic events and changes in government regulations could have an adverse impact on the cash flows generated by properties securing Legacy Banks’ commercial real estate loans and on the value of such properties. As of April 30, 2005 Legacy Banks had $22.8 million in commercial real estate loans concentrated in the hospitality industry, representing 14.7% of the total. See “Risk Factors—Our Commercial Real Estate and Commercial Loans May Expose Us to Increased Credit Risks” on page 14.

Home Equity Lines-of-Credit and Loans. Legacy Banks offers home equity lines-of-credit and home equity term loans. Legacy Banks originated $39.4 million and $10.9 million of home equity lines-of-credit and loans during 2004 and during the first four months of 2005, respectively, and at April 30, 2005 had $58.0 million of home equity lines-of-credit and loans outstanding, representing 11.2% of the loan portfolio, with an average yield of 5.7% at that date.

Home equity lines-of-credit and loans are secured by second mortgages on one-to-four family owner occupied properties, and are made in amounts such that the combined first and second mortgage balances generally do not exceed 80% of the value of the property serving as collateral at time of origination. The lines-of-credit are available to be drawn upon for 10 years, at the end of which time they become term loans amortized over 10 years. Interest rates on home equity lines normally adjust based on Legacy Banks’ prime rate of interest published by the Wall Street Journal. The undrawn portion of home equity lines-of-credit totaled $54.5 million at April 30, 2005.

Commercial Loans. Legacy Banks originates secured and unsecured commercial loans to business customers in its market area for the purpose of financing equipment purchases, working capital, expansion and other general business purposes. Legacy Banks originated $13.2 million and $3.3 million in commercial loans during 2004 and during the first four months of 2005, respectively, and as of April 30, 2005 had $24.3 million in commercial loans in its portfolio, representing 4.7% of such portfolio, with an average yield of 6.68%. Legacy Banks intends to grow this segment of its lending business in the future.

Legacy Banks’ commercial loans are generally collateralized by equipment, accounts receivable and inventory, supported by personal guarantees. Legacy Banks offers both term and revolving commercial loans. The former have either fixed or adjustable-rates of interest and generally fully amortize over a term of between three and seven years. Revolving loans are written for a one year term, renewable annually, with floating interest rates that are indexed to Legacy Banks’ prime rate of interest.

When making commercial loans, Legacy Banks considers the financial statements of the borrower, the borrower’s payment history with respect to both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, the viability of the industry in which the borrower operates and the value of the collateral. Legacy Banks’ commercial loans are not concentrated in any one industry.

Commercial loans generally bear higher interest rates than residential mortgage loans of like duration because they involve a higher risk of default since their repayment is generally dependent on the successful operation of the borrower’s business and the sufficiency of collateral, if any. Because commercial loans often depend on the successful operation or management of the business, repayment of such loans may be affected by adverse changes in the economy. Further, collateral securing such loans may depreciate in value over time, may be difficult to appraise and to liquidate, and may fluctuate in value. See “Risk Factors—Our Commercial Real Estate and Commercial Loans May Expose Us To Increased Credit Risks” on page 14.

Consumer and Other Loans. Legacy Banks offers a variety of consumer and other loans, including auto loans and loans secured by passbook savings or certificate accounts. Legacy Banks originated $3.7 million and $1.9 million of consumer and other loans during 2004 and during the first four months of 2005, respectively, and at April 30, 2005 had $9.8 million of consumer and other loans outstanding, representing 1.9% of the loan portfolio at that date, with an average yield of 7.32%.

Loan Origination and Underwriting. Loan originations come from a variety of sources. The primary source of originations are our salaried and commissioned loan personnel, and to a lesser extent, local mortgage brokers, advertising and referrals from customers. Legacy Banks occasionally purchases participation interests in commercial real estate loans from banks located outside of Berkshire County. Legacy Banks underwrites such residential and commercial purchased loans using its own underwriting criteria.

Legacy Banks issues loan commitments to prospective borrowers conditioned on the occurrence of certain events. Commitments are made in writing on specified terms and conditions and are generally honored for up to 60 days from approval. At April 30, 2005, Legacy Banks had loan commitments and unadvanced loans and lines-of-credit totaling $94.7 million. For information about Legacy Banks’ loan commitments outstanding as of December 31, 2004, see “Management’s Discussion and Analysis of Mutual Bancorp and Subsidiaries—Quantitative and Qualitative Disclosures About Risk Management—Liquidity Risk Management” on page 42.

Legacy Banks charges origination fees, or points, and collects fees to cover the costs of appraisals and credit reports on most residential mortgage loans originated. Legacy Banks also collects late charges on real estate loans, and origination fees and prepayment penalties on commercial mortgage loans. For information regarding Legacy Banks’ recognition of loan fees and costs, please refer to Note 1 to the Consolidated Financial Statements of Mutual Bancorp of the Berkshires and Subsidiary beginning on page F-8.

The following table sets forth certain information concerning Legacy Banks’ portfolio loan originations, inclusive of loan purchases:

	For the Four Months Ended April 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Dollars in Thousands)
Loans at beginning of period	$508,350	$469,364	$469,364	$373,480	$382,745	$414,809	$367,644

Originations:
Mortgage loans on real estate:
Residential	15,890	20,070	78,838	125,524	93,079	55,558	64,629
Commercial	22,760	9,749	45,191	81,875	41,509	17,574	14,751
Construction	4,501	3,507	14,106	12,781	8,389	6,929	6,870
Home Equity	10,908	13,295	39,416	41,059	26,250	19,499	13,817

	54,059	46,621	177,551	261,239	169,227	99,560	100,067
Other Loans:
Commercial Business	3,319	1,153	13,170	543	17,544	16,256	21,887
Consumer and other	1,971	1,082	3,783	5,982	3,785	5,706	8,898

	5,290	2,235	16,953	6,525	21,329	21,962	30,785

Total loans originated	59,349	48,856	194,504	267,764	190,556	121,522	130,852
Purchases of mortgage loans	—	—	—		—	—	—
Deduct:

Principal loan repayments and prepayments	44,361	30,382	138,968	150,836	163,761	116,671	76,822
Loan sales	3,232	7,359	15,611	20,799	35,953	36,698	6,678
Charge-offs	115	676	939	250	107	217	187

Total deductions	47,708	38,417	155,518	171,880	199,821	153,586	83,687

Net increase (decrease) in loans	11,641	10,439	38,986	95,884	(9,265)	(32,064)	47,165

Loans at end of period	$519,991	$479,803	$508,350	$469,364	$373,480	$382,745	$414,809

Residential mortgage loans are underwritten by Legacy Banks’ staff of residential loan underwriters. Residential mortgage loans less than the Fannie Mae (FNMA) limit, to be held in portfolio require the approval of a residential loan underwriter. Residential mortgage loans greater than the FNMA limit but less than $650,000 require the approval of a senior manager of the loan committee. Residential mortgage loans greater than $650,000 but less than $3.0 million require the approval of the loan committee. Residential mortgage loans greater than $3.0 million but less than Legacy Banks’ legal lending limit require the approval of the Executive Committee of the board of directors of the Bank.

Commercial real estate and commercial loans are underwritten by commercial credit analysts. For commercial real estate loans, loan officers may approve loans up to their individual lending limits, which range from $150,000 to $500,000, while loans up to $650,000 may be approved by the Senior Commercial Loan Officer. Commercial real estate loans of up to $3.0 million may be approved by the management Credit Committee. The Senior Commercial Loan Officer may approve commercial loans of up to $650,000, while the management Credit Committee may approve loans of up to $3.0 million. Loans over these limits require the approval of the Executive Committee of the board of directors of the Bank.

Consumer loans are underwritten by consumer loan underwriters, including loan officers and branch managers who have approval authorities ranging from $20,000 to $40,000 for these loans. Senior loan committee officers may approve consumer loans of up to $75,000 while the management credit committee may approve loans of up to $1,500,000. Other than overdraft lines of credit which are generally limited to a maximum of $1,000, Legacy Banks does not make unsecured personal loans. All consumer loans in excess of these limits require the approval of the Executive Committee of the board of directors of the Bank.

Pursuant to its loan policy, Legacy Banks generally will not make loans aggregating more than 10% of surplus and capital stock accounts or $6.0 million as of April 30, 2005 to one borrower (or related entity). Exceptions to this limit require the approval of the Executive Committee of the board of directors of the Bank prior to loan origination. Legacy Banks’ internal lending limit is lower than the Massachusetts legal lending limit, which is 20.0% of a bank’s surplus and capital stock accounts, or $12.0 million for Legacy Banks as of April 30, 2005.

Legacy Banks has established a risk rating system for its commercial real estate and commercial loans. This system evaluates a number of factors useful in indicating the risk of default and risk of loss associated with a loan. These ratings are performed by commercial credit analysts who do not have responsibility for loan originations. See “—Asset Quality—Classification of Assets and Loan Review” on page 53.

Loan Maturity. The following table summarizes the scheduled repayments of Legacy Banks’ loan portfolio at April 30, 2005. Demand loans, loans having no stated repayment schedule, and overdraft loans are reported as being due in one year or less:

	Residential Mortgage		Commercial Mortgage		Commercial
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in Thousands)
Due less than one year	$50,819	5.35%	$18,862	6.42%	$12,639	6.55%
Due after one year to five years	129,397	5.22	45,224	6.36	8,778	7.27
Due after five years	92,997	5.82	90,563	7.46	2,885	—

Total	$273,213	5.37%	$154,649	6.68%	$24,302	6.68%

	Home Equity, Consumer and Other		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in Thousands)
Due less than one year	$62,604	5.81%	$144,924	5.88%
Due after one year to five years	2,497	5.42	185,896	5.58
Due after five years	2,726	6.94	189,171	6.57

Total	$67,827	5.67%	$519,991	5.83%

The following table sets forth, at April 30, 2005, the dollar amount of total loans, net of unadvanced funds on loans, contractually due after April 30, 2006 and whether such loans have fixed interest rates or adjustable interest rates.

	Due after April 30, 2006
	Fixed	Adjustable	Total
	(Dollars in Thousands)
Residential mortgage	$116,761	$105,633	$222,394
Commercial mortgage	61,752	74,035	135,787
Commercial business	2,866	8,797	11,663
Home equity, consumer and other	4,159	1,064	5,223

Total Loans	$185,538	$189,529	$375,067

Asset Quality

General. One of Legacy Banks’ most important operating objectives is to maintain a high level of asset quality. Management uses a number of strategies in furtherance of this goal including maintaining sound credit standards in loan originations, monitoring the loan portfolio through internal and third-party loan reviews, and employing active collection and workout processes for delinquent or problem loans.

Delinquent Loans. Management performs a monthly review of all delinquent loans. The actions taken with respect to delinquencies vary depending upon the nature of the delinquent loans and the period of delinquency. Generally, the Bank’s requirement is that a delinquency notice be mailed no later than the 10th or 16th day, depending on loan type, after the payment due date. A late charge is normally assessed on loans where the scheduled payment remains unpaid after a 10 or 15 day grace period. After mailing delinquency notices, Legacy Banks’ loan collection personnel call the borrower to ascertain the reasons for delinquency and the prospects for repayment. On loans secured by one- to four-family owner-occupied property, Legacy Banks initially attempts to work out a payment schedule with the borrower in order to avoid foreclosure. Any such loan restructurings must be approved by the level of officer authority required for a new loan of that amount. If these actions do not result in a satisfactory resolution, Legacy Banks refers the loan to legal counsel and counsel initiates foreclosure proceedings. For commercial real estate, construction and commercial loans, collection procedures may vary depending on individual circumstances.

Other Real Estate Owned. Legacy Banks classifies property acquired through foreclosure or acceptance of a deed in lieu of foreclosure as other real estate owned (“OREO”) in its consolidated financial statements. When property is placed into OREO, it is recorded at the lower of the carrying value or the fair value less estimated costs to sell at the date of foreclosure or acceptance of deed in lieu of foreclosure. At the time of transfer to OREO, any excess of carrying value over fair value is charged to the allowance for loan losses. Management inspects all OREO property periodically. Holding costs and declines in fair value result in charges to expense after the property is acquired. At April 30, 2005, Legacy Banks had no property classified as OREO.

Classification of Assets and Loan Review. Legacy Banks uses an internal rating system to monitor and evaluate the credit risk inherent in its loan portfolio. At the time a loan is approved, all commercial real estate and commercial loans are assigned a risk rating based on all of the factors considered in originating the loan. The initial risk rating is recommended by the credit analyst charged with underwriting the loan, and subsequently approved by the relevant loan approval authority. Current financial information is sought for all commercial real estate and commercial borrowing relationships, and is evaluated on at least an annual basis to determine whether the risk rating classification is appropriate.

In Legacy Banks’ loan rating system, there are three classifications for problem assets: substandard, doubtful and loss. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets are characterized by the distinct possibility that Legacy Banks will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full questionable, on the basis of currently existing facts, and there is a high possibility of loss. Assets classified loss are considered uncollectible and of such little value that continuance as an asset of Legacy Banks is not warranted. Assets that possess some weaknesses, but that do not expose Legacy Banks to risk sufficient to warrant classification in one of the aforementioned categories, are designated as special mention. If an asset or portion thereof is classified as loss, it is charged off in the quarter in which it is so classified. For assets designated as special mention, substandard or doubtful, Legacy Banks establishes reserves in amounts management deems appropriate within the allowance for loan losses. This determination as to the classification of assets and the amount of the loss allowances established are subject to review by regulatory agencies, which can order the establishment of additional loss allowances. See “—Asset Quality—Allowance for Loan Losses” on page 55 and “Management’s Discussion and Analysis of Mutual Bancorp and Subsidiaries—Critical Accounting Policies—Allowance for Loan Losses” on page 34.

Legacy Banks engages an independent third party to conduct an annual review of its commercial mortgage and commercial loan portfolios. These loan reviews provide a credit evaluation of individual loans to determine whether the risk ratings assigned are appropriate. Independent loan review findings are presented directly to the Executive Committee of the board of directors of the Bank.

At April 30, 2005, loans classified as substandard totaled $2.8 million, consisting of $1.6 million in commercial mortgage loans and $1.2 million in commercial loans. Special mention loans totaled $3.6 million, consisting of $3.3 million in commercial mortgage loans and $0.3 million in other commercial loans. Two commercial loans totaling $100,000 were classified as doubtful and no loans were classified as loss on April 30, 2005.

Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At April 30, 2005 and December 31, 2004 Legacy Banks has one troubled debt restructuring (a loan for which a portion of interest or principal has been forgiven and the loans modified at an interest rate less than current market rates). The balance of this loan was $801,000 and $891,000 at April 30, 2005 and December 31, 2004, respectively.

	At April 30, 2005	At December 31,
		2004	2003	2002	2001	2000
	(Dollars in Thousands)
Non-accrual loans:
Residential mortgage	$50	$123	$875	$971	$723	$369
Commercial mortgage	549	1,229	662	1,209	445	513
Commercial	321	388	316	866	200	198
Home equity, consumer and other	38	29	—	30	29	26

Total non-accrual loans	958	1,769	1,853	3,076	1,397	1,106

Loans greater than 90 days delinquent and still accruing:
Residential mortgage	—	—	—	—	201	263
Commercial mortgage	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Home equity, consumer and other	—	—	—	—	56	22

Total loans 90 days delinquent and still accruing	—	—	—	—	257	285

Total non-performing loans	958	1,769	1,853	3,076	1,654	1,391

Other Real Estate Owned	—	—	—	—	—	224
Total non-performing assets	$958	$1,769	$1,853	$3,076	$1,654	$1,651

Ratios:
Non-performing loans to total loans	0.18%	0.35%	0.40%	0.83%	0.43%	0.34%
Non-performing assets to total assets	0.14%	0.26%	0.29%	0.52%	0.27%	0.27%

Loans are placed on non-accrual status either when reasonable doubt exists as to the full timely collection of interest and principal, or when a loan becomes 90 days past due unless an evaluation by the management Credit Committee clearly indicates that the loan is well-secured and in the process of collection. Restructured loans represent performing loans for which concessions were granted due to a borrower’s financial condition. Such concessions may include reductions of interest rates to below-market terms and/or extension of repayment terms.

Allowance for Loan Losses. In originating loans, Legacy Banks recognizes that losses will be experienced on loans and that the risk of loss will vary with many factors, including the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan over the term of the loan. Legacy Banks maintains an allowance for loan losses to absorb losses inherent in the loan portfolio, and as such, this allowance represents management’s best estimate of the probable known and inherent credit losses in the loan portfolio as of the date of the financial statements.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, portfolio volume and mix, geographic and large borrower concentrations, estimated credit losses based on internal and external portfolio reviews, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated, general and unallocated components. The allocated component relates to loans that are classified as either doubtful, substandard or special mention. See “—Asset Quality—Classification of Assets and Loan Review” on page 54. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows or collateral value or observable market price of the impaired loan is lower than the carrying value of the loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that Legacy Banks will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan-by-loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Legacy Banks generally does not separately identify individual consumer and residential loans for impairment disclosures. At April 30, 2005, impaired loans totaled $2.9 million and one of those loans carries a valuation allowance of $179,000.

While Legacy Banks believes that it has established adequate allocated and general allowances for losses on loans, adjustments to the allowance may be necessary if future conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, Legacy Banks’ regulators periodically review the allowance for loan losses. These regulatory agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination, thereby negatively affecting Legacy Banks’ financial condition and earnings.

The following table sets forth activity in Legacy Banks’ allowance for loan losses for the periods indicated:

	At or for the Four Months Ended April 30,		At or For the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Dollars in Thousands)
Balance at beginning of period	$3,846	$4,420	$4,420	$3,633	$3,540	$3,710	$3,443
Charge-offs:
Mortgage loans on real estate:	—	(621)	(621)	—	(20)	(30)	(92)

Other loans:
Commercial business	(78)	(38)	(258)	(184)	(19)	(124)	(37)
Consumer and other	(37)	(17)	(60)	(66)	(68)	(63)	(58)

Total other loans	(115)	(55)	(318)	(250)	(87)	(187)	(95)

Total charge-offs	(115)	(676)	(939)	(250)	(107)	(217)	(187)

Recoveries:
Mortgage loans on real estate	—	—	—	—	—	—	15

Other loans:
Commercial business	14	99	128	31	49	35	18
Consumer and other	35	12	25	27	11	12	23

Total other loans	49	111	153	58	60	47	41

Total recoveries	49	111	153	58	60	47	56

Net charge-offs	(66)	(565)	(786)	(192)	(47)	(170)	(131)
Provision for loan losses	286	3	212	979	140	—	398

Balance at end of period	$4,066	$3,858	$3,846	$4,420	$3,633	$3,540	$3,710

Ratios:
Net charge-offs to average loans outstanding (annualized)	(0.04%)	(0.36%)	(0.16%)	(0.05%)	(0.01%)	(0.04%)	(0.03%)
Allowance for loan losses to non- performing loans at end of period	424.43%	600.00%	712.22%	219.79%	118.11%	214.03%	266.71%
Allowance for loan losses to total loans at end of period	0.79%	0.81%	0.76%	0.95%	0.98%	0.92%	0.90%

The following tables set forth Legacy Banks’ percent of allowance by loan category and the percent of the loans to total loans in each of the categories listed at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories:

	At April 30, 2005			At December 31,
				2004			2003
	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in Thousands)
Mortgage loans on real estate:
Residential	$771	$273,213	52.54%	$785	$276,318	54.36%	$713	$254,166	54.15%
Commercial	2,611	154,649	29.74	2,363	141,616	27.86	3,113	139,708	29.77
Home equity	163	58,019	11.16	156	55,078	10.83	124	44,506	9.48

	3,545	485,881	93.44	3,304	473,012	93.05	3,950	438,380	93.40

Other loans:
Commercial	411	24,302	4.67	423	24,856	4.89	369	22,087	4.70
Consumer and other	110	9,808	1.89	119	10,482	2.06	101	8,897	1.90

	521	34,110	6.56	542	35,338	6.95	470	30,984	6.60

Total	$4,066	$519,991	100.00%	$3,846	$508,350	100.00%	$4,420	$469,364	100.00%

	At December 31,
	2002			2001			2000
	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in Thousands)
Mortgage loans on real estate:
Residential	$627	$216,092	57.86%	$846	$249,407	65.16%	$1,062	$290,029	69.92%
Commercial	2,426	95,919	25.68	1,596	57,976	15.15	1,618	57,817	13.94
Home equity	88	30,484	8.16	86	24,189	6.32	73	19,208	4.63

	3,141	342,495	91.70	2,528	331,572	86.63	2,753	367,054	88.49

Other loans:
Commercial	383	22,158	5.93	709	39,716	10.38	657	34,343	8.28
Consumer and other	109	8,827	2.36	303	11,457	2.99	300	13,412	3.23

	492	30,985	8.30	1,012	51,173	13.37	957	47,755	11.51

Total	$3,633	$373,480	100.00%	$3,540	$382,745	100.00%	$3,710	$414,809	100.00%

Investment Activities

General. Our investment policy is established by the board of directors of the Bank. The Chief Executive Officer, Chief Financial Officer and Treasurer of the Bank, as authorized by the board, implement this policy based on the established guidelines within the written policy. The primary objective of the investment portfolio is to achieve a competitive rate of return without incurring undue interest rate and credit risk, to complement Legacy Banks’ lending activities, to provide and maintain liquidity, and to assist in managing the interest rate sensitivity of its balance sheet. Individual investment decisions are made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with Legacy Banks’ asset/liability management objectives. Certain investment securities are held by Mutual Bancorp, which follows the same investment guidelines as Legacy Banks. The information about investments herein under “Business of Mutual Bancorp and Subsidiaries—Investment Activities” includes the investment securities of Mutual Bancorp.

SFAS NO. 115, Accounting for Certain Investments in Debt and Equity Securities, requires Legacy Banks to designate its securities as held to maturity, available for sale or trading, depending on Legacy Banks’ intent with regard to its investments at the time of purchase. At April 30, 2005, $117.2 million or 91.3% of the portfolio was classified as available for sale, and $163,000 or 0.01% of the portfolio was classified as held to maturity. At April 30, 2005, the net unrealized loss on securities classified as available for sale was $0.9 million. Legacy Banks does not currently maintain a trading portfolio of securities.

U.S. Government and Agency Obligations. At April 30, 2005, Legacy Banks’ U.S. Government and Agency securities portfolio totaled $46.8 million, or 39.9% of the total portfolio on that date.

Corporate Obligations. At April 30, 2005, Legacy Banks’ portfolio of corporate obligations totaled $9.3 million, or 7.2% of the portfolio at that date. Legacy Banks’ policy requires that investments in corporate obligations be restricted only to those obligations that are readily marketable and rated ‘A’ or better by a nationally recognized rating agency at the time of purchase. At April 30, 2005, all investments in corporate obligations were rated ‘A’ or better.

Mortgage-Backed Securities. At April 30, 2005, Legacy Banks’ portfolio of mortgage-backed securities totaled $52.6 million, or 41.0% of the portfolio on that date, and consisted of pass-through securities totaling $47.1 million and collateralized mortgage obligations totaling $5.5 million directly insured or guaranteed by Freddie Mac, Fannie Mae or the Government National Mortgage Association (Ginnie Mae). In its purchase of collateralized mortgage obligations, Legacy Banks has targeted instruments in the three to five year weighted average life tranches, with expected average life extensions up to a maximum of seven years in a rising rate environment. The objective of this strategy has been to limit the potential interest rate risk due to extension of this portfolio in a rising rate environment.

Marketable Equity Securities. At April 30, 2005, Legacy Banks’ portfolio of marketable equity securities totaled $3.9 million, or 3.0% of the portfolio at that date, and consisted entirely of common and preferred stock of various corporations. Legacy Banks’ investment policy requires stocks within this portfolio to be diversified into several different business segments, actively traded and of high quality.

Restricted Equity Securities. At April 30, 2005, Legacy Banks’ portfolio of restricted equity securities totaled $11.0 million or 8.6% of the portfolio at that date. These securities consisted primarily of stock in the Federal Home Loan Bank of Boston totaling $9.1 million, which must be held as a condition of membership in the Federal Home Loan Bank System and as a condition to Legacy Banks’ borrowing under the Federal Home Loan Bank of Boston advance program. The remaining $1.9 million consisted of certain other equity investments in Savings Bank Life Insurance, the Community Investment Fund and the Depositors Insurance Fund.

The following table sets forth certain information regarding the amortized cost and market values of Legacy Banks’ investment securities at the dates indicated:

	At April 30, 2005		At December 31,
			2004		2003		2002
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in Thousands)
Securities available for sale:
U.S. Government and agency obligations	$47,440	$46,785	$42,504	$42,263	$35,905	$36,015	$58,121	$58,919
Municipal bonds	4,559	4,580	3,575	3,565	536	554	401	412
Corporate bonds and other obligations	9,143	9,267	12,448	12,696	17,591	18,346	23,614	24,462
Mortgage-backed securities	53,312	52,627	58,657	58,253	54,065	53,653	54,268	55,026
Other asset backed	—	—	—	—	—	—	4,178	4,179

Total debt securities	114,454	113,259	117,184	116,777	108,097	108,568	140,582	142,998

Marketable equity securities:
Common stock	3,627	3,911	3,045	3,514	2,939	3,233	2,899	2,584
Mutual funds	—	—	—	—	—	—	8,422	8,429

	3,627	3,911	3,045	3,514	2,939	3,233	11,321	11,013

Total securities available for sale	118,081	117,170	120,229	120,291	111,036	111,801	151,903	154,011

Securities held to maturity:
Other bonds	161	161	161	161	161	161	224	225
Mortgage-backed securities	2	2	2	2	2	2	3	3

	163	163	163	163	163	163	227	228

Restricted equity securities:
Federal Home Loan Bank of Boston stock	9,056	9,056	8,830	8,830	6,871	6,871	4,895	4,895
Savings Bank Life Insurance and Depositors Insurance Fund stock	1,709	1,709	1,709	1,709	1,709	1,709	1,709	1,709
Other restricted equity securities	222	222	222	222	235	235	237	281

Total restricted equity securities	10,987	10,987	10,761	10,761	8,815	8,815	6,841	6,885

Total securities	$129,231	$128,320	$131,153	$131,215	$120,014	$120,779	$158,971	$161,124

The table below sets forth certain information regarding the amortized cost, weighted average yields and contractual maturities of Legacy Banks’ debt securities portfolio at April 30, 2005. In the case of mortgage-backed securities, the table shows the securities by their contractual maturities, however there are scheduled principal payments for these securities and there will also be unscheduled prepayments prior to their contractual maturity:

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in Thousands)
Securities available for sale:
U.S. Government and agency obligations	$3,254	3.61%	$44,186	3.43%	$—		$—		$47,440	3.44%
Municipal bonds	—	—	522	4.17%	1,493	3.60%	2,544	4.05%	4,559	3.92%
Corporate bonds and other obligations	6,021	5.39%	3,122	5.83%	—	—	—	—	9,143	5.47%
Mortgage-backed securities	—	—	8,434	3.07%	15,211	3.96%	29,667	3.91%	53,312	3.79%

Total available for sale debt securities	9,275		56,264		16,704		32,211		114,454

Securities held to maturity:
Corporate bonds and other obligations	—		30	3.00%	96	3.00%	35	3.00%	$161	3.00%
Mortgage-backed securities	—		2	8.00%	—		—		2	8.00%

Total held to maturity debt securities	—		32		96		35		163

Total debt securities	$9,275		$56,296		$16,800		$32,246		$114,617

Sources of Funds

General. Deposits are the primary source of Legacy Banks’ funds for lending and other investment purposes. In addition to deposits, Legacy Banks obtains funds from the amortization and prepayment of loans and mortgage-backed securities, the sale or maturity of investment securities, advances from the Federal Home Loan Bank of Boston, and cash flows generated by operations.

Deposits. Consumer and commercial deposits are gathered primarily from Legacy Banks’ primary market area through the offering of a broad selection of deposit products including checking, regular savings, money market deposits and time deposits, including certificate of deposit accounts and individual retirement accounts. The FDIC insures deposits up to certain limits (generally, $100,000 per depositor) and the DIF fully insures amounts in excess of such limits.

The maturities of Legacy Banks’ certificate of deposit accounts range from one month to five years. In addition, Legacy Banks offers a variety of commercial business products to small businesses operating within its primary market area. Currently, Legacy Banks does not generally negotiate interest rates to attract jumbo certificates of deposit, but accepts deposits of $100,000 or more from customers within its market area based on posted rates. Legacy Banks also generates certificates of deposit through the use of brokers and internet-based network deposits. Brokered deposits and network deposits totaled $17.0 million and $2.7 million, respectively at April 30, 2005.

Legacy Banks relies primarily on competitive pricing of its deposit products, customer service and long-standing relationships with customers to attract and retain deposits. Market interest rates, rates offered by financial service competitors, the availability of other investment alternatives, and general economic conditions significantly affect Legacy Banks’ ability to attract and retain deposits.

The following tables set forth certain information relative to the composition of Legacy Banks’ average deposit accounts and the weighted average interest rate on each category of deposits:

	Four Months Ended April 30, 2005			Years Ended December 31,
				2004			2003			2002
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in Thousands)
Deposit type:
Demand deposits	$47,110	10.4%	—%	$48,123	11.1%	—%	$46,429	11.3%	—%	$42,160	9.8%	—%
NOW deposits	37,860	8.4	0.20	36,431	8.4	0.15	34,064	8.3	0.18	31,759	7.4	0.65
Money market deposits	58,893	13.0	1.20	72,107	16.6	0.94	93,619	22.7	1.01	107,761	25.1	1.67
Regular savings	72,116	15.9	0.43	81,352	18.8	0.41	90,646	22.0	0.69	87,563	20.4	1.50
LifePath Savings (1)	67,650	14.9	2.12	40,338	9.3	1.85	—	0.0	—	—	—	—

Total transaction accounts	283,629	62.6	0.90	278,351	64.2	0.65	264,758	64.3	0.62	269,243	62.7	0.80
Certificates of deposit	169,390	37.4	2.63	155,024	35.8	2.45	146,837	35.7	2.79	160,907	37.3	3.90

Total deposits	$453,019	100.0%	1.54%	$433,375	100.0%	1.29%	$411,595	100.0%	1.39%	$430,150	100.0%	2.23%

(1)	LifePath Savings, started in January 2004, is a higher yielding money market account made available, along with certain special benefits, to clients who maintain certain minimum balances and deposit accounts with the Bank.

The following table sets forth the time deposits of Legacy Banks classified by interest rate as of the dates indicated:

	At April 30, 2005	At December 31,
		2004	2003	2002
	(Dollars in Thousands)
Interest Rate
Less than 2%	$34,218	$53,751	$66,017	$28,932
2.00%-2.99%	76,645	71,473	38,782	51,895
3.00%-3.99%	57,210	30,638	23,970	34,857
4.00%-4.99%	5,494	5,300	16,430	20,396
5.00%-5.99%	3,163	3,410	3,803	7,712
6.00%-6.99%	777	875	1,128	5,406

Total	$177,507	$165,447	$150,130	$149,198

The following table sets forth the amount and maturities of time deposits at April 30, 2005:

	Year Ending April 30,				After April 30, 2009	Total
	2006	2007	2008	2009
	(Dollars in Thousands)
Interest Rate
Less than 2%	$30,245	$3,973	$—	$—	$—	$34,218
2.00%-2.99%	60,656	15,877	29	83	—	76,645
3.00%-3.99%	16,826	22,285	15,001	2,343	755	57,210
4.00%-4.99%	1,035	1,836	1,666	341	616	5,494
5.00%-5.99%	630	1,955	578	—	—	3,163
6.00%-6.99%	777	—	—	—	—	777

Total	$110,169	$45,926	$17,274	$2,767	$1,371	$177,507

As of April 30, 2005, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $53.8 million. The following table sets forth the maturity of those certificates as of April 30, 2005:

At April 30, 2005
(Dollars in Thousands)
Three months or less	$10,073
Over three months through six months	13,503
Over six months through one year	13,176
Over one year to three years	15,010
Over three years	2,062

Total	$53,824

Borrowings. Legacy Banks utilizes advances from the Federal Home Loan Bank of Boston, or FHLBB, primarily in connection with the funding of growth in its assets. FHLBB advances are secured primarily by certain of Legacy Banks’ mortgage loans, certain investment securities and by Legacy Banks’ holding of FHLBB stock. As of April 30, 2005, Legacy Banks had outstanding $153.7 million in FHLBB advances, and had the ability to borrow up to a total of $234 million based on available collateral.

The following table sets forth certain information concerning balances and interest rates on Legacy Banks’ FHLBB advances at the dates and for the periods indicated:

	At or For the Four Months Ended April 30,		At or For the Years Ended December 31,
	2005	2004	2004	2003	2002
	(Dollars in Thousands)
Balance at end of period	$153,689	$128,554	$159,704	$131,250	$97,617
Average balance during period	163,218	129,985	136,896	114,346	85,853
Maximum outstanding at any month end	174,023	134,578	159,704	136,594	97,901
Weighted average interest rate at end of period	4.20%	4.02%	3.94%	4.06%	5.20%
Weighted average interest rate during period	4.07%	4.10%	4.12%	4.57%	5.66%

Of the $153.7 million in advances outstanding at April 30, 2005, $37.5 million, bearing a weighted-average interest rate of 4.74%, are callable by the FHLBB at its option and in its sole discretion. In the event the FHLBB calls these advances, Legacy Banks will evaluate its liquidity and interest rate sensitivity position at that time and determine whether to replace the called advances with new borrowings.

Properties

Legacy Banks conducts its business through its main office located in Pittsfield, Massachusetts and nine other offices located in Berkshire County, Massachusetts. The following table sets forth information about our offices as of April 30, 2005:

		Location	Year Opened		Deposit Base at April 30, 2005
					(In millions of dollars)
Owned:

	Main Office:	99 North Street Pittsfield, MA 01201	2000		$159.0

	Branch Offices:

		76 Park Street Lee, MA 01238	1996		$35.0

		25 Main Street Lenox, MA 01240	1990		$59.9

		2 Holmes Road Lenox, MA 01240	1977		$25.2

		30 East Otis Road Otis, MA 01253	1996		$14.2

		734 Williams Street (Land leased) Pittsfield, MA 01201	1997		$40.0

Leased:

		609 Merrill Road Pittsfield, MA 01201	1971		$50.2

		700 Main Street Great Barrington, MA 01230	1975		$45.8

		102 Main Street North Adams, MA 01247	1996		$10.6

		480 W. Housatonic Street Pittsfield, MA 01201	2005	*	$27.5

*	New office expected to open in the third quarter of 2005, replacing the premises at 436 W. Housatonic Street.

Subsidiary Activities and Portfolio Management Services

Mutual Bancorp conducts its principal business activities through its wholly-owned subsidiary, Legacy Banks. The Bank has two operating subsidiaries, Legacy Insurance Services of the Berkshires and Legacy Securities Corporation.

Legacy Insurance Services of the Berkshires. Legacy Insurance Services of the Berkshires (“LISB”) is a Delaware limited liability company and is wholly-owned by Legacy Banks. LISB is an insurance agency that specializes in providing our clients with non-deposit insurance and investment products. LISB has been in operation since September 2001; however, the Bank has been associated with and selling Savings Bank Life Insurance (SBLI) since its founding. At April 30, 2005, LISB had total assets of $233,620, consisting entirely of cash. Net income (loss) for the four months and year ended April 30, 2005 and December 31, 2004 was ($8,086) and $15,857, respectively.

Legacy Securities Corporation. Legacy Securities Corporation (LSC) is a Massachusetts securities corporation and a wholly owned subsidiary of Legacy Banks. LSC is an investment company that engages in buying, selling and holding securities on its own behalf. At April 30, 2005, LSC had total assets of $67.5 million consisting primarily of federal agency bonds and mortgage backed securities. LSC’s net income for the four months ending April 30, 2005 and the year ending December 31, 2004 was $501,786 and $1,377,370 respectively. As a Massachusetts securities corporation LSC has a lower state income tax rate compared to other corporations.

Portfolio Management Services. Legacy Banks offers portfolio management services through its division known as Legacy Portfolio Management (“LPM”). At April 30, 2005, LPM had total assets under management of $116.0 million. Net income (loss) for the four months and year ended April 30, 2005 and December 31, 2004 was $10,503 and ($23,890), respectively. Legacy Portfolio Management formerly was operated as a separate subsidiary of Legacy Banks known as the Trust Company of The Berkshires, N.A. This subsidiary was dissolved and consolidated into Legacy Banks on June 1, 2003. In January of 2003, Legacy Banks had purchased the minority interest of the Trust Company. Prior to this, Legacy Banks had a 90% ownership interest. By consolidating the Trust Company, Legacy Banks was able to utilize a $603,000 net operating loss carryforward generated by the Trust Company during years in which it was not part of the consolidated federal tax filing. Utilization of this net operating loss carryforward resulted in federal tax savings of $205,000.

Legal Proceedings

We are not involved in any legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Management believes that those routine legal proceedings involve, in the aggregate, amounts that are immaterial to our financial condition and results of operations.

Employees

As of April 30, 2005, Legacy Banks had 133 full-time (40 hours) and 25 part-time employees. Employees are not represented by a collective bargaining unit and Legacy Banks considers its relationship with its employees to be good.

BUSINESS OF LEGACY BANCORP

Legacy Bancorp has not engaged in any business to date. Upon completion of the conversion, Legacy Bancorp will own Legacy Banks. Legacy Bancorp intends to retain 50% of the net proceeds from the stock offering. We will invest our capital as discussed in “How We Intend to Use the Net Proceeds From The Offering” on page 22.

In the future, as the holding company of Legacy Banks, Legacy Bancorp will be authorized to pursue other business activities permitted by applicable laws and regulations for such holding companies, which may include the issuance of additional shares of common stock to raise capital or to support mergers or acquisitions and borrowing funds for reinvestment in Legacy Banks. There are no specific plans for any additional capital issuance, merger or acquisition, or other diversification of our activities at the present time.

Our cash flow will depend upon earnings from the investment of the portion of net proceeds we retain and any dividends that we receive from Legacy Banks. Initially, we will neither own nor lease any property, but will instead use the premises, equipment, and furniture of Legacy Banks. At the present time, we intend to employ only persons who are officers of Legacy Banks to serve as our officers. However, we will use the support staff of Legacy Banks from time to time. These persons will not be separately compensated by us. We will hire additional employees, as appropriate, to the extent we expand our business in the future. See “How We Intend to Use the Proceeds from the Stock Offering” on page 22.

Assuming that the conversion and offering are completed, Legacy Bancorp’s 2006 annual meeting of stockholders will be held on                     , 2006. Any business or other proposals or director nominations to be presented at the annual meeting by a stockholder must be delivered or mailed to and received at the principal executive offices of Legacy Bancorp no later than                     , 2006. Any such proposals or nominations must meet the requirements set forth in Legacy Bancorp’s bylaws, a copy of which is included in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission of which this prospectus is a part. See “Additional Information” on page 112.

MANAGEMENT

Directors of Legacy Bancorp

The board of directors of Legacy Bancorp consists of nine members, each of whom belongs to one of three classes. Directors serve three-year staggered terms so approximately one-third of the directors will be elected at each annual meeting of stockholders. A majority of the directors satisfy the independence requirements under current Securities and Exchange Commission rules and NASDAQ National Market Listing requirements. The following table sets forth directors’ names, ages as of June 15, 2005, the years when they began serving as directors or trustees of Mutual Bancorp, Legacy Banks or Legacy Bancorp, and when their initial term as director of Legacy Bancorp will expire.

Name (1)	Age	Mutual Bancorp Trustee Since (2)	Legacy Banks Director Since (3)	Legacy Bancorp Director Since	Legacy Bancorp Term Expires (4)
J. Williar Dunlaevy (5)	59	1998	1981	2005	2008
Michael A. Christopher (6)	61	1998	1992	2005	2006
Eugene A. Dellea	69	1998	1980	2005	2007
David L. Klausmeyer	66	2005	1997	2005	2008
Gary A. Lopenzina	70	2001	1992	2005	2007
James J. Mooney	74	1998	1986	2005	2006
Anne W. Pasko	63	1998	1990	2005	2008
Robert B. Trask	58	2005	1991	2005	2007
Dorothy B. Winsor	65	1998	1989	2005	2006

(1)	All of the directors of Legacy Bancorp also serve on the board of trustees of Mutual Bancorp and as directors of Legacy Banks.

(2)	Indicates date first elected to the board of Mutual Bancorp or one of its predecessors.

(3)	Indicates date first elected to the board of Legacy Banks or one of its predecessor banks.

(4)	The terms of office of the directors are divided into three classes: Class I directors, whose terms expire at the annual meeting of stockholders to be held in 2006, consist of Directors Christopher, Mooney and Winsor; Class II directors, whose terms expire at the annual meeting of stockholders to be held in 2007, consist of Directors Dellea, Lopenzina and Trask; and Class III directors, whose terms expire at the annual meeting of stockholders to be held in 2008, consist of Directors Dunlaevy, Klausmeyer and Pasko. At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to three-year terms expiring at the third annual meeting following the election.

(5)	Mr. Dunlaevy is also Chief Executive Officer and Chairman of the Board of Legacy Bancorp, Mutual Bancorp, Legacy Group and Legacy Banks.

(6)	Mr. Christopher is also Chief Operating Officer and President of Legacy Bancorp, Mutual Bancorp, Legacy Group and Legacy Banks.

The principal occupation and business experience for at least the last five years for each of Legacy Bancorp’s directors is set forth below. All directors have held their present positions for five years unless otherwise stated.

J. Williar Dunlaevy is the Chief Executive Officer and Chairman of the Board of Legacy Bancorp, Mutual Bancorp, Legacy Group and Legacy Banks. He has served in this capacity for Mutual Bancorp since its inception in 1997. At the bank level he has served in this capacity since 1995 when the Bank’s name was City Savings Bank. The Bank changed its name to Legacy Banks in 2002 when Lenox Savings Bank merged with and into City Savings Bank. He has worked for Legacy Banks or its predecessors since 1969.

Michael A. Christopher is the Chief Operating Officer and President of Legacy Bancorp, Mutual Bancorp, Legacy Group and Legacy Banks. He has served in this capacity for Mutual Bancorp since 1999 when Lenox Financial Services, Inc. merged with and into Mutual Bancorp, and formed the subsidiary stock mid-tier holding company, Legacy Group, Inc. Prior to that he was Chief Executive Officer of Lenox Financial Services, Inc. since its formation in 1998. He has served as Chief Operating Officer at the Bank since January 2002 when Lenox Savings Bank merged with and into City Savings Bank, and was renamed Legacy Banks. Prior to that he served as Chief Executive Officer and President of Lenox Savings Bank since 1993.

Eugene A. Dellea has served as the President of Fairview Hospital since 1999 and of the Hillcrest Campus of Berkshire Medical Center in Pittsfield, Massachusetts since 1981. Both of these entities are subsidiaries of Berkshire Health Systems.

David L. Klausmeyer is retired as a consultant and as a former Chief Executive Officer of Ivy Companies of Pittsfield, Massachusetts, a position he held from 1996 to 1997.

Gary A. Lopenzina is retired from and was the owner of Gowdy Inc., a Pittsfield, Massachusetts stationary and office supply business. He served as President and principal of Gowdy Inc. from 1983 until his retirement in 1995. Prior to that he was a publishing executive.

James J. Mooney is the retired Executive Director of the Pittsfield Boys and Girls Club and the retired Facilities Manager of the Boston Symphony Orchestra’s Tanglewood Concert Music Center in Lenox, Massachusetts. He served as Executive Director of the Pittsfield Boys and Girls Club since 1949, retiring in 1989, and as Facilities Manager of the Boston Symphony Orchestra’s Tanglewood Center since 1990, retiring in 1997.

Anne W. Pasko is retired from and formerly the owner of Pasko Frame & Gifts in Pittsfield, Massachusetts. She owned and operated Pasko Frame & Gifts since 1981, retiring in 2003.

Robert B. Trask is and has been the Chief Executive Officer and President of Country Curtains of Stockbridge, Massachusetts since 2002. He has been President since 1989 and started working for Country Curtains in 1981. He became a Certified Public Accountant in 1974.

Dorothy B. Winsor is owner and President of Eastover Resort in Lenox, Massachusetts, having owned this business since 1983 and held various positions with this business since 1965.

Committees of the Board of Legacy Bancorp

The board of directors of Legacy Bancorp has recently established an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The board may also establish other committees from time to time to assist in the discharge of its duties.

Audit Committee. The Audit Committee consists of Gary A. Lopenzina, Anne W. Pasko and Robert B. Trask, with Mr. Trask serving as Chair. The Audit Committee’s responsibilities include overseeing and reviewing our accounting, financial reporting and internal control processes, the audits of our financial statements, our relationship with our independent registered public accounting firm, and our compliance with legal matters that have a significant impact on our financial reports. The Audit Committee has the sole authority to appoint or replace such public accountants and to pre-approve all audit and permitted non-audit services performed by them and the fees and terms of each such engagement. The Audit Committee will operate according to an Audit Committee Charter which will set forth more specific functions and responsibilities of the Audit Committee. The board of Legacy Bancorp has determined that all members of this committee satisfy the independent requirements under current Securities and Exchange Commission rules and NASDAQ National Market listing requirements. The board has also determined that Mr. Trask qualifies as a financial expert in accordance with these rules and listing requirements.

Compensation Committee. The Compensation Committee consists of Eugene A. Dellea, James J. Mooney and David L. Klausmeyer, with Mr. Klausmeyer serving as Chair. The Compensation Committee’s responsibilities include evaluating the performance and approving the compensation of our Chief Executive Officer and such other key executives or other officers as identified by the committee, preparing an annual report on executive compensation for inclusion in our proxy statement, and overseeing our compensation and benefit plans, including the review, approval and administration of the stock-based incentive plan that we intend to adopt following the conversion. The board has determined that all members of this committee satisfy the independence requirements under current Securities and Exchange Commission rules and NASDAQ National Market listing requirements. The Compensation Committee will operate according to a Compensation Committee Charter which will set forth more specific functions and responsibilities of the Compensation Committee.

Governance and Nominating Committee. The Governance and Nominating Committee consists of Anne W. Pasko, Dorothy B. Winsor and David L. Klausmeyer, with Ms. Pasko serving as Chair. The Governance and Nominating Committee’s responsibilities include identifying individuals qualified to become board members and recommending board nominees for each annual meeting of stockholders, reviewing and recommending to the board any proposed changes in Legacy Bancorp’s governance guidelines, and overseeing annual self-assessment evaluations of board performance and reporting such assessments annually to the board. The board has determined that all members of this committee satisfy the independence requirements under current Securities and Exchange Commission rules and NASDAQ National Market Listing requirements. The Governance and Nominating Committee will operate according to a Governance and Nominating Committee Charter which will set forth more specific functions and responsibilities of the Governance and Nominating Committee.

Compensation of Directors of Legacy Bancorp

Members of the Legacy Bancorp board of directors receive an annual retainer of $5,000 per year, and a per meeting fee of $1,000 per meeting attended. Members of the Audit Committee, Compensation Committee and Governance and Nominating

Committee will receive per meeting fees of $500, and Audit Committee members received an additional annual retainer of $2,500. The Chair of each of these committees will receive an additional annual retainer of $1,000. The presiding director who presides over executive sessions of the board when the Chairman is not present, receives an additional $1,000 annually.

Members of the board who are employees do not receive directors’ fees. The Legacy Bancorp board generally meets immediately prior to or after a Legacy Banks board meeting. In such instances, directors do not receive additional fees for attendance at meetings of Legacy Bancorp. Legacy Bancorp board members, all of whom are also Legacy Banks board members, also receive an annual retainer of $10,000 as a board member of Legacy Banks.

Executive Officers of Legacy Bancorp

The names, ages as of June 15, 2005, and positions of each of the executive officers of Legacy Bancorp are set forth below.

Name	Age	Position
J. Williar Dunlaevy	59	Chief Executive Officer and Chairman of the Board (1)
Michael A. Christopher	61	Chief Operating Officer and President (2)
Steven F. Pierce	54	Executive Vice President (3)
Stephen M. Conley	57	Senior Vice President, Treasurer & Chief Financial Officer (4)
Richard M. Sullivan	54	Senior Vice President (5)

(1)	Mr. Dunlaevy is also Chief Executive Officer and Chairman of the Board of Mutual Bancorp, Legacy Group and Legacy Banks.

(2)	Mr. Christopher is also Chief Operating Officer and President of Mutual Bancorp, Legacy Group and Legacy Banks.

(3)	Mr. Pierce is also Executive Vice President of Legacy Banks.

(4)	Mr. Conley is also Senior Vice President, Treasurer and Chief Financial Officer of Mutual Bancorp, Legacy Group and Legacy Banks.

(5)	Mr. Sullivan is also Senior Vice President of Legacy Banks.

Steven F. Pierce is the Executive Vice President of Legacy Bancorp. He has also been Executive Vice President and a Director of Legacy Banks since 1995, which at that time was City Savings Bank. He is the executive group leader of the Consumer Group and also has past experience leading the Commercial Group. He has been employed at the Bank since 1973.

Stephen M. Conley is the Chief Financial Officer, Senior Vice President and Treasurer of Legacy Bancorp, Mutual Bancorp, Legacy Group and Legacy Banks. He has served in this capacity for Mutual Bancorp since its inception in 1997 and at the Bank since 1996 when the bank’s name was City Savings Bank. He is the Executive Group Leader of the Finance Group and has been employed by the Bank since 1975.

Richard M. Sullivan is a Senior Vice President of Legacy Bancorp. He has also been a Vice President of Legacy Banks since he joined the Bank in 2001. He was formerly employed by Berkshire Life Insurance Company (now Guardian Life Insurance Company) for several years where he developed his expertise in commercial real estate financings. He is the executive group leader of our Legacy Real Estate Finance Group.

Indemnification and Limitation of Liability

The bylaws of Legacy Bancorp provide that each director of Legacy Bancorp and each officer appointed or elected by the board of directors of Legacy Bancorp who is serving at the level of vice president or above shall be indemnified by Legacy Bancorp to the maximum extent permitted by law against all expenses and other liabilities incurred by such person in connection with any threatened, pending or completed proceeding in which he or she is involved as a result of (i) his or her serving or having served as a director of Legacy Bancorp, (ii) his or her serving or having served as an officer of Legacy Bancorp, or (iii) while he or she is or was serving as a director or officer of Legacy Bancorp, his or her serving or having served in any capacity with respect to any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request or direction of Legacy Bancorp. The board of directors may, in its discretion, indemnify officers serving below the level of vice president and employees of Legacy Bancorp. The certificate of incorporation of Legacy Bancorp provides that, to the maximum extent permitted by the Delaware General Corporation Law, no director shall be personally liable to Legacy Bancorp or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability.

Executive Officer Compensation

The following table sets forth certain information as to the total remuneration paid during the fiscal year ended December 31, 2004 to the Chairman and Chief Executive Officer and to the four most highly compensated executive officers of Mutual Bancorp, Legacy Group and Legacy Banks other than the Chairman and Chief Executive Officer who served as executive officers during or at the end of 2004 and who received total annual compensation in excess of $100,000. Each of the individuals listed on the table below is referred to as a “named executive officer.”

Summary Compensation Table

	Annual Compensation
Name and Principal Position with Legacy Bancorp, Mutual Bancorp, Legacy Group and Legacy Banks	Year	Salary	Bonus (1)	Other Annual Compensation (2)	All Other Compensation (3)
Dunlaevy, J. Williar Chairman of the Board and Chief Executive Officer of Legacy Bancorp, Mutual Bancorp, Legacy Group and Legacy Banks	2004	$300,600	$65,531	—	$10,250

Christopher, Michael A. Chief Operating Officer and President of Legacy Bancorp, Mutual Bancorp, Legacy Group and Legacy Banks	2004	$203,500	$40,700	—	$10,250

Sullivan, Richard M. Senior Vice President of National Real Estate Finance for Legacy Banks	2004	$154,500	$28,119	—	$9,457

Pierce, Steven F. Executive Vice President of Legacy Banks, Consumer Group	2004	$153,600	$27,955	—	$9,405

Conley, Stephen M. Chief Financial Officer, Senior Vice President and Treasurer of Legacy Bancorp, Mutual Bancorp, Legacy Group and Legacy Banks	2004	$122,000	$22,204	—	$7,260

(1)	Bonus amounts were earned in 2004 but paid in 2005.

(2)	Perquisites and other personal benefits paid to each named executive officer in each instance did not, in the aggregate, equal or exceed the lesser of either $50,000 or 10% of the total annual salary and bonus set forth in the columns entitled “Salary” and “Bonus” for each officer and, accordingly, are omitted from the table as permitted by the rules of the Securities and Exchange Commission.

(3)	Reflects amounts of matching contributions credited to each officer’s 401(k) Plan account.

Employment and Change in Control Agreements

Employment Agreements. In connection with the conversion, Legacy Banks and Legacy Bancorp will enter into employment agreements with J. Williar Dunlaevy, Michael A. Christopher, Stephen M. Conley, Steven F. Pierce and Richard M. Sullivan. The agreements provide for an annual base salary, subject to increase, and certain other benefits. They also guarantee customary corporate indemnification and insurance coverage under a standard directors’ and officers’ insurance policy throughout the employment term. The current base salary of each of Messrs. Dunlaevy, Christopher, Conley, Pierce and Sullivan are $315,600, $213,500, $128,100, $162,100 and $162,300 respectively.

The initial term of the agreement for Mr. Dunlaevy and Mr. Christopher is three years, and the initial term of the agreement with Messrs. Conley, Pierce and Sullivan is two years. In each case, the term automatically extends each year for a successive term of three years (for Mr. Dunlaevy and Mr. Christopher) or two years (for Messrs. Conley, Pierce and Sullivan), unless notice not to renew is given by either party. Following termination of the executive’s employment, the executive must adhere to non-competition and non-disclosure restrictions for one year, or for a period of time equal to the officer’s severance benefit, whichever is longer.

In the event the officer’s employment is terminated by Legacy Bancorp or Legacy Banks upon an “event of termination” as defined in the agreements, the officer will be entitled to receive base salary and bonuses that would have been paid for the remaining term of the agreement, plus certain other benefits, including the value of unvested stock awards and options. These benefits include continuation of disability and medical benefits for the remaining term of the agreement. In the event payments are made upon an “event of termination,” such payments may be reduced to the extent that the payments exceed three times the officer’s average annual compensation for the five most recent taxable years.

In the event the officer’s employment is terminated by Legacy Banks or Legacy Bancorp upon a “change in control,” the officer will be entitled to receive a lump sum severance benefit, plus certain other benefits. For Mr. Dunlaevy and Mr. Christopher, the lump sum severance benefit will be equal to three times the average annual compensation paid to the officer in the five fiscal years preceding the termination. For Messrs. Conley, Pierce and Sullivan, this severance benefit will be equal to two times the average annual compensation paid to the officer in the five fiscal years preceding the termination. Benefits payable upon a “change in control” include continuation of disability and medical benefits for three years (for Mr. Dunlaevy and Mr. Christopher) and two years (for Messrs. Conley, Pierce and Sullivan) following termination and the value of all unvested stock awards and options.

In the event payments are made upon a “change in control,” Mr. Dunlaevy and Mr. Christopher would also be entitled to receive an additional tax indemnification payment if such payments triggered liability under Sections 280G and 4999 of the Internal Revenue Code as an excise tax constituting “excess parachute payments.” Under applicable law, the excise tax is triggered by change in control-related payments that equal or exceed three times the executive’s average annual compensation over the five calendar years preceding the change in control. The excise tax equals 20% of the amount of the payment in excess of one times the executive’s average compensation over the preceding five calendar year period. For Messrs. Conley, Pierce and Sullivan, in the event payments and benefits under employment agreements, together with other payments and benefits he may receive, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, such payments would be reduced to an amount necessary to avoid such payments constituting parachute payments.

Change in Control Agreements. Legacy Banks and Legacy Bancorp will also enter into change in control agreements with 14 of its senior officers in connection with the conversion. The change in control agreements provide for a lump sum severance payment equal to approximately one times (in the case of ten vice presidents covered by such agreements) or two times (in the case of four senior vice presidents covered by such agreements) the officer’s average annual compensation during the five most recent calendar years and certain other benefits upon termination of the officer’s employment under certain circumstances.

The initial term of each agreement is two years. Commencing on the first anniversary date of the agreement and continuing on each anniversary date thereafter, the Board of Directors of the Bank may extend each agreement for an additional year.

Pursuant to the terms of the change in control agreements, these severance payments will be triggered if, after a “change in control” of Legacy Bancorp or Legacy Banks, as defined in the agreements, and during the term of the agreement, the officer’s employment is terminated for any reason other than death or termination for “cause” as defined in the agreements. These payments will also be triggered if the officer terminates his or her employment following the officer’s voluntary resignation following any demotion, loss of title, office or significant authority or responsibility, reduction in the annual compensation or material reduction in benefits or relocation of his principal place of employment by more than 30 miles from its location immediately prior to the “change in control.”

In addition, if the officer’s employment is terminated for the reasons described above, Legacy Banks will continue to pay to the officer the disability and medical benefits existing as of and at the level in effect on the date of termination, at no greater cost to the officer than the officer is currently paying, for 18 months. In the event payments and benefits under the change in control agreements, together with other payments and benefits the officers may receive, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, such payments would be reduced to an amount necessary to avoid such payments constituting parachute payments.

Benefit Plans

Employee Stock Ownership Plan. In anticipation of the conversion, Legacy Banks has established an employee stock ownership plan for its employees. Employees with three months of service and who have attained age 21 will be eligible to participate in Legacy Banks’ employee stock ownership plan.

As part of the conversion, the employee stock ownership plan intends to purchase 8.0% of the sum of the shares sold in the offering plus shares issued to The Legacy Banks Foundation. Legacy Banks anticipates that the employee stock ownership plan will borrow from Legacy Bancorp (or a subsidiary established for that purpose) to fund these purchases. The loan from Legacy Bancorp to the employee stock ownership plan will be repaid principally from Legacy Banks’ contributions to the employee stock ownership plan over a period of 15 years and the collateral for the loan will be the stock purchased by the employee stock ownership plan. The interest rate for the employee stock ownership plan loan from Legacy Bancorp will be fixed and is expected to be at Legacy Banks’ prime rate at the date the loan is entered into with the employee stock ownership plan. Legacy Banks and Legacy Bancorp may, in any plan year, make additional discretionary contributions for the benefit of plan participants in cash, shares of common stock, or other property. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

Shares purchased by the Legacy Banks employee stock ownership plan will be held in a suspense account and released for allocation to participants on a pro rata basis as debt service payments are made. Shares released from the suspense account for any year will be allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s eligible compensation for that year to the total eligible compensation of all eligible employee stock ownership plan participants for that year. Forfeitures shall be reallocated among remaining participating employees.

Upon the completion of one year of service, the account balances of employee stock ownership plan participants will become 20% vested. The vested percentage of participants’ account balances will thereupon be increased by an additional 20% for each additional year of service, until account balances reach 100% vesting upon the completion of five years of service. Credit is given for years of service with Legacy Banks or any of its affiliates prior to the adoption of the employee stock ownership plan. In the event of a “change in control,” as defined in the employee stock ownership plan, however, participants will become immediately fully vested in their account balances. Participants will also become fully vested in their account balances upon death, disability, retirement, termination of this plan, or the permanent and complete discontinuance of contributions by Legacy Banks and any of its affiliates to this plan. Benefits may be payable upon retirement or separation from service.

It is currently expected that an independent corporate trustee will be appointed by Legacy Banks to serve as the trustee of the Legacy Banks employee stock ownership plan. Under the terms of the Legacy Banks employee stock ownership plan, the trustee must generally vote all allocated shares held in the employee stock ownership plan in accordance with the instructions from the participating employees. Unallocated shares and allocated shares for which no written instructions have been received by the trustee regarding voting will be voted by the trustee in a manner calculated to most accurately reflect the instructions the trustee has received from participants regarding allocated shares, subject to the requirement that they must be voted in a manner determined by the trustee to be solely in the best interests of the participants and beneficiaries of the plan.

Generally accepted accounting principles require that any third-party borrowing by the Legacy Banks employee stock ownership plan be reflected as a liability on Legacy Banks’ balance sheet. If the employee stock ownership plan borrows the necessary funds from Legacy Bancorp (or a subsidiary established for that purpose), the loan will not be treated as a liability but instead will be excluded from stockholders’ equity. If the employee stock ownership plan purchases newly issued shares from Legacy Bancorp, total stockholders’ equity would neither increase nor decrease, but per share stockholders’ equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants’ accounts.

Legacy Banks’ employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations of the Internal Revenue Service and the Department of Labor.

Pension Plan. Legacy Banks has adopted the SBERA Defined Benefit Plan (“SBERA Pension Plan”) for its employees. The SBERA Pension Plan is a tax-qualified plan that covers substantially all employees of Legacy Banks who are age 21 and have completed at least one year of service. Participants become vested in their accrued benefit under the SBERA Pension Plan upon the earlier of (1) attainment of age 65 while employed by Legacy Banks, (2) completion of 3 vesting years of service with Legacy Banks, or (3) death or disability. Participants are generally credited with a vesting year of service for each year in which they complete 1,000 hours of service.

A participant’s normal benefit under the SBERA Pension Plan equals the sum of (1) 1.25% times the participant’s Average Compensation (as described below) up to the covered compensation limit (the average of the taxable wage bases in effect under Section 230 of the Social Security Act for the 35-year period ending in the year the participant becomes eligible for non-reduced social security benefits) multiplied by the number of years of service the participant has under the SBERA Pension Plan up to 30 years of service; and (2) 1.85% times the participant’s Average Compensation of the excess of the covered compensation limit. Participants may retire at or after age 65 and receive their full benefit under the SBERA Pension Plan. Participants may also retire early at age 62 or at age 55 with ten years of service or at age 50 with 15 years of service under the SBERA Pension Plan and receive a reduced retirement benefit. Pension benefits are payable in equal monthly installments for life, or for married persons, as a joint survivor annuity over the lives of the participant and spouse. Participants may also elect a lump sum payment with spousal consent. If a participant dies while employed by Legacy Banks, a death benefit will be payable to the participant’s spouse (or named beneficiary).

The following table shows the estimated aggregate benefits payable under the SBERA Pension Plan upon retirement at age 65 with various years of service and average compensation combinations, assuming the standard form of payment.

Average Compensation*	15 Years	20 Years	25 Years	30 Years	35 Years**
$40,000	7,500	10,000	12,500	15,000	15,000
$80,000	18,034	24,045	30,056	36,068	36,068
$100,000	23,584	31,445	39,306	47,168	47,168
$150,000	37,459	49,945	62,431	74,918	74,918
$175,000	44,396	59,195	73,994	88,793	88,793
$200,000	51,334	68,445	85,556	102,668	102,668
$300,000	52,721	70,295	87,869	105,443	105,443

*	Average Compensation is average base salary plus bonus, as reported in the “Salary” and “Bonus” columns of the Summary Compensation Table, for the highest three consecutive years during the participant’s employment period. The Internal Revenue Code imposes a limit ($205,000 for individuals retiring prior to November 1, 2005) on the average compensation that may be counted for computing benefits under the SBERA Pension Plan.

**	The SBERA Pension Plan does not count service in excess of 30 years in the benefit formula.

The benefits shown in the preceding table are annual benefits payable in the form of a single life annuity at age 65 and are not subject to any deduction for Social Security or other offset amounts.

As of October 31, 2005 , the number of years of service credited to Messrs. Dunlaevy, Christopher, Conley, Pierce and Sullivan, and the total annual benefit under the Pension Plan, payable in the form of a life annuity commencing at age 65, are shown in the following table:

	Years of Service	Annual Benefit
Mr. Dunlaevy	35.83	$99,996
Mr. Christopher	11.58	$39,924
Mr. Conley	29.58	$58,392
Mr. Pierce	31.08	$77,580
Mr. Sullivan	2.83	$7,560

In connection with the conversion, Legacy Banks will freeze the SBERA Pension Plan, effective with the close of the plan year ending October 31, 2005, at which point no further benefits will accrue to plan participants. A participant’s benefits under the plan will not be increased for service performed or compensation paid after October 31, 2005.

401(k) Plan. Legacy Banks maintains the SBERA 401(k) Plan as adopted by Legacy Banks, a tax-qualified plan under Section 401(a) of the Internal Revenue Code with a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. In general, all salaried and hourly employees who are at least age 21 become eligible to make salary reduction contributions in the 401(k) plan on the first day of the month following the completion of three months of employment with Legacy Banks.

Under the 401(k) plan, participants may elect to have Legacy Banks contribute up to 75% of their compensation to the 401(k) plan, subject to the dollar limitations imposed by the Internal Revenue Code. Under the terms of the plan, Legacy Banks may make matching contributions to the 401(k) plan which are allocated to the participants’ accounts according to the amount of compensation deferred by each participant, after such participant has completed one year of service. Compensation for purposes of the 401(k) plan generally consists of total taxable income of a participant as reported on Form W-2, including all pre-tax contributions. The level of matching contributions under the 401(k) plan may change from time to time.

The 401(k) plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account. Currently, participants in the 401(k) plan may direct the investment of their accounts in several types of investment funds. In connection with the conversion, participants in the 401(k) plan will be permitted to direct the investment of their accounts in common stock of Legacy Bancorp, which shares will be held in a newly formed Employer Stock Fund. Participants in the 401(k) plan will be given the opportunity to direct the 401(k) plan trustee to subscribe for shares of Legacy Bancorp common stock in the conversion based on their individual subscription priorities, using the funds in the participants’ 401(k) plan accounts. The plan itself is not an eligible account holder. However, participants who are eligible account holders may use their subscription rights to purchase stock for their plan accounts. See “The Conversion and the Offering—Subscription Offering and Subscription Rights” on page 92.

Participants are always 100% vested in their elective deferrals and related earnings under the 401(k) plan. Participants vest in their discretionary matching contributions (if any) at a rate of 20% after one year of employment and 20% each additional year thereafter. Participants may receive distributions from the 401(k) plan in the form of a single lump payment or installment payments.

Supplemental Executive Retirement Plan. Each of J. Williar Dunlaevy and Michael A. Christopher is also entitled to retirement benefits pursuant to the terms of a Supplemental Executive Retirement Plan with Legacy Banks, referred to herein as a “SERP.”

Under the terms of his SERP, Mr. Dunlaevy is entitled to an annual retirement benefit at age 65, payable in monthly installments for a period of 20 years, equal to 70.0% of the average of his annual base salary and bonus (excluding elective deferrals) during the three calendar years for which his base salary and bonus were the highest, but reduced by his annual annuity retirement benefit from Legacy Banks’ contributions to his 401(k) plan, annual retirement benefit from Legacy Banks’ Pension Plan, and one-half his annual social security benefit. Under the terms of his SERP, Mr. Christopher is entitled to an annual retirement benefit at age 65, payable in monthly installments for a period of 20 years, equal to 65.0% of the average of his annual base salary and bonus (excluding elective deferrals) during the three calendar years for which his base salary and bonus were the highest, but reduced by the annual amount of benefits payable to him arising from Legacy Banks’ contributions to his 401(k) plan, the annual retirement benefit from Legacy Banks’ Pension Plan, the annual retirement benefit from the pension plan of his former employer and one-half of his annual social security benefit. Each of Mr. Dunlaevy and Mr. Christopher is entitled to a reduced benefit upon retirement prior to age 65 (but after age 58 in the case of Mr. Dunlaevy and age 60 in the case of Mr. Christopher). Based upon current compensation levels (adjusted for inflation at the rate of 4.5%) and assuming retirement at age 65, Mr. Dunlaevy would be entitled to an annual benefit for 20 years of $160,968 under his SERP and Mr. Christopher would be entitled to an annual benefit for 20 years of $79,647 under his SERP. SERP benefits may also be payable in the optional forms of benefit permitted under the pension plan.

In connection with the conversion, Legacy Bancorp intends to amend Mr. Dunlaevy’s and Mr. Christopher’s SERPs to comply with a new provision of the Internal Revenue Code, Section 409A, which is effective January 1, 2005, and applies to deferred compensation arrangements. In order to comply with Section 409A, both SERPs will be amended to provide that any payment upon termination of employment, other than in the case of death, shall not be made until at least six months after such termination. Also, both SERPs will be amended to remove the potential for Legacy Bancorp or [Legacy Banks] to exercise discretion with regard to the timing or form of payment under the SERP.

Employee Severance Compensation Plan. Legacy Bancorp has established, effective upon completion of the conversion, an employee severance compensation plan, which will provide eligible employees with severance pay benefits and other benefits in the event that their employment is terminated within a year after a change in control of Legacy Bancorp or Legacy Banks. Severance benefits will be equal to one week of salary for each year of service up to 60.0% of an employee’s current annual salary. Employees entitled to severance also receive continued employer-paid life and health insurance coverage for the number of weeks of salary continuation benefits to which the employee is entitled under the plan. These benefits are also available to employees who resign because they have not been offered a comparable position following a change in control. A “comparable position” is defined as a position which is offered to an employee where (a) there is no reduction in base salary or scheduled hours, and (b) the employee will be principally employed at a location not more than 30 miles from the office where the employee is principally employed immediately prior to the change in control.

Director Fee Continuation Plan. Legacy Bancorp has established, effective upon completion of the conversion, a directors fee continuation plan, which provides certain benefits to all eligible non-employee members of the boards of directors of Legacy Banks and Legacy Bancorp upon retirement. A director is eligible to receive these benefits (provided that the director was not terminated for cause) if the director has served as a director for three years or more with Legacy Banks or Legacy Bancorp. Service with a corporate predecessor is not included in determining whether this three-year service requirement has been met.

A director who has served on the board for at least 15 years (10 years for those who have attained age 70) is entitled to receive an annual payment, commencing upon termination of service and payable for five years, equal to the average total yearly fees for services as a director paid by Legacy Bancorp or Legacy Banks to the director for the three calendar years preceding the year of the director’s retirement. Service with a corporate predecessor is included in determining the amount of the normal retirement benefit. Eligible directors who retire prior to attaining the full 15 (or 10) years of service are entitled to receive a reduced retirement benefit, based upon the director’s number of years of service, payable annually for five years following termination of service.

In the event of a “change in control,” as defined in the directors fee continuation plan, if an eligible director’s service is terminated or if the director is not proposed for reelection within three years following the “change in control,” the director is entitled to receive a full normal retirement benefit (as if he had served as a director for 15 years) as a lump sum upon termination of service.

An eligible director who becomes disabled prior to age 70 is also entitled to receive the normal retirement benefit, payable in equal installments over five years and commencing upon termination of service. In addition, upon the death of an eligible director prior to termination of service, the director’s beneficiary is entitled to receive a normal retirement benefit, and upon the death of an eligible director after retirement, the director’s beneficiary is entitled to receive the remainder of any benefit payments to which the director is entitled, with each such benefit payable annually and commencing upon the death of the director.

Stock-Based Incentive Plan. Following the conversion we intend to implement a stock-based incentive plan that will provide for grants of stock options and restricted stock to directors, officers and employees. The stock-based incentive plan cannot be established sooner than six months after the offering and, if implemented less than one year after the offering, would require the approval of our stockholders by two-thirds of the outstanding shares of Legacy Bancorp common stock. If the stock-based incentive plan is implemented more than one year after the offering, the stock-based incentive plan must be approved by a majority of the shares of Legacy Bancorp present and voting. If such plan is adopted less than one year after completion of the offering, the number of options granted and restricted shares awarded under the plan may not exceed 10.0% and 4.0%, respectively, of the sum of the shares sold in the offering (in each case the shares issued in the conversion includes the shares issued to The Legacy Banks Foundation). However, these limitations would not apply if such stock-based incentive plan is implemented one year or more after the completion of the offering. Finally, if adopted within one year, the stock-based incentive plan would be subject to such other limitations as may be imposed by the Massachusetts Commissioner of Banks, including the following requirements:

•	Non-employee directors in the aggregate may not receive more than 30.0% of the options and restricted awards authorized under the plan;

•	Any one non-employee director may not receive more than 5.0% of the options and restricted awards authorized under the plan;

•	Any officer or employee may not receive more than 25.0% of the options and restricted awards authorized under the plan;

•	The options and restricted awards may not vest more rapidly than 20.0% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	Accelerated vesting is not permitted except for death or disability.

After the first anniversary of the conversion, we may amend the plan to change or remove these restrictions. If we adopt a stock-based incentive plan within one year after the conversion, we expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of retirement and change in control. We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

We have not decided whether we will implement this plan before or after the one-year anniversary of the conversion.

Transactions with Directors and Executive Officers

Federal law and regulations generally require that all loans or extensions of credit to directors and executive officers must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations also permit directors and executive officers to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Pursuant to such a program, loans have been extended to directors and executive officers, which loans are on substantially the same terms as those prevailing at the time for comparable transactions with the general public. These loans do not involve more than the normal risk of repayment or present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

The board of directors of Legacy Bancorp established a Compensation Committee in connection with the adoption of various compensation plans and agreements in anticipation of the conversion. The members of the Compensation Committee are Eugene A. Dellea, James J. Mooney and David L. Klausmeyer.

No person now serving as a member of the Compensation Committee is a current or former officer or employee of Legacy Bancorp or Legacy Banks or engaged in certain transactions with Legacy Bancorp or Legacy Banks that are required to be disclosed by Securities and Exchange Commission regulations. Additionally, there are no compensation committee “interlocks,” which generally means that no executive officer of Legacy Bancorp or Legacy Banks served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a Director or member of the Compensation Committee.

PURCHASES BY LEGACY BANCORP MANAGEMENT IN THE OFFERING

The following table sets forth information regarding intended common stock purchases by each of our directors and executive officers and their associates, and by all directors and executive officers as a group, assuming the availability of shares. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. This table excludes shares to be purchased by the employee stock ownership plan.

	Proposed Purchases in the Offering		% of Total Outstanding (1)
	Number of Shares	Aggregate Price
Michael A. Christopher	20,000	$200,000	0.22
Stephen M. Conley	15,000	150,000	0.17
Eugene A. Dellea	25,000	250,000	0.28
J. Williar Dunlaevy	42,000	420,000	0.46
David L. Klausmeyer	25,000	250,000	0.28
Gary A. Lopenzina	40,000	400,000	0.45
James J. Mooney	6,000	60,000	0.07
Anne W. Pasko	8,000	80,000	0.08
Steven F. Pierce	25,000	250,000	0.28
Richard M. Sullivan	25,000	250,000	0.28
Robert B. Trask	36,500	365,000	0.41
Dorothy B. Winsor	3,000	30,000	0.03
All Directors and Executive Officers as a Group (2)	358,500	$3,585,000	3.99%

(1)	Based on an assumed 8,964,000 shares outstanding, including 8,300,000 shares issued in the offering at the midpoint of the offering range and 664,000 shares issued to The Legacy Banks Foundation.

(2)	Includes directors of Legacy Banks who are not officers or directors of Legacy Bancorp.

FEDERAL AND STATE TAXATION

Federal Taxation

General. Legacy Bancorp and Legacy Banks will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Mutual Bancorp’s federal income tax returns are not currently under audit and have not been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Legacy Bancorp.

Bad Debt Reserves. Prior to the Small Business Protection Act of 1996, Legacy Banks was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in connection with the calculation of our taxable income. Beginning with our 1999 federal tax return, we were required to use the specific charge-off method in computing our bad debt deduction. In addition, the federal legislation required the recapture (over a six year period) of the excess of tax bad debt reserves accumulated after December 31, 1987.

Taxable Distributions and Recapture. Prior to the Small Business Protection Act of 1996, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income should Legacy Banks fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Legacy Banks make certain non-dividend distributions, pay dividends in excess of earnings and profits or cease to maintain a bank charter. At April 30, 2005, Legacy Banks’ total federal pre-1988 reserve was $5.4 million. This reserve reflects the cumulative effects of federal tax deductions by Legacy Banks for which no federal income tax provision has been made.

Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax (AMT) at a rate of 20.0% on a base of regular taxable income plus certain tax preferences (the alternative minimum taxable income or AMTI). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90.0% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. We have not been subject to the alternative minimum tax and have no such amounts available for credits as carryover.

Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At April 30, 2005, we had no net operating loss carryforwards for federal income tax purposes.

Capital Loss Carryovers. A financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. At April 30, 2005, we had $561,000 in capital loss carryforwards for federal income tax purposes $489,000 of which expires in 2007 and $72,000 of which expires in 2008.

Corporate Dividends-Received Deduction. Mutual Bancorp, Legacy Group and Legacy Bancorp may exclude from its income 100.0% of dividends received from Legacy Banks since they are both members of the same affiliated group of corporations.

State Taxation

For Massachusetts income tax purposes, a consolidated return cannot be filed. Instead, each entity files separate annual income tax returns. Mutual Bancorp’s state tax returns, as well as those of its subsidiaries, are not currently under audit. In June 2003, the Bank reached a settlement with the Massachusetts Department of Revenue (“DOR”) with respect to the DOR’s tax assessment resulting from the DOR’s disallowance of the Bank’s deduction of certain dividend distributions received by the Bank from its real estate investment trust majority owned subsidiary (the “REIT”) for the tax years ending December 31, 1999, 2000, 2001, and 2002. As a result, the Bank paid approximately $721,000 to the DOR representing one-half of the assessment plus interest and obtained the DOR’s release from liability for the remaining half assessed. The Bank dissolved the REIT during the third quarter of 2003.

In 1995, legislation was enacted to reduce the Massachusetts bank excise (income) tax rate and to allow Massachusetts-based financial institutions to apportion income earned in other states. Further, this legislation expanded the applicability of the tax to non-bank entities and out-of-state financial institutions. The Massachusetts excise tax rate for savings banks is currently 10.5% of federal taxable income, adjusted for certain items. Taxable income includes gross income as defined under the Internal Revenue Code, plus interest from bonds, notes and evidences of indebtedness of any state, including Massachusetts, less deductions, but not the credits, allowable under the provisions of the Internal Revenue Code, except for those deductions relating to dividends received and income or franchise taxes imposed by a state or political subdivision. Carryforwards and carrybacks of net operating losses and capital losses are not allowed.

A financial institution or business corporation is generally entitled to special tax treatment as a “security corporation” under Massachusetts law provided that: (a) its activities are limited to buying, selling, dealing in or holding securities on its own behalf and not as a broker; and (b) it has applied for, and received, classification as a “security corporation” by the Commissioner of the Massachusetts Department of Revenue. A security corporation that is also a bank holding company under the Code must pay a tax equal to 0.33% of its gross income. A security corporation that is not a bank holding company under the Code must pay a tax equal to 1.32% of its gross income. Legacy Bancorp is considering whether to seek to qualify as a security corporation. To do so, it would need to (a) apply for, and receive, security corporation classification by the Massachusetts Department of Revenue; and (b) not conduct any activities deemed impermissible under the governing statutes and the various regulations, directives, letter rulings and administrative pronouncements issued by the Massachusetts Department of Revenue. In order to qualify as a security corporation, it would need to establish a subsidiary for the purpose of making the loan to the employee stock ownership plan, since making such a loan directly could disqualify it from classification as a security corporation.

REGULATION AND SUPERVISION

General

Legacy Banks is a Massachusetts-chartered stock savings bank and a wholly-owned subsidiary of Legacy Group. Legacy Group is wholly-owned by Mutual Bancorp, a Massachusetts-chartered mutual holding company. Once the conversion has been completed, Legacy Banks will be the wholly-owned subsidiary of Legacy Bancorp, a Delaware corporation and registered savings and loan holding company. Legacy Banks’ deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation, or FDIC, through the Bank Insurance Fund and by the Depositors Insurance Fund of the Deposit Insurance Fund of Massachusetts for amounts in excess of the FDIC insurance limits. Legacy Banks is subject to extensive regulation by the Massachusetts Division of Banks, as its chartering agency, and by the FDIC, as its deposit insurer. Legacy Banks is required to file reports with, and is periodically examined by, the FDIC and the Massachusetts Division of Banks concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. Legacy Banks is a member of the Federal Home Loan Bank of Boston (“FHLBB”) and is subject to certain limited regulation by the Federal Reserve Board.

Legacy Group, as a bank holding company, is subject to regulation by the Federal Reserve Board and is required to file reports with the Federal Reserve Board. Upon the conversion, Legacy Banks will elect to be treated as a savings association for purposes of the holding company regulation, and Legacy Bancorp will be regulated as a savings and loan holding company by the Office of Thrift Supervision.

Massachusetts Bank Regulation

General. As a Massachusetts-chartered savings bank, Legacy Banks is subject to supervision, regulation and examination by the Massachusetts Division of Banks and to various Massachusetts statutes and regulations which govern, among other things, investment powers, lending and deposit-taking activities, borrowings, maintenance of surplus and reserve accounts, distribution of earnings and payment of dividends. In addition, Legacy Banks is subject to Massachusetts consumer protection and civil rights laws and regulations. The Massachusetts Commissioner of Banks’ approval is required for a Massachusetts-chartered bank to establish or close branches, merge with other financial institutions, organize a holding company, issue stock and undertake certain other activities.

In response to a Massachusetts law enacted in 1996, the Massachusetts Commissioner of Banks adopted rules that generally allow Massachusetts banks to engage in activities permissible for federally chartered banks or banks chartered by another state. The Commissioner also has adopted procedures reducing regulatory burdens and expense and expediting branching by well-capitalized and well-managed banks.

Investment Activities. In general, Massachusetts-chartered savings banks may invest in preferred and common stock of any corporation organized under the laws of the United States or any state provided such investments do not involve control of any corporation and do not, in the aggregate, exceed 4.0% of the bank’s deposits. Massachusetts-chartered savings banks may in addition invest an amount equal to 1.0% of their deposits in stocks of Massachusetts corporations or companies with substantial employment in the Commonwealth which have pledged to the Massachusetts Commissioner of Banks that such monies will be used for further development within the Commonwealth. See also “—Federal Bank Regulation—Investment Activities” on page 81 for federal restrictions on equity investments. At the present time, Legacy Banks does have authority to invest in equity securities.

Loans to One Borrower Limitations. Massachusetts banking laws grant banks broad lending authority. However, with certain limited exceptions, total obligations of one borrower to a bank may not exceed 20.0% of the total of the bank’s capital stock. The Bank’s lending policy limits have historically been more restrictive than that required under bank regulations.

Loans to a Bank’s Insiders. The Massachusetts banking laws prohibit any executive officer, director or trustee from borrowing, otherwise becoming indebted, or becoming liable for a loan or other extension of credit by such bank to any other person, except for any of the following loans or extensions of credit: (i) loans or extensions of credit, secured or unsecured, to an officer of the bank in an amount not exceeding $35,000; (ii) loan or extensions of credit intended or secured for educational purposes to an officer of the bank in an amount not exceeding $150,000; (iii) loans or extensions of credit secured by a mortgage on residential real estate to be occupied in whole or in part by the officer to whom the loan or extension of credit is made, in an amount not exceeding $500,000; and (iv) loans or extensions of credit to a director or trustee of the bank who is not also an officer of the bank in an amount permissible under the bank’s loan to one borrower limit. See “— Loans to One Borrower Limitations” above.

The loans listed above require approval of the majority of the members of Legacy Bank’s board of directors, excluding any member involved in the loan or extension of credit. No such loan or extension of credit may be granted with an interest rate or other terms that are preferential in comparison to loans granted to persons not affiliated with the savings bank.

Dividends. A Massachusetts stock bank may declare from net profits cash dividends not more frequently than quarterly and non-cash dividends at any time. No dividends may be declared, credited or paid if the bank’s capital stock is impaired. The approval of the Massachusetts Commissioner of Banks is required if the total of all dividends declared in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years. Net profits for this purpose means the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting from the total thereof all current operating expenses, actual losses, accrued dividends on preferred stock, if any, and all federal and state taxes.

Regulatory Enforcement Authority. Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Massachusetts Commissioner of Banks may be subject to sanctions for non-compliance, including seizure of the property and business of the bank and suspension or revocation of its charter. The Massachusetts Commissioner of Banks may under certain circumstances suspend or remove officers or directors who have violated the law, conducted the bank’s business in a manner which is unsafe, unsound or contrary to the depositors’ interests or been negligent in the performance of their duties. In addition, upon finding that a bank has engaged in an unfair or deceptive act or practice, the Massachusetts Commissioner of Banks may issue an order to cease and desist and impose a fine on the bank concerned. Finally, Massachusetts consumer protection and civil rights statutes applicable to Legacy Banks permit private individual and class action law suits and provide for the rescission of consumer transactions, including loans, and the recovery of statutory and punitive damages and attorneys’ fees in the case of certain violations of those statutes.

Insurance Sales. Massachusetts banks may engage in insurance sales activities if the Massachusetts Commissioner of Banks has approved a plan of operation for insurance activities and the bank obtains a license from the Massachusetts Division of Insurance. A bank may be licensed directly or indirectly through an affiliate or a subsidiary corporation established for this purpose. Legacy Banks has a subsidiary, Legacy Insurance Services of the Berkshires, that is licensed to sell insurance products.

DIF. All Massachusetts-chartered savings banks are required to be members of the Deposit Insurance Fund of the Depositors Insurance Fund of Massachusetts, a corporation that insures savings bank deposits in excess of federal deposit insurance coverage. The DIF is authorized to charge savings banks an annual assessment of up to 1/50th of 1.0% of a savings bank’s deposit balances in excess of amounts insured by the FDIC.

Trust Powers. With the written authority of the Massachusetts Commissioner of Banks, Massachusetts banks may exercise trust powers through a trust department. A bank’s trust department may invest funds or assets which it may receive and hold in a fiduciary capacity. Legacy Portfolio Management is the Bank’s investment assets and trust management division.

Federal Bank Regulation

Capital Requirements. Under FDIC regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as Legacy Banks, are required to comply with minimum leverage capital requirements. For an institution determined by the FDIC to not be anticipating or experiencing significant growth and to be, in general, a strong banking organization rated composite 1 under the Uniform Financial Institutions Ranking System established by the Federal Financial Institutions Examination Council, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3.0%. For all other institutions, the minimum leverage capital ratio is not less than 4.0%. Tier 1 capital is the sum of common stockholders’ equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.

The FDIC regulations require state non-member banks to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of regulatory capital to regulatory risk-weighted assets is referred to as a bank’s “risk-based capital ratio.” Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items (including recourse obligations, direct credit substitutes and residual interests) to four risk-weighted categories ranging from 0.0% to 100.0%, with higher levels of capital being required for the categories perceived as representing greater risk. For example, under the FDIC’s risk-weighting system, cash and securities backed by the full faith and credit of the U.S. government are given a 0.0% risk weight, loans secured by one- to four-family residential properties generally have a 50.0% risk weight, and commercial loans have a risk weighting of 100.0%.

State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and certain other capital instruments, and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution’s Tier 1 capital. Banks that engage in specified levels of trading activities are subject to adjustments in their risk based capital calculation to ensure the maintenance of sufficient capital to support market risk.

The Federal Deposit Insurance Corporation Improvement Act (the “FDICIA”) required each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate risk, concentration of credit risk, and the risk of nontraditional activities, as well as to reflect the actual performance and expected risk of loss on multi-family residential loans. The FDIC, along with the other federal banking agencies, has adopted a regulation providing that the agencies will take into account the exposure of a bank’s capital and economic value to changes in interest rate risk in assessing a bank’s capital adequacy. The FDIC also has authority to establish individual minimum capital requirements in appropriate cases upon determination that an institution’s capital level is, or is likely to become, inadequate in light of the particular circumstances.

Standards for Safety and Soundness. As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit system, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. Most recently, the agencies have established standards for safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

Investment Activities. Since the enactment of FDICIA, all state-chartered FDIC insured banks, including savings banks, have generally been limited in their investment activities to principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law. FDICIA and the FDIC permit exceptions to these limitations. For example, state chartered banks may, with FDIC approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange or the Nasdaq National Market and in the shares of an investment company registered under the Investment Company Act of 1940, as amended. The maximum permissible investment is 100.0% of Tier 1 Capital, as specified by the FDIC’s regulations, or the maximum amount permitted by Massachusetts law, whichever is less. Legacy Banks received approval from the FDIC to retain and acquire such equity instruments equal to the lesser of 100% of Legacy Banks’ Tier 1 capital or the maximum permissible amount specified by Massachusetts law. Any such grandfathered authority may be terminated upon the FDIC’s determination that such investments pose a safety and soundness risk. In addition, the FDIC is authorized to permit such institutions to engage in state authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if they meet all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the Bank Insurance Fund. The FDIC has adopted revisions to its regulations governing the procedures for institutions seeking approval to engage in such activities or investments. The Gramm-Leach-Bliley Act of 1999 specifies that a nonmember bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

Interstate Banking and Branching. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the Interstate Banking Act, permits adequately capitalized bank holding companies to acquire banks in any state subject to specified concentration limits and other conditions. The Interstate Banking Act also authorizes the interstate merger of banks. In addition, among other things, the Interstate Banking Act permits banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state.

Prompt Corrective Regulatory Action. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

The FDIC has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater and a leverage ratio of 5.0% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 4.0% or greater, and generally a leverage ratio of 4.0% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or generally a leverage ratio of less than 4.0%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0%, or a leverage ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%. As of April 30, 2005, Legacy Banks was classified as a “well capitalized” institution.

“Undercapitalized” banks must adhere to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. A bank’s compliance with such a plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

Transaction with Affiliates and Regulation W of the Federal Reserve Regulations. Transactions between banks and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank. Generally, Sections 23A and 23B of the Federal Reserve Act and Regulation W (i) limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10.0% of such institution’s capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20.0% of such institution’s capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and other similar transactions. In addition, loans or other extensions of credit by the financial institution to the affiliate are required to be collateralized in accordance with the requirements set forth in Section 23A of the Federal Reserve Act.

The Gramm-Leach-Bliley Act amended several provisions of Sections 23A and 23B of the Federal Reserve Act. The amendments provide that so-called “financial subsidiaries” of banks are treated as affiliates for purposes of Sections 23A and 23B of the Federal Reserve Act, but the amendment provides that (i) the 10.0% capital limit on transactions between the bank and such financial subsidiary as an affiliate is not applicable, and (ii) the investment by the bank in the financial subsidiary does not include retained earnings in the financial subsidiary. Certain anti-evasion provisions have been included that relate to the relationship between any financial subsidiary of a bank and sister companies of the bank: (1) any purchase of, or investment in, the securities of a financial subsidiary by any affiliate of the parent bank is considered a purchase or investment by the bank; or (2) if the Federal Reserve Board determines that such treatment is necessary, any loan made by an affiliate of the parent bank to the financial subsidiary is to be considered a loan made by the parent bank.

In addition, Sections 22(h) and (g) of the Federal Reserve Act place restrictions on loans to executive officers, directors and principal stockholders. Under Section 22(h) of the Federal Reserve Act, loans to a director, an executive officer and to a greater than 10.0% stockholder of a financial institution, and certain affiliated interests of these, may not exceed, together with all other outstanding loans to such person and affiliated interests, the financial institution’s loans to one borrower limit, generally equal to 15.0% of the institution’s unimpaired capital and surplus. Section 22(h) of the Federal Reserve Act also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a financial institution to insiders cannot exceed the institution’s unimpaired capital and surplus. Furthermore, Section 22(g) of the Federal Reserve Act places additional restrictions on loans to executive officers.

Enforcement. The FDIC has extensive enforcement authority over insured savings state banks, including Legacy Banks. This enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices. The FDIC has authority under federal law to appoint a conservator or receiver for an insured bank under limited circumstances. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.” The FDIC may also appoint itself as conservator or receiver for an insured state non-member institution under specific circumstances on the basis of the institution’s financial condition or upon the occurrence of other events, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; and (4) insufficient capital, or the incurring of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment without federal assistance.

Insurance of Deposit Accounts. The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution’s financial condition consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution’s primary federal regulator and information which the FDIC determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance funds. An institution’s assessment rate depends on the capital category and supervisory category to which it is assigned. Assessment rates for insurance fund deposits currently range from 0 basis points for the strongest institution to 27 basis points for the weakest. Bank Insurance Fund members are also required to assist in the repayment of bonds issued by the

Financing Corporation in the late 1980’s to recapitalize the Federal Savings and Loan Insurance Corporation. For the four months ended April 30, 2005 and 2004, the total FDIC assessment was $21,680 and $21,369, respectively, for Legacy Banks. The FDIC is authorized to raise the assessment rates. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of Legacy Banks.

The FDIC may terminate insurance of deposits if it finds that the institution is in an unsafe or unsound condition to continue operations, has engaged in unsafe or unsound practices, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of Legacy Banks does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Privacy Regulations. Pursuant to the Gramm-Leach-Bliley Act, the FDIC has published final regulations implementing the privacy protection provisions of the Gramm-Leach-Bliley Act. The new regulations generally require that Legacy Banks disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, Legacy Banks is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Legacy Banks currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

Community Reinvestment Act. Under the Community Reinvestment Act (CRA), as amended and as implemented by FDIC regulations, a bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA does require the FDIC, in connection with its examination of a bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires the FDIC to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. Legacy Banks’ latest FDIC CRA rating was “Satisfactory.”

Massachusetts has its own statutory counterpart to the CRA which is also applicable to Legacy Banks. The Massachusetts version is generally similar to the CRA but utilizes a five-tiered descriptive rating system. Massachusetts law requires the Massachusetts Commissioner of Banks to consider, but not be limited to, a bank’s record of performance under Massachusetts law in considering any application by the bank to establish a branch or other deposit-taking facility, to relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. Legacy Banks’ most recent rating under Massachusetts law was “Outstanding.”

Consumer Protection and Fair Lending Regulations. Massachusetts savings banks are subject to a variety of federal and Massachusetts statutes and regulations that are intended to protect consumers and prohibit discrimination in the granting of credit. These statutes and regulations provide for a range of sanctions for non-compliance with their terms, including imposition of administrative fines and remedial orders, and referral to the Attorney General for prosecution of a civil action for actual and punitive damages and injunctive relief. Certain of these statutes authorize private individual and class action lawsuits and the award of actual, statutory and punitive damages and attorneys’ fees for certain types of violations.

The USA PATRIOT Act. Legacy Banks is subject to the USA PATRIOT Act, which gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents, and parties registered under the Commodity Exchange Act.

Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

•	Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program.

•	Pursuant to Section 326, on May 9, 2003, the Secretary of the Department of Treasury, in conjunction with other bank regulators, issued Joint Final Rules that provide for minimum standards with respect to customer identification and verification. These rules became effective on October 1, 2003.

•	Section 312 requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondent accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

•	Effective December 25, 2001, financial institutions are prohibited from establishing, maintaining, administering, or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain record keeping obligations with respect to correspondent accounts of foreign banks.

Bank regulators are directed to consider a holding company’s effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

Federal Reserve System

The Federal Reserve Board regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $47.6 million or less (which may be adjusted by the Federal Reserve Board) the reserve requirement is 3.0%; and for amounts greater than $47.6 million, the reserve requirement is $1,218,000 plus 10.0% (which may be adjusted by the Federal Reserve Board between 8.0% and 14.0%), of the amount in excess of $47.6 million. The first $7.0 million of otherwise reservable balances (which may be adjusted by the Federal Reserve Board) are exempted from the reserve requirements. Legacy Banks is in compliance with these requirements.

Federal Home Loan Bank System

Legacy Banks is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members of the Federal Home Loan Bank are required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1.0% of the aggregate principal amount of its unpaid loan principal and similar obligations at the beginning of each year, or 5.0% of its aggregate advances (borrowings) from the Federal Home Loan Bank, whichever is greater. Legacy Banks was in compliance with this requirement with an investment in FHLBB stock at April 30, 2005 of $9.1 million. At April 30, 2005, Legacy Banks had $153.7 million in FHLBB advances.

The Federal Home Loan Banks are required to provide funds for certain purposes including the resolution of insolvent thrifts in the late 1980s and to contributing funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, a member bank affected by such reduction or increase would likely experience a reduction in its net interest income. Recent legislation has changed the structure of the Federal Home Loan Banks’ funding obligations for insolvent thrifts, revised the capital structure of the Federal Home Loan Banks and implemented entirely voluntary membership for Federal Home Loan Banks. For the four months ended April 30, 2005 and 2004, cash dividends from the FHLBB to Legacy Banks amounted to approximately $118,865 and $49,247, respectively. There can be no assurance that such dividends will continue in the future. Further, there can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks also will not cause a decrease in the value of the FHLBB stock held by Legacy Banks.

Holding Company Regulation

General. As bank holding companies, Mutual Bancorp and Legacy Group currently are subject to comprehensive regulation and regular examinations by the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices. Both Mutual Bancorp and Legacy Group will cease to exist as part of the conversion.

As bank holding companies, Mutual Bancorp and Legacy Group are subject to capital adequacy guidelines for bank holding companies similar to those of the FDIC for state-chartered banks. For our regulatory capital ratios, see “Regulatory Capital Compliance” on page 26.

Federal law allows a state savings bank that qualifies as a “Qualified Thrift Lender,” discussed below, to elect to be treated as a savings association for purposes of the savings and loan holding company provisions of the Home Owners’ Loan Act (“HOLA”). Such election allows its holding company to be regulated as a savings and loan holding company by the Office of Thrift Supervision (“OTS”) rather than as a bank holding company by the Federal Reserve Board. Legacy Banks has made such election, and upon completion of the conversion Legacy Bancorp will be a non-diversified savings and loan holding company within the meaning of the HOLA. Legacy Bancorp will be registered with the OTS and subject to the OTS’s regulations and reporting requirements. In addition, the OTS may examine and supervise Legacy Bancorp, and the OTS has enforcement authority over Legacy Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. Additionally, Legacy Banks is required to notify the OTS at least 30 days before declaring any dividend to Legacy Bancorp. By regulation, the OTS may restrict or prohibit Legacy Banks from paying dividends.

Legacy Bancorp will be a unitary savings and loan holding company under federal law because Legacy Banks is its only insured subsidiary. Formerly, a unitary savings and loan holding company was not restricted as to the types of business activities in which it could engage, provided that its subsidiary savings association continued to be a qualified thrift lender. The Gramm-Leach-Bliley Act of 1999, however, restricts unitary savings and loan holding companies not existing or applied for before May 4, 1999 to activities permissible for a financial holding company as defined under the legislation, including insurance and securities activities, and those permitted for a multiple savings and loan holding company as described below. Legacy Bancorp is subject to these activities restrictions. Upon any non-supervisory acquisition by Legacy Bancorp of another savings association as a separate subsidiary, Legacy Bancorp would become a multiple savings and loan holding company. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the BHCA, provided the prior approval of the OTS is obtained, to activities permitted for financial holding companies and to other activities authorized by OTS regulation. Multiple savings and loan holding companies are generally prohibited from acquiring or retaining more than 5.0% of a non-subsidiary company engaged in activities other than those permitted by the HOLA or those permitted for financial holding companies.

The HOLA prohibits a savings and loan holding company from, directly or indirectly, acquiring more than 5% of the voting stock of another savings association or savings and loan holding company or from acquiring such an institution or company by merger, consolidation or purchase of its assets, without prior written approval of the OTS. In evaluating applications by holding companies to acquire savings associations, the OTS considers the financial and managerial resources and any future prospects of Legacy Banks and the institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (1) interstate supervisory acquisitions by savings and loan holding companies; and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions.

To be regulated as a savings and loan holding company by the OTS (rather than as a bank holding company by the Federal Reserve Board), Legacy Banks must qualify as a Qualified Thrift Lender (“QTL”). To qualify as a QTL, Legacy Banks must maintain compliance with the test for a “domestic building and loan association,” as defined in the Internal Revenue Code, or with a QTL Test. Under the QTL Test, a savings institution is required to maintain at least 65% of its “portfolio assets” (total assets less: (1) specified liquid assets up to 20% of total assets; (2) intangibles, including goodwill; and (3) the value of property used to conduct business in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least 9 months out of each 12 month period. As of April 30, 2005, Legacy Banks maintained in excess of 65% of its portfolio assets in qualified thrift investments. Legacy Banks also met the QTL test in each of the last 12 months and, therefore, met the QTL Test.

A savings bank that fails the QTL test and does not convert to a bank charter generally will be prohibited from: (1) engaging in any new activity not permissible for a national bank, (2) paying dividends not permissible under national bank regulations, and (3) establishing any new branch officer in a location not permissible for a national bank in the institution’s home state. In addition, if the institution does not requalify under the QTL test within three years after failing the test, the institution would be prohibited from engaging in any activity not permissible for a national bank and would have to repay any outstanding advances from the applicable Federal Home Loan Bank as promptly as possible.

Financial Modernization. The Gramm-Leach-Bliley Act permits greater affiliation among banks, securities firms, insurance companies, and other companies under a type of financial services company known as a “financial holding company.” A financial holding company essentially is a bank holding company with significantly expanded powers. A savings and loan holding company has the powers of a “financial holding company” without making any election. Financial holding companies are authorized by statute to engage in a number of financial activities previously impermissible for bank holding companies, including securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; and merchant banking activities. The act also permits the Federal Reserve Board and the Treasury Department to authorize additional activities for financial holding companies if they are “financial in nature” or “incidental” to financial activities.

Massachusetts Holding Company Regulation. Under the Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a savings bank, is regulated as a bank holding company. The term “company” is defined by the Massachusetts banking laws similarly to the definition of “company” under the Bank Holding Company Act. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register, and file reports, with the Division; and (iii) is subject to examination by the Division. Legacy Bancorp will become a Massachusetts bank holding company if it acquires a second banking institution and holds and operates it separately from Legacy Banks.

Federal Securities Laws. Our common stock will be registered with the SEC under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are subject to information, proxy solicitation, insider trading restrictions, and other requirements under the Exchange Act.

The Sarbanes-Oxley Act. As a public company, we are subject to the Sarbanes-Oxley Act, which implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from corporate wrongdoing. The Sarbanes-Oxley Act’s principal legislation and the derivative regulation and rule making promulgated by the SEC includes:

•	the creation of an independent accounting oversight board;

•	auditor independence provisions that restrict non-audit services that accountants may provide to their audit clients;

•	additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer certify financial statements;

•	a requirement that companies establish and maintain a system of internal control over financial reporting and that a company’s management provide an annual report regarding its assessment of the effectiveness of such internal control over financial reporting to the company’s independent accountants and that such accountants provide an attestation report with respect to management’s assessment of the effectiveness of the company’s internal control over financial reporting;

•	the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the 12 month period following initial publication of any financial statements that later require restatement;

•	an increase in the oversight of, and enhancement of certain requirements relating to audit committees of public companies and how they interact with the company’s independent auditors;

•	the requirement that audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer;

•	the requirement that companies disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the SEC) and if not, why not;

•	expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods;

•	a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions;

•	disclosure of a code of ethics and the requirement of filing of a Form 8-K for a change or waiver of such code;

•	mandatory disclosure by analysts of potential conflicts of interest; and

•	a range of enhanced penalties for fraud and other violations.

We anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations.

Quotation on NASDAQ. We expect our common stock to be quoted on the NASDAQ National Market. In order to maintain such quotation, we are subject to certain corporate governance requirements, including:

•	that a majority of our board be composed of independent directors;

•	that we have an audit committee composed of at least three directors, each of whom is an independent director, as such term is defined by both the rules of the National Association of Securities Dealers (“NASD”) and by Exchange Act regulations;

•	that our nominating committee and compensation committees also be composed entirely of independent directors; and

•	that each of our audit committee and nominating committee have a publicly available written charter.

THE CONVERSION AND THE OFFERING

General

The board of trustees of Mutual Bancorp adopted the plan of conversion on May 25, 2005 and adopted certain amendments to the plan of conversion on June 15, 2005. Upon the conversion, Mutual Bancorp and Legacy Group will cease to exist, the outstanding shares of Legacy Banks held by Legacy Group will be cancelled, and all issued and outstanding shares of Legacy Banks will be issued to Legacy Bancorp. In connection with the conversion, Legacy Bancorp is offering between 7,055,000 and 9,545,000 shares of common stock to the public, which offering may be increased to up to 10,976,750 shares of common stock. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion. In connection with the conversion, Legacy Banks is forming a new charitable foundation, to which additional shares of Legacy Bancorp common stock will be contributed. The plan provides for the combination, by merger or otherwise, of Legacy Group with and into Mutual Bancorp (by which Legacy Group will cease to exist) and for the combination, by merger or otherwise, of Mutual Bancorp with and into Legacy Banks (by which Mutual Bancorp will cease to exist).

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, supplemental eligible account holders, our tax-qualified employee benefit plans (specifically our employee stock ownership plan) and to officers, directors, trustees, corporators and employees of Mutual Bancorp, Legacy Group and Legacy Banks who are not eligible or supplemental eligible account holders.

Subject to the purchase priority rights of these holders of subscription rights, we may also offer the common stock for sale in a direct community offering to members of the general public, with a preference given to natural persons residing in Berkshire County, Massachusetts. The direct community offering may begin at the same time as, during or after the subscription offering.

We may sell any shares of our common stock that are not sold in the subscription offering or the direct community offering to the general public in a syndicated community offering.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the direct community offering or the syndicated community offering. The direct community and syndicated community offerings must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Massachusetts Commissioner of Banks. See “—Direct Community Offering” on page 93 and “—Syndicated Community Offering” on page 94.

We determined the number of shares of common stock to be offered in the offering based upon an independent appraisal of the estimated pro forma market value of our common stock, which takes into account the sale of shares in the offering, and the contribution of shares to The Legacy Banks Foundation. All shares of common stock to be sold in the offering will be sold at $10.00 per share. The independent valuation will be updated and the final number of the shares of common stock to be issued in the conversion will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” on page 91 for more information as to the determination of the estimated pro forma market value of the common stock.

We intend to use a portion of the net proceeds of the offering for a loan to the employee stock ownership plan to fund its purchase of shares of common stock, which will total between $6.1 million and $8.2 million, or $9.5 million if the offering is increased by 15.0%. Of the net proceeds remaining, Legacy Bancorp will retain between $28.3 million and $38.5 million of the net proceeds, or $44.3 million if the offering range is increased by 15.0%, and will invest in Legacy Banks approximately $34.4 million to $46.7 million of the net proceeds, or $53.8 million if the offering range is increased by 15.0%.

Reasons for the Conversion

The primary reasons for the conversion and related stock offering are to:

•	support internal growth through lending in the communities we serve;

•	enhance existing products and services and support the development of new products and services;

•	facilitate growth through de novo branching, in Berkshire County and contiguous counties in the State of New York as well as other markets that we identify as good growth opportunities;

•	facilitate growth by seeking out acquisition opportunities of both branch offices and whole banks;

•	create a charitable foundation to benefit the communities served by the Bank;

•	improve our overall competitive position through continuously investing in and improving our marketing, training and staff recruitment;

•	provide customers with the opportunity to become equity owners and thereby participate in possible stock price appreciation and cash dividends; and

•	enhance our ability to attract and retain qualified directors, management and other employees through stock-based incentive plans.

As a stock holding company, Legacy Bancorp will have greater flexibility than our existing mutual holding company now has in structuring mergers and acquisitions. Legacy Banks’ current mutual holding company structure precludes the ability to offer shares of common stock as consideration for a merger or acquisition. Potential sellers often want stock for at least part of the purchase price. The new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. We do not have any agreement or understanding as to any specific acquisition.

Effects Of The Conversion

General. Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata interest in the equity of the institution based upon the balance in the depositor’s account. This interest may only be realized in the event of a liquidation of the savings institution. However, this ownership interest is tied to the depositor’s account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes such depositor’s account receives the balance in the account but receives nothing for such depositor’s ownership interest in the equity of the institution, which is lost to the extent that the balance in the account is reduced. Consequently, depositors of a mutual savings bank have no way to realize the value of their ownership interest, except in the unlikely event that the savings bank is liquidated. In such event, the depositors of record at that time would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

When a mutual savings bank converts to stock form, permanent non-withdrawable capital stock is created to represent the ownership of the institution’s equity and the former pro rata interest of depositors is thereafter represented exclusively by their liquidation rights as described below. Capital stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the capital stock sold in connection with the conversion. The stock certificates are transferable, and, therefore, the stock may be sold or traded with no effect on any deposit account the seller or trader may hold in the institution.

Continuity. While the conversion is pending, the normal business of Legacy Banks of accepting deposits and making loans will continue without interruption. Legacy Banks will continue to be subject to regulation by the Massachusetts Commissioner of Banks and the FDIC. After the conversion, we will continue to provide existing services to depositors, borrowers and other customers under Legacy Banks’ current policies by its present management and staff.

The directors and officers of Legacy Bancorp are also directors and officers of Legacy Banks, and will continue to serve as directors and officers of Legacy Banks after the conversion. See “Management—Directors of Legacy Bancorp” on page 66.

Effect on Deposit Accounts. The conversion will have no effect on Legacy Banks’ deposit accounts, except to the extent that funds in the account are withdrawn to purchase shares in the offering and except with respect to liquidation rights. Each such account will be insured by the FDIC to the same extent as before the conversion, and each such account will continue to be insured in full for amounts in excess of FDIC limits by the excess insurer of savings bank deposits, the Deposit Insurance Fund, or DIF. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Legacy Banks will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

Tax Effects. Legacy Bancorp has received favorable opinions regarding the federal and state income tax consequences of the conversion to the effect that the conversion will not result in any adverse federal or state tax consequences to eligible account holders. See “—Tax Aspects Of The Conversion” on page 99.

Liquidation Rights. The plan of conversion provides for Legacy Banks to establish and maintain a liquidation account for the benefit of eligible account holders and supplemental eligible account holders, in an amount equal to the net worth of Legacy Banks as of the date of the most recent consolidated statement of financial condition contained in this prospectus. In the unlikely event of a complete liquidation of Legacy Banks, and only in such event, each eligible account holder and supplemental eligible account holder who continues to maintain such account holder’s deposit account at Legacy Banks following the conversion would be entitled to a distribution from the liquidation account prior to any payment to any holder of Legacy Banks’ capital stock (but following all liquidation payments to creditors, including depositors).

Each eligible account holder and supplemental eligible account holder would initially have a pro rata interest in the total liquidation account based on the proportion that the aggregate balance of such person’s qualifying deposit accounts on April 30, 2004 (the eligibility record date) or June 30, 2005 (the supplemental eligibility record date), as applicable, bears to the aggregate balance of all qualifying deposit accounts of all eligible account holders and supplemental eligible account holders on such dates. For this purpose, qualifying deposit accounts include all savings, time, demand, interest bearing demand, money market and passbook savings accounts maintained at Legacy Banks (excluding any escrow accounts). The liquidation account will be an off-balance sheet memorandum account that will not be reflected in the published financial statements of Legacy Banks or Legacy Bancorp.

If, however, on the last day of any fiscal year of Legacy Bancorp commencing after the completion of the conversion, the amount in any deposit account of Legacy Banks is less than either the amount in such deposit account on April 30, 2004 (with respect to an eligible account holder) or on June 30, 2005 (with respect to a supplemental eligible account holder), or the amount in such deposit account on any previous fiscal year closing date, then the interest in the liquidation account relating to such deposit account would be reduced in an amount proportional to the reduction in such deposit balance, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account.

Neither Legacy Banks nor Legacy Bancorp will be required to set aside funds for the purpose of establishing the liquidation account, and the creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the net worth accounts of Legacy Banks or Legacy Bancorp, except that neither Legacy Banks nor Legacy Bancorp, as the case may be, shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such a transaction would be to cause its net worth to be reduced below the amount required for the liquidation account.

Any payments to eligible account holders or supplemental eligible account holders pursuant to liquidation rights would be separate and apart from the payment to them of any insured deposit accounts. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to the stockholder of Legacy Banks.

We have no plans to liquidate.

Approvals Required

The board of trustees and the corporators of Mutual Bancorp (including a majority of the “independent” corporators of Mutual Bancorp who shall constitute at least 60% of total corporators) must approve the plan of conversion and the establishment and funding of The Legacy Banks Foundation. The board has approved the plan, and a special meeting of corporators will be convened upon approval by bank regulators. The Massachusetts Commissioner of Banks has conditionally approved the conversion, the OTS has conditionally approved the holding company application, and the FDIC has conditionally approved the bank merger that is part of the structure of the conversion; such approvals, however, do not constitute a recommendation or endorsement of the plan of conversion by the Massachusetts Commissioner of Banks, the OTS or the FDIC. The Massachusetts Commissioner of Banks must issue a further approval (based on the final updated appraisal) before we can consummate the conversion and issue shares of common stock.

The Stock Offering

We are offering between 7,055,000 and 9,545,000 shares of common stock (subject to adjustment to up to 10,976,750) pursuant to this prospectus and the plan of conversion.

The shares of common stock are being offered for sale at a purchase price of $10.00 per share in the subscription offering pursuant to subscription rights in the following order of priority to:

•	eligible account holders: each holder of Legacy Banks deposit accounts with aggregate balances of $50.00 or more on April 30, 2004;

•	supplemental eligible account holders: each holder of Legacy Banks of deposit accounts (other than officers, directors, trustees and corporators of Mutual Bancorp, Legacy Group or Legacy Banks; and their associates) with aggregate balances of $50.00 or more on June 30, 2005;

•	our tax-qualified employee plans, specifically our employee stock ownership plan (and, in the event that the total number of shares offered is increased to more than 9,545,000 shares, the tax-qualified employee plans will have a first priority right to purchase any such shares up to an aggregate of 10.0% of the sum of the shares sold in the offering plus shares issued to The Legacy Banks Foundation); and

•	officers, directors, trustees, corporators and employees of Mutual Bancorp, Legacy Group or Legacy Banks who do not have a higher priority right.

Subject to the prior rights of holders of subscription rights, remaining shares of common stock may be offered in a direct community offering at $10.00 per share to certain members of the general public, with a preference first given to natural persons residing in Berkshire County, Massachusetts. The direct community offering may begin at the same time as the subscription offering, or after the subscription offering begins. We also may offer shares of common stock not purchased in the subscription offering or the direct community offering through a syndicated community offering.

We have the right to reject any order submitted in the offering by a person we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent, the terms and conditions of the plan of conversion.

Stock Pricing and Number of Shares to be Issued

The plan of conversion and regulations require that the aggregate purchase price of the common stock issued in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. Mutual Bancorp has retained Keller & Company, Inc. to make this valuation. For its services in preparing the initial valuation, Keller will receive a fee of $35,000. (This amount does not include a fee of $35,000 to be paid to FinPro, Inc. for assistance in the preparation of a business plan.) We have agreed to indemnify Keller and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of material misstatements or omissions in information furnished by us, except where Keller’s liability results from its fault or negligence.

The independent valuation states that as of June 7, 2005, the estimated pro forma market value of the shares to be outstanding immediately following the conversion (including the shares to be issued to The Legacy Banks Foundation), was $76,194,000 at the minimum of the valuation range and $103,086,000 at the maximum of the valuation range, with a midpoint value of $89,640,000. Based on the $10.00 per share offering price determined by the board of trustees of Mutual Bancorp, this valuation range equates to total shares outstanding of 7,619,400 at the minimum, 10,308,600 at the maximum and 8,964,000 at the midpoint of the valuation range. Based on this valuation range, the estimated pro forma market value of the shares to be sold in the offering is as follows: $70,550,000 at the minimum and $95,450,000 at the maximum, with a midpoint of $83,000,000. Based on the $10.00 per share offering price determined by the board of trustees of Mutual Bancorp, the minimum of the offering range is 7,055,000 shares, the midpoint of the offering range is 8,300,000 shares and the maximum of the offering range is 9,545,000 shares. In addition, we intend to contribute to The Legacy Banks Foundation a number of shares in an amount equal to 8.0% of the number of shares sold in the offering or between 564,400 shares if the minimum is sold and 763,600 shares if the maximum is sold. The contribution of the common stock to The Legacy Banks Foundation will not be considered in determining whether the minimum number of shares of common stock (7,055,000) has been issued in order to complete the offering.

The board of trustees of Mutual Bancorp reviewed the independent valuation and, in particular, considered the following:

•	The financial condition and results of operations of Mutual Bancorp, Legacy Group and Legacy Banks;

•	Comparison of financial performance ratios to those of other financial institutions of similar size; and

•	Stock market conditions generally and in particular for financial institutions.

All of these factors are set forth in the independent valuation. The board of trustees of Mutual Bancorp also reviewed the methodology and the assumptions used by Keller in preparing the independent valuation and the board believes that such assumptions were reasonable. The offering range may be amended with the approval of the bank regulators, if required, as a result of subsequent developments in the financial condition of Mutual Bancorp, Legacy Group and Legacy Banks or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of our common stock to less than $76.2 million or more than $118.5 million, the appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. Keller did not independently verify the financial statements and other information that Mutual Bancorp provided to it, nor did Keller independently value the assets or liabilities of Mutual Bancorp or Legacy Banks. The independent valuation considers Legacy Banks as a going concern and should not be considered as an indication of the liquidation value of Legacy Bancorp or Legacy Banks. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15.0% to up to $118,548,900, which will result in a corresponding increase of up to 15.0% in the maximum of the offering range to up to 10,976,750 shares, to reflect changes in the market and financial conditions, demand for the shares or regulatory considerations, without resoliciting subscribers. The subscription price of $10.00 per share will remain fixed, and the share issuance to The Legacy Banks Foundation will continue to total 8.0% of the shares sold.

If the update to the independent valuation prior to the completion of the conversion results in an increase in the maximum of the offering range to more than $109.8 million and a corresponding increase in the offering size to more than 10,976,750 shares, or a decrease in the minimum of the offering range to less than $7.1 million and a corresponding decrease in the offering size to fewer than 7,055,000 shares, then, after consulting with the bank regulators, we may terminate the plan of conversion and cancel deposit account withdrawal authorizations and return by check all funds received promptly with interest at Legacy Banks’ applicable passbook savings rate. Alternatively, we may hold a new offering with a new offering range, or extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the bank regulators in order to complete the conversion and the offering. In the event that a resolicitation is commenced, all subscribers will have the right to increase, decrease cancel or maintain their subscriptions. Unless we receive an affirmative response from an investor within a designated period of time, we will return all funds received promptly to the investor as described above. Any resolicitation would not exceed 45 days. Extensions may not go beyond             , 2007.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Legacy Bancorp’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and Legacy Bancorp’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data” on page 27.

Copies of the appraisal report of Keller are available for inspection at the main office of Legacy Banks and as specified under “Additional Information” on page 112.

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under “Limitations on Common Stock Purchases” on page 94.

Priority 1: Eligible Account Holders. Each eligible account holder will receive, as first priority and without payment, nontransferable rights to subscribe for common stock in an amount of up to $250,000. See “—Limitations on Common Stock Purchases” on page 94.

If there are not sufficient shares available to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder to purchase a number of shares sufficient to make such eligible account holder’s total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all Legacy Banks deposit accounts in which he or she had an ownership interest on the eligibility record date of April 30, 2004. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of eligible account holders who are also directors, trustees, corporators or officers of Mutual Bancorp, Legacy Group or Legacy Banks, and the associates of such persons, will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in the one year period preceding April 30, 2004. “Associates” is defined below under “Limitations on Common Stock Purchases” on page 94.

Priority 2: Supplemental Eligible Account Holders. To the extent that there are shares remaining after satisfaction of the subscriptions by eligible account holders, each supplemental eligible account holder will receive, as a second priority and without payment, non-transferable rights to subscribe for common stock in an amount of up to $250,000. See “—Limitations on Common Stock Purchases” on page 93.

If there are not sufficient shares available to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder to purchase a number of shares sufficient to make such supplemental eligible account holder’s total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all supplemental eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

To ensure proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all Legacy Banks deposit accounts in which he or she had an ownership interest on the supplemental eligibility record date of June 30, 2005. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 3: The Tax-Qualified Employee Benefit Plans. On a third priority basis, our tax-qualified employee benefit plans will receive, as a third priority and without payment therefor, non-transferable subscription rights to purchase up to 10.0% of the common stock to be issued in the offering. As a tax-qualified employee benefit plan, our employee stock ownership plan expects to purchase 8.0% of the sum of the shares sold plus shares issued to The Legacy Banks Foundation. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and community offerings, including subscriptions of any of the directors, trustees, officers or employees of Mutual Bancorp, Legacy Group or Legacy Banks. In the event that the total number of shares offered is increased to more than 9,545,000 shares, the tax qualified plans will have a first priority right to purchase any such shares up to an aggregate of 10.0% of the shares sold in the offering and issued to The Legacy Banks Foundation. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund all or part of the employee stock ownership plan, rather than subscribing for any or all shares in the subscription offering.

Priority 4: Employees, Officers, Directors, Trustees and Corporators. On a fourth priority basis, each employee, officer, director, trustee and corporator of Mutual Bancorp, Legacy Group or Legacy Banks at the time of the offering who is not eligible in the preceding priority categories shall receive at no cost non-transferable subscription rights to subscribe for common stock in an amount up to $250,000. See “—Limitations on Common Stock Purchases” on page 93. In the event that persons in this category subscribe for more shares of stock than are available for purchase by them, shares will be allocated among such subscribing persons on an equitable basis, such as by giving weight to the period of service, compensation and position of the individual subscriber.

Direct Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions of the eligible account holders, supplemental eligible account holders, our tax qualified employee benefit plans, and officers, directors, trustees and employees of Mutual Bancorp, Legacy Group or Legacy Banks, we may, at our discretion, offer shares pursuant to the plan of conversion to members of the general public in a direct community offering. In the direct community offering, preference will be given to natural persons residing in Berkshire County, Massachusetts.

The term “residing” means any person who occupies a dwelling within the indicated county, has an intent to remain for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is something other than merely transitory in nature. We may utilize depositor or loan records or such other evidence provided to us to make a determination as to whether a person is a resident. In all cases, the determination of resident status will be made by us in our sole discretion.

Stock sold in the direct community offering will be offered and sold in a manner to achieve a wide distribution of the stock. Each person may purchase up to $250,000 of common stock, subject to the overall maximum purchase limitations. Allocation of shares if an oversubscription occurs in this category of the offering will give preference to natural persons residing in the county listed above, such that each such person may receive 100 shares, and thereafter, available shares will be allocated on an equal number of shares basis per order until all available shares have been allocated.

The direct community offering, if any, may commence concurrently with or subsequent to the commencement of the subscription offering and shall terminate no later than 45 days after the expiration of the subscription offering unless extended by Legacy Bancorp, with the approval of the Massachusetts Commissioner of Banks. We may terminate the direct community offering at any time after we have received orders for at least the minimum number of shares available for purchase in the offering.

Syndicated Community Offering

If feasible, our board may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and direct community offerings to the general public by a selling group of broker-dealers in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve the widest distribution of the common stock. However, we retain the right to accept or reject in whole or in part any orders in the syndicated community offering. In the syndicated community offering, any person may purchase up to $250,000 of common stock, subject to the overall maximum purchase limitations. See “—Limitations on Common Stock Purchases” on page 93. Any syndicated offering will likely begin as soon as possible after the expiration of the subscription and direct community offerings.

The syndicated community offering will be conducted in accordance with certain SEC rules applicable to best efforts offerings. Generally under those rules, Ryan Beck & Co., Inc., a broker-dealer, will deposit funds it receives prior to the closing date from interested investors into a separate non-interest bearing bank account. If and when all the conditions for the closing are met, funds for common stock sold by Ryan Beck & Co., Inc. in the syndicated community offering will be promptly delivered to us. If the offering closes, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly after the closing, without interest. If the offering does not close, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used. In the syndicated community offering, stock order forms will not be used. We reserve the right to reject any order in our sole discretion.

Expiration Date of the Offering

The subscription offering will expire at 11:00 a.m., Massachusetts time, on             , 2005, unless we extend this period with the approval of the Massachusetts Commissioner of Banks. Subscription rights will expire then, whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date, as extended, will become void.

We will not execute orders until at least the minimum number of shares in the offering range has been issued. If at least 7,055,000 shares have not been issued within 45 days after the expiration of the subscription offering and the Massachusetts Commissioner of Banks has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at Legacy Banks’ passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the subscription offering expiration date is granted by the Massachusetts Commissioner of Banks, we will notify subscribers of the extension of time and of the rights of subscribers to increase, decrease, cancel or maintain their subscriptions during that time. Unless we receive an affirmative response from an investor within a designated period of time, we will return all funds received promptly to the investor as described above. Any resolicitation may not exceed 45 days. Extensions may not go beyond             , 2007, which is two years after the approval of the plan of conversion by the board of trustees of Mutual Bancorp.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased during the conversion:

(1)	No person or persons exercising subscription rights through a single qualifying deposit account may purchase fewer than 25 shares of common stock;

(2)	Our tax qualified employee benefit plans are entitled to purchase up to 10.0% of the shares sold in the offering and issued to The Legacy Banks Foundation. As a tax qualified employee benefit plan, our employee stock ownership plan intends to purchase 8.0% of the shares sold in the offering and shares issued to The Legacy Banks Foundation.

(3)	Except for our employee stock ownership plan, no person may subscribe for more than $250,000 of common stock in all categories of the offering, combined. In the subscription offering, no persons exercising subscription rights through a single qualifying deposit account held jointly may purchase more than this amount.

(4)	Except for our tax-qualified employee plans, including our employee stock ownership plan, no person, together with associates or persons acting in concert with such person (please see definitions of “associate” or “acting in concert” below), may purchase in all categories of the offering combined, more than the overall purchase limit of 1.0% of common stock offered (76,194 shares at the minimum, 89,640 shares at the midpoint and 103,086 shares at the maximum appraised value).

(5)	The aggregate number of shares of common stock that may be purchased in all categories of the offering by officers, directors, trustees and corporators of Mutual Bancorp, Legacy Group and Legacy Banks, as applicable, and their associates may not exceed 25.0% of the total shares issued in the conversion.

Depending upon market or financial conditions, our board of directors may increase or decrease the individual and overall maximum purchase limitations, provided that the purchase limitations may not be increased to a percentage that is more than 5.0% of the common stock offered for sale and may not be decreased to a percentage that is less than one-tenth of a percent (0.10%) of the common stock offered for sale in the conversion. Such an increase or decrease would require the approval of the bank regulators but would not require further approval of the corporators of Mutual Bancorp unless the bank regulators so require. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and some other large subscribers may be, given the opportunity to increase their subscriptions up to the then applicable limit.

In the event of an increase in the offering range of up to 15.0% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(1)	to fill the employee benefit plans’ subscription for up to 10.0% of the sum of the shares sold in the offering plus shares issued to The Legacy Banks Foundation;

(2)	in the event that there is an oversubscription at the eligible account holder or supplemental eligible account holder levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in Berkshire County, Massachusetts and then to other members of the general public.

The term “associate” of a person means:

(1)	any corporation or organization of which the person is an officer, partner or 10.0% stockholder (other than Legacy Bancorp, Mutual Bancorp, Legacy Banks or a majority-owned subsidiary of any of them);

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity;

(3)	any relative or spouse of the person, or any relative of the spouse, who either has the same home as the person or who is a director, trustee or officer of Mutual Bancorp, Legacy Group, Legacy Bancorp or Legacy Banks; and

(4)	any person “acting in concert” with any of the persons or entities specified in clauses 1-3 above.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or

(2)	persons seeking to combine or pool their voting or other interests (such as subscription rights) in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons living at the same address, joint account relationships, persons exercising subscription rights through qualifying deposits registered at the same address, whether or not related and persons who file jointly a Schedule 13D or 13G with the Securities and Exchange Commission, will be deemed to be acting in concert unless we determine otherwise. Trustees or directors of Mutual Bancorp, Legacy Group, Legacy Bancorp or Legacy Banks are not treated as acting in concert solely as a result of their board membership.

Other Restrictions

Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” registrations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. We will make reasonable efforts to comply with the securities laws of all states in the United States in which depositors entitled to subscribe for shares reside.

Certain Restrictions on Purchase Or Transfer of Our Shares After Conversion

Shares of common stock purchased in the offering by the directors, trustees, officers and corporators of Mutual Bancorp, Legacy Group, Legacy Bancorp or Legacy Banks and their associates generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death or substantial disability, as determined by the Massachusetts Commissioner of Banks, of such person, or upon the written approval of the Commissioner. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is not to be recognized or effected. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted.

The directors, trustees, officers and corporators of Legacy Bancorp, Legacy Banks, Legacy Group and Mutual Bancorp and their associates may not purchase Legacy Bancorp common stock for three years after the conversion is completed without the Massachusetts Commissioner of Banks’ approval except through a broker or dealer registered with the Securities and Exchange Commission. This restriction does not apply to negotiated transactions involving more than 1.0% of Legacy Bancorp’s outstanding common stock or to stock purchases under a stock-based incentive plan. The directors and officers also will be restricted by the insider trading rules and other applicable requirements of the federal securities laws.

Under NASD guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.

Plan of Distribution and Marketing Arrangements

Offering materials have been initially distributed through mailings to those eligible to subscribe in the subscription offering. To assist in the marketing of our common stock, we have retained Ryan Beck & Co., Inc., which is a broker/dealer registered with the National Association of Securities Dealers, Inc. Ryan Beck & Co., Inc. will assist us in the offering by:

(1)	Acting as our financial advisor for the conversion, providing administrative services and managing the Stock Information Center;

(2)	Targeting our sales efforts, including assisting in the preparation of marketing materials; and

(3)	Soliciting orders for common stock.

For these services, Ryan Beck & Co., Inc. will receive a conversion advisory fee of $25,000 and marketing fee equal to 1.0% of the dollar amount of common stock sold in the subscription and direct community offerings. No fee will be payable to Ryan Beck & Co., Inc. with respect to shares purchased by officers, directors and employees or their immediate families, shares contributed to The Legacy Banks Foundation, or any common stock purchased by our tax-qualified and non-qualified employee benefit plans. In the event that Ryan Beck & Co., Inc. sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Ryan Beck & Co., Inc. for the shares it sells) for the shares they sell shall not exceed 6.0% of the aggregate dollar amount of shares sold in the syndicated offering. Ryan Beck & Co., Inc. will also be reimbursed for its allocable expenses in an amount not to exceed $20,000 and for its legal fees in an amount not to exceed $75,000.

We will indemnify Ryan Beck & Co., Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

After the offering, if we seek Ryan Beck & Co., Inc.’s assistance in purchasing shares of our common stock on the open market to fund our stock-based incentive plan, Ryan Beck & Co., Inc. would earn a brokerage commission on those purchases. The amount of such commission would depend on the number of shares purchased through Ryan Beck & Co., Inc. and the per share brokerage commission, which would be a negotiated amount. Although we do not have any agreement or arrangement with Ryan Beck & Co., Inc. to purchase any shares through Ryan Beck & Co., Inc.’s brokers, it is likely that we will use Ryan Beck & Co., Inc. brokers for this purpose if we are able to negotiate competitive terms.

Some of our directors, trustees and executive officers may participate in the solicitation of offers to purchase common stock in states where the laws permit. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other of our employees may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of our executive offices apart from the area accessible to the general public. Investment-related questions of prospective purchasers will be directed to executive officers, trustees or directors or registered representatives of Ryan Beck & Co., Inc.. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit executive officers, directors, trustees and employees to participate in the sale of common stock. None of our officers, directors, trustees or employees will be compensated in connection with their participation in the offering.

Timing and Procedure for Purchasing Shares

Expiration Date. The offering is expected to expire at 11:00 a.m., Massachusetts time, on                     , 2005, unless extended by Legacy Bancorp with the approval of the Massachusetts Commissioner of Banks. If the offering is extended beyond                     , 2005, we will be required to resolicit subscribers before proceeding. No single extension may exceed 45 days. In no event may we extend the offering beyond                     , 2007.

Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to that date. We are not obligated to deliver a prospectus or order form by means other than U.S. Mail. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only if preceded or accompanied by a prospectus. Subscription funds will be maintained in a segregated account at Legacy Banks, or in our discretion, may be held in an escrow account at an independent federally-insured institution.

Termination of Offering; Rejection of Orders. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal holds and promptly return all funds submitted, plus interest at Legacy Banks’ applicable passbook savings rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and direct community offering, you must complete an order form and remit payment. Incomplete order forms or order forms that are not signed are not required to be accepted. We will not be required to accept orders submitted on photocopied or facsimiled stock order forms. All order forms must be received (not postmarked) prior to 11:00 a.m. Massachusetts time on                     , 2005. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, but we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so. You may submit your order form and payment in one of three ways: by mail using the return envelope provided, by overnight delivery to the indicated address noted on the form or by hand delivery to the Stock Information Center located at 99 North Street, Pittsfield, Massachusetts. Order forms may not be delivered to Legacy Banks’ branch offices. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject any order form received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account that is federally insured or otherwise guaranteed by Legacy Banks or the Federal government, and that you received a copy of this prospectus. Signing the order form will not result in you waiving your rights under the Securities Act of 1933 as amended, or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

•	Personal check, bank check or money order made payable directly to Legacy Bancorp, Inc. (do not endorse third-party checks); or

•	Authorization of withdrawal from your Legacy Banks deposit account(s).

Instructions for designating withdrawals from deposit accounts at Legacy Banks are provided on the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them otherwise unavailable to the depositor. Please do not designate withdrawal from accounts with check-writing privileges. Provide a check, instead, because we do not intend to place holds on these type of accounts. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the conversion is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be cancelled at the time the conversion is completed without penalty and, thereafter, the remaining balance will earn interest at Legacy Banks’ applicable passbook savings rate. In the case of payments made by check or money order, these funds must be available in the account(s) when the order is received. They will be immediately cashed and placed in a segregated account at Legacy Banks and interest will be paid at Legacy Banks’ applicable passbook savings rate, calculated from the date payment is received until the conversion is completed or terminated. Third party checks, cash and Legacy Banks line of credit checks may not be remitted as payment for your order, nor will wire transfers be accepted as payment. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by                     , 2005 or the offering range is revised, in which events purchasers will be given the opportunity to increase, decrease, cancel or maintain their orders for a specified period of time.

Using IRA Funds. Owners of self-directed IRAs may be able use the assets of such IRAs to purchase shares of common stock in the subscription and community offerings, provided that such IRAs are not maintained at Legacy Banks. Persons who wish to use assets in IRAs maintained at Legacy Banks may not authorize direct withdrawal on the stock order form from these accounts. They must have their IRA accounts transferred to an unaffiliated trustee or custodian to purchase shares of common stock in the subscription and community offerings. Assistance on how to transfer IRAs maintained at Legacy Banks can be obtained from the Stock Information Center. If you are interested in using funds in a Legacy Banks IRA or any other IRA to purchase common stock, contact the Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institution where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Our employee stock ownership plan will not be required to pay for shares purchased in the offering until completion of the offering, provided there is a loan commitment from an unrelated financial institution or Legacy Bancorp (or a subsidiary established for that purpose) to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit Legacy Banks from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and Legacy Banks checks representing any applicable refund and/or interest on subscriptions made by personal check, money order or bank check will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Restrictions On Transfer of Subscription Rights and Shares

Applicable regulations and the plan of conversion prohibit any person with subscription rights, including the eligible account holders, supplemental eligible account holders, and officers, directors, trustees and employees of Mutual Bancorp, Legacy Group, Legacy Bancorp or Legacy Banks, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the order form, you should not add the name(s) of persons who have no subscription rights or who qualify in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only and not with a view towards redistribution.

Stock Information Center

If you have any questions regarding the stock offering, you may call our Stock Information Center, toll free, at (        )         -            , Monday through Friday between 10:00 a.m. and 4:00 p.m., Massachusetts time. You may also visit our Stock Information Center, which is located at our headquarters, 99 North Street, Pittsfield, Massachusetts. The Stock Information Center will be closed on weekends and bank holidays. Our branches will not have offering materials and cannot accept completed order forms.

Tax Aspects of the Conversion

Consummation of the conversion is expressly conditioned upon prior receipt by the Bank of an opinion of the Bank’s special tax counsel, with respect to federal taxation, and the Bank’s independent registered public accounting firm, with respect to Massachusetts taxation, that the conversion will not be taxable to Mutual Bancorp, Legacy Group, Legacy Bancorp, Legacy Banks, eligible account holders or supplemental eligible account holders, except as noted below.

Legacy Bancorp and Legacy Banks expect to receive an opinion from their special tax counsel, Lord, Bissell & Brook LLP, Chicago, Illinois, that, for federal income tax purposes:

•	The merger of Legacy Group into Mutual Bancorp (the “Initial Merger”) will constitute a tax-free reorganization within the meaning of Section 368(a) (1) (A) of the Code.

•	Neither the Legacy Group nor Mutual Bancorp will recognize any gain or loss as a result of the Initial Merger (Section 361 of the Code). Legacy Group and Mutual Bancorp will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

•	The basis of the assets of Legacy Group to be received by Mutual Bancorp will be the same as the basis of such assets in the hands of Legacy Group immediately prior to the transfer (Section 362(b) of the Code).

•	The holding period of the assets of Legacy Group to be received by Mutual Bancorp will include the holding period of those assets in the hands of Legacy Group (Section 1223(2) of the Code).

•	No gain or loss will be recognized by the eligible or supplemental eligible account holders as a result of the Initial Merger (Section 354(a) of the Code).

•	The merger of Mutual Bancorp into Legacy Banks (the “MHC Merger”) will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

•	The exchange, as a result of the MHC Merger, of the equity interests of the eligible account holders in Mutual Bancorp for interests in the liquidation account established by the Legacy Banks in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations.

•	Mutual Bancorp will not recognize any gain or loss as a result of the MHC Merger or on the transfer of its assets to Legacy Banks in exchange for an interest in the liquidation account established in the Bank for the benefit of the eligible account holders who remain depositors of the Bank (Section 361 of the Code).

•	No gain or loss will be recognized by Legacy Banks as a result of the MHC Merger or upon the receipt of the assets of Mutual Bancorp in the MHC Merger in exchange for the transfer to the eligible account holders of an interest in the liquidation account (Section 1032(a) of the Code).

•	The basis of the assets of Mutual Bancorp to be received by Legacy Banks will be the same as the basis of such assets in the hands of Mutual Bancorp immediately prior to the transfer (Section 362(b) of the Code).

•	The holding period of the assets of Mutual Bancorp to be received by Legacy Banks will include the holding period of those assets in the hands of Mutual Bancorp (Section 1223(2) of the Code).

•	The eligible and supplemental eligible account holders will recognize no gain or loss as a result of the MHC Merger or upon the receipt of interests in the liquidation account in the Bank in exchange for their liquidation interests in Mutual Bancorp (Section 354(a) of the Code).

•	Legacy Bancorp will recognize no gain or loss upon the receipt of cash in the offering in exchange for shares of common stock in the conversion (Section 1032 of the Code).

•	Legacy Bancorp will recognize no gain or loss upon the transfer of the offering proceeds contributed to Legacy Banks in exchange for common stock of Legacy Banks (Section 351(a) of the Code).

•	Legacy Banks will recognize no gain or loss upon the receipt of the offering proceeds from Legacy Bancorp in exchange for common stock of Legacy Banks (Section 1032 of the Code).

•	No gain or loss will be recognized by Legacy Bancorp, or by the eligible or supplemental eligible account holders and other persons described in the Plan who will receive subscription rights, as a result of the distribution to the eligible and supplemental eligible account holders and such other persons of subscription rights relating to common stock issued in the conversion. Eligible and supplemental account holders and other recipients of subscription rights will not recognize gain or loss as a result of the exercise of such subscription rights to purchase shares of common stock in the conversion, provided that the amount to be paid for such common stock is equal to the fair market value of Legacy Bancorp’s common stock. The basis of the common stock issued in the conversion to Legacy Bancorp’s stockholders will be the purchase price thereof plus the basis, if any, of the subscription rights (which, as described below, has been assumed to be zero).

We also expect to receive an opinion from Wolf & Company, P.C. that the material Massachusetts income tax consequences of the conversion are consistent with the federal income tax consequences.

Certain portions of both the federal and state tax opinions are based upon the opinion of Keller & Company, Inc. that subscription rights issued in connection with the conversion will have no ascertainable fair market value.

We have received an opinion of Keller & Company, Inc. which concludes that the subscription rights have no ascertainable fair market value, based on the fact that such rights will be acquired by the recipients without cost, will be nontransferable and of short duration and will afford the recipients the right only to purchase shares of common stock at the same price as will be paid by members of the general public in a direct community offering. Under past rulings of the IRS, gain may be recognized by a recipient of subscription rights to the extent of the ascertainable fair market value of the subscription rights received. The opinion of Keller & Company, Inc. has no binding effect on the IRS.

Unlike a tax ruling, a tax opinion has no binding effect on the IRS or the Commonwealth of Massachusetts or official status of any kind, and the IRS or the Commonwealth of Massachusetts could disagree with the conclusions reached in such opinion. If such disagreement existed, no assurances can be given that the conclusions reached in such opinions would be sustained by a court of law.

Accounting Treatment

The conversion will be accounted for at historical cost on accord with accounting principles generally accepted on the United States. Accordingly, the carrying value of the assets, liabilities and capital will be unaffected by the conversion and stock offering and will be reflected in our consolidated financial statements based on their historical amounts.

THE LEGACY BANKS FOUNDATION

General

In furtherance of our commitment to the communities we serve, we intend to establish a new charitable foundation, The Legacy Banks Foundation, in connection with the conversion. The plan of conversion provides that the foundation will be established as a non-stock corporation and will be funded with an initial contribution of a number of shares of our authorized but unissued common stock in an amount up to 8.0% of the number of shares sold in the offering. The contribution of common stock to The Legacy Banks Foundation will be dilutive to the interests of stockholders and will have an adverse impact on the reported earnings of Legacy Bancorp in 2005, the year in which the foundation is established. The contribution of the common stock to The Legacy Banks Foundation will not be included in determining whether the minimum number of shares of common stock (7,055,000) has been sold in order to complete the offering.

Purpose of The Legacy Banks Foundation

The purpose of The Legacy Banks Foundation is to provide funding to support charitable causes and community development activities in the communities we serve. The Legacy Banks Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that The Legacy Banks Foundation will enable us to assist the communities within our market area in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act.

We further believe that the funding of The Legacy Banks Foundation with shares of Legacy Bancorp common stock will allow our community to share in the potential growth and success of Legacy Banks long after the conversion. The Legacy Banks Foundation will accomplish that goal by providing for continued ties between it and the communities in which Legacy Banks operates.

As a private foundation under Section 509(a) of the Internal Revenue Code, The Legacy Banks Foundation will be required to distribute annually in grants or donations a minimum of 5.0% of the average fair market value of its net investment assets. Assuming that the fair market value of the foundation’s net investment assets is $7.6 million, the foundation would make annual grants or donations of at least $380,000. This level of annual charitable giving compares an average of $152,348 per year by the Bank for the past three fiscal years, which may decrease after the conversion. As a community bank whose business depends to a large extent upon our ties to and relationships with customers in our local communities, we believe that this increased level of charitable giving is appropriate, especially given our larger asset size following completion of the conversion. It is expected that the foundation will need to borrow funds to fulfill its donations requirement in 2006.

Structure of the Charitable Foundation

The Legacy Banks Foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. Under its bylaws, The Legacy Banks Foundation’s board of directors will be comprised of individuals that are directors or officers of Legacy Bancorp or Legacy Banks and at least one person who is not an affiliate of Legacy Bancorp or Legacy Banks who has significant ties to the communities in which Legacy Banks operates. The certificate of incorporation of The Legacy Banks Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Legacy Banks Foundation’s certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

The board of directors of The Legacy Banks Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of The Legacy Banks Foundation will at all times be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of The Legacy Banks Foundation also will be responsible for directing the activities of the foundation, including the management and voting of the shares of common stock of Legacy Bancorp held by the foundation. However, if required by regulatory authorities, all shares of common stock held by The Legacy Banks Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by stockholders of Legacy Bancorp.

The Legacy Banks Foundation’s place of business will be located at our administrative offices. The board of directors of The Legacy Banks Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act, Regulation W thereunder and other regulations governing transactions between Legacy Banks and the foundation.

The Legacy Banks Foundation will receive working capital from:

(1)	any dividends that may be paid on Legacy Bancorp’s shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 509(a) of the Internal Revenue Code, The Legacy Banks Foundation will be required to distribute annually in grants or donations a minimum of 5.0% of the fair market value of its net investment assets. Legislation has been introduced that, if enacted, could have the impact of increasing the foundation’s required annual distribution in grants or donations. One of the conditions to be imposed on the gift of common stock is that the amount of common stock that may be sold by The Legacy Banks Foundation in any one year shall not exceed 5.0% of the market value of the assets held by The Legacy Banks Foundation, except where the board of directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

Our tax counsel, Lord, Bissell & Brook LLP, has advised us that an organization created for the above purposes should qualify as a private foundation that is exempt from federal income tax because it is described in Section 501(c)(3) of the Internal Revenue Code. Lord, Bissell & Brook LLP has not, however, rendered any advice on whether the foundation’s ability to qualify as tax exempt will be affected by the regulatory requirement that all shares of common stock of Legacy Bancorp held by the foundation must be voted in the same ratio as all other outstanding shares of common stock of Legacy Bancorp. The foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as The Legacy Banks Foundation files its application for tax-exempt status within 15 months from the date of its organization, and the Internal Revenue Service approves the application, the effective date of The Legacy Banks Foundation’s tax exemption will be the date of its organization.

Legacy Banks is authorized by federal law to make charitable contributions. We believe that the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to The Legacy Banks Foundation. We believe that the contribution to The Legacy Banks Foundation in excess of the 10.0% annual limitation on charitable deductions described below is justified given Legacy Banks’ capital position and its earnings, the substantial additional capital being raised in the conversion and the potential benefits of The Legacy Banks Foundation to our community. See “Capitalization” on page 25, “Regulatory Capital Compliance” on page 26, and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation” on page 33. The amount of the contribution will not adversely affect our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position, and it does not raise safety and soundness concerns.

We have received an opinion from our tax counsel that, subject to the limitations described below, our contribution of shares of our stock to The Legacy Banks Foundation will be deductible for federal income tax purposes in an amount equal to the fair market value of the shares at the time of the contribution. Lord, Bissell & Brook LLP based its opinion, in part, on factual representations provided by us, as well as on certain assumptions, including an assumption that The Legacy Banks Foundation will qualify as a tax exempt organization described in Code Section 501(c)(3). In any one year we are limited in the amount we may deduct for our charitable contributions. In particular, in any one year we may deduct as charitable contributions an aggregate amount equal to no more than 10.0% of our annual taxable income for such year. We may, however, carry forward for up to five years the value of our charitable contributions for the year that exceed 10.0% of our annual taxable income, and can deduct such excess to the extent permitted in such succeeding years. We estimate that substantially all of the value of the contribution of the shares to the foundation should be deductible over this six-year period. However, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to the foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decision would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

Although we have received an opinion from our tax counsel that we will be entitled to a deduction for a charitable contribution to The Legacy Banks Foundation if it is tax exempt, there can be no assurances that the Internal Revenue Service will recognize The Legacy Banks Foundation as a tax exempt organization, nor can there be assurance that the charitable deduction will be permitted. If The Legacy Banks Foundation does not receive recognition as a tax exempt organization or if the charitable deduction is disallowed, our contribution to The Legacy Banks Foundation might have to be expensed for financial accounting purposes without tax benefit, resulting in a reduction in earnings for financial accounting purposes in the year in which the Internal Revenue Service makes such a determination.

As a tax exempt organization that is classified as a private foundation, The Legacy Banks Foundation’s income generally will be exempt from federal and state income taxation. Nevertheless, The Legacy Banks Foundation’s investment income, such as interest, dividends and capital gains, will generally be subject to federal income taxation at a rate of 2.0% . After the foundation’s first year, the rate of this tax on the foundation’s net investment income could be reduced to 1.0% if certain distribution requirements are met. The foundation will be required to file an annual return with the Internal Revenue Service and the Massachusetts Department of Revenue within four and one-half months after the close of its fiscal year, and to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

Establishment of The Legacy Banks Foundation is expected to be subject to the following conditions to be agreed to by The Legacy Banks Foundation as a condition to receiving the Massachusetts Commissioner of Banks’ approval to the conversion:

•	the foundation must be dedicated to charitable purposes within certain specified communities, including the communities in which Legacy Banks currently maintains banking offices;

•	the foundation must vote its shares in the same ratio as all other holders of shares;

•	the Massachusetts Division of Banks can examine the foundation;

•	the foundation must comply with all supervisory directives or regulatory bulletins imposed by the Massachusetts Division of Banks;

•	the foundation will operate according to written policies adopted by its board of directors, including a business plan and a conflict of interest policy;

•	the foundation will provide annual reports to the Massachusetts Division of Banks describing the grants made and the grant recipients; and

•	the foundation will not engage in self-dealing and shall comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code.

The Legacy Banks Foundation will also need to comply with the requirement that the establishment and funding of the foundation be approved by: (1) a majority of the total votes of Mutual Bancorp’s corporators eligible to be cast at an annual or special meeting called for such purpose; and (2) the majority of the total votes of all “independent” corporators (who shall not constitute less than sixty percent (60%) of all corporators) eligible to be cast at an annual or special meeting called for such purpose.

Consummation of the conversion and the offering of common stock is not conditioned upon corporator or regulatory approval of the foundation. Failure to approve the foundation may, however, materially increase the pro forma market value of Legacy Bancorp. See “Comparison of Independent Valuation and Pro Forma Financial Information With and Without The Foundation” on page 33.

DESCRIPTION OF CAPITAL STOCK OF LEGACY BANCORP

General

Legacy Bancorp is authorized to issue 40,000,000 shares of common stock having a par value of $.01 per share and 10,000,000 shares of preferred stock having a par value of $.01 per share. As of the date of this prospectus, none of these shares has been issued. Legacy Bancorp currently expects to issue up to 10,308,600 shares of common stock at the maximum of the estimated valuation range. Legacy Bancorp will not issue any shares of preferred stock in the conversion. Each share of Legacy Bancorp’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable.

The common stock of Legacy Bancorp will represent non-withdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other government agency.

Common Stock

Dividends. Legacy Bancorp can pay dividends out of statutory surplus or from certain net profits if, and when declared by its board of directors. The payment of dividends by Legacy Bancorp is limited by law and applicable regulation as more fully described under “Our Dividend Policy” and “Regulation and Supervision.” The holders of common stock of Legacy Bancorp will be entitled to receive and share equally in any dividends declared by the board of directors of Legacy Bancorp. If Legacy Bancorp issues preferred stock, the holders of preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. After the conversion, the holders of common stock of Legacy Bancorp will possess exclusive voting rights in Legacy Bancorp. They will elect Legacy Bancorp’s board of directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the board of directors. Holders of common stock will not have the right to cumulate votes in the election of directors. Each holder of common stock will be entitled to one vote per share; however, holders beneficially owning more than 10% of the then outstanding shares of common stock are prohibited from voting any shares in excess of that 10% limit. These exceptions are discussed in more detail under “Restrictions on Acquisition of Legacy Bancorp and Legacy Banks” on page 105.

If Legacy Bancorp issues preferred stock, holders of Legacy Bancorp preferred stock may also possess voting rights. Certain matters, including business combinations and other transactions with interested stockholders, require a vote of 80% of the outstanding shares entitled to vote. For definitions and more detailed information, see “Restrictions on Acquisition of Legacy Bancorp and Legacy Banks” on page 105.

Currently, as a subsidiary of a Massachusetts mutual holding company, corporate powers and control of Legacy Banks are indirectly vested in the corporators of Mutual Bancorp, who elect Mutual Bancorp’s trustees, and who, in turn, indirectly through Legacy Group, elect the directors of Legacy Banks. Legacy Banks’ directors then appoint the officers of Legacy Banks. After the conversion, voting rights will be vested exclusively in Legacy Bancorp, which will own all of the outstanding capital stock of Legacy Banks, and will be voted at the direction of Legacy Bancorp’s board of directors. Consequently, the holders of the common stock of Legacy Bancorp will not have direct control of Legacy Banks.

Liquidation. Upon liquidation, dissolution or winding up of Legacy Bancorp, the holders of its common stock would be entitled to receive all of the assets of Legacy Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If Legacy Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Indemnification and Limit on Liability. Legacy Bancorp’s certificate of incorporation contains provisions which limit the liability of and indemnify its directors, officers and employees. Such provisions provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Legacy Bancorp shall be indemnified and held harmless by Legacy Bancorp to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss reasonably incurred. Under certain circumstances, the right to indemnification shall include the right to be paid by Legacy Bancorp the expenses incurred in defending any such proceeding in advance of its final disposition. In addition, a director of Legacy Bancorp shall not be personally liable to Legacy Bancorp or its stockholders for monetary damages except for liability for any breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit.

Preemptive Rights; Redemption. Holders of the common stock of Legacy Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

Legacy Bancorp will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that rank senior to the common stock and that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Restrictions on Acquisition

Acquisitions of Legacy Bancorp are restricted by provisions in its certificate of incorporation and bylaws and by rules and regulations of various regulatory agencies. See “Regulation and Supervision” on page 78 and “Restrictions on Acquisition of Legacy Bancorp and Legacy Banks” on page 105.

DESCRIPTION OF LEGACY BANKS STOCK

General

The charter of Legacy Banks, to be effective upon the conversion, authorizes the issuance of 1,000,000 shares of common stock having a par value of $1.00 per share, and 250,000 shares of preferred stock, having a par value of $1.00 per share. The preferred stock may be issued in series and classes having such rights, preferences, privileges and restrictions as the board of directors may determine. Each share of common stock of Legacy Banks will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon consummation of the conversion, all of the issued and outstanding common stock of Legacy Banks will be held by Legacy Bancorp. Legacy Banks’ stock will represent non-withdrawable capital, will not be an account of an insurable type and will not be insured by the Federal Deposit Insurance Corporation or the Depositors Insurance Fund.

Common Stock

Dividends. The holders of Legacy Banks’ common stock will be entitled to receive and to share equally in any dividends as may be declared by the board of directors of Legacy Banks. See “Our Policy Regarding Dividends” on page 24 for certain restrictions on the payment of dividends and “Federal and State Taxation—Federal Taxation” on page 76 for a discussion of the consequences of the payment of cash dividends from income appropriated to bad debt reserves.

Voting Rights. Immediately after the conversion, the holders of Legacy Banks’ common stock will possess exclusive voting rights in Legacy Banks. Stockholders will not be entitled to cumulate their votes for the election of directors. Each holder of shares of common stock will be entitled to one vote for each share held, subject to certain restrictions. For example, during the first five years after the completion of the conversion, any shares in excess of 10% of the issued and outstanding shares of any class of equity securities beneficially owned by any person (other than Legacy Bancorp, our employee stock ownership plan, an underwriter holding such shares in connection with a public offering, or a new holding company formed for Legacy Banks in which the respective beneficial ownership interests of the stockholders remains the same, other than pursuant to dissenter or appraisal rights), shall not be entitled to vote. See “Restrictions on Acquisition of Legacy Bancorp and Legacy Banks—Anti-Takeover Effects of Legacy Bancorp’s Certificate of Incorporation and Bylaws and Management Remuneration Adopted in Conversion” on page 108.

Liquidation. In the event of any liquidation, dissolution, or winding up of Legacy Banks, the holders of common stock will be entitled to receive, after payment of all Legacy Banks’ debts and liabilities (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to eligible and supplemental eligible account holders, all assets of Legacy Banks available for distribution in cash or in kind. If additional preferred stock is issued after the conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

Preemptive Rights; Redemption. Holders of Legacy Banks’ common stock will not be entitled to preemptive rights with respect to any shares of Legacy Banks which may be issued. Upon receipt by Legacy Banks of the full specified purchase price therefor, the common stock will be fully paid and nonassessable.

RESTRICTIONS ON ACQUISITION OF LEGACY BANCORP

AND LEGACY BANKS

General

Legacy Bancorp’s certificate of incorporation and bylaws, which will become effective upon completion of the conversion, contain certain provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts by impeding efforts to acquire Legacy Bancorp or stock purchases in furtherance of such an acquisition. Such provisions will also make it more difficult to remove the board and Legacy Bancorp’s management. Certain state and federal laws and our employee stock ownership plan could have a similar effect.

Although we are not aware of any effort that might be made to obtain control of Legacy Bancorp or Legacy Banks following the conversion, we believe, as discussed below, that it is appropriate to include certain provisions in the certificate of incorporation and bylaws of Legacy Bancorp to protect the interests of Legacy Bancorp and its stockholders from takeovers that the board might conclude are not in the best interest of Legacy Banks, Legacy Bancorp or Legacy Bancorp’s stockholders.

These provisions will also increase protections available to Legacy Bancorp against transactions that, although not resulting in an acquisition of a majority of Legacy Bancorp’s capital stock, nevertheless may harm Legacy Bancorp and its stockholders by disrupting Legacy Banks’ operations and management and by causing Legacy Bancorp to incur substantial expenses.

The following is a general summary of the material provisions of Legacy Bancorp’s certificate of incorporation and bylaws and of certain provisions of the employee stock ownership plan and certain laws that may have an “anti-takeover” effect. The descriptions are necessarily general and, with respect to provisions contained in the certificate of incorporation and bylaws, reference should be made to the document in question, each of which is part of Legacy Bancorp’s application to the Massachusetts Commissioner of Banks and Registration Statement on Form S-1 filed with the SEC. See “Additional Information” on page 111.

Provisions in Legacy Bancorp’s Certificate of Incorporation and Bylaws

General. The following discussion is a general summary of the material provisions of Legacy Bancorp’s certificate of incorporation and bylaws and other statutory and regulatory provisions relating to stock ownership and transfers, the board of directors and business combinations, which might be deemed to have a potential anti-takeover effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual stockholders of Legacy Bancorp may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of Legacy Bancorp more difficult.

The following description of provisions of the certificate of incorporation and bylaws of Legacy Bancorp is necessarily general and reference should be made in each case to such certificate of incorporation and bylaws, which are incorporated herein by reference. See “Additional Information” on page 111 as to how to obtain a copy of these documents.

Limitation on Voting Rights. The certificate of incorporation of Legacy Bancorp provides that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of common stock (the “Limit”) be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined by Rule 13d-3 of the General Rules and Regulations of the Exchange Act. That definition includes shares beneficially owned by such person or any of his or her affiliates (as defined in the certificate of incorporation), shares which such person or his or her affiliates have the right to acquire under any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise and shares as to which such person and his affiliates have sole or shared voting or investment power, but shall not include shares under a publicly solicited revocable proxy and that are not otherwise deemed to be beneficially owned by such person and his or her affiliates. No director or officer (or any affiliate thereof) of Legacy Bancorp shall, solely by reason of such director or officer acting in his or her capacity as such, be deemed to beneficially own any shares beneficially owned by any other director or officer (or affiliate thereof) nor will the ESOP or any similar plan of Legacy Bancorp or Legacy Banks or any director with respect thereto (solely by reason of such director’s capacity) be deemed to beneficially own any shares held under any such plan. The certificate of incorporation of Legacy Bancorp further provides that the provisions limiting voting rights may only be amended upon the vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote thereon (after giving effect to the provision limiting voting rights).

Board of Directors. The board of directors of Legacy Bancorp is divided into three classes, each of which shall contain approximately one-third of the whole number of the members of the board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. Legacy Bancorp’s certificate of incorporation and bylaws provide that the size of the board shall be determined by a majority of the whole board, being the total number of directors which the board would have if there were no vacancies on the board of directors. The certificate of incorporation and the bylaws provide that any vacancy occurring in the board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified board is intended to provide for continuity of the board of directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Legacy Bancorp. Directors may be removed by the stockholders only for cause by the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote thereon.

In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire board, with or without cause, and replace it with persons of such holders’ choice.

Cumulative Voting, Special Meetings and Action by Written Consent. The certificate of incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of Legacy Bancorp may be called only by a resolution adopted by a majority of the whole board of directors of Legacy Bancorp. The certificate of incorporation also provides that any action required or permitted to be taken by the stockholders of Legacy Bancorp may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

Authorized Shares. The certificate of incorporation authorizes the issuance of forty million (40,000,000) shares of common stock and ten million (10,000,000) shares of preferred stock. See “Description of Capital Stock of Legacy Bancorp” on page 105. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide Legacy Bancorp’s board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of Legacy Bancorp. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Legacy Bancorp’s board of directors currently has no plans for the issuance of additional shares, other than the issuance of shares in the conversion, including shares contributed to the foundation, and the issuance of additional shares upon exercise of stock options.

Stockholder Vote Required to Approve Business Combinations with Interested Stockholders.

The certificate of incorporation requires the approval of the holders of at least 80% of Legacy Bancorp’s outstanding shares of voting stock entitled to vote to approve certain “Business Combinations” with an “Interested Stockholder,” and related transactions. Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must be approved by the vote of the holders of only a majority of the outstanding shares of common stock of Legacy Bancorp and any other affected class of stock.

Under the certificate of incorporation, the approval of the holders of at least 80% of the shares of capital stock entitled to vote thereon is required for any business combination involving an Interested Stockholder (as defined below) except (1) in cases where the proposed transaction has been approved by a majority of those members of Legacy Bancorp’s board of directors who are unaffiliated with the Interested Stockholder and were directors before the time when the Interested Stockholder became an Interested Stockholder or (2) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.

Definition of “Interested Stockholder.” The term “Interested Stockholder” is defined in the certificate of incorporation to include, among others, any individual, a group acting in concert, corporation, partnership, association or other entity (other than Legacy Bancorp or any of its subsidiaries or any employee stock ownership plan formed by Legacy Bancorp or any of its subsidiaries) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of Legacy Bancorp or who is an affiliate of Legacy Bancorp within the two preceding years, or who succeeded to any shares owned by an Interested Stockholder within the preceding two years.

Definition of “Business Combination.” The term “Business Combination” is defined in the certificate of incorporation to include: (1) any merger or consolidation of Legacy Bancorp or any of its subsidiaries with any Interested Stockholder or Affiliate of an Interested Stockholder or any corporation which is, or after such merger or consolidation would be, an Affiliate of an Interested

Stockholder; (2) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 25% or more of the assets of Legacy Bancorp or combined assets of Legacy Bancorp and its subsidiary; (3) the issuance or transfer to any Interested Stockholder or its Affiliate by Legacy Bancorp (or any subsidiary) of any securities of Legacy Bancorp (or any subsidiary) in exchange for any cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the common stock of Legacy Bancorp; (4) the adoption of any plan for the liquidation or dissolution of Legacy Bancorp proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (5) any reclassification of securities, recapitalization, merger or consolidation of Legacy Bancorp with any of its subsidiaries which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Legacy Bancorp or subsidiary owned directly or indirectly, by an Interested Stockholder or Affiliate thereof.

Definition of “Affiliate.” The certificate of incorporation states that the term “Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934. Rule 12b-2 states that an “affiliate” of a specified person is a person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the specified person. The term “control” is defined by Rule 12b-2 as the direct or indirect possession of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

Potential Anti-Takeover Effect. The trustees, directors and executive officers of the MHC and Legacy Banks are purchasing approximately 4.0% of the shares of the common stock to be sold in the conversion based on the maximum of the Estimated Price Range. In addition, the ESOP intends to purchase 8.0% of the sum of the shares sold in the offering plus the shares issued to the foundation. Additionally, if stockholders approve the proposed Stock-Based Incentive Plan, Legacy Bancorp expects to acquire 4% of the common stock issued in connection with the conversion, including shares issued to the foundation, on behalf of the Stock-Based Incentive Plan and expects to issue options to purchase up to 10% of the sum of the shares sold in the offering plus the shares issued to the foundation, under the Stock-Based Incentive Plan to directors and executive officers. As a result, directors, executive officers and employees may control the voting of approximately 26.0% of Legacy Bancorp’s common stock on a diluted basis at the maximum of the Estimated Price Range, thereby enabling them to prevent the approval of the transactions requiring the approval of at least 80% of Legacy Bancorp’s outstanding shares of voting stock described herein above.

Evaluation of Offers. The certificate of incorporation of Legacy Bancorp further provides that the board of directors of Legacy Bancorp, when evaluating any offer of another Person (as defined therein) to (1) make a tender or exchange offer for any equity security of Legacy Bancorp, (2) merge or consolidate Legacy Bancorp with another corporation or entity or (3) purchase or otherwise acquire all or substantially all of the properties and assets of Legacy Bancorp, may, in connection with the exercise of its judgment in determining what is in the best interest of Legacy Bancorp and the stockholders of Legacy Bancorp, give due consideration to all relevant factors, including, without limitation, those factors that directors of any subsidiary (including Legacy Banks) may consider in evaluating any action that may result in a change or potential change of control of such subsidiary, and the social and economic effects of acceptance of such offer on: Legacy Bancorp’s present and future customers and employees and those of its subsidiaries (including Legacy Banks); the communities in which Legacy Bancorp and Legacy Banks operate or are located; the ability of Legacy Bancorp to fulfill its corporate objectives as a bank holding company; and the ability of Legacy Banks to fulfill the objectives of a stock savings bank under applicable statutes and regulations. By having these standards in the certificate of incorporation of Legacy Bancorp, the board of directors may be in a stronger position to oppose such a transaction if the board concludes that the transaction would not be in the best interest of Legacy Bancorp, even if the price offered is significantly greater than the then market price of any equity security of Legacy Bancorp.

Amendment of Certificate of Incorporation and Bylaws. Amendments to Legacy Bancorp’s certificate of incorporation must be approved by a majority vote of its board of directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of the holders of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal specific provisions of the certificate of incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by Legacy Bancorp and amendment of Legacy Bancorp’s bylaws and certificate of incorporation. Legacy Bancorp’s bylaws may be amended by a majority of the whole board of directors, or by a vote of the holders of at least 80% (after giving effect to the provision limiting voting rights) of the total votes eligible to be voted at a duly constituted meeting of stockholders.

Bylaw Provisions. The bylaws of Legacy Bancorp also require a stockholder who intends to nominate a candidate for election to the board of directors, or to raise new business at an annual stockholders’ meeting to give at least 90 days’ advance notice to the Secretary of Legacy Bancorp. The notice provision requires a stockholder who desires to raise new business to provide information to Legacy Bancorp concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide Legacy Bancorp with information concerning the nominee and the proposing stockholder.

Assuming that the conversion and offering are completed, Legacy Bancorp’s 2006 annual meeting of stockholders will be held on                     , 2006. Any business or other proposals or director nominations to be presented at the annual meeting by a stockholder must be delivered or mailed to and received at the principal executive offices of Legacy Bancorp no later than                     , 2006.

Anti-Takeover Effects of Legacy Bancorp’s Certificate of Incorporation and Bylaws and Management Remuneration Adopted in Conversion

The provisions described above are intended to reduce Legacy Bancorp’s vulnerability to takeover attempts and other transactions which have not been negotiated with and approved by members of its board of directors. Provisions of the Stock-Based Incentive Plan are expected to provide for accelerated benefits to participants if a change in control of Legacy Bancorp or Legacy Banks occurs or a tender or exchange offer for their stock is made. See “Management—Benefit Plans—Stock-Based Incentive Plan” on page 75. Legacy Bancorp and Legacy Banks have also entered into agreements with key officers and intend to establish the Severance Compensation Plan which will provide such officers and eligible employees with additional payments and benefits on the officer’s termination in connection with a change in control of Legacy Bancorp or Legacy Banks. See “Management—Employment and Change in Control Agreements” beginning on page 69. The foregoing provisions and limitations may make it more difficult for companies or persons to acquire control of Legacy Banks. Additionally, the provisions could deter offers to acquire the outstanding shares of Legacy Bancorp which might be viewed by stockholders to be in their best interests.

Legacy Bancorp’s board of directors believes that the provisions of the certificate of incorporation and bylaws are in the best interest of Legacy Bancorp and its stockholders. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the board of directors believes it is in the best interests of Legacy Bancorp and its stockholders to encourage potential acquirers to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts.

Provisions in Legacy Banks’ New Charter and Bylaws

Although the board of directors of Legacy Banks is not aware of any effort that might be made to obtain control of Legacy Banks after the conversion, the board of directors believes that it is appropriate to adopt provisions permitted by Massachusetts General Laws to protect the interests of Legacy Banks and its stockholders from any hostile takeover. Such provisions may, indirectly, inhibit a change in control of Legacy Bancorp, as Legacy Banks’ sole stockholder. See “Risk Factors—Our Stock Value May Suffer From Anti-Takeover Provisions That May Impede Potential Takeovers” on page 18.

Legacy Banks’ charter will contain a provision whereby the acquisition of beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of Legacy Banks by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or through an affiliate thereof, will be prohibited for a period of five years following the date of completion of the conversion. If shares are acquired in violation of this provision of Legacy Banks’ charter, all shares beneficially owned by any person in excess of 10% shall be considered “excess shares” and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote. This limitation shall not apply to Legacy Bancorp or any future transaction in which Legacy Banks forms a holding company without a change in the respective beneficial ownership interests of its stockholders other than by the exercise of any dissenter and appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by an employee stock benefit plan. If holders of revocable proxies for more than 10% of the shares of the common stock of Legacy Bancorp seek, among other things, to elect one-third or more of Legacy Bancorp’s board of directors, to cause Legacy Bancorp’s stockholders to approve the acquisition or corporate reorganization of Legacy Bancorp or to exert a continuing influence on a material aspect of the business operations of Legacy Bancorp, which actions could indirectly result in a change in control of Legacy Banks, the board of directors of Legacy Banks will be able to assert this provision of Legacy Banks’ charter against such holders. Although the board of directors of Legacy Banks is not currently able to determine when and if it would assert this provision of Legacy Banks’ charter, the board, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of Legacy Banks, Legacy Bancorp and its stockholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of Legacy Banks indirectly through a change in control of Legacy Bancorp.

Further, Legacy Banks’ charter will contain a provision whereby the approval of the holders of at least 80% of the shares of capital stock entitled to vote thereon is required for any Business Combination (as defined below) involving an Interested Stockholder (as defined below) except: (1) in cases where the proposed transaction has been approved by a majority of those members of Legacy Banks’ board of directors who are unaffiliated with the Interested Stockholder and were directors before the time when the Interested Stockholder became an Interested Stockholder; or (2) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares. The term “Business Combination” will be defined to include: (1) any merger or consolidation of Legacy Banks with any Interested Stockholder or affiliate of an Interested Stockholder or any corporation which is, or after such merger or consolidation would be, an affiliate of an Interested Stockholder; (2) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or affiliate of assets of Legacy Banks having an aggregate fair market value of $100,000 or more; (3) the issuance or transfer to any Interested Stockholder or its affiliate by Legacy Banks of any securities of Legacy Banks in exchange for any cash, securities or other property with a fair market value of $100,000 or more; (4) the adoption of any plan for the liquidation or dissolution of Legacy Banks proposed by or on behalf of any Interested Stockholder or affiliate thereof; and (5) any reclassification of securities, recapitalization, merger or consolidation of Legacy Banks which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Legacy Banks owned directly or indirectly by an Interested Stockholder or affiliate thereof. The term “Interested Stockholder” will be defined to include, among others, any individual, a group acting in concert, corporation, partnership, association or other entity (other than Legacy Banks or any of its subsidiaries or any employee stock ownership plan formed by Legacy Banks or its holding company) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of Legacy Banks or who is an affiliate of Legacy Banks within the two preceding years, or who succeeded to any shares owned by an Interested Stockholder within the preceding two years.

Stockholders holding less than a majority of all outstanding capital stock of Legacy Banks will not be permitted to call a special meeting of stockholders. In addition, stockholders will not be entitled to cumulate their votes in the election of directors, and Legacy Banks’ bylaws provide for the election of three classes of directors to staggered terms. The staggered terms of the board of directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the board of directors since only one-third of the board is elected each year. The purpose of these provisions is to assure stability and continuity of management of Legacy Banks in the years immediately following the conversion.

Finally, Legacy Banks’ charter will provide for the issuance of shares of preferred stock on such terms, including conversion and voting rights, as may be determined by Legacy Banks’ board of directors without stockholder approval. Although Legacy Banks has no arrangements, understandings or plans at the present time for the issuance or use of the shares of undesignated preferred stock proposed to be authorized, the board believes that the availability of such shares will provide Legacy Banks with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which may arise. If a proposed merger, tender offer or other attempt to gain control of Legacy Banks occurs of which management does not approve, the board can authorize the issuance of one or more series of preferred stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such preferred stock, therefore, may be to deter a future takeover attempt. The board does not intend to issue any preferred stock except on terms which the board deems to be in the best interest of Legacy Banks and its then existing stockholders.

Employee Stock Ownership Plan

The Legacy Banks employee stock ownership plan, which expects to purchase 8.0% of the shares issued in the offering and shares issued to The Legacy Banks Foundation, contains certain provisions permitting participating employees to direct the voting of shares held in the plan. Such provisions may be considered to have anti-takeover effects. See “Management—Benefit Plans—Employee Stock Ownership Plan” on page 70.

Statutory and Regulatory Restrictions

Federal Change in Bank Control Act. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings and loan holding company unless the OTS has been given 60 days prior written notice. For this purpose, the term “control” means the acquisition of the ownership, control or holding of the power to vote 25.0% or more of any class of a savings and loan holding company’s voting stock, and the term “person” includes an individual, corporation, partnership, and various other entities. In addition, a person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10.0% or more of any class of the holding company’s voting stock if:

•	the savings and loan holding company’s shares are registered pursuant to Section 12 of the Exchange Act, or

•	no other person will own, control or hold the power to vote a greater percentage of that class of voting securities.

Accordingly, the prior approval of the OTS would be required before any person could acquire 10.0% or more of the common stock of Legacy Group.

The OTS may prohibit an acquisition of control if:

•	it would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

Massachusetts Division of Banks Conversion Regulations. Regulations issued by the Massachusetts Commissioner of Banks provide that for a period of three years following the date of completion of the conversion, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent (10%) of any class of any equity security of the Company without prior written notice to Legacy Bancorp and the prior written approval of the Commissioner. Where any person, directly or indirectly, acquires beneficial ownership of more than ten percent (10%) of any class of any equity security of Legacy Bancorp without prior written notice to Legacy Bancorp and the prior written approval of the Commissioner, the securities beneficially owned by such person in excess of ten percent (10%) shall not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and shall not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote. The Commissioner may take any further action to enforce these regulatory restrictions as he deems appropriate.

Massachusetts Banking Law. Massachusetts banking law also prohibits any “company,” defined to include banking institutions as well as corporations, from directly or indirectly controlling the voting power of 25.0% or more of the voting stock of two or more banking institutions without the prior approval of the Massachusetts Board of Bank Incorporation. Additionally, an out-of-state company that already directly or indirectly controls voting power of 25.0% or more of the voting stock of two or more banking institutions may not also acquire direct or indirect ownership or control of more than 5.0% of the voting stock of a Massachusetts banking institution without the prior approval of the Board of Bank Incorporation. Finally, for a period of three years following completion of a conversion to stock form, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10.0% of any class of equity security of a converting mutual holding company without prior written approval of the Massachusetts Commissioner of Banks.

Delaware General Corporation Law. The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporation Law, is intended to discourage certain takeover practices by impending the ability of a hostile acquiror to engage in certain transactions with the target company.

In general, Section 203 provides that a “person” who owns 15% or more of the outstanding voting stock of a Delaware corporation may not consummate an acquisition or other business combination transaction with such corporation at any time during the three-year period following the date such “person” acquired 15% of the outstanding voting stock. The term “business combination” is defined broadly to cover a wide range of corporate transactions, including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

The statute exempts the following transactions from the requirements of Section 203:

(1)	Any business combination if, prior to the date a person acquired 15% of the voting stock, the board of directors approved either the business combination of the transaction which resulted in the stockholder acquiring 15%;

(2)	Any business combination involving a person who acquired at least 85% of the outstanding voting stock in the same transaction in which 15% was acquired (with the number of shares outstanding calculated without regard to those shares owned by the corporation’s directors who are also officers and by certain employee stock plans);

(3)	Any business combination that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the interested party; and

(4)	Certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors.

A corporation may exempt itself from the requirement of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not be governed by Section 203 of the Delaware General Corporation law. At the present time, the board of directors does not intend to propose any such amendment.

Federal Reserve Board Regulations. If the Bank does not qualify as a Qualified Thrift Lender, attempts to acquire control of the Bank trigger the regulations of the FRB under the Change in Bank Control Act.

TRANSFER AGENT AND REGISTRAR FOR

LEGACY BANCORP COMMON STOCK

                                          will act as the transfer agent and registrar for issued and outstanding shares of Legacy Bancorp common stock.

LEGAL AND TAX MATTERS

Lord, Bissell & Brook LLP, Chicago, Illinois, will give its opinions on behalf of Legacy Bancorp concerning the legality of the shares issued in the offering and concerning certain federal tax matters. The Massachusetts state income tax consequences of the conversion will be passed upon for Legacy Bancorp by Wolf & Company, P.C., Boston, Massachusetts. Lord, Bissell & Brook LLP and Wolf & Company, P.C. have consented to the references herein to their opinions. Certain legal matters will be passed upon for Ryan Beck & Co., Inc. by Thacher Proffitt & Wood LLP of Washington, D.C.

EXPERTS

The consolidated financial statements of Mutual Bancorp of the Berkshires and Subsidiary as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, included in this prospectus have been so included in reliance on the report of Wolf & Company, P.C., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Keller & Company, Inc. has consented to the publication in this prospectus of the summary of its report to Legacy Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and the offering.

ADDITIONAL INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933 with respect to the common stock offered through this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the SEC located at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain copies of the material from the SEC at prescribed rates. The registration statement also is available through the SEC’s world wide web site on the internet at http://www.sec.gov.

This document contains a description of the material features of certain contracts and other documents filed as exhibits to the registration statement. The statements as to the contents of such exhibits are of necessity brief descriptions and are not necessarily complete. Each such statement is qualified by reference to the contract or document.

Mutual Bancorp has filed an application for conversion with the Massachusetts Commissioner of Banks. This prospectus omits some information contained in those applications. The public portions of the Massachusetts conversion application may be examined at the Massachusetts Division of Banks, One South Station, Boston, Massachusetts 02110 and the public portion of the materials filed with the Office of Thrift Supervision may be examined at the offices of the Jersey City Regional Office, Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

In connection with the offering, we will register the common stock with the Securities and Exchange Commission under Section 12(g) of the Exchange Act. Upon this registration, Legacy Bancorp will become subject to the Securities and Exchange Commission’s proxy solicitation rules and periodic reporting requirements.

You may obtain a copy of the plan of conversion as well as the certificate of incorporation and bylaws of Legacy Bancorp without charge from us by contacting Bradley Klose at Legacy Banks, 99 North Street, Pittsfield, Massachusetts 01202. Copies of the appraisal report of Keller & Company, Inc. and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Legacy Banks by contacting Mr. Klose as indicated above.

STOCK INFORMATION CENTER

If you have any questions regarding the offering or the conversion, please call our Stock Information Center, toll free, at (        )         -            .

MUTUAL BANCORP OF THE BERKSHIRES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of April 30, 2005 (unaudited) and December 31, 2004 and 2003	F-3

Consolidated Statements of Income for the Four Months Ended April 30, 2005 and 2004 (unaudited) and for the Years Ended December 31, 2004, 2003 and 2002	F-4

Consolidated Statements of Changes in Retained Earnings for the Four Months Ended April 30, 2005 (unaudited) and for the Years Ended December 31, 2004, 2003 and 2002	F-5

Consolidated Statements of Cash Flows for the Four Months Ended April 30, 2005 and 2004 (unaudited) and for the Years Ended December 31, 2004, 2003 and 2002	F-6 – F-7

Notes to Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee

Mutual Bancorp of the Berkshires

Pittsfield, Massachusetts

We have audited the accompanying consolidated balance sheets of Mutual Bancorp of the Berkshires and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in retained earnings and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mutual Bancorp of the Berkshires and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.

Boston, Massachusetts

February 18, 2005, except for Note 18 as to which the date is June 15, 2005

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	April 30, 2005	December 31,
		2004	2003
	(Unaudited)
ASSETS
Cash and due from banks	$10,836	$11,879	$13,336
Short-term investments	5,706	4,919	9,706

Cash and cash equivalents	16,542	16,798	23,042
Securities	128,320	131,215	120,779
Loans held for sale	312	616	648
Loans, net of allowance for loan losses of $4,066 in 2005 (unaudited), $3,846 in 2004 and $4,420 in 2003	516,176	504,728	465,255
Premises and equipment, net	14,011	13,777	14,323
Accrued interest receivable	2,977	2,789	2,693
Goodwill, net	3,085	3,085	3,085
Net deferred tax asset	3,402	2,783	2,446
Bank-owned life insurance	3,915	3,886	1,726
Other assets	1,011	1,610	981

	$689,751	$681,287	$634,978

LIABILITIES AND RETAINED EARNINGS
Deposits	$467,200	$450,868	$422,521
Securities sold under agreements to repurchase	4,136	4,557	6,618
Federal Home Loan Bank advances	153,689	159,704	131,250
Other secured borrowings	—	—	13,178
Mortgagors’ escrow accounts	169	1,020	652
Accrued expenses and other liabilities	4,439	5,691	4,424

Total liabilities	629,633	621,840	578,643

Commitments and contingencies (Note 12)
Retained earnings	60,706	59,437	55,883
Accumulated other comprehensive (loss) income	(588)	10	452

Total retained earnings	60,118	59,447	56,335

	$689,751	$681,287	$634,978

The accompanying notes are an integral part of these consolidated financial statements.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands)

	Four Months Ended April 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
Interest and dividend income:
Loans, including fees	$9,790	$8,822	$27,404	$25,007	$25,434
Securities:
Taxable	1,541	1,288	4,103	5,024	6,403
Tax-Exempt	43	7	49	33	17
Short-term investments	58	16	73	75	492

Total interest and dividend income	11,432	10,133	31,629	30,139	32,346

Interest expense:
Deposits	2,325	1,722	5,614	5,732	9,598
Federal Home Loan Bank advances	2,187	1,765	5,639	5,227	4,857
Other borrowed funds	25	285	849	893	811

Total interest expense	4,537	3,772	12,102	11,852	15,266

Net interest income	6,895	6,361	19,527	18,287	17,080
Provision for loan losses	286	3	212	979	140

Net interest income, after provision for loan losses	6,609	6,358	19,315	17,308	16,940

Non-interest income:
Customer service fees	860	808	2,629	2,751	2,588
Trust department fees	306	283	839	781	746
Insurance fees	45	65	123	260	151
Gain (loss) on sales of securities, net	70	65	136	96	(413)
Loss on impairment of securities available for sale	(25)	—	(7)	(67)	(579)
Loss on impairment of other closely held stocks	—	(4)	(13)	—	—
Gain on sales of loans, net	54	102	278	331	484
Miscellaneous	41	35	457	268	154

Total non-interest income	1,351	1,354	4,442	4,420	3,131

Non-interest expenses:
Salaries and employee benefits	3,344	3,205	10,164	9,697	9,331
Occupancy and equipment	730	733	2,122	2,317	2,254
Data processing	618	638	1,797	1,610	1,877
Professional fees	161	165	502	459	525
Advertising	227	227	599	609	573
Amortization and impairment writedown of goodwill	—	—	—	—	45
Other general and administrative	824	843	2,765	2,315	2,823

Total non-interest expenses	5,904	5,811	17,949	17,007	17,428

Income before income taxes	2,056	1,901	5,808	4,721	2,643
Provision for income taxes	787	737	2,254	1,731	890

Net income	$1,269	$1,164	$3,554	$2,990	$1,753

The accompanying notes are an integral part of these consolidated financial statements.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN RETAINED EARNINGS

(Dollars in Thousands)

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Retained Earnings
Balance at December 31, 2001	$51,272	$267	$51,539

Comprehensive income:
Net income	1,753	—	1,753
Change in net unrealized gain/loss on securities available for sale, net of reclassification adjustment and tax effects	—	984	984

Total comprehensive income			2,737

Balance at December 31, 2002	53,025	1,251	54,276

Purchase of minority interest (Note 1)	(132)	—	(132)

Comprehensive income:
Net income	2,990	—	2,990
Change in net unrealized gain/loss on securities available for sale, net of reclassification adjustment and tax effects	—	(799)	(799)

Total comprehensive income			2,191

Balance at December 31, 2003	55,883	452	56,335

Comprehensive income:
Net income	3,554	—	3,554
Change in net unrealized gain/loss on securities available for sale, net of reclassification adjustment and tax effects	—	(442)	(442)

Total comprehensive income			3,112

Balance at December 31, 2004	59,437	10	59,447

Comprehensive income:
Net income (unaudited)	1,269	—	1,269
Change in net unrealized gain/loss on securities available for sale, net of reclassification adjustment and tax effects (unaudited)	—	(598)	(598)

Total comprehensive income (unaudited)			671

Balance at April 30, 2005 (unaudited)	$60,706	$(588)	$60,118

The accompanying notes are an integral part of these consolidated financial statements.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Four Months Ended April 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
Cash flows from operating activities:
Net income	$1,269	$1,164	$3,554	$2,990	$1,753
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	286	3	212	979	140
Net amortization of securities	72	243	466	801	498
Amortization and impairment writedown of goodwill	—	—		—	45
Amortization of mortgage servicing rights	—	—	—	52	82
Depreciation and amortization expense	302	314	922	1,092	1,171
(Gain) loss on sales of securities, net	(70)	(65)	(136)	(96)	413
Loss on impairment of securities available for sale	25	—	7	67	579
Loss on impairment of other closely held stocks	—	4	13	—	—
Gain on sales of other real estate owned, net of writedowns	—	—	(86)	—	—
Gain on sales of loans, net	(54)	(102)	(278)	(331)	(484)
Loans originated for sale	(3,529)	(5,204)	(15,579)	(19,871)	(34,588)
Proceeds from sale of loans	3,887	5,324	15,889	21,125	36,437
Deferred tax (benefit) provision	(244)	71	(76)	(492)	(561)
Net change in:
Bank-owned life insurance	(29)	(8)	51	(417)	(640)
Accrued interest receivable	(188)	15	(96)	217	(146)
Other assets	599	(776)	(629)	(435)	1,130
Accrued expenses and other liabilities	(1,252)	(731)	1,267	23	(436)

Net cash provided by operating activities	1,074	252	5,501	5,704	5,393

Cash flows from investing activities:
Activity in available-for-sale securities:
Sales	3,430	538	2,323	22,901	16,653
Maturities, prepayments and calls	5,525	20,432	45,837	88,090	47,052
Purchases	(6,834)	(17,113)	(57,690)	(70,894)	(108,494)
Activity in held-to-maturity securities:
Maturities, prepayments and calls	—	—	—	65	46
Purchases of Federal Home Loan Bank stock	(226)	(184)	(1,959)	(1,976)	(598)
Redemption of other closely held stocks	—	—	—	44	162
Loan originations and purchases, net of principal payments	(11,734)	(10,442)	(53,246)	(95,684)	9,520
Purchases of bank-owned life insurance	—	—	(3,000)	—	—
Redemption of bank-owned life insurance	—	—	789	—	—
Additions to premises and equipment	(536)	(105)	(376)	(278)	(346)
Proceeds from sale of premises and equipment	—	—	—	334	—
Proceeds from sales of foreclosed assets	—	—	1,275	—	161

Net cash used in investing activities	(10,375)	(6,874)	(66,047)	(57,398)	(35,844)

(continued)

The accompanying notes are an integral part of these consolidated financial statements.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)

(Dollars in Thousands)

	Four Months Ended April 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
Cash flows from financing activities:
Net increase (decrease) in deposits	16,332	2,820	28,347	3,346	(29,046)
Net decrease in securities sold under agreement to repurchase	(421)	(1,227)	(2,061)	(1,437)	(104)
Repayment of Federal Home Loan Bank advances	(65,715)	(32,141)	(117,097)	(68,117)	(7,876)
Proceeds from Federal Home Loan Bank advances	59,700	29,446	145,551	101,750	20,000
Net change in other secured borrowings	—	(40)	(806)	4,076	742
Net increase (decrease) in mortgagors’ escrow accounts	(851)	(624)	368	336	(88)
Purchase of minority interest	—	—	—	(132)	—

Net cash provided (used) by financing activities	9,045	(1,766)	54,302	39,822	(16,372)

Net decrease in cash and cash equivalents	(256)	(8,388)	(6,244)	(11,872)	(46,823)
Cash and cash equivalents at beginning of period	16,798	23,042	23,042	34,914	81,737

Cash and cash equivalents at end of period	$16,542	$14,654	$16,798	$23,042	$34,914

Supplemental cash flow information:
Interest paid on deposits	$2,308	$1,724	$5,535	$5,651	$9,583
Interest paid on Federal Home Loan Bank advances	2,167	1,798	5,568	5,204	4,710
Interest paid on other borrowed funds	25	285	849	893	811
Income taxes paid	630	500	2,385	2,715	1,726
Transfers from loans to other real estate owned	—	—	1,189	—	—
Non-cash reduction in other secured borrowings	—	—	12,372	—	133

The accompanying notes are an integral part of these consolidated financial statements.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Four Months Ended April 30, 2005 (unaudited) and

Years Ended December 31, 2004, 2003 and 2002

(Dollars in Thousands)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements include the accounts of Mutual Bancorp of the Berkshires (“Company”), its wholly-owned subsidiary, Legacy Group, Inc. (“Legacy”), and its wholly-owned subsidiary, Legacy Banks (“Bank”). The accounts of Legacy Banks include all of its wholly-owned subsidiaries.

In January of 2003, Legacy Banks purchased the minority interest of the Trust Company of the Berkshires, N.A. (the “Trust Company”). The Trust Company is now operated as a trust management division of Legacy Banks. Prior to this, the Company, through Legacy Banks, had a 90% ownership interest in the Trust Company.

All significant intercompany balances and transactions have been eliminated in consolidation.

The financial information included herein as of April 30, 2005 and for the interim periods ended April 30, 2005 and 2004 is unaudited; however, in the opinion of management the information reflects all adjustments (consisting solely of normal recurring adjustments) that are necessary for a fair presentation. The results shown for four months ended April 30, 2005 and 2004 are not necessarily indicative of the results to be obtained for a full year.

Use of estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and other-than-temporary impairment losses.

Business and operating segments

The Company provides a variety of financial services to individuals and businesses through its offices in Berkshire County. Its primary deposit products are savings, checking accounts and term certificate accounts and its primary lending products are consumer, residential and commercial mortgage loans. The Company also provides trust and investment management services through its trust management division. The Company also offers insurance services through the Bank’s subsidiary, Legacy Insurance Services.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Statement of Financial accounting Standard (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for the way that public business enterprises report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographical areas, and major customers. Generally, financial information is to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. Management evaluates the Company’s performance and allocates resources based on a single segment concept. Accordingly, there are no separately identified material operating segments for which discrete financial information is available. The Company does not derive revenues from, or have assets located in foreign countries, nor does it derive revenues from any single customer that represents 10% or more of the Bank’s total revenues.

Reclassifications

Certain amounts in the 2003 and 2002 consolidated financial statements have been reclassified to conform to the 2004 presentation.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits in banks and short-term investments with maturities of ninety days or less.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and reflected at amortized cost, less principal payments received. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Federal Home Loan Bank of Boston (“FHLB”) stock is reflected at cost. Savings Bank Life Insurance Company of Massachusetts (“SBLI”) stock was recorded at fair value at acquisition as determined by an appraisal performed by independent investment consultants retained by SBLI.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method

Loans held for sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans in Western Massachusetts. The ability of the Company’s debtors to honor their loans is affected by the local economy and the local real estate market.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination costs, net of certain direct origination fees, and loan purchase premiums, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Personal loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans (concluded)

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated, general and unallocated components. The allocated component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans are generally maintained on a non-accrual basis. Impairment is measured on a loan by loan basis for commercial loans and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for loan losses (concluded)

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans or residential mortgage loans for impairment disclosures

Other real estate owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at lower of cost or fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from other real estate owned.

Premises and equipment

Land is carried at cost. Buildings, improvements and equipment are carried at cost, less accumulated depreciation and amortization computed primarily on the straight-line method over the shorter of the lease term or estimated useful lives of the assets.

Goodwill

The Company recorded goodwill in connection with the purchase of a financial institution in 1997. Goodwill is evaluated for impairment on an annual basis. Impairment is charged to earnings in the period identified.

Transfers of financial assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Company’s base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

Pension plan

The Company has a non-contributory defined benefit plan providing pension benefits through membership in the Savings Banks Employees Retirement Association covering substantially all employees who meet certain age and service requirements. The compensation cost is recognized on the net periodic cost method over the employees’ approximate service period. The aggregate cost method is utilized for funding purposes.

Postretirement benefits other than pensions

The Company sponsors a master healthcare, dental and life insurance plan for a small group of current retirees. The cost of providing retiree healthcare and other postretirement benefits is recognized over the period the employee rendered service to the Company.

Advertising costs

Advertising costs are charged to earnings when incurred.

Trust assets

Trust assets held in fiduciary or agent capacity are not included in the accompanying consolidated balance sheets because they are not assets of the Company.

Comprehensive income/loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the retained earnings section of the balance sheet, such items, along with net income, are components of comprehensive income.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

Comprehensive income/loss (concluded)

The components of other comprehensive income/loss and related tax effects are as follows:

	Four Months Ended April 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
Change in net unrealized holding gains/losses on available for sale securities	$(928)	$585	$(574)	$(1,314)	$711
Reclassification adjustment for gains/losses realized in income	(70)	(65)	(136)	(96)	413
Reclassification adjustment for impairment losses recognized in income	25	—	7	67	579

Net unrealized losses	(973)	520	(703)	(1,343)	1,703
Tax effects	375	(213)	261	544	(719)

Net-of-tax amount	$(598)	$307	$(442)	$(799)	$984

Recent accounting pronouncements

On September 30, 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) Emerging Issues Task Force (“EITF”) Issue No. 03-1-1 delaying the effective date of paragraphs 10-20 of EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”, which provides guidance for determining the meaning of “other-than-temporarily impaired” and its application to certain debt and equity securities within the scope of Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Company can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. The delay of the effective date of EITF 03-1 will be superceded concurrent with the final issuance of proposed FSP Issue 03-1-a. Proposed FSP Issue 03-1-a is intended to provide implementation guidance with respect to all securities analyzed for impairment under paragraphs 10-20 of EITF 03-1. Management continues to closely monitor and evaluate how the provisions of EITF 03-1 and proposed FSP Issue 03-1-a will affect the Company.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

2.	RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank of Boston. At April 30, 2005 (unaudited), December 31, 2004 and 2003, these reserve balances amounted to $1,000,000, $1,000,000 and $1,500,000, respectively.

The Bank is also required to maintain a minimum balance with a Company that provides official and treasury check services to customers of the Bank. The minimum balance requirement at April 30, 2005 (unaudited), December 31, 2004 and 2003 was $521,000, $755,000 and $769,000, respectively.

3.	SHORT-TERM INVESTMENTS

Short-term investments consist of the following:

	April 30, 2005	December 31,
		2004	2003
	(Unaudited)
Federal funds sold	$550	$813	$7,120
FHLB Overnight deposits	5,156	4,106	2,586

	$5,706	$4,919	$9,706

4.	SECURITIES

Securities consist of the following:

	April 30, 2005	December 31,
		2004	2003
	(Unaudited)
Securities available for sale, at fair value	$117,170	$120,291	$111,801
Securities held to maturity, at amortized cost	163	163	163
Other equity securities, at cost:
Federal Home Loan Bank of Boston stock	9,056	8,830	6,871
Savings Bank Life Insurance Company of Massachusetts stock	1,709	1,709	1,709
Other closely held stocks	222	222	235

	$128,320	$131,215	$120,779

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SECURITIES (continued)

The amortized cost and estimated fair value of securities, with gross unrealized gains and losses, follows:

	April 30, 2005 (Unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale

Debt securities:
U.S. Government and agency obligations	$47,440	$27	$(682)	$46,785
Municipal	4,559	31	(10)	4,580
Corporate	9,143	125	(1)	9,267
Mortgage backed	53,312	68	(753)	52,627

Total debt securities	114,454	251	(1,446)	113,259
Marketable equity securities	3,627	529	(245)	3,911

Total securities available for sale	$118,081	$780	$(1,691)	$117,170

Securities Held to Maturity

Debt securities:
Other bonds and obligations	$161	$—	$—	$161
Mortgage-backed	2	—	—	2

Total securities held to maturity	$163	$—	$—	$163

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SECURITIES (continued)

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale

Debt securities:
U.S. Government and agency obligations	$42,504	$68	$(309)	$42,263
Municipal	3,575	9	(19)	3,565
Corporate	12,448	250	(2)	12,696
Mortgage backed	58,657	169	(573)	58,253

Total debt securities	117,184	496	(903)	116,777
Marketable equity securities	3,045	698	(229)	3,514

Total securities available for sale	$120,229	$1,194	$(1,132)	$120,291

Securities Held to Maturity

Debt securities:
Other bonds and obligations	$161	$—	$—	$161
Mortgage-backed	2	—	—	2

Total securities held to maturity	$163	$—	$—	$163

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SECURITIES (continued)

	December 31, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale

Debt securities:
U.S. Government and agency obligations	$35,905	$227	$(117)	$36,015
Municipal	536	18	—	554
Corporate	17,591	755	—	18,346
Mortgage backed	54,065	153	(565)	53,653

Total debt securities	108,097	1,153	(682)	108,568
Marketable equity securities	2,939	470	(176)	3,233

Total securities available for sale	$111,036	$1,623	$(858)	$111,801

Securities Held to Maturity

Debt securities:
Other bonds and obligations	$161	$—	$—	$161
Mortgage-backed	2	—	—	2

Total securities held to maturity	$163	$—	$—	$163

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SECURITIES (continued)

The amortized cost and estimated fair value of debt securities, excluding mortgage-backed securities, by contractual maturity at April 30, 2005 (unaudited) and December 31, 2004 is as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Unaudited)
April 30, 2005

Within 1 year	$9,276	$8,811	$—	$—
Over 1 year to 5 years	47,829	47,766	30	30
Over 5 years to 10 years	1,493	1,494	96	96
Over 10 years	2,544	2,561	35	35

Total bonds and obligations	61,142	60,632	161	161
Mortgage-backed	53,312	52,627	2	2

Total debt securities	$114,454	$113,259	$163	$163

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
December 31, 2004

Within 1 year	$9,033	$9,119	$—	$—
Over 1 year to 5 years	44,944	44,863	30	30
Over 5 years to 10 years	2,605	2,607	96	96
Over 10 years	1,945	1,935	35	35

Total bonds and obligations	58,527	58,524	161	161
Mortgage-backed	58,657	58,253	2	2

Total debt securities	$117,184	$116,777	$163	$163

For the four months ended April 30, 2005 and 2004 (unaudited), proceeds from the sale of securities available for sale amounted to $3,430,000 and $538,000, respectively. Gross gains of $82,000 and $76,000, respectively, and gross losses of $12,000 and $11,000, respectively, were realized on those sales.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SECURITIES (continued)

For the years ended December 31, 2004, 2003 and 2002, proceeds from the sale of securities available for sale amounted to $2,323,000, $22,901,000 and $16,653,000, respectively. Gross gains of $204,000, $347,000 and $225,000, respectively, and gross losses of $68,000, $251,000 and $638,000, respectively, were realized on those sales.

At April 30, 2005 (unaudited), December 31, 2004 and 2003, the Company has pledged securities with an amortized cost of $6,165,000, $6,248,000 and $7,915,000, respectively, and a fair value of $6,247,000, $6,234,000 and $7,863,000, respectively, to a commercial bank, as collateral for repurchase agreements, and for its treasury tax and loan account.

Information pertaining to securities with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(Unaudited)
April 30, 2005:

Debt securities:
U.S. Government and agency obligations	$191	$20,866	$491	$20,923
Municipal	10	1,592	—	—
Corporate	1	507	—	—
Mortgage backed	380	14,792	373	25,272

Total debt securities	582	37,757	864	46,195
Marketable equity securities	30	745	215	778

Total temporarily impaired securities	$612	$38,502	$1,079	$46,973

December 31, 2004:

Debt securities:
U.S. Government and agency obligations	$142	$18,718	$167	$8,996
Municipal	19	2,326	—	—
Corporate	2	1,270	—	—
Mortgage backed	189	21,035	384	17,805

Total debt securities	352	43,349	551	26,801
Marketable equity securities	8	73	221	772

Total temporarily impaired securities	$360	$43,422	$772	$27,573

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SECURITIES (concluded)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.

At April 30, 2005 (unaudited) ninety-seven debt securities have unrealized losses with aggregate depreciation of 1.7% from the Bank’s amortized cost basis. At December 31, 2004, seventy-nine debt securities have unrealized losses with aggregate depreciation of 1.3% from the Bank’s amortized cost basis. These unrealized losses relate principally to federal agency and GNMA debt securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As the unrealized losses are interest rate related and management has the ability to hold debt securities until maturity or the foreseeable future, no declines are deemed to be other than temporary.

At April 30, 2005 (unaudited) thirteen marketable equity securities have unrealized losses with aggregate depreciation of 14% from the Bank’s cost basis. At December 31, 2004, five marketable equity securities have unrealized losses with aggregate depreciation of 21% from the Bank’s cost basis. Although the issuers have shown declines in earnings as a result of the weakened economy, no credit issues have been identified that cause management to believe the declines in market value are other than temporary. In analyzing an issuer’s financial condition, management considers industry analysts’ reports as well as financial performance. Unrealized losses on marketable securities that are in excess of 40% of cost, and that have been sustained for more than six months, are generally recognized by management as being other than temporary and charged to earnings.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

5.	LOANS

A summary of the balances of loans follows:

	April 30, 2005	December 31,
		2004	2003
	(Unaudited)
Mortgage loans on real estate:
Residential	$273,213	$276,318	$254,166
Commercial	154,649	141,616	139,708
Home equity	58,019	55,078	44,506

	485,881	473,012	438,380

Other loans:
Commercial	24,302	24,856	22,087
Consumer installment	9,101	9,725	8,108
Collateral	707	757	789

	34,110	35,338	30,984

Total loans	519,991	508,350	469,364
Net deferred loan costs	251	224	275
Unamortized premiums	—	—	36
Allowance for loan losses	(4,066)	(3,846)	(4,420)

Loans, net	$516,176	$504,728	$465,255

An analysis of the allowance for loan losses follows:

	Four Months Ended April 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
Balance at beginning of period	$3,846	$4,420	$4,420	$3,633	$3,540
Provision for loan losses	286	3	212	979	140
Recoveries	49	111	153	58	60
Loans charged-off	(115)	(676)	(939)	(250)	(107)

Balance at end of period	$4,066	$3,858	$3,846	$4,420	$3,633

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

LOANS (concluded)

The following is a summary of information pertaining to impaired and non-accrual loans:

	April 30, 2005	December 31,
		2004	2003	2002
	(Unaudited)
Impaired loans with no valuation allowance	$2,078	$2,254	$390	$1,116
Impaired loans with a valuation allowance	801	891	1,270	1,771

Total impaired loans	$2,879	$3,145	$1,660	$2,887

Valuation allowance allocated to impaired loans	$179	$179	$801	$550

	April 30, 2005	December 31,
		2004	2003	2002
	(Unaudited)
Average investment in impaired loans	$3,012	$2,364	$1,623	$2,371

Interest income recognized on impaired loans on a cash basis	$—	$—	$—	$—

Non-accrual loans	$958	$1,769	$1,853	$3,076

There were no loans past-due ninety days or more and still accruing at April 30, 2005 and 2004 (unaudited), or at December 31, 2004, 2003 and 2002.

No additional funds are committed to be advanced in connection with impaired loans.

The Company has sold loans in the secondary market and has retained the servicing responsibility and receives fees for the services provided. Loans sold and serviced for others amounted to $11,275,000, $5,211,000 and $8,265,000 at April 30, 2005 (unaudited), December 31, 2004 and 2003, respectively.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

6.	PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation and amortization of premises and equipment is as follows:

	April 30, 2005	December 31,		Estimated Useful Lives
		2004	2003
	(Unaudited)
Premises:
Land	$350	$350	$350
Buildings and improvements	14,392	14,384	14,341	5 -39 Years
Furniture and equipment	5,816	5,288	4,950	3 -10 Years

	20,558	20,022	19,641
Accumulated depreciation and amortization	(6,547)	(6,245)	(5,318)

	$14,011	$13,777	$14,323

Depreciation and amortization expense for the four months ended April 30, 2005 and 2004 (unaudited) and years ended December 31, 2004, 2003 and 2002 amounted to $302,000, $314,000, $922,000, $1,092,000 and $1,171,000, respectively.

7.	DEPOSITS

A summary of deposit balances, by type, is as follows:

	April 30, 2005	December 31,
		2004	2003
	(Unaudited)
Demand	$50,590	$47,766	$48,830
NOW	39,492	39,328	35,931
Regular	139,047	134,855	91,880
Money market	60,564	63,472	95,750

Total non-certificate accounts	289,693	285,421	272,391

Term certificates less than $ 100,000	123,683	117,225	115,870
Term certificates of $100,000 or more	53,824	48,222	34,260

Total certificate accounts	177,507	165,447	150,130

Total deposits	$467,200	$450,868	$422,521

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

DEPOSITS (concluded)

A summary of certificate accounts by maturity, is as follows:

	April 30, 2005		December 31, 2004		December 31, 2003
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Unaudited)
Within 1 year	$110,169	2.60%	$96,546	2.13%	$98,143	2.36%
Over 1 year to 3 years	63,200	3.28	58,362	3.05	40,921	2.69
Over 3 years to 5 years	4,138	3.87	10,539	3.43	11,066	3.76

	$177,507	2.82%	$165,447	2.54%	$150,130	2.55%

At April 30, 2005 (unaudited), December 31, 2004 and 2003 brokered certificates of deposit in the amount of $17,008, $16,597 and $10,210, respectively, with a weighted average rate of 2.81%, 2.56% and 2.88%, respectively, are included in certificates of deposits.

8.	SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase (“repurchase agreements”) are funds borrowed from customers on an overnight basis that are secured by securities.

A summary of repurchase agreements is as follows:

	April 30, 2005	December 31,
		2004	2003
	(Unaudited)
Repurchase agreements with customers	$4,136	$4,557	$6,618

Fair value of securities underlying the agreements	$5,712	$5,759	$7,385

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

9.	FEDERAL HOME LOAN BANK ADVANCES

A summary of outstanding advances from the Federal Home Loan Bank of Boston, by maturity, is as follows at April 30, 2005, December 31, 2004 and 2003:

Maturing During the Year Ending December 31,	Amount				Weighted Average Rate
	April 30, 2005		December 31,		April 30, 2005	December 31,
			2004	2003		2004	2003
	(Unaudited)				(Unaudited)
2004	$—		$—	$35,500	—%	—%	2.10%
2005 *	23,000	*	47,641	11,594	3.40	2.72	4.06
2006 *	27,453	*	23,595	13,597	3.78	3.77	4.49
2007	14,500		10,500	10,000	4.07	4.25	4.28
2008	20,000		9,000	9,000	4.33	5.38	5.38
2009 *	25,220	*	25,447	8,309	3.75	3.75	4.38
Thereafter *	43,516	*	43,521	43,250	5.12	5.12	5.15

	$153,689		$159,704	$131,250	4.20%	3.94%	4.06%

*	Includes amortizing advances requiring $200,000 in combined monthly principal and interest payments at April 30, 2005 (unaudited) and December 31, 2004.

Certain advances have early call provisions in 2005, 2006, 2007 and 2008.

The Company also has an Ideal Way line of credit at the Federal Home Loan Bank in an amount up to $10,000,000. There were no advances under this line of credit as of April 30, 2005 (unaudited), December 31, 2004 or 2003. All borrowings from the Federal Home Loan Bank of Boston are secured by a blanket lien on certain qualified collateral, defined principally as 75% of the carrying value of certain first mortgage loans on owner-occupied residential property.

10.	OTHER SECURED BORROWINGS

Other secured borrowings represent the participated portion of loans to outside financial institutions that do not qualify as a sale under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” due to the Company maintaining a unilateral right to re-purchase the loans. During the year ended December 31, 2004, the Company amended all of its participation agreements to qualify as sales under SFAS No. 140. Accordingly, there are no other secured borrowings at April 30, 2005 (unaudited) or December 31, 2004.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

11.	INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

	Four Months Ended April 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
Current tax provision:
Federal	$814	$541	$1,883	$1,022	$1,425
State	217	125	447	1,201	26

	1,031	666	2,330	2,223	1,451

Deferred tax (benefit) provision:
Federal	(175)	57	(47)	(111)	(478)
State	(69)	14	(29)	(118)	(85)

	(244)	71	(76)	(229)	(563)

Change in valuation reserve	—	—	—	(263)	2

	$787	$737	$2,254	$1,731	$890

The reasons for the differences between the statutory federal income tax rate and the effective tax rates is summarized as follows:

	Four Months Ended April 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
Statutory tax rate	34.0%	34.0%	34.0%	34.0%	34.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	4.7	4.8	4.7	8.7	(1.5)
Dividends received deduction	(0.8)	(0.6)	(0.4)	(0.6)	(0.8)
Change in valuation reserve	—	—	—	(5.6)	—
Other, net	0.4	0.6	0.5	0.2	2.0

Effective tax rates	38.3%	38.8%	38.8%	36.7%	33.7%

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

INCOME TAXES (continued)

The components of the net deferred tax asset are as follows:

	April 30, 2005	December 31,
		2004	2003
	(Unaudited)
Deferred tax asset:
Federal	$2,815	$2,299	$2,272
State	829	734	712

	3,644	3,033	2,984

Deferred tax liability:
Federal	(180)	(150)	(371)
State	(62)	(100)	(167)

	(242)	(250)	(538)

Net deferred tax asset	$3,402	$2,783	$2,446

The tax effects of each type of item that gives rise to deferred taxes are as follows:

	April 30, 2005	December 31,
		2004	2003
	(Unaudited)
Net unrealized gain on securities available for sale	$323	$(52)	$(313)
Depreciation and amortization	7	(54)	54
Deferred income	(106)	(95)	(121)
Allowance for loan losses	1,663	1,573	1,480
Employee benefit plans	1,310	1,025	1,017
Capital loss carryforward	149	171	209
Other	56	215	120

Net deferred tax asset	$3,402	$2,783	$2,446

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

INCOME TAXES (concluded)

A summary of the change in the net deferred tax asset is as follows:

	Four Months Ended April 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
Balance at beginning of period	$2,783	$2,446	$2,446	$1,410	$1,568
Deferred tax benefit	244	(71)	76	229	563
Deferred tax effects of net unrealized gains (losses) on securities available for sale	375	(213)	261	544	(719)
Decrease (increase) in valuation reserve	—	—	—	263	(2)

Balance at end of period	$3,402	$2,162	$2,783	$2,446	$1,410

A summary of the change in the valuation reserve for deferred tax assets is as follows:

	December 31,
	2003	2002
Balance at beginning of year	$263	$261
Increase in equity method adjustment	—	2
Utilization of reserve	(263)	—

Balance at end of year	$—	$263

There was no valuation reserve for deferred tax assets for the period ended April 30, 2005 (unaudited) or for the year ended December 31, 2004.

The federal income tax reserve for loan losses at the Company’s base year is $5,416,000. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the year in which used. As the Company intends to use the reserve only to absorb loan losses, a deferred tax liability of $2,221,000 has not been provided.

In June 2003, the Bank reached a settlement with the Massachusetts Department of Revenue (“DOR”) with respect to the DOR’s tax assessment resulting from the DOR’s disallowance of the Bank’s deduction of certain dividend distributions received by the Bank from its Real Estate Investment Trust majority owned subsidiary (the “REIT”). As a result, the Bank paid approximately $721,000 to the DOR representing one-half of the assessment plus interest and obtained the DOR’s release from liability for the remaining half assessed. The Bank dissolved the REIT during the third quarter of 2003.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

12.	COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding commitments and contingencies which are not reflected in the accompanying consolidated financial statements.

Loan commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of these commitments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. A summary of financial instruments outstanding whose contract amounts represent credit risk is as follows at April 30, 2005, December 31, 2004 and 2003:

	April 30, 2005	December 31,
		2004	2003
	(Unaudited)
Commitments to grant loans	$20,955	$34,082	$9,303
Unused funds on commercial lines-of-credit	10,677	12,148	13,820
Unadvanced funds on home equity lines-of-credit	54,460	50,408	57,717
Unadvanced funds on personal lines-of-credit	429	556	616
Unadvanced funds on construction loans	7,346	9,395	7,634
Standby letters-of-credit	841	796	589

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for lines-of-credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. Funds disbursed for mortgage loans, construction loans and home equity lines-of-credit are collateralized by real estate. Commercial lines-of-credit are generally secured by business assets.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

COMMITMENTS AND CONTINGENCIES (continued)

Loan commitments (concluded)

Standby letters-of-credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These letters-of-credit are primarily issued to support borrowing arrangements. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers.

FASB Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, requires a guarantor to recognize, at the inception of a guarantee, a liability in an amount equal to the fair value of the obligation undertaken in issuing the guarantee. The Company considers standby letters of credit to be guarantees under FIN No. 45. The amount of the liability related to guarantees at April 30, 2005 (unaudited), December 31, 2004 and 2003, was not material.

Operating lease commitments

Pursuant to the terms of noncancelable lease agreements in effect at April 30, 2005 and December 31, 2004, pertaining to banking premises and equipment, future minimum rent commitments are as follows:

Years Ending December 31,	April 30, 2005	December 31, 2004
	(Unaudited)
2005	$98	$104
2006	150	84
2007	147	81
2008	129	76
2009	110	62
Thereafter	274	235

	$908	$642

Total rent expense for the four months ended April 30, 2005 and 2004 (unaudited), and the years ended December 31, 2004, 2003 and 2002 amounted to $53,000, $49,000, $158,000, $174,000 and $169,000 respectively.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

COMMITMENTS AND CONTINGENCIES (concluded)

Legal claims

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s consolidated financial statements.

Employment Agreement

The Chief Executive Officer and Chief Operating Officer have employment agreements for a term of two years which renew annually and would require payment of two years compensation if employment was terminated for other than cause.

13.	MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to mutual holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of April 30, 2005 (unaudited), December 31, 2004 and 2003, that the Company and the Bank met all capital adequacy requirements to which they are subject.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

MINIMUM REGULATORY CAPITAL REQUIREMENTS (continued)

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Company’s and Bank’s actual capital amounts and ratios as of April 30, 2005 (unaudited), December 31, 2004 and 2003 are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
April 30, 2005 (Unaudited):

Total capital to risk weighted assets:
Company	$62,005	13.2%	$37,514	8.0%	N/A	N/A
Legacy Banks	60,021	12.8	37,472	8.0	$46,839	10.0%
Tier 1 capital to risk weighted assets:
Company	57,621	12.3	18,757	4.0	N/A	N/A
Legacy Banks	55,638	11.9	18,736	4.0	28,104	6.0
Tier 1 capital to average assets:
Company	57,621	8.4	27,525	4.0	N/A	N/A
Legacy Banks	55,638	8.1	20,585	3.0	34,407	5.0

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

MINIMUM REGULATORY CAPITAL REQUIREMENTS (concluded)

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2004:

Total capital to risk weighted assets:
Company	$60,592	13.0%	$37,319	8.0%	N/A	N/A
Legacy Banks	58,603	12.6	37,285	8.0	$46,607	10.0%
Tier 1 capital to risk weighted assets:
Company	56,352	12.1	18,659	4.0	N/A	N/A
Legacy Banks	54,363	11.7	18,643	4.0	27,964	6.0
Tier 1 capital to average assets:
Company	56,352	8.3	27,269	4.0	N/A	N/A
Legacy Banks	54,363	8.0	20,391	3.0	33,984	5.0

December 31, 2003:

Total capital to risk weighted assets:
Company	$57,338	13.3%	$34,413	8.0%	N/A	N/A
Legacy Banks	55,338	12.9	34,210	8.0	$42,763	10.0%
Tier 1 capital to risk weighted assets:
Company	52,798	12.3	17,206	4.0	N/A	N/A
Legacy Banks	50,798	11.9	17,105	4.0	25,658	6.0
Tier 1 capital to average assets:
Company	52,798	8.4	25,279	4.0	N/A	N/A
Legacy Banks	50,798	8.1	18,897	3.0	31,495	5.0

The principal source of revenue for the Holding Company is dividends received from the Bank. However, the Bank cannot pay any dividends that would cause it to have insufficient capital under regulatory guidelines.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

14.	EMPLOYEE BENEFIT PLANS

Pension plan

The Company provides pension benefits for eligible employees through a defined benefit pension plan. Substantially all employees participate in the retirement plan on a non-contributing basis, and are fully vested after three years of service. Information pertaining to the activity in the plan is as follows:

	Plan Years Ended October 31,
	2004	2003
Change in plan assets:
Fair value of plan assets at beginning of year	$8,553	$7,212
Actual gain on plan assets	894	1,093
Employer contribution	370	486
Benefits paid	(392)	(238)

Fair value of plan assets at end of year	9,425	8,553

Change in benefit obligation:
Benefit obligation at beginning of year	9,088	8,379
Service cost	553	513
Interest cost	568	566
Actuarial (loss)/gain	1,388	(132)
Benefits paid	(392)	(238)

Benefit obligation at end of year	11,205	9,088

Funded status	(1,780)	(535)
Unrecognized net actuarial (gain)/loss	911	(281)
Transition obligation	(91)	(121)

Accrued pension cost	$(960)	$(937)

Accumulated benefit obligation	$7,019	$6,245

At October 31, 2004 and 2003, the assumptions used to determine the benefit obligation are as follows:

	October 31,
	2004	2003
Discount rate	5.75%	6.25%
Rate of compensation increase	4.50%	5.00%

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

EMPLOYEE BENEFIT PLANS (continued)

Defined benefit plan (continued)

The components of net periodic pension cost for the plan are as follows:

	Four Months Ended April 30,		Plan Years Ended October 31,
	2005	2004	2004	2003	2002
Service cost - benefits earned during year	$216	$184	$553	$513	$476
Interest cost on projected benefits	215	189	568	566	531
Expected return on plan assets	(251)	(228)	(684)	(577)	(645)
Net amortization of transition obligation and prior service cost	(10)	(10)	(30)	(30)	(30)
Recognized net actuarial (gain)loss	13	(4)	(13)	18	(63)

	$183	$131	$394	$490	$269

Significant actuarial assumptions used in determining net periodic pension cost were as follows:

	Four Months Ended April 30,		Plan Years Ended October 31,
	2005	2004	2004	2003	2002
Discount rate on benefit obligations	5.75%	6.25%	6.25%	6.75%	7.00%
Rates of increase in compensation levels	4.50%	4.50%	4.50%	4.50%	5.25%
Expected long-term rates of return on plan assets	8.00%	8.00%	8.00%	8.00%	8.00%

The discount rate was selected to reflect the expected long-term rate of return based on prevailing yields on high quality fixed income investments.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

EMPLOYEE BENEFIT PLANS (continued)

Defined benefit plan (continued)

The Company’s pension plan weighted average asset allocations at October 31, 2004 and 2003, are as follows:

	Percentage of Plan Assets at October 31,
Asset Category	2004	2003
Equity securities	66%	55%
Debt securities	34	45

Total	100%	100%

The Bank is a member of the Savings Banks Employees Retirement Association (“SBERA”) within which it maintains a Defined Benefit pension plan. SBERA offers a common and collective trust as the underlying investment structure for pension plans participating in the Association. The target allocation mix for the common and collective trust portfolio calls for an equity-based investment deployment range from 55% to 75% of total portfolio assets. The remainder of the portfolio is allocated to fixed income. The Trustees of SBERA, through the Association’s Investment Committee, select investment managers for the common and collective trust portfolio. A professional investment advisory firm is retained by the Investment Committee to provide allocation analysis, performance measurement and to assist with manager searches. The overall investment objective is to diversify equity investments across a spectrum of investment types (e.g., small cap, large cap, international, etc.) and styles (e.g., growth, value, etc.).

The Company expects to contribute $551,000 to its pension plan in fiscal 2005.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

EMPLOYEE BENEFIT PLANS (concluded)

Defined benefit plan (concluded)

Estimated future benefit payments for the Plan year beginning November 1, which reflect expected future service, as appropriate, are as follows:

2004	$370
2005	188
2006	562
2007	177
2008	1,490
2009-2013	6,467

Total defined benefit pension plan expense for the four months ended April 30, 2005 and 2004(unaudited) amounted to $208,000 and $156,000, respectively, and for the years ended December 31, 2004, 2003 and 2002 amounted to $451,000, $569,000 and $379,000, respectively.

Defined contribution plan

In addition to the defined benefit plan, the Company has a 401(k) plan whereby each employee reaching the age of 21 and having completed at least 1,000 hours of service in one twelve month period, beginning with such employee’s date of hire, automatically becomes a participant in the plan. The plan provides for voluntary contributions by participating employees up to 75% of their compensation, subject to certain limitations. The Company matches up to 100% of the first 5% contributed by the employee. Participants become fully vested in the Company paid portion after five years of service. Total defined contribution pension plan expense for the four months ended April 30, 2005 and 2004 (unaudited) amounted to $91,000 and $73,000 respectively, and for the years ended December 31, 2004, 2003 and 2002 amounted to $253,000, $277,000 and $283,000, respectively.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

15.	POSTRETIREMENT HEALTH AND LIFE INSURANCE BENEFITS

The Company provides certain health and dental care and life insurance benefits for current retired employees.

The components of net periodic postretirement costs follows:

	Four Months Ended April 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
Interest cost on projected benefits	$17	$19	$57	$63	$57
Recognized net actuarial loss	3	4	12	16	11
Net amortization of transition obligation and prior service cost	1	2	5	4	—

	$21	$25	$74	$83	$68

The following table sets forth the components of the accrued postretirement benefit obligation recognized in the Company’s consolidated balance sheets:

	December 31,
	2004	2003
Change in benefit obligation:
Benefit obligation at beginning of period	$919	$932
Interest cost	57	63
Actuarial loss	1	(17)
Benefits paid	(68)	(59)

Benefit obligation at end of period	$909	$919

Funded status	$(909)	$(919)
Unrecognized transition obligation	37	41
Unrecognized net actuarial loss	322	338
Unrecognized prior service cost	(50)	(55)

Accrued pension cost	$(600)	$(595)

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

POSTRETIREMENT HEALTH AND LIFE INSURANCE BENEFITS (concluded)

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was an average of 5% at December 31, 2004 and 2003. The assumed discount rate used in determining the accumulated postretirement benefit obligation was an average of 5.75% and 6.75% at December 31, 2004 and 2003, respectively. The health care cost trend rate assumption has a significant effect on the amount reported, as an example a 1% increase in health care costs would increase expenses by approximately $4,000 in 2004 and 2003.

Estimated future benefit payments for the Plan year beginning January 1 are as follows:

2005	$76
2006	77
2007	77
2008	77
2009	77
2010-2014	374

Total postretirement benefit plan expense for the four months ended April 30, 2005 and 2004 (unaudited) amounted to $24,000 and $25,000, respectively, and for the years ended December 31, 2004, 2003 and 2002 amounted to $68,000, $74,000 and $68,000, respectively.

16.	RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company has granted loans to trustees and executive officers and their affiliates. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. All loans to trustees and executive officers of the Company and their affiliates are performing in accordance with the contractual terms of the loans as of April 30, 2005 (unaudited), December 31, 2004 and 2003.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

RELATED PARTY TRANSACTIONS (concluded)

An analysis of activity of such loans on an individual basis to trustees and executive officers of the Company and their affiliates is as follows:

	Four Months Ended April 30		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
Balance at beginning of period	$3,878	$3,319	$3,319	$1,879	$1,294
Additions/change in status	—	354	1,096	2,139	954
Repayments	(95)	(380)	(537)	(699)	(369)

Balance at end of period	$3,783	$3,293	$3,878	$3,319	$1,879

17.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts of cash and short-term investments approximate fair values.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Securities: Fair values for securities, excluding FHLB and SBLI stock, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of FHLB stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank and SBLI stock was recorded at fair value at acquisition as determined by an appraisal performed by independent investment consultants retained by SBLI. The carrying amount of closely held stocks approximate fair value.

Loans, net and loans held for sale: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair value of loans held for sale are based on commitments on hand from investors or prevailing market prices.

Deposits: The fair values for non-certificate accounts are, by definition, equal to the amount payable on demand at the reporting date which is their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Securities sold under agreements to repurchase: The carrying amount of repurchase agreements approximates fair value. Repurchase agreements generally mature or “roll over” on a daily basis.

Federal Home Loan Bank advances: The fair values of Federal Home Loan Bank advances are estimated using discounted cash flow analyses based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.

Other secured borrowings: The carrying value of these instruments approximate fair value.

Accrued interest and mortgagors’ escrow accounts: The carrying amounts of these instruments approximate fair value.

Off-balance-sheet instruments: The fair values of off-balance sheet instruments are immaterial.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

FAIR VALUE OF FINANCIAL INSTRUMENTS (concluded)

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

	April 30,		December 31,
	2005		2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Unaudited)
Financial assets:
Cash and cash equivalents	$16,542	$16,542	$16,798	$16,798	$23,042	$23,042
Securities available for sale	117,170	117,170	120,291	120,291	111,801	111,801
Securities held to maturity	163	163	163	163	163	163
Federal Home Loan Bank of Boston stock	9,056	9,056	8,830	8,830	6,871	6,871
Savings Bank Life Insurance stock	1,709	1,709	1,709	1,709	1,709	1,709
Other closely held stocks	222	222	222	222	235	235
Loans and loans held for sale	516,488	530,426	505,344	518,180	465,903	478,249
Accrued interest receivable	2,977	2,977	2,789	2,789	2,693	2,693

Financial liabilities:
Deposits	467,200	466,322	450,868	450,372	422,521	426,197
Repurchase agreements	4,136	4,136	4,557	4,557	6,618	6,618
FHLB advances	153,689	156,935	159,704	161,221	131,250	132,851
Other secured borrowings	—	—	—	—	13,178	13,178
Mortgagors’ escrow accounts	169	169	1,020	1,020	652	652

18.	SUBSEQUENT EVENT

Stock Conversion

On June 15, 2005, the Board of Directors of the Company adopted an Amended and Restated Plan of Conversion (the “Plan”) whereby the Company and its wholly-owned subsidiary, Legacy Group, Inc., will merge out of existence, and all of the outstanding shares of common stock of the Bank would be held by Legacy Bancorp, Inc., a newly formed Delaware corporation (the “Stock Holding Company”). The Stock Holding Company will publicly offer for sale shares of its common stock on a priority basis to qualifying depositors, tax-qualified employee plans, and employees, officers, directors, corporators and trustees of the Bank and the Company, with any remaining shares to be offered to the public in a direct community offering and possibly in a syndicated community offering (the “Conversion”). The amount of shares in the public offering is to be determined based on an independent appraisal of the estimated market value of the Stock Holding Company, assuming that the offering and funding of the charitable foundation described below are completed.

MUTUAL BANCORP OF THE BERKSHIRES AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUBSEQUENT EVENT (concluded)

Stock Conversion (concluded)

Subsequent to the Conversion, the Stock Holding Company may not declare or pay dividends on, and may not repurchase, any of its shares of common stock if the effect thereof would cause stockholders’ equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration, payment or repurchase would otherwise violate regulatory requirements.

Conversion costs will be deferred and reduce the proceeds from the shares sold in the Conversion. If the Conversion is not completed, all costs will be expensed. As of April 30, 2005, no Conversion costs have been incurred.

As part of the Conversion, the Bank intends to enter into employment agreements or change of control agreements with certain executive officers, which in the case of the Chief Executive Officer and Chief Operating Officer would replace their existing employment agreements. In addition, as part of the Conversion, the Bank intends to implement an employee stock ownership plan and other benefit and salary continuation plans for directors, officers and employees.

Charitable Foundation

As part of the Conversion, the Company intends to form a charitable foundation (the “Foundation”) and to donate to the Foundation a number of shares of its authorized but unissued common stock in an amount up to 8% of the number of shares sold in the Conversion.

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of the prospectus or any sale of these securities.

Up to 9,545,000

Shares of

Common Stock

[LOGO]

LEGACY BANCORP, INC.

(Proposed Holding Company for Legacy Banks)

PROSPECTUS

                    , 2005

Until the later of                     , 2005 or 25 days after commencement of the syndicated community offering, if any, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Massachusetts filing fee	$5,000
SEC filing (1)	13,953
OTS holding company filing fee	2,000
NASD filing fee (1)	12,355
Nasdaq listing fee (1)	100,000
EDGAR, printing, postage and mailing	85,000
Legal fees (including underwriting fees)	650,000
Accounting fees	100,000
Appraisers’ fees	39,500
Business plan fees	37,000
Marketing fees	751,000
Conversion agent fees and expenses	55,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous	35,000

TOTAL	$1,905,808

(1)	Estimated expenses based upon the registration of 11,854,890 shares of $10.00 per share

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”), empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

In accordance with the DGCL, Articles 10 and 11 of the registrant’s Certificate of Incorporation provide as follows:

ARTICLE TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Directors who are not party to such action, a committee of such Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Directors who are not party to such action, a committee of such Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ARTICLE ELEVENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

The Form of Legacy Bancorp, Inc. Employment Agreement to be entered into by certain officers contains the following indemnification provision in Section 20, and the Form of Legacy Bancorp, Inc. Change in Control Agreement to be entered into by certain officers contains an identical indemnification provision in Section 16:

The Holding Company [Legacy Bancorp, Inc.] shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Holding Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

Item 15.	Recent Sales of Unregistered Securities

None.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

(a)	List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between Legacy Banks and Ryan Beck & Co., Inc.

1.2	Draft Form of Agency Agreement between Legacy Banks and Ryan Beck & Co., Inc.*

2.1	Amended and Restated Plan of Conversion (including the Charter and Bylaws of Legacy Banks)

3.1	Certificate of Incorporation of Legacy Bancorp, Inc.

3.2	Bylaws of Legacy Bancorp, Inc.

3.3	Charter and Bylaws of Legacy Banks (Included in Exhibit 2.1 hereto)

4.1	Form of Specimen Common Stock Certificate of Legacy Bancorp, Inc.*

5.1	Opinion of Lord, Bissell & Brook LLP re: Legality*

8.1	Form of Opinion of Lord, Bissell & Brook LLP re: Federal Tax Matters

8.2	Form of Opinion of Wolf & Company, P.C. re: State Tax Matters

10.1	Form of Legacy Banks ESOP Trust Agreement

10.2	Form of ESOP Plan Document

10.3	ESOP Loan Commitment Letter and ESOP Loan Documents*

10.4.1	Form of Employment Agreement between Legacy Banks and J. Williar Dunlaevy

10.4.2	Form of Employment Agreement between Legacy Banks and Michael A. Christopher

10.4.3	Form of Employment Agreement between Legacy Banks and Steven F. Pierce

10.4.4	Form of Employment Agreement between Legacy Banks and Stephen M. Conley

10.4.5	Form of Employment Agreement between Legacy Banks and Richard M. Sullivan

10.5.1	Form of Employment Agreement between Legacy Bancorp, Inc. and J. Williar Dunlaevy

10.5.2	Form of Employment Agreement between Legacy Bancorp, Inc. and Michael A. Christopher

10.5.3	Form of Employment Agreement between Legacy Bancorp, Inc. and Steven F. Pierce

10.5.4	Form of Employment Agreement between Legacy Bancorp, Inc. and Stephen M. Conley

10.5.5	Form of Employment Agreement between Legacy Bancorp, Inc. and Richard M. Sullivan

10.6.1	Form of Change in Control Agreement between Legacy Banks and Senior Vice Presidents

10.6.2	Form of Change in Control Agreement between Legacy Banks and Vice Presidents

10.7.1	Form of Change in Control Agreement between Legacy Bancorp, Inc. and Senior Vice Presidents

10.7.2	Form of Change in Control Agreement between Legacy Bancorp, Inc. and Vice Presidents

10.8	Form of Legacy Banks Employee Severance Compensation Plan

10.9	Form of Legacy Banks Supplemental Executive Retirement Plan*

10.10	Director Fee Continuation Plan

21.1	Subsidiaries of Legacy Bancorp, Inc.

23.1	Consent of Wolf & Company, P.C.

23.2	Consent of Lord, Bissell & Brook LLP*

23.3	Consent of Keller & Company, Inc.

24.1	Powers of Attorney

99.1	Appraisal Report of Keller & Company, Inc. (P)

99.2	The Legacy Banks Foundation Gift Instrument*

*	To be filed by amendment

(P)	Schedules to Appraisal Report filed pursuant to Rule 202 of Regulation S-T.

(b)	Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsfield, Commonwealth of Massachusetts, on July 6, 2005.

Legacy Bancorp, Inc.

By:	/S/ J. WILLIAR DUNLAEVY
J. Williar Dunlaevy
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ J. WILLIAR DUNLAEVY J. Williar Dunlaevy	Chairman and Chief Executive Officer (principal executive officer)	July 6, 2005

* Michael A. Christopher	Chief Operating Officer, President and Director	July 6, 2005

/s/ STEPHEN M. CONLEY Stephen M. Conley	Senior Vice President, Treasurer and Chief Financial Officer (principal accounting and financial officer)	July 6, 2005

* Eugene A. Dellea	Director	July 6, 2005

* David L. Klausmeyer	Director	July 6, 2005

* Gary A. Lopenzina	Director	July 6, 2005

* James J. Mooney	Director	July 6, 2005

* Anne W. Pasko	Director	July 6, 2005

* Robert B. Trask	Director	July 6, 2005

* Dorothy B. Winsor	Director	July 6, 2005

*	By J. Williar Dunlaevy, Attorney-in-fact. See Powers of Attorney filed as Exhibit 24.1 to this Registration Statement.

List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between Legacy Banks and Ryan Beck & Co., Inc.

1.2	Draft Form of Agency Agreement between Legacy Banks and Ryan Beck & Co., Inc.*

2.1	Amended and Restated Plan of Conversion (including the Charter and Bylaws of Legacy Banks)

3.1	Certificate of Incorporation of Legacy Bancorp, Inc.

3.2	Bylaws of Legacy Bancorp, Inc.

3.3	Charter and Bylaws of Legacy Banks (Included in Exhibit 2.1 hereto)

4.1	Form of Specimen Common Stock Certificate of Legacy Bancorp, Inc.*

5.1	Opinion of Lord, Bissell & Brook LLP re: Legality*

8.1	Form of Opinion of Lord, Bissell & Brook LLP re: Federal Tax Matters

8.2	Form of Opinion of Wolf & Company, P.C. re: State Tax Matters

10.1	Form of Legacy Banks ESOP Trust Agreement

10.2	Form of ESOP Plan Document

10.3	ESOP Loan Commitment Letter and ESOP Loan Documents*

10.4.1	Form of Employment Agreement between Legacy Banks and J. Williar Dunlaevy

10.4.2	Form of Employment Agreement between Legacy Banks and Michael A. Christopher

10.4.3	Form of Employment Agreement between Legacy Banks and Steven F. Pierce

10.4.4	Form of Employment Agreement between Legacy Banks and Stephen M. Conley

10.4.5	Form of Employment Agreement between Legacy Banks and Richard M. Sullivan

10.5.1	Form of Employment Agreement between Legacy Bancorp, Inc. and J. Williar Dunlaevy

10.5.2	Form of Employment Agreement between Legacy Bancorp, Inc. and Michael A. Christopher

10.5.3	Form of Employment Agreement between Legacy Bancorp, Inc. and Steven F. Pierce

10.5.4	Form of Employment Agreement between Legacy Bancorp, Inc. and Stephen M. Conley

10.5.5	Form of Employment Agreement between Legacy Bancorp, Inc. and Richard M. Sullivan

10.6.1	Form of Change in Control Agreement between Legacy Banks and Senior Vice Presidents

10.6.2	Form of Change in Control Agreement between Legacy Banks and Vice Presidents

10.7.1	Form of Change in Control Agreement between Legacy Bancorp, Inc. and Senior Vice Presidents

10.7.2	Form of Change in Control Agreement between Legacy Bancorp, Inc. and Vice Presidents

10.8	Form of Legacy Banks Employee Severance Compensation Plan

10.9	Form of Legacy Banks Supplemental Executive Retirement Plan*

10.10	Director Fee Continuation Plan

21.1	Subsidiaries of Legacy Bancorp, Inc.

23.1	Consent of Wolf & Company, P.C.

23.2	Consent of Lord, Bissell & Brook LLP*

23.3	Consent of Keller & Company, Inc.

24.1	Powers of Attorney

99.1	Appraisal Report of Keller & Company, Inc. (P)

99.2	The Legacy Banks Foundation Gift Instrument*

*	To be filed by amendment

(P)	Schedules to Appraisal Report filed pursuant to Rule 202 of Regulation S-T.

(b)	Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.